EXHIBIT 10.13

$1,000,000,000
AMENDED AND RESTATED CREDIT AGREEMENT
dated as of May 13, 2013,
among
NOVELIS INC.,
as Parent Borrower,
NOVELIS CORPORATION
as U.S. Borrower,
THE OTHER U.S. SUBSIDIARIES OF PARENT BORROWER
PARTY HERETO AS U.S. BORROWERS,
NOVELIS UK LTD,
as U.K. Borrower,
NOVELIS AG,
as Swiss Borrower,
NOVELIS DEUTSCHLAND GMBH,
as German Borrower,
AV METALS INC.,
THE OTHER GUARANTORS PARTY HERETO,
THE LENDERS PARTY HERETO,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent, Issuing Bank, and U.S. Swingline Lender,
WELLS FARGO BANK, N.A. (LONDON BRANCH),
as European Swingline Lender,
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
CITIGROUP GLOBAL MARKETS, INC.,
DEUTSCHE BANK SECURITIES INC.,
J.P. MORGAN SECURITIES LLC,
THE ROYAL BANK OF SCOTLAND PLC,
UBS SECURITIES LLC
as Co-Syndication Agents,
____________________________________________________________________
WELLS FARGO BANK, NATIONAL ASSOCIATION,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
CITIGROUP GLOBAL MARKETS, INC.,
DEUTSCHE BANK SECURITIES INC.,
J.P. MORGAN SECURITIES LLC,
RBS SECURITIES INC.,
UBS SECURITIES LLC
as Joint Lead Arrangers and Joint Bookmanagers

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS

SECTION 1.01	Defined Terms 1

SECTION 1.02	Classification of Loans and Borrowings 100

SECTION 1.03	Terms Generally; Alternate Currency Transaction 100

SECTION 1.04	Accounting Terms; GAAP 102

SECTION 1.05	Resolution of Drafting Ambiguities 103

SECTION 1.06	Pro Forma Calculations 103
ARTICLE II

THE CREDITS

SECTION 2.01	Commitments. 103

SECTION 2.02	Loans. 106

SECTION 2.03	Borrowing Procedure. 107

SECTION 2.04	Evidence of Debt. 110

SECTION 2.05	Fees. 111

SECTION 2.06	Interest on Loans. 113

SECTION 2.07	Termination and Reduction of Commitments. 115

SECTION 2.08	Interest Elections. 115

SECTION 2.09	[intentionally omitted]. 117

SECTION 2.10	Optional and Mandatory Prepayments of Loans. 117

SECTION 2.11	Alternate Rate of Interest 121

SECTION 2.12	Yield Protection; Change in Law Generally. 121

SECTION 2.13	Breakage Payments 124

SECTION 2.14	Payments Generally; Pro Rata Treatment; Sharing of Setoffs. 125

SECTION 2.15	Taxes. 127

SECTION 2.16	Mitigation Obligations; Replacement of Lenders. 134

SECTION 2.17	Swingline Loans. 135

SECTION 2.18	Letters of Credit. 139

SECTION 2.19	Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest. 145

SECTION 2.20	[intentionally omitted]. 146

SECTION 2.21	Representation to Swiss Borrower. 146

SECTION 2.22	Blocked Loan Parties 147

SECTION 2.23	Increase in Commitments. 147
ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01	Organization; Powers 150

SECTION 3.02	Authorization; Enforceability 150

SECTION 3.03	No Conflicts 150

SECTION 3.04	Financial Statements; Projections. 151

SECTION 3.05	Properties. 152

SECTION 3.06	Intellectual Property. 152

SECTION 3.07	Equity Interests and Subsidiaries. 154

SECTION 3.08	Litigation; Compliance with Laws 154

SECTION 3.09	Agreements 155

SECTION 3.10	Federal Reserve Regulations 155

SECTION 3.11	Investment Company Act 155

SECTION 3.12	Use of Proceeds 155

SECTION 3.13	Taxes 155

SECTION 3.14	No Material Misstatements 156

SECTION 3.15	Labor Matters 156

SECTION 3.16	Solvency 156

SECTION 3.17	Employee Benefit Plans 157

SECTION 3.18	Environmental Matters. 159

SECTION 3.19	Insurance 160

SECTION 3.20	Security Documents. 160

SECTION 3.21	Material Indebtedness Documents 164

SECTION 3.22	Anti-Terrorism Law 164

SECTION 3.23	Joint Enterprise 165

SECTION 3.24	Location of Material Inventory and Equipment 165

SECTION 3.25	Accuracy of Borrowing Base 165

SECTION 3.26	Senior Notes; Material Indebtedness 165

SECTION 3.27	Centre of Main Interests and Establishments 166

SECTION 3.28	Holding and Dormant Companies 166

SECTION 3.29	Certain Subsidiaries 166

SECTION 3.30	Inventory Matters 166
ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01	Conditions to Amendment and Restatement 166

SECTION 4.02	Conditions to All Credit Extensions 175
ARTICLE V

AFFIRMATIVE COVENANTS

SECTION 5.01	Financial Statements, Reports, etc 176

SECTION 5.02	Litigation and Other Notices 179

SECTION 5.03	Existence; Businesses and Properties. 180

SECTION 5.04	Insurance. 181

SECTION 5.05	Taxes. 182

SECTION 5.06	Employee Benefits. 182

SECTION 5.07	Maintaining Records; Access to Properties and Inspections; Annual Meetings; Field Examinations and Appraisals. 184

SECTION 5.08	Use of Proceeds 185

SECTION 5.09	Compliance with Environmental Laws; Environmental Reports. 185

SECTION 5.10	Indenture Permitted Debt 185

SECTION 5.11	Additional Collateral; Additional Guarantors. 186

SECTION 5.12	Security Interests; Further Assurances 188

SECTION 5.13	Information Regarding Collateral 189

SECTION 5.14	Affirmative Covenants with Respect to Leases 190

SECTION 5.15	Ten Non-Bank Regulations and Twenty Non-Bank Regulations. 190

SECTION 5.16	Post-Closing Covenants 191

SECTION 5.17	Designation of Subsidiaries 191
ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01	Indebtedness 192

SECTION 6.02	Liens 197

SECTION 6.03	Sale and Leaseback Transactions 202

SECTION 6.04	Investments, Loan and Advances 202

SECTION 6.05	Mergers, Amalgamations and Consolidations 205

SECTION 6.06	Asset Sales 207

SECTION 6.07	Cash Pooling Arrangements 211

SECTION 6.08	Dividends 211

SECTION 6.09	Transactions with Affiliates 212

SECTION 6.10	Minimum Consolidated Fixed Charge Coverage Ratio 213

SECTION 6.11	Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. 214

SECTION 6.12	Limitation on Certain Restrictions on Subsidiaries 215

SECTION 6.13	Issuance of Disqualified Capital Stock 216

SECTION 6.14	Parent Borrower 216

SECTION 6.15	Business 216

SECTION 6.16	Limitation on Accounting Changes 217

SECTION 6.17	Fiscal Year 217

SECTION 6.18	Margin Rules 217

SECTION 6.19	No Further Negative Pledge 217

SECTION 6.20	Anti-Terrorism Law; Anti-Money Laundering 218

SECTION 6.21	Embargoed Persons 218

SECTION 6.22	Forward Share Sale Agreement and Support Agreement 219

SECTION 6.23	Canadian Defined Benefit Plans 219
ARTICLE VII

GUARANTEE

SECTION 7.01	The Guarantee 219

SECTION 7.02	Obligations Unconditional 220

SECTION 7.03	Reinstatement 221

SECTION 7.04	Subrogation; Subordination 221

SECTION 7.05	Remedies 221

SECTION 7.06	Instrument for the Payment of Money 222

SECTION 7.07	Continuing Guarantee 222

SECTION 7.08	General Limitation on Guarantee Obligations 222

SECTION 7.09	Release of Guarantors 222

SECTION 7.10	Certain Tax Matters 223

SECTION 7.11	German Guarantor 223

SECTION 7.12	Swiss Guarantors 225

SECTION 7.13	Irish Guarantor 227

SECTION 7.14	Brazilian Guarantor 227

SECTION 7.15	French Guarantor 227
ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01	Events of Default 228

SECTION 8.02	Rescission 231

SECTION 8.03	Application of Proceeds 231
ARTICLE IX

COLLATERAL ACCOUNT; COLLATERAL MONITORING; APPLICATION OF COLLATERAL PROCEEDS

SECTION 9.01	Accounts; Cash Management 233

SECTION 9.02	Administration of Inventory and Accounts 236

SECTION 9.03	Borrowing Base-Related Reports 237

SECTION 9.04	Rescission of Activation Notice 240
ARTICLE X

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 10.01	Appointment, Authority and Duties of Agents 240

SECTION 10.02	Agreements Regarding Collateral and Field Examination Reports 241

SECTION 10.03	Reliance by Agents 242

SECTION 10.04	Action Upon Default 243

SECTION 10.05	Indemnification of Agent Indemnitees 243

SECTION 10.06	Limitation on Responsibilities of Agents 243

SECTION 10.07	Successor Agents and Co-Agents 244

SECTION 10.08	Due Diligence and Non-Reliance 245

SECTION 10.09	Remittance of Payments and Collections 245

SECTION 10.10	Agent in its Individual Capacity 246

SECTION 10.11	Agent Titles 246

SECTION 10.12	Bank Product Providers 246

SECTION 10.13	No Third Party Beneficiaries 246

SECTION 10.14	Release 247

SECTION 10.15	Acknowledgment of Security Trust Deed 247
ARTICLE XI

MISCELLANEOUS

SECTION 11.01	Notices 247

SECTION 11.02	Waivers; Amendment 252

SECTION 11.03	Expenses; Indemnity; Damage Waiver 256

SECTION 11.04	Successors and Assigns 257

SECTION 11.05	Survival of Agreement 261

SECTION 11.06	Counterparts; Integration; Effectiveness 262

SECTION 11.07	Severability 262

SECTION 11.08	Right of Setoff 262

SECTION 11.09	GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS 262

SECTION 11.10	WAIVER OF JURY TRIAL 264

SECTION 11.11	Headings 264

SECTION 11.12	Treatment of Certain Information; Confidentiality 264

SECTION 11.13	USA PATRIOT Act Notice 265

SECTION 11.14	Interest Rate Limitation 265

SECTION 11.15	[intentionally omitted] 266

SECTION 11.16	Obligations Absolute 266

SECTION 11.17	Intercreditor Agreement 266

SECTION 11.18	Judgment Currency 266

SECTION 11.19	Euro 267

SECTION 11.20	Special Provisions Relating to Currencies Other Than Dollars 267

SECTION 11.21	Abstract Acknowledgment of Indebtedness and Joint Creditorship 268

SECTION 11.22	Special Appointment of Collateral Agent for German Security 269

SECTION 11.23	Special Appointment of Collateral Agent in Relation to South Korea; Certain Lock-Up or Listing Agreements 270

SECTION 11.24	Special Appointment of Collateral Agent in Relation to France 271

SECTION 11.25	Swiss Tax Ruling 272

SECTION 11.26	Designation of Collateral Agent under Civil Code of Quebec 272

SECTION 11.27	Maximum Liability 272

SECTION 11.28	NO ORAL AGREEMENT 273

SECTION 11.29	Performance of Borrowers’ Obligations 273

SECTION 11.30	Credit Inquiries 273

SECTION 11.31	Relationship with Lenders 273

SECTION 11.32	No Advisory or Fiduciary Responsibility 273

SECTION 11.33	Marshaling; Payments Set Aside 274

SECTION 11.34	One Obligation 274

SECTION 11.35	Existing Credit Agreement 274

ANNEXES
Annex I    Revolving Commitments
Annex II    Applicable Margin
Annex III    Mandatory Cost Formula

SCHEDULES
Schedule 1.01(a)    Agent’s Account
Schedule 1.01(b)    Subsidiary Guarantors
Schedule 1.01(c)    Applicable Jurisdiction Requirements
Schedule 1.01(d)    Specified Account Debtors
Schedule 1.01(e)    Excluded Collateral Subsidiaries
Schedule 1.01(f)    Excluded Subsidiaries
Schedule 1.01(g)    Joint Venture Subsidiaries
Schedule 2.18(a)    Existing Letters of Credit
Schedule 2.21        Lenders to Swiss Borrower
Schedule 3.06(c)    Violations or Proceedings
Schedule 3.17        Pension Matters
Schedule 3.19        Insurance
Schedule 3.21        Material Documents
Schedule 3.24        Location of Material Inventory
Schedule 4.01(g)    Local and Foreign Counsel
Schedule 4.01(o)(iii)    Title Insurance Amounts
Schedule 5.11(b)    Certain Subsidiaries
Schedule 5.16        Post-Closing Covenants
Schedule 6.01(b)    Existing Indebtedness
Schedule 6.02(c)    Existing Liens
Schedule 6.04(b)    Existing Investments
Schedule 9.01(b)    Cash Management

EXHIBITS
Exhibit A    Form of Administrative Questionnaire
Exhibit B    Form of Assignment and Assumption
Exhibit C    Form of Borrowing Request
Exhibit D    Form of Compliance Certificate
Exhibit E    Form of Interest Election Request
Exhibit F    Form of Joinder Agreement
Exhibit G    Form of Landlord Access Agreement
Exhibit H    Form of LC Request
Exhibit I    Form of Borrowing Base Certificate
Exhibit J    Form of Mortgage
Exhibit K-1    Form of Revolving Note
Exhibit K-2    Form of European Swingline Note
Exhibit L-1    Form of Perfection Certificate
Exhibit L-2    Form of Perfection Certificate Supplement
Exhibit M-1    Form of U.S. Security Agreements
Exhibit M-2    Form of Canadian Security Agreements
Exhibit M-3    Form of U.K. Security Agreements
Exhibit M-4    Form of Swiss Security Agreements
Exhibit M-5    Form of German Security Agreements
Exhibit M-6    Form of Irish Security Agreements
Exhibit M-7    Form of Brazilian Security Agreements
Exhibit M-8    [intentionally omitted]
Exhibit M-9    Form of Madeira Security Agreements
Exhibit M-10    Form of French Security Agreements
Exhibit N    Form of Opinion of Company Counsel
Exhibit O    Form of Solvency Certificate
Exhibit P    Form of Intercompany Note

CREDIT AGREEMENT
This AMENDED AND RESTATED CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented or modified, this “Agreement”), dated as of May 13, 2013, is among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation, and the other U.S. subsidiaries of the Parent Borrower signatory hereto as borrowers (each, an “Initial U.S. Borrower” and, collectively, the “Initial U.S. Borrowers”), NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596 (the “U.K. Borrower”), NOVELIS DEUTSCHLAND GMBH, a limited liability company organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Göttingen with registration number HRB 772 (the “German Borrower”),_and NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland (the “Swiss Borrower” and, together with the Parent Borrower, the U.S. Borrowers, the U.K. Borrower, and the German Borrower, the “Borrowers”), AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in ARTICLE I), the Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Bank, WELLS FARGO BANK, NATIONAL ASSOCIATION, as U.S. swingline lender (in such capacity, “U.S. Swingline Lender”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, “Administrative Agent”) for the Secured Parties and each Issuing Bank, WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and each Issuing Bank, and WELLS FARGO BANK, N.A. (LONDON BRANCH), as European swingline lender (in such capacity, “European Swingline Lender”).
WITNESSETH:
Borrowers have requested that Lenders enter into this Agreement in order to amend and restate the Existing Credit Agreement to finance the mutual and collective business enterprise of the Loan Parties. Upon satisfaction of the conditions set forth in this Agreement, the Existing Credit Agreement shall be amended and restated in the form of this Agreement, with the effect provided in Section 11.35 hereof.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01    Defined Terms. As used in this Agreement (including the preamble), the following terms shall have the meanings specified below:
“Accepting Lenders” shall have the meaning assigned to such term in Section 11.02(g).
“Account Debtor” shall mean, “Account Debtor,” as such term is defined in the UCC.
“Accounts” shall mean all “accounts,” as such term is defined in the UCC, in which such Person now or hereafter has rights.
“Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property and assets or business of any Person, or of any business unit, line of business or division of any Person or assets constituting a business unit, line of business or division of any other Person (other than a Person that is a Restricted Subsidiary on the Closing Date), (b) acquisition of in excess of 50% of the Equity Interests of any Person or otherwise causing a person to become a Restricted Subsidiary of the acquiring Person (other than in connection with the formation or creation of a Restricted Subsidiary of the Parent Borrower by any Company), or (c) merger, consolidation or amalgamation, whereby a person becomes a Restricted Subsidiary of the acquiring person, or any other consolidation with any Person, whereby a Person becomes a Restricted Subsidiary of the acquiring Person.
“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition, whether paid in cash, properties, any assumption of Indebtedness or otherwise (other than by the issuance of Qualified Capital Stock of Holdings permitted to be issued hereunder) and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under U.S. GAAP at the time of such sale to be established in respect thereof by Holdings, the Parent Borrower or any of its Restricted Subsidiaries.
“Act” shall have the meaning assigned to such term in Section 11.13.
“Activation Notice” has the meaning assigned to such term in Section 9.01(c).
“Additional Lender” shall have the meaning assigned to such term in Section 2.23(a).
“Additional Senior Secured Indebtedness” shall mean any Indebtedness incurred in reliance of Section 6.01(u).
“Additional Senior Secured Indebtedness Documents” shall mean all documents executed and delivered with respect to the Additional Senior Secured Indebtedness or delivered in connection therewith.
“Adjusted EURIBOR Rate” shall mean, with respect to any EURIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the sum of (a) (i) the EURIBOR Rate for such EURIBOR Borrowing in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such EURIBOR Borrowing for such Interest Period plus, (b) without duplication of any increase in interest rate attributable to Statutory Reserves pursuant to the foregoing clause (ii), the Mandatory Cost (if any).
“Adjusted LIBOR Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the sum of (a) (i) the LIBOR Rate for such Eurocurrency Borrowing in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such Eurocurrency Borrowing for such Interest Period plus, (b) without duplication of any increase in interest rate attributable to Statutory Reserves pursuant to the foregoing clause (ii), the Mandatory Cost (if any).
“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to ARTICLE X.
“Administrative Borrower” shall mean Novelis Inc., or any successor entity serving in that role pursuant to Section 2.03(b).
“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of the voting power of the total outstanding Voting Stock of the person specified or (ii) any person that is an executive officer or director of the person specified.
“Agent Indemnitees” shall mean the Agents (and any sub-agent thereof) and their officers, directors, employees, Affiliates, agents and attorneys.
“Agent Professionals” shall mean attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by any Agent.
“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean either of them.
“Agent’s Account” shall have the meaning assigned to such term in Schedule 1.01(a).
“Agreement” shall have the meaning assigned to such term in the preamble hereto.
“Alternate Currency” shall mean each of euros and GBP and, with regard only to European Swingline Loans or European Letters of Credit, Swiss francs.
“Alternate Currency Equivalent” shall mean, as to any amount denominated in Dollars as of any date of determination, the amount of the applicable Alternate Currency that could be purchased with such amount of Dollars based upon the Spot Selling Rate.
“Alternate Currency Letter of Credit” shall mean any Letter of Credit to the extent denominated in an Alternate Currency.
“Alternate Currency Revolving Loan” shall mean each Revolving Loan denominated in an Alternate Currency.
“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22.
“Applicable Administrative Borrower” shall mean the Administrative Borrower and/or the European Administrative Borrower, as the context may require.
“Applicable Eligible Jurisdiction” shall mean (i) in the case of Eligible Accounts of the U.S. Borrowers, the United States, Canada, Mexico and Puerto Rico, (ii) in the case of Eligible Accounts of the Canadian Loan Parties, Canada and the United States, (iii) in the case of Eligible Accounts of an Eligible European Loan Party (other than Swiss Borrower), an Applicable European Jurisdiction, the United States and Canada, (iv) in the case of Eligible Accounts of the Swiss Borrower, Germany, Poland, the United States, Canada or such other Applicable European Jurisdiction as the Administrative Agent may approve in its Permitted Discretion and (v) in the case of Eligible Accounts of the U.S. Borrowers or of the Canadian Loan Parties with respect to which either (x) the Account Debtor’s senior unsecured debt rating is at least BBB- by S&P and Baa3 by Moody’s or (y) the Account Debtor’s credit quality is acceptable to the Administrative Agent, such Applicable European Jurisdictions, as may be approved by the Administrative Agent.
“Applicable European Jurisdiction” shall mean Germany, United Kingdom, France, Netherlands, Italy, Ireland, Belgium, Spain, Sweden, Finland, Austria, Denmark, Greece, Portugal, Luxembourg, and Switzerland or any other country that from time to time is a Participating Member State that is approved by the Administrative Agent in its Permitted Discretion as an “Applicable European Jurisdiction”.
“Applicable Fee” shall mean a rate equal to 0.35% per annum. For purposes of computing the Applicable Fee with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans, Swingline Exposure and LC Exposure of such Lender.
“Applicable Law” shall mean all laws, rules, regulations and legally binding governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
“Applicable LC Applicant” shall mean the Administrative Borrower, Parent Borrower and/or the European Administrative Borrower, as the context may require.
“Applicable Margin” shall mean, for any day, with respect to any Revolving Loan or Swingline Loan, as the case may be, the applicable percentage set forth in Annex II under the appropriate caption.
“Approved Currency” shall mean each of Dollars and each Alternate Currency.
“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Member State” shall mean Belgium, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Spain, Sweden and the United Kingdom.
“Arranger” shall mean Wells Fargo Bank, National Association, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets, Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, RBS Securities Inc., UBS Securities LLC, as joint lead arrangers.
“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property, excluding sales of Inventory and dispositions of cash and Cash Equivalents, in each such excluded case, which are in the ordinary course of business, by Holdings, the Parent Borrower or any of its Restricted Subsidiaries, or (b) any issuance of any Equity Interests of any Restricted Subsidiary of the Parent Borrower.
“Asset Swap” shall mean the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between any Company and another person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 2.10(c).
“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.04(c)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.
“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at the rate implicit in the lease) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
“Auditor’s Determination” shall have the meaning assigned to such term in Section 7.11(b).
“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.18(a)(v).
“AV Metals” shall mean AV Metals Inc., a corporation formed under the Canada Business Corporations Act.
“Availability Conditions” shall mean that, with respect to any Proposed Transaction, each of the following conditions are satisfied, as applicable:
(a)    both immediately prior to and after giving effect to such Proposed Transaction, no Default shall have occurred and be continuing; and
(b)    when used with regard to Section 6.08 (Dividends), immediately after giving effect to such Proposed Transaction, (i)(A) Excess Availability on the date such Proposed Transaction is consummated and (B) average daily Excess Availability for the 30 day period immediately preceding such Proposed Transaction (assuming such Proposed Transaction occurred on the first day of such 30 day period), in each case is greater than or equal to the greater of $280,000,000 and 35% of the lesser of (y) the Total Revolving Commitment and (z) the Total Borrowing Base or (ii)(A)(1) Excess Availability on the date such Proposed Transaction is consummated and (2) average daily Excess Availability for the 30 day period immediately preceding such Proposed Transaction (assuming such Proposed Transaction occurred on the first day of such 30 day period), in each case is greater than or equal to the greater of $200,000,000 and 25% of the lesser of (y) the Total Revolving Commitment and (z) the Total Borrowing Base and (B) the Consolidated Fixed Charge Coverage Ratio as of the end of the most recent fiscal quarter (on a trailing four quarter basis, on a Pro Forma Basis after giving effect to each such Proposed Transaction as if such Proposed Transaction occurred on the first day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) and (b)) shall not be less than 1.25 to 1.0; or
(c)    when used with regard to Section 6.11 (Prepayments of other Indebtedness, etc.), immediately after giving effect to such Proposed Transaction, (i)(A) Excess Availability on the date such Proposed Transaction is consummated and (B) average daily Excess Availability for the 30 day period immediately preceding such Proposed Transaction (assuming such Proposed Transaction occurred on the first day of such 30 day period), in each case is greater than or equal to the greater of $200,000,000 and 25% of the lesser of (y) the Total Revolving Commitment and (z) the Total Borrowing Base or (ii)(A)(1) Excess Availability on the date such Proposed Transaction is consummated and (2) average daily Excess Availability for the 30 day period immediately preceding such Proposed Transaction (assuming such Proposed Transaction occurred on the first day of such 30 day period), in each case is greater than or equal to the greater of $160,000,000 and 20% of the lesser of (y) the Total Revolving Commitment and (z) the Total Borrowing Base and (B) the Consolidated Fixed Charge Coverage Ratio as of the end of the most recent fiscal quarter (on a trailing four quarter basis, on a Pro Forma Basis after giving effect to each such Proposed Transaction as if such Proposed Transaction occurred on the first day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) and (b)) shall not be less than 1.25 to 1.0; or
(d)    for all other Proposed Transactions, immediately after giving effect to such Proposed Transaction, (i)(A) Excess Availability on the date such Proposed Transaction is consummated and (B) average daily Excess Availability for the 30 day period immediately preceding such Proposed Transaction (assuming such Proposed Transaction occurred on the first day of such 30 day period), in each case is greater than or equal to the greater of $240,000,000 and 30% of the lesser of (y) the Total Revolving Commitment and (z) the Total Borrowing Base or (ii)(A)(1) Excess Availability on the date such Proposed Transaction is consummated and (2) average daily Excess Availability for the 30 day period immediately preceding such Proposed Transaction (assuming such Proposed Transaction occurred on the first day of such 30 day period), in each case is greater than or equal to the greater of $160,000,000 and 20% of the lesser of (y) the Total Revolving Commitment and (z) the Total Borrowing Base and (B) the Consolidated Fixed Charge Coverage Ratio as of the end of the most recent fiscal quarter (on a trailing four quarter basis, on a Pro Forma Basis after giving effect to each such Proposed Transaction as if such Proposed Transaction occurred on the first day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) and (b)) shall not be less than 1.25 to 1.0; and
(e)    in each case, prior to undertaking any Proposed Transaction involving (i) payment of a Dividend of $25,000,000 or more or (ii) any payment (or transfer of property having a fair market value) of $100,000,000 or more, the Loan Parties shall deliver to the Administrative Agent an Officer’s Certificate demonstrating in reasonable details the satisfaction of the conditions contained in clause (b), (c) or (d) above, as applicable.
“Availability Reserve” shall mean reserves established from time to time by the Administrative Agent pursuant to Section 2.01(d) or otherwise in accordance with this Agreement, with respect to potential cash liabilities of the Borrowers and Borrowing Base Guarantors, costs, expenses or other amounts that may be charged against the Revolving Credit Priority Collateral prior to payment of the Obligations, and including reserves of the type described in clauses (i), (ii), (iii), (v) and (vi) of Section 2.01(d).
“Available Amount” shall have the meaning assigned to such term in Section 7.12(a).
“Average Quarterly Excess Availability” shall mean, as of any date of determination, the average daily Excess Availability for the three-fiscal month period immediately preceding such date (with the Borrowing Base for any day during such period calculated by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent on or prior to such day); provided that, for purposes of calculation of Average Quarterly Excess Availability, the percentage of such Excess Availability based on German Excess Availability shall not be limited as otherwise provided in the definition of Excess Availability. Average Quarterly Excess Availability shall be calculated by the Administrative Agent and such calculations shall be presumed to be correct, absent manifest error.
“Bailee Letter” shall mean an agreement in form substantially similar to Exhibit 7 to the U.S. Security Agreement or otherwise in form and substance reasonably satisfactory to the Collateral Agent.
“Bank of America” shall mean Bank of America, N.A., a national banking association, and its successors.
“Bank Product” shall mean any of the following products, services or facilities extended to any Company by a Lender or any of its Affiliates: (a) Cash Management Services; (b) commercial credit card and merchant card services; and (c) other banking products or services as may be requested by any Company, other than Letters of Credit and Hedging Agreements.
“Bank Product Agreement” shall mean any agreement related to Bank Products or Secured Bank Product Obligations.
“Bank Product Debt” shall mean Indebtedness and other obligations of an Loan Party relating to Bank Products.
“Bank Product Reserve” shall mean the aggregate amount of reserves established by Administrative Agent from time to time in respect of Secured Bank Product Obligations.
“Bankruptcy Code” shall mean Title 11 of the United States Code.
“Base Rate” shall mean, for any day, a per annum rate equal to the greatest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the Adjusted LIBOR Rate for a 30 day interest period as determined on such day, plus 1.0%.
“Base Rate Borrowing” shall mean a Borrowing comprised of Base Rate Loans.
“Base Rate Loan” shall mean any Base Rate Revolving Loan, European Swingline Loan denominated in Dollars, or U.S. Swingline Loan.
“Base Rate Revolving Loan” shall mean any U.S. Revolving Loan bearing interest at a rate determined by reference to the Base Rate.
“Beneficially Own,” “Beneficial Owner” and “Beneficial Ownership” shall each have the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act.
“Blocked Account” shall have the meaning assigned to such term in Section 9.01.
“Blocked Loan Party” shall have the meaning assigned to such term in Section 2.22.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers (or the functional equivalent) of such person, (iii) in the case of any limited partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.
“Borrowers” shall have the meaning assigned to such term in the preamble hereto. Unless the context otherwise requires, each reference in this Agreement to “each Borrower” or “the applicable Borrower” shall be deemed to be a reference to (v) each U.S. Borrower on a joint and several basis, (w) the Parent Borrower, (x) the U.K. Borrower, (y) the German Borrower and/or (z) the Swiss Borrower, as the case may be.
“Borrowing” shall mean (a) Revolving Loans to one of (v) the U.S. Borrowers, jointly and severally, (w) Parent Borrower, (x) U.K. Borrower, (y) German Borrower or (z) Swiss Borrower, in each case of the same currency, Class, Sub-Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans and EURIBOR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
“Borrowing Base” shall mean the U.S. Borrowing Base, the Canadian Borrowing Base, the U.K. Borrowing Base, the German Borrowing Base, the Swiss Borrowing Base and/or the Total Borrowing Base, as the context may require.
“Borrowing Base Certificate” shall mean an Officer’s Certificate from Administrative Borrower, substantially in the form of (or in such other form as may, from time to time, be mutually agreed upon by Administrative Borrower, Collateral Agent and Administrative Agent), and containing the information prescribed by Exhibit I, delivered to the Administrative Agent and the Collateral Agent setting forth the Administrative Borrower’s calculation of the Borrowing Base.
“Borrowing Base Guarantor” shall mean (a) as of the Closing Date, each Canadian Guarantor and (b) in addition thereafter, any other Wholly Owned Subsidiary of Parent Borrower that (i) is organized in Canada or Switzerland or incorporated in England and Wales, (ii) is able to prepare all collateral reports in a comparable manner to the Parent Borrowers’ reporting procedures and (iii) has executed and delivered to Administrative Agent a joinder agreement hereto and such joinder agreements to guarantees, contribution and set-off agreements and other Loan Documents as Administrative Agent has reasonably requested (all of which shall be in form and substance acceptable to, and provide a level of security and guaranty acceptable to, Administrative Agent in its Permitted Discretion), so long as Administrative Agent has received and approved, in its Permitted Discretion, (A) a collateral audit conducted by an independent appraisal firm reasonably acceptable to Administrative Agent, (B) all UCC or other search results necessary to confirm Collateral Agent’s Lien on all of such Borrowing Base Guarantor’s personal property, subject to Permitted Liens, which Lien is a First Priority Lien with regard to the Revolving Credit Priority Collateral, and (C) such customary certificates (including a solvency certificate), resolutions, financial statements, legal opinions, and other documentation as the Administrative Agent may reasonably request (including as required by Sections 5.11 and 5.12).
“Borrowing Base Loan Party” shall have the meaning assigned to such term in Section 9.01.
“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.
“Brazilian Guarantor” shall mean each Restricted Subsidiary of Parent Borrower organized in Brazil party hereto as a Guarantor, and each other Restricted Subsidiary of Parent Borrower organized in Brazil that is required to become a Guarantor pursuant to the terms hereof.
“Brazilian Security Agreements” shall mean, collectively (i) any Security Agreements substantially in the form of Exhibit M-7, including all subparts thereto, among the Brazilian Guarantor (and such other Persons as may be party thereto) and the Collateral Agent for the benefit of the Secured Parties and (ii) each pledge agreement, mortgage, security agreement, guarantee or other agreement that is entered into by any Brazilian Guarantor or any Person who is the holder of Equity Interests in any Brazilian Guarantor in favor of the Collateral Agent and/or the Term Loan Collateral Agent, and any other pledge agreement, mortgage, security agreement or other agreement entered into pursuant to the terms of the Loan Documents that is governed by the laws of Brazil, securing the Secured Obligations, in each case entered into pursuant to the terms of this Agreement or any other Loan Document, as the same may be amended, restated or otherwise modified from time to time.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York; provided, however, that when used in connection with notices and determinations in connection with, and payments of principal and interest on or with respect to, (a) a Eurocurrency Loan or EURIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (b) an Alternate Currency Revolving Loan denominated in euros, the term “Business Day” shall also exclude any day that is not a TARGET Day (as determined in good faith by the Administrative Agent), and (c) a European Swingline Loan, the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in Zurich are authorized or required by law to close.
“Calculation Date” shall have the meaning assigned to such term in the definition of “Senior Secured Net Leverage Ratio”.
“Canadian Borrowing Base” shall mean at any time an amount equal to the sum of the Dollar Equivalent of, without duplication:
(i)    the book value of Eligible Canadian Accounts multiplied by the advance rate of 85%, plus
(ii)    the lesser of (i) the advance rate of 75% of the Cost of Eligible Canadian Inventory, or (ii) the advance rate of 85% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Canadian Inventory, minus
(iii)    any Reserves established from time to time by the Administrative Agent with respect to the Canadian Borrowing Base in accordance with Section 2.01(d) and the other terms of this Agreement.
The Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent with such adjustments as Administrative Agent deems appropriate in its Permitted Discretion to assure that the Canadian Borrowing Base is calculated in accordance with the terms of this Agreement.
“Canadian Defined Benefit Plan” shall mean any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(l) of the Income Tax Act (Canada).
“Canadian Dollar Denominated Letter of Credit” shall have the meaning assigned to such term in Section 2.18.
“Canadian Dollars” or “Can$” shall mean the lawful money of Canada.
“Canadian Guarantor” shall mean Holdings (unless Holdings is released as a Guarantor pursuant to Section 7.09 upon completion of a Qualified Parent Borrower IPO), Parent Borrower and each Restricted Subsidiary of Parent Borrower organized in Canada party hereto as a Guarantor, and each other Restricted Subsidiary of Parent Borrower organized in Canada that becomes or is required to become a Guarantor pursuant to the terms hereof.
“Canadian Loan Party” shall mean each of the Parent Borrower and each Canadian Guarantor.
“Canadian Pension Plan” shall mean each pension plan required to be registered under Canadian federal or provincial law which is maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or Guarantor in respect of any Person’s employment in Canada with such Borrower or Guarantor, but does not include (a) the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively; or (b) plans to which any Borrower or Guarantor contributes which are not maintained or administered by the Borrower or Guarantor or any of its Affiliates.
“Canadian Pension Plan Reserve” means (a) employer contributions required to be made with respect to Canadian Defined Benefit Plans (including, for greater certainty, normal cost contributions and any special payments); and (b) any amounts representing any Canadian Wind Up Deficiency with respect to any Canadian Defined Benefit Plan, in each case to the extent that a trust or deemed trust to provide for payment or a Lien capable of ranking prior to or pari passu with Liens serving the Obligations under Applicable Laws of Canada has been or may be imposed provided that the amount of the Priority Payables or Reserves established or maintained in respect of such required contributions or Canadian Wind Up Deficiency shall be calculated as follows (notice of which shall be provided to the Borrower):
(i) if a Wind Up Triggering Event has not occurred or has occurred and is not continuing, such amount as the Administrative Agent determines as reasonable and appropriate in the circumstances;
(ii) if a Wind Up Triggering Event has occurred and so long as the Wind Up Triggering Event is continuing or remains in effect, such amount shall be equal to an amount (not exceeding the amount of the related Canadian Wind Up Deficiency) as determined by the Administrative Agent in its Permitted Discretion, including after taking into account the type of Wind Up Triggering Event that has occurred and the jurisdiction of the affected Canadian Defined Benefit Plan; provided that to the extent that a Wind Up Triggering Event relates to a partial wind up or termination of a Canadian Defined Benefit Plan, the Canadian Wind Up Deficiency in respect of the non-wound up or non-terminated component of such Canadian Defined Benefit Plan shall not be included in such amount; and
(iii) an additional amount as determined by the Borrower in its sole discretion including to avoid a Lien coming into effect that may not otherwise be a Permitted Lien.
“Canadian Pension Termination Event” shall mean, with respect to any Canadian Defined Benefit Plan, the occurrence of a Wind Up Triggering Event, other than an event described in item (iv) of the definition of the term “Wind Up Triggering Event”.
“Canadian Security Agreement” shall mean, collectively (i) the Security Agreements substantially in the form of Exhibit M-2, including all subparts thereto, among the Canadian Loan Parties (and such other Persons as may be party thereto) and the Collateral Agent for the benefit of the Secured Parties and (ii) each pledge agreement, mortgage, deed of hypothec, debenture, bond, security agreement, guarantee or other agreement that is entered into by any Canadian Loan Party or any Person who is the holder of Equity Interests in any Canadian Loan Party in favor of the Collateral Agent and/or the Term Loan Collateral Agent, and any other pledge agreement, mortgage, security agreement or other agreement entered into pursuant to the terms of the Loan Documents that is governed by the laws of Canada (or any subdivision thereof), securing the Secured Obligations, entered into pursuant to the terms of this Agreement or any other Loan Document, as the same may be amended, restated or otherwise modified from time to time.
“Canadian Wind Up Deficiency” means, with respect to any Canadian Defined Benefit Plan, the amount representing the wind up deficiency or position with respect to a Canadian Defined Benefit Plan as reflected in the most recently filed actuarial valuation.
“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with U.S. GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.
“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by the Parent Borrower and its Restricted Subsidiaries during such period for the maintenance, refurbishment, renovation, replacement or restoration of Capital Assets in the ordinary course of business of the Parent Borrower and its Restricted Subsidiaries, in each case to the extent capitalized in accordance with U.S. GAAP, as detailed to the Administrative Agent (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), together with the Parent Borrower’s proportionate share of such amounts for Norf GmbH for such period, but in each case excluding (solely for purposes of determining Consolidated Fixed Charge Coverage Ratio) any portion of such expenditures paid for with insurance proceeds.
“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under U.S. GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with U.S. GAAP. It is understood that with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting on the definitions and covenants herein, U.S. GAAP as in effect on the Closing Date shall be applied.
“Cash Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by the Collateral Agent for the benefit of the Secured Parties.
“Cash Dominion Recovery Event” shall mean, with respect to any Cash Dominion Trigger Event at any time (a) no Default or Event of Default shall have been outstanding for a period of thirty (30) consecutive days then ended and (b) Excess Availability shall be at least the greater of (i) $110,000,000 and (ii) 12.5% of the lesser of (A) the Total Revolving Commitment and (B) the then-applicable Total Borrowing Base, for a period of thirty (30) consecutive days then ended.
“Cash Dominion Trigger Event” shall mean at any time (a) an Event of Default shall have occurred and is continuing and/or (b) Excess Availability shall for a period of three (3) consecutive Business Days be less than the greater of (i) $110,000,000 and (ii) 12.5% of the lesser of (A) the Total Revolving Commitment and (B) the then-applicable Total Borrowing Base and/or (c) in the sole discretion of the Administrative Agent, if Excess Availability shall at any time be less than 7.5% of the lesser of (A) the Total Revolving Commitment and (B) the then-applicable Total Borrowing Base.
“Cash Equivalents” shall mean, as to any person, (a) securities issued or fully guaranteed or insured by the federal government of the United States, Canada, Switzerland, any Approved Member State or any agency of the foregoing, (b) marketable direct obligations issued by Canada or any province thereof, any state of the United States or the District of Columbia or any political subdivision, government-sponsored entity or instrumentality thereof that, at the time of the acquisition, are rated at least “A-2” by S&P, “P-2” by Moody’s or in the “R-2” category by the Dominion Bond Rating Service Limited, (c) certificates of deposit, Eurocurrency time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank or trust company organized under the laws of Canada or any province thereof, the United States, any state thereof, the District of Columbia, any non-U.S. bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, is rated at least “A-2” by S&P, “P-2” by Moody’s or in the “R-2” category by the Dominion Bond Rating Service Limited, (d) commercial paper of an issuer rated at least “A-2” by S&P, “P-2” by Moody’s or in the “R-2” category by the Dominion Bond Rating Service Limited, and (e) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above, (ii) has net assets, the Dollar Equivalent of which exceeds $500,000,000 and (iii) is rated at least “A-2” by S&P, “P-2” by Moody’s or in the “R-2” category by the Dominion Bond Rating Service Limited; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b) and (c) above shall not exceed 365 days; provided, further, that, to the extent any cash is generated through operations in a jurisdiction outside of the United States, Canada, Switzerland or an Approved Member State, such cash may be retained and invested in obligations of the type described in clause (c) applicable to such jurisdiction to the extent that such obligations are customarily used in such other jurisdiction for short term cash management purposes.
“Cash Management Services” shall mean any services provided from time to time by any Lender or any of its Affiliates to any Company in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
“Cash Management System” shall have the meaning assigned to such term in Section 9.01.
“Cash Pooling Arrangements” shall mean (i) the DB Cash Pooling Arrangement and the Novelis AG Cash Pooling Agreement and (ii) any other cash pooling arrangements (including all documentation pertaining thereto) entered into by any Company in accordance with Section 6.07.
“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any expropriation, condemnation or other taking (including by any Governmental Authority) of, any property of Holdings, the Parent Borrower or any of its Restricted Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by expropriation, condemnation or other eminent domain proceedings pursuant to any requirement of Applicable Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.
A “Change in Control” shall be deemed to have occurred if:
(a)    At any time prior to a Qualified IPO, Hindalco ceases to be the Beneficial Owner of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of Holdings;
(b)    At any time prior to a Qualified Parent Borrower IPO, Holdings at any time ceases to be the Beneficial Owner and the direct record owner of 100% of the Equity Interests of Parent Borrower; provided that a Permitted Holdings Amalgamation shall not constitute a Change in Control;
(c)    Parent Borrower at any time ceases to be the Beneficial Owner and the direct or indirect owner of 100% of the Equity Interests of any other Borrower;
(d)    at any time a change in control (or change of control or similar event) with respect to the Parent Borrower or Novelis Corporation occurs under (and as defined in) any Material Indebtedness of any Loan Party;
(e)    (i) at any time after a Qualified IPO (other than a Qualified Parent Borrower IPO), any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Specified Holders is or becomes the Beneficial Owner (provided that for purposes of this clause (except as set forth below) such person or group shall be deemed to have Beneficial Ownership of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of Voting Stock of Holdings representing 35% or more of the voting power of the total outstanding Voting Stock of Holdings unless the Specified Holders at all times Beneficially Own Voting Stock of Holdings representing greater voting power of the total outstanding Voting Stock of Holdings than such voting power held by such person or group; or (ii) at any time after a Qualified Parent Borrower IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Specified Holders is or becomes the Beneficial Owner (provided that for purposes of this clause (except as set forth below) such person or group shall be deemed to have Beneficial Ownership of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of Voting Stock of Parent Borrower representing 35% or more of the voting power of the total outstanding Voting Stock of Parent Borrower unless the Specified Holders at all times Beneficially Own Voting Stock of Parent Borrower representing greater voting power of the total outstanding Voting Stock of Parent Borrower than such voting power held by such person or group; or
(f)    during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings or Parent Borrower (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by the Specified Holders or by a vote of at least a majority of the members of the Board of Directors of Holdings or Parent Borrower, as the case may be, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings or Parent Borrower.
For purposes of this definition, a person shall not be deemed to have Beneficial Ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, regulations, guidelines, requirements and directives promulgated or issued by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Chattel Paper” shall mean all “chattel paper,” as such term is defined in the UCC, in which any Person now or hereafter has rights.
“Chief Executive Office” shall mean, with respect to any Person, the location from which such Person manages the main part of its business operations or other affairs.
“Claim” shall mean all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Secured Obligations, resignation or replacement of any Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Loan Party to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or European Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or European Swingline Commitment, in each case, under this Agreement as originally in effect or pursuant to Section 2.23, of which such Loan, Borrowing or Commitment shall be a part.
“Closing Date” shall mean the date on which the conditions set forth in Article IV are satisfied or duly waived.
“Code” shall mean the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder.
“Collateral” shall mean, all of the “Collateral”, “Pledged Collateral” and “Mortgaged Property” referred to in the Security Documents and all of the other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.
“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to ARTICLE X.
“Collection Account” has the meaning assigned to such term in Section 9.01(c).
“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by Parent Borrower or any of its Subsidiaries in the ordinary course of their businesses.
“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment and/or European Swingline Commitment, including any Commitment pursuant to Section 2.23.
“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
“Communications” shall have the meaning assigned to such term in Section 11.01(d).
“Companies” shall mean Holdings (unless Holdings has been released as a Guarantor pursuant to Section 7.09(d)), the Parent Borrower and its Restricted Subsidiaries; and “Company” shall mean any one of them.
“Compensation Plan” shall mean any program, plan or similar arrangement (other than employment contracts for a single individual) relating generally to compensation, pension, employment or similar arrangements with respect to which any Company, any Affiliate of any Company or any ERISA Affiliate of any of them has any obligation or liability, contingent or otherwise, under any Applicable Law other than that of the United States.
“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.
“Concentration Account” shall have the meaning assigned to such term in Section 9.01(c).
“Concentration Account Bank” shall have the meaning assigned to such term in Section 9.01(c).
“Confidential Information Memorandum” shall mean that certain confidential information memorandum of the Parent Borrower, dated April 2013.
“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of the Parent Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with U.S. GAAP.
“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of the Parent Borrower and its Restricted Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries in accordance with U.S. GAAP, but excluding (a) the current portion of any Funded Debt of the Parent Borrower and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Loans to the extent otherwise included therein.
“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Parent Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with U.S. GAAP.
“Consolidated EBITDA (Fixed Charge)” shall mean, for any period, the sum of (A) Consolidated Net Income (Fixed Charge) for such period, adjusted by (without duplication):
(x)    adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication:
(a)    Consolidated Interest Expense for such period,
(b)    Consolidated Amortization Expense for such period,
(c)    Consolidated Depreciation Expense for such period,
(d)    Consolidated Tax Expense for such period,
(e)    non-recurring cash expenses and charges relating to the Transactions to the extent paid on or about the Closing Date,
(f)    restructuring charges in an amount not to exceed $15,000,000 in the aggregate during any four consecutive fiscal quarters;
(h)    the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period; and
(i)    the amount of net income (loss) attributable to non-controlling interests deducted (and not added back) in computing Consolidated Net Income (Fixed Charge);
(y)    subtracting therefrom, the aggregate amount of all non-cash items increasing Consolidated Net Income (Fixed Charge) (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period; and
(z)    excluding therefrom,
(a)    any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Parent Borrower or any of its Restricted Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by the Parent Borrower or any of its Restricted Subsidiaries,
(b)    [intentionally omitted],
(c)    earnings or losses resulting from any reappraisal, revaluation or write-up or write-down of assets (other than write-downs of Inventory),
(d)    any one-time increase or decrease to net income that is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP, and
(e)    unrealized gains and losses with respect to Hedging Obligations for such period (other than any unrealized gains or losses resulting from foreign currency re-measurement hedging activities).
plus (B) the proportionate interest of the Parent Borrower and its consolidated Restricted Subsidiaries in non-consolidated Affiliate EBITDA for such period.
Consolidated EBITDA (Fixed Charge) shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition and Asset Sales (other than any dispositions in the ordinary course of business, dispositions where the value of the assets disposed of is less than $15,000,000 and Permitted Acquisitions where the amount of the Acquisition Consideration plus any Equity Interests constituting all or a portion of the purchase price is less than $15,000,000) consummated at any time on or after the first day of the Test Period thereof as if each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.
Consolidated EBITDA (Fixed Charge) shall not include the Consolidated EBITDA (Fixed Charge) of any Non-consolidated Affiliate if such Non-consolidated Affiliate is subject to a prohibition, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Borrower, to the extent of such prohibition.
“Consolidated EBITDA (Leverage)” shall mean, for any period, the sum of (A) Consolidated Net Income (Leverage) for such period, adjusted by (without duplication):
(x)    adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (Leverage) and without duplication:
(a)    Consolidated Interest Expense for such period,
(b)    Consolidated Amortization Expense for such period,
(c)    Consolidated Depreciation Expense for such period,
(d)    Consolidated Tax Expense for such period,
(e)    (i) non-recurring items or unusual charges or expenses, severance, relocation costs or expenses, other business optimization expenses (including costs and expenses relating to business optimization programs), new systems design and implementation costs, project start-up costs, restructuring charges or reserves, costs related to the closure and/or consolidation of facilities and one-time costs associated with a Qualified IPO and (ii) the annualized amount of net cost savings, operating expense reductions and synergies reasonably projected by the Parent Borrower in good faith to be realized as a result of specified actions (x) taken since the beginning of the Test Period in respect of which Consolidated EBITDA (Leverage) is being determined or (y) initiated prior to or during the Test Period (in each case, which cost savings shall be added to Consolidated EBITDA (Leverage) until fully realized, but in no event for more than four fiscal quarters) (calculated on a pro forma basis as though such annualized cost savings, operating expense reductions and synergies had been realized on the first day of such Test Period, net of the amount of actual benefits realized during such Test Period from such actions; provided that (A) such cost savings, operating expense reductions and synergies are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Parent Borrower, and (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (e) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA (Leverage), whether through a pro forma adjustment or otherwise, for such Test Period; provided that the aggregate amount added to Consolidated EBITDA (Leverage) pursuant to this clause (e) shall not exceed in the aggregate 10% of Consolidated EBITDA (Leverage) for any one Test Period; provided, further that projected (and not yet realized) amounts may no longer be added in calculating Consolidated EBITDA (Leverage) pursuant to clause (ii) of this paragraph (e) to the extent occurring more than four full fiscal quarters after the specified action taken or initiated in order to realize such projected cost savings, operating expense reductions and synergies;
(f)    [intentionally omitted]
(g)    the aggregate amount of all other non-cash charges reducing Consolidated Net Income (Leverage) (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period; and
(h)    the amount of net income (loss) attributable to non-controlling interests deducted (and not added back) in computing Consolidated Net Income (Leverage); and
(i)    Management Fees paid in compliance with Section 6.08(c);
(y)    subtracting therefrom, (a) the aggregate amount of all non-cash items increasing Consolidated Net Income (Leverage) (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period and (b) interest income; and
(z)     excluding therefrom,
(a)    gains and losses due solely to fluctuations in currency values of non-current assets and liabilities, realized gains and losses on currency derivatives related to such non-current assets and liabilities determined in accordance with U.S. GAAP for such period;
(b)    earnings or losses resulting from any reappraisal, revaluation or write-up or write-down of assets;
(c)    non-recurring or unusual gains; and
(d)    any gain or loss relating to cancellation or extinguishment of Indebtedness;
plus (B) the proportionate interest of the Parent Borrower and its consolidated Restricted Subsidiaries in Non-consolidated Affiliate EBITDA for such period.
Notwithstanding the foregoing clause (x), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income (Leverage) to compute Consolidated EBITDA (Leverage) only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income (Leverage).
Consolidated EBITDA (Leverage) shall not include the Consolidated EBITDA (Leverage) of any Non-consolidated Affiliate if such Non-consolidated Affiliate is subject to a prohibition, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Borrower, to the extent of such prohibition.
“Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) (i) Consolidated EBITDA (Fixed Charge) for such Test Period minus (ii) the aggregate amount of Capital Expenditures for such period minus (iii) all cash payments in respect of income taxes (including all taxes imposed on or measured by overall net income (however denominated), and franchise taxes imposed in lieu of net income taxes) made during such period (net of any cash refund in respect of income taxes actually received during such period) to (b) Consolidated Fixed Charges for such Test Period.
“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of:
(a)    Consolidated Interest Expense payable in cash for such period;
(b)    the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations) and the principal amount of all mandatory prepayments of all Indebtedness of the Parent Borrower and its Restricted Subsidiaries based on excess cash flow of Parent Borrower and its Restricted Subsidiaries for such period;
(c)    Dividends paid in cash pursuant to Section 6.08(c) or (i); and
(d)    Management Fees (except to the extent such payments reduce Consolidated Net Income (Fixed Charge)).
“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA (Leverage) for such period to (b) Consolidated Interest Expense for such period.
“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Parent Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with U.S. GAAP plus, without duplication:
(a)    imputed interest on Capital Lease Obligations and Attributable Indebtedness of Parent Borrower and its Restricted Subsidiaries for such period;
(b)    commissions, discounts and other fees and charges owed by Parent Borrower or any of its Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;
(c)    amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Parent Borrower or any of its Restricted Subsidiaries for such period;
(d)    all interest paid or payable with respect to discontinued operations of Parent Borrower or any of its Restricted Subsidiaries for such period; and
(e)    the interest portion of any deferred payment obligations of Parent Borrower or any of its Restricted Subsidiaries for such period.
“Consolidated Net Income (Fixed Charge)” shall mean, for any period, the consolidated net income (or loss) of Parent Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with U.S. GAAP; provided, however, that:
(a)    the net income (or loss) of any person in which any person other than the Parent Borrower and its Restricted Subsidiaries has an ownership interest (which interest does not cause the net income of such other person to be consolidated into the net income of the Parent Borrower and its Restricted Subsidiaries) shall be excluded, except to the extent actually received by the Parent Borrower or any of its Restricted Subsidiaries during such period; and
(b)    the net income (or loss) of any Restricted Subsidiary of the Parent Borrower other than a Loan Party that is subject to a prohibition on the payment of dividends or similar distributions by such Restricted Subsidiary shall be excluded to the extent of such prohibition, except the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Parent Borrower or another Restricted Subsidiary as a dividend or other distribution.
For purposes of this definition of “Consolidated Net Income (Fixed Charge),” Consolidated Net Income shall be reduced (to the extent not already reduced thereby) by the amount of any payments to or on behalf of Holdings made pursuant to Section 6.08(c).
“Consolidated Net Income (Leverage)” shall mean, for any period, the consolidated net income (or loss) of the Parent Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with U.S. GAAP; provided, however, that the following shall be excluded in the calculation of “Consolidated Net Income (Leverage)”:
(a)    any net income (loss) of any person (other than the Parent Borrower) if such person is not a Restricted Subsidiary of the Parent Borrower, except that:
(i)    subject to the exclusion contained in clause (c) below, equity of the Parent Borrower and its consolidated Restricted Subsidiaries in the net income of any such person for such period shall be included in such Consolidated Net Income (Leverage) up to the aggregate amount of cash distributed by such person during such period to the Parent Borrower or to a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b), below); and
(ii)    the equity of the Parent Borrower and its consolidated Restricted Subsidiaries in a net loss of any such person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income (Leverage);
(b)    any net income (loss) of any Restricted Subsidiary of the Parent Borrower if such Restricted Subsidiary is subject to a prohibition, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Parent Borrower, to the extent of such prohibition, except that:
(i)    subject to the exclusion contained in clause (c) below, equity of the Parent Borrower and its consolidated Restricted Subsidiaries in the net income of any such person for such period shall be included in such Consolidated Net Income (Leverage) up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Parent Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in this clause (b)); and
(ii)    the equity of the Parent Borrower and its consolidated Restricted Subsidiaries in a net loss of any such person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income (Leverage);
(c)    any gain or loss realized upon the sale or other disposition of any property of the Parent Borrower or Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business (provided that sales or other dispositions of assets in connection with any Qualified Securitization Transaction permitted hereunder shall be deemed to be in the ordinary course);
(d)    any extraordinary gain or loss;
(e)    the cumulative effect of a change in accounting principles;
(f)    any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Parent Borrower or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holders only for Qualified Capital Stock of the Parent Borrower or Holdings;
(g)    any unrealized gain or loss resulting in such period from “Hedging Obligations” (as defined in the Term Loan Credit Agreement) or any similar term in any Term Loan Credit Agreement Refinancing Indebtedness (other than any unrealized gains or losses resulting from foreign currency re-measurement hedging activities);
(h)    any expenses or charges in such period related to the Transactions and any acquisition, disposition, recapitalization or the incurrence of any Indebtedness permitted hereunder, including such fees, expenses or charges related to the Transactions; and
(i)    the effects of adjustments in the property, plant and equipment, inventories, goodwill, intangible assets and debt line items in the Parent Borrower’s consolidated financial statements pursuant to U.S. GAAP resulting from the application of purchase accounting in relation to any acquisition or the amortization or write-off of any amounts thereof, net of taxes.
“Consolidated Net Tangible Assets” shall mean, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Parent Borrower and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):
(a)    the excess of cost over fair market value of assets or businesses acquired;
(b)    any revaluation or other write-up in book value of assets subsequent to September 30, 2010, as a result of a change in the method of valuation in accordance with U.S. GAAP;
(c)    unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;
(d)    minority interests in consolidated Subsidiaries held by Persons other than the Parent Borrower or any Restricted Subsidiary of the Parent Borrower;
(e)    treasury stock;
(f)    cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Equity Interests to the extent such obligation is not reflected in Consolidated Current Liabilities; and
(g)    Investments in and assets of Unrestricted Subsidiaries.
“Consolidated Tax Expense” shall mean, for any period, the tax expense of Parent Borrower and its Restricted Subsidiaries, for such period, determined on a consolidated basis in accordance with U.S. GAAP.
“Consolidated Total Assets” shall mean at any date of determination, the total assets of Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with U.S. GAAP.
“Consolidated Total Net Debt” shall mean, as of any date of determination and without duplication, the sum of (A) the aggregate principal amount of Indebtedness of the Parent Borrower and its Restricted Subsidiaries outstanding on such date of the type referenced in clauses (a), (b) and (f) of the definition of Indebtedness, and any Continent Obligations of the Parent Borrower and its Restricted Subsidiaries in respect of Indebtedness of any Person under clauses (a), (b) and (f) of the definition of Indebtedness, minus the aggregate amount of Unrestricted Cash on such date, plus (B) the proportionate interest of the Parent Borrower and its consolidated Restricted Subsidiaries in the Non-consolidated Affiliate Debt of each of the Non-consolidated Affiliates at any date of determination. The aggregate principal amount of such Indebtedness shall be determined according to the face or principal amount thereof, based on the amount owing under the applicable contractual obligation (without regard to any election by the Parent Borrower, Holdings or any other Person to measure an item of Indebtedness using fair value or any other discount that may be applicable under U.S. GAAP (including the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities) on a consolidated basis with respect to the Parent Borrower and its Restricted Subsidiaries in accordance with consolidation principles utilized in U.S. GAAP.
“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) under any guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (c) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (d) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (e) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (f) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.
“Contribution, Intercompany, Contracting and Offset Agreement” shall mean that certain Amended and Restated Contribution, Intercompany, Contracting and Offset Agreement, dated as of the Closing Date, by and among the Loan Parties (other than certain Foreign Subsidiaries), the Collateral Agent and the Administrative Agent.
“Contribution Notice” shall mean a contribution notice issued by the Pensions Regulator under Section 38 or Section 47 of the Pensions Act 2004.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Control Agreement” shall mean, with respect to a Deposit Account, Securities Account, or Commodity Account (each as defined in the UCC), (i) located in the United States, an agreement in form and substance reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s “Control” (within the meaning of the UCC) in such account, or (ii) located in other jurisdictions, agreements with regard to such accounts establishing and perfecting the First Priority Lien of the Collateral Agent in such accounts, and effecting the arrangements set forth in Section 9.01 (to the extent required by such Section), and otherwise in form and substance reasonably satisfactory to the Collateral Agent.
“Cost” shall mean, with respect to Inventory, the lower of (a) cost computed on a weighted average basis in accordance with GAAP or (b) market value; provided, that for purposes of the calculation of the Borrowing Base, (i) the Cost of the Inventory shall not include: the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Loan Party and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the historical accounting practices of the Parent Borrower and its Subsidiaries (it being understood that the Inventory Appraisal has been prepared, and each future Inventory Appraisal will be prepared, in a manner consistent with such practices).
“Covenant Recovery Event” shall mean, with respect to any Covenant Trigger Event at any time (a) no Default or Event of Default shall have been outstanding for a period of thirty (30) consecutive days then ended and (b) Excess Availability shall be at least the greater of (i) $110,000,000 and (ii) 15.0% of the lesser of (A) the Total Revolving Commitment and (B) the then-applicable Total Borrowing Base, for a period of thirty (30) consecutive days then ended.
“Covenant Trigger Event” shall mean as of any Business Day (a) an Event of Default shall have occurred and is continuing and/or (b) Excess Availability shall as of any date be less than the greater of (i) $110,000,000 and (ii) 15.0% of the lesser of (A) the Total Revolving Commitment and (B) the then-applicable Total Borrowing Base.
“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit (including assumption of Existing Letters of Credit), or the extension or renewal of any existing Letter of Credit, or an amendment of any existing Letter of Credit that increases the amount or changes the drawing conditions thereof, by any Issuing Bank.
“Credit Insurance Requirement” shall mean, with respect to any Account, insurance of such Account pursuant to credit insurance arrangements in form and substance, and with a creditworthy insurer, and subject to assignment or security arrangements, all of which are satisfactory to the Administrative Agent in its sole and absolute discretion.
“Credit Protective Advance” shall have the meaning assigned to such term in Section 2.01(f).
“DB Cash Pooling Arrangements” shall mean the cash pooling arrangements among the Parent Borrower, certain other Loan Parties and Deutsche Bank pursuant to the Transaction Banking Services Agreement among such parties and any documents ancillary thereto.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, rearrangement, readjustment, composition, liquidation, receivership, insolvency, reorganization, examination, or similar debtor relief or debt adjustment laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” shall mean an Event of Default or an event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.
“Default Notice” shall have the meaning assigned to such term in Section 8.01(f).
“Default Rate” shall have the meaning assigned to such term in Section 2.06(f).
“Defaulting Lender” means, subject to Section 2.14(f), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder within three Business Days of the date required to be funded by it hereunder, absent a good faith dispute with respect to such obligation, (b) has notified the Parent Borrower, or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, absent a good faith dispute with respect to such obligation, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in writing to the Administrative Agent that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, examiner, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Delegate” shall mean any delegate, agent, attorney, trustee or co-trustee appointed by the Collateral Agent or any Receiver.
“Dilution Reserve” shall mean a reserve established by Administrative Agent in accordance with Section 2.01(d) with respect to Accounts in respect of dilution.
“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable other than solely for Qualified Capital Stock, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 180 days after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to 180 days after the Maturity Date, or (c) contains any mandatory repurchase obligation which may come into effect prior to 180 days after the Maturity Date; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to 180 days after the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the Full Payment of the Obligations.
“Distribution” shall mean, collectively, with respect to each Loan Party, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Loan Party in respect of or in exchange for any or all of the Pledged Securities or Pledged Intercompany Notes.
“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes, except to the extent such payments reduce Consolidated Net Income (Fixed Charge) or Consolidated Net Income (Leverage), as applicable.
“Dollar Denominated Loan” shall mean each Loan denominated in Dollars at the time of the incurrence thereof.
“Dollar Equivalent” shall mean, as to any amount denominated in any currency other than Dollars as of any date of determination, the amount of Dollars that would be required to purchase the amount of such currency based upon the Spot Selling Rate as of such date; provided that (i) for purposes of (x) determining compliance with Sections 2.01, 2.02, 2.10(b), 2.17 and 2.18 and (y) calculating Fees pursuant to Section 2.05, the Dollar Equivalent of any amounts denominated in a currency other than Dollars shall be calculated on the Closing Date or the date when a subsequent Loan is made or a prepayment is required to be made, and at such other times as the Administrative Agent may elect (which may be on a daily basis), using the Spot Selling Rate therefor, (ii) for purposes of determining aggregate Revolving Exposure, the Dollar Equivalent of any Revolving Exposure denominated in a currency other than Dollars shall be calculated by the Administrative Agent on a daily basis using the Spot Selling Rate in effect for such day and (iii) the Spot Selling Rate used to make determination of any Borrowing Base as reported in any currency other than Dollars in any Borrowing Base Certificate shall be determined (x) initially by the Administrative Borrower, using the Spot Selling Rate that was in effect on the day immediately prior to the date on which such Borrowing Base Certificate is delivered to the Administrative Agent pursuant to Section 9.03(a), and (y) thereafter, by the Administrative Agent on a daily basis using the Spot Selling Rate as in effect from time to time, as determined by the Administrative Agent; provided, that as to amounts determined in Dollars, the Dollar Equivalent of such amount shall be such amount in Dollars.
“Dollars” or “dollars” or “$” shall mean lawful money of the United States.
“Eligible Accounts” shall mean, on any date of determination of the Borrowing Base, all of the Accounts owned by each Borrower and each Borrowing Base Guarantor, as applicable (including Purchased Receivables acquired by a Borrower or Borrowing Base Guarantor pursuant to a Receivables Purchase Agreement except as otherwise provided below), and reflected in the most recent Borrowing Base Certificate delivered by the Administrative Borrower to the Collateral Agent and the Administrative Agent, except any Account to which any of the exclusionary criteria set forth below applies. Eligible Accounts shall not include any of the following Accounts:
(i)    any Account in which the Collateral Agent, on behalf of the Secured Parties, does not have a valid, perfected First Priority Lien;
(ii)    any Account that is not owned by a Borrower or a Borrowing Base Guarantor;
(iii)    Accounts with respect to which the Account Debtor (other than a Governmental Authority) either (A) does not maintain its Chief Executive Office in an Applicable Eligible Jurisdiction, or (B) is not organized under the laws of an Applicable Eligible Jurisdiction or any state, territory, province or subdivision thereof; provided that Polish Accounts and Mexican Accounts included in the Total Borrowing Base (regardless of whether meeting the Credit Insurance Requirement) shall not exceed, in the aggregate, 15% of total availability in respect of Eligible Accounts;
(iv)    any Account that is payable in any currency other than Dollars; provided, that (i) Eligible Canadian Accounts may also be payable in Canadian Dollars and (ii) Eligible European Accounts may also be payable in any Alternate Currency, Swiss francs, Norwegian Kroner, Swedish Kronor, or Danish Kroner; provided, however, that Polish Accounts shall be payable solely in Dollars, Euros or GBP, and Mexican Accounts shall be payable solely in Dollars;
(v)    any Account that does not arise from the sale of goods or the performance of services by such Borrower or Borrowing Base Guarantor (or, with respect only to Accounts acquired by Swiss Borrower pursuant to a Receivables Purchase Agreement, each Receivables Seller) in the ordinary course of its business;
(vi)    any Account (a) upon which the right of a Borrower or Borrowing Base Guarantor, as applicable, to receive payment is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied or (b) as to which either a Borrower or Borrowing Base Guarantor, as applicable, is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process or (c) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Borrower’s or Borrowing Base Guarantor’s, as applicable, completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;
(vii)    to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account, it being understood that the amount of any such defense, counterclaim, setoff or dispute shall be reflected in the applicable Borrowing Base Certificate and that the remaining balance of the Account shall be eligible;
(viii)    any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered to the applicable Account Debtor;
(ix)    any Account with respect to which an invoice or electronic transmission constituting a request for payment (or, if acceptable to the Administrative Agent in its sole discretion, otherwise demonstrating an obligation to make payment) has not been sent;
(x)    any Account that arises from a sale to any director, officer, other employee or Affiliate of any Company;
(xi)    to the extent any Company, including any Loan Party or Subsidiary, is liable for goods sold or services rendered by the applicable Account Debtor to any Company, including any Loan Party or Subsidiary, but only to the extent of the potential offset;
(xii)    any Account that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;
(xiii)    any Account that is subject to the occurrence of any of the following:
(1)    such Account has not been paid within one hundred twenty (120) days following its original invoice date or is more than sixty (60) days past due according to its original terms of sale; or
(2)    the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or
(3)    a petition is filed by or against any Account Debtor obligated upon such Account under any Debtor Relief Law;
(xiv)    any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under clause (xiii) of this definition;
(xv)    any Account as to which any of the representations or warranties in, or pursuant to, the Loan Documents, or any Receivables Purchase Agreement are untrue in any material respect;
(xvi)    to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;
(xvii)    that portion of any Account in respect of which there has been, or should have been, established by any Borrower or Borrowing Base Guarantor or the Receivables Seller a contra account, whether in respect of contractual allowances with respect to such Account, audit adjustment, anticipated discounts or otherwise;
(xviii)    any Account on which the Account Debtor is a Governmental Authority where Applicable Law imposes any requirement (including any requirement of notice, acceptance or acknowledgment by the Governmental Authority) to constitute a valid assignment as against such Governmental Authority, unless a Borrower or Borrowing Base Guarantor, as applicable, has assigned its rights to payment of such Account to the Administrative Agent (or in the case of Account acquired by a Borrower or Borrowing Base Guarantor pursuant to a Receivables Purchase Agreement, unless the Receivables Seller has assigned such rights to the purchaser, and the purchaser has further assigned such rights to Administrative Agent) pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a U.S. federal Governmental Authority or complied with such requirement pursuant to Applicable Law in the case of any other Governmental Authority (including, in the case of Canada, the Financial Administration Act);
(xix)    Accounts that are subject to (a) extended retention of title arrangements (for example, verlängerter Eigentumsvorbehalt, including a processing clause, Verarbeitungsklausel) with respect to any part of the Inventory or goods giving rise to such Account or similar arrangements under any Applicable Law to the extent of a claim that validly survives by law or contract that can effectively be enforced pursuant to such title retention arrangements or (b) that are subject to an enforceable restriction on assignment;
(xx)    with respect to Accounts of any Eligible U.K. Loan Party or any Swiss Borrowing Base Guarantor, Accounts with respect to which (i) the agreement evidencing such Accounts is not governed by the laws of Germany, Canada or any province thereof, England and Wales or any state in the United States (or, solely with respect to Accounts purchased pursuant to any Swiss Receivables Purchase Agreement, Switzerland, France, Italy, the Netherlands, and Sweden), or the laws of such other jurisdictions acceptable to the Administrative Agent in its Permitted Discretion (each, an “Acceptable Governing Law”) or (ii) if governed by an Acceptable Governing Law, the requirements, if any, set forth on Schedule 1.01(c) hereto with respect to such Acceptable Governing Law (or the respective Accounts) are not satisfied;
(xxi)    with respect to Accounts of any Eligible U.K. Loan Party or any Swiss Borrowing Base Guarantor, Accounts where the Account Debtor either maintains its Chief Executive Office or is organized under the laws of an Applicable Eligible Jurisdiction and the requirements, if any, set forth on Schedule 1.01(c) hereto with respect to such Account Debtor in such jurisdiction have not been satisfied;
(xxii)    which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Borrowers exceeds 30% (excluding the Account Debtors listed on Schedule 1.01(d), in each case so long as such Account Debtor’s senior unsecured debt rating is at least BBB- by S&P and Baa3 by Moody’s) of the aggregate amount of Eligible Accounts of all Borrowers; provided that the amount excluded from Eligible Accounts because they exceed the foregoing percentage shall be determined by the Administrative Agent based upon all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;
(xxiii)    any Account acquired by the Swiss Borrower pursuant to the German Receivables Purchase Agreement that is a Disqualified Receivable (as defined therein);
(xxiv)    any Account acquired by Swiss Borrower pursuant to a Receivables Purchase Agreement which is not in full force and effect or under which any party thereto has defaulted in its obligations thereunder or disaffirmed in writing its obligations thereunder;
(xxv)    any Account of the Swiss Borrower acquired pursuant to the German Receivables Purchase Agreement with respect to which notice is required to have been given pursuant to the Swiss Security Agreement, unless such notice has been given in accordance therewith;
(xxvi)    any Account acquired by the Swiss Borrower pursuant to any Swiss Receivables Purchase Agreement that is a Disqualified Receivable (as defined therein);
(xxvii)    any Account acquired by the Swiss Borrower pursuant to any Swiss Receivables Purchase Agreement where (i) the Account Debtor has passed any voluntary winding-up resolution and (ii) a receiver, trustee, administrator, or similar officer has been appointed in relation to such Account Debtor or any of its respective assets or revenues;
(xxviii)     any Account of the Swiss Borrower acquired pursuant to any Swiss Receivables Purchase Agreement with respect to which notice is required to have been given pursuant to the Swiss Security Agreement, unless such notice has been given in accordance therewith;
(xxix)    any Mexican Account (A) that is not billed and collected by a U.S. Borrower, (B) for which the Account Debtor is not (x) Fabricas Monterrey, S.A. De C.V., (y) Envases Universales de Mexico, S.A. de C.V. or (z) otherwise acceptable to the Administrative Agent in its sole discretion; and (C) commencing ninety (90) days after the Closing Date (or such later date as may be agreed by the Administrative Agent in its sole discretion), for which the Administrative Agent has not received such Mexican security or other documentation as it has requested in its sole discretion;
(xxx)    any Polish Account (A) that is not subject to, and billed and collected pursuant to the terms of, the German Receivables Purchase Agreement, (B) for which the Account Debtor is not (y) Can-Pack S.A. or (z) otherwise acceptable to the Administrative Agent in its sole discretion; and (C) commencing ninety (90) days after the Closing Date (or such later date as may be agreed by the Administrative Agent in its sole discretion), for which the Administrative Agent has not received such Polish security or other documentation as it has requested in its sole discretion; or
(xxxi)    which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever (in which event the Administrative Agent shall provide notice and an opportunity to discuss in accordance with the procedures set forth in the last three sentences of Section 2.01(d), mutatis mutandis).
Notwithstanding the foregoing, no Account will be characterized as ineligible pursuant to any of the criteria set forth in paragraphs (iii) (except to the extent otherwise provided therein), (iv), (xiii), (xiv), (xviii) through (xxv) above to the extent that the Account Debtor’s obligations thereunder are insured pursuant to a credit insurance arrangement in form and substance, and with a creditworthy insurer, and subject to assignment or security arrangements, all of which is satisfactory to the Administrative Agent in its sole and absolute discretion.
“Eligible Assignee” shall mean a Person that is (a) a Lender, a U.S.-based Affiliate of a Lender or an Approved Fund; (b) any other financial institution approved by Administrative Agent, each Issuing Bank, and Administrative Borrower (which approval shall not be unreasonably withheld, conditioned, or delayed, and shall be deemed given by Administrative Borrower if no objection by Administrative Borrower is made within two Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5,000,000,000, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) during any Event of Default, any Person acceptable to Administrative Agent and each Issuing Bank, each in its reasonable discretion; provided that (y) “Eligible Assignee” shall not include Holdings, any Loan Party or any of their respective Affiliates or Subsidiaries or any natural person and (z) each assignee Lender shall be subject to each other applicable requirement regarding Lenders hereunder, including Sections 2.21, 5.15 and Section 11.04 (including Section 11.04 (f)); provided, however, that during the Syndication Period and after giving effect to assignments made in connection with the primary syndication of the Commitments and Loans, there shall be no more than nine (9) non-bank lenders.
“Eligible Canadian Accounts” shall mean the Eligible Accounts owned by the Canadian Loan Parties.
“Eligible Canadian Inventory” shall mean the Eligible Inventory owned by the Canadian Loan Parties.
“Eligible European Accounts” shall mean the Eligible Accounts owned by an Eligible European Loan Party.
“Eligible European Loan Party” shall mean the U.K. Borrower, the Swiss Borrower or any other Borrowing Base Guarantor incorporated in England and Wales.
“Eligible German Accounts” shall mean the Eligible Accounts purchased by Swiss Borrower from a Receivables Seller pursuant to the German Receivables Purchase Agreement, including Eligible Large Customer German Accounts and Eligible Small Customer German Accounts.
“Eligible German Inventory” shall mean the Eligible Inventory owned by the German Borrower.
“Eligible Inventory” shall mean Inventory consisting of goods, including raw materials and work in process, held for sale by any U.S. Borrower, any Canadian Loan Party, German Borrower, or any Eligible U.K. Loan Party, in the ordinary course, but shall exclude any Inventory to which any of the exclusionary criteria set forth below applies. Eligible Inventory shall not include any Inventory of any U.S. Borrower, Canadian Loan Party, German Borrower, or any Eligible U.K. Loan Party that:
(i)    the Collateral Agent, on behalf of Secured Parties, does not have a valid, perfected First Priority Lien on (subject solely with respect to German Inventory in transit to the terms of clause (xv));
(ii)    (1) is stored at a leased location, unless either (x) a Landlord Access Agreement has been delivered to the Collateral Agent, or (y) a Rent Reserve has been established with respect thereto or (2) is stored with a bailee or warehouseman (including Inventory stored or located at the Logan Location, whether Logan has possession as a warehouseman, bailee, consignee or otherwise) unless either (x) an acknowledged Bailee Letter has been delivered to the Collateral Agent (or, in the case of Inventory of the German Borrower located on a customer’s property at no cost to the German Borrower, the applicable customer has acknowledged the Collateral Agent’s Lien on such Inventory pursuant to an agreement reasonably satisfactory to the Collateral Agent) and (in the case of a bailee that is a merchant in goods of that kind) the applicable Loan Party has filed (when applicable) appropriate UCC (or comparable) filings to perfect its interest in such Inventory or (y) a Rent Reserve has been established with respect thereto; provided that this clause (ii) shall not apply to any Inventory (A) constituting Vendor Managed Inventory in the aggregate for all such locations (together with Vendor Managed Inventory referred to in clause (iii)(A) below) of less than the greater of 10% of Eligible Inventory and $50,000,000, or (B) located in any jurisdiction outside of the United States, Canada or Germany where such agreements are not customary;
(iii)    is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to Collateral Agent is in place with respect to such Inventory and the applicable Loan Party has filed (when applicable) appropriate UCC (or comparable) filings to perfect its interest in such Inventory; provided that this clause (iii) shall not apply to any Inventory (A) constituting Vendor Managed Inventory in the aggregate for all such locations (together with Vendor Managed Inventory referred to in clause (ii)(A) above) of less than the greater of 10% of Eligible Inventory and $50,000,000, or (B) located in any jurisdiction outside of the United States, Canada or Germany where such agreements are not customary;
(iv)    is covered by a negotiable document of title, unless such document shows Collateral Agent or the applicable Borrower as consignee, has been delivered to the Collateral Agent (or another Person satisfactory to it and acting on its behalf) with all necessary endorsements, free and clear of all Liens except those in favor of the Collateral Agent and the Lenders and landlords, carriers, bailees and warehousemen if clause (ii) above has been complied with;
(v)    is to be returned to suppliers;
(vi)    is obsolete (excluding items that can be recycled as scrap), unsalable, shopworn, seconds, damaged or unfit for sale;
(vii)    consists of display items, samples or packing or shipping materials, manufacturing supplies, work-in-process Inventory (other than work-in-process Inventory that is in saleable form as reflected in the most recent Inventory Appraisal) or replacement parts;
(viii)    is not of a type held for sale in the ordinary course of any U.S. Borrower’s, Eligible U.K. Loan Party’s, German Borrower’s, or Canadian Loan Party’s, as applicable, business;
(ix)    breaches in any material respect any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;
(x)    consists of Hazardous Material;
(xi)    is not covered by casualty insurance maintained as required by Section 5.04;
(xii)    is subject to any licensing arrangement the effect of which would be to limit the ability of Collateral Agent, or any person selling, leasing or otherwise disposing of, the Inventory on behalf of Collateral Agent, to complete or sell, lease or otherwise dispose of such Inventory in enforcement of the Collateral Agent’s Liens, without further consent or payment to the licensor or any other third party;
(xiii)    is subject to an asserted claim of infringement or other violation (whether as a result of an “invitation to license” or the like) of any third party’s Intellectual Property Rights, but only to the extent of such claim;
(xiv)    is not at a location within the United States, Canada, Germany or England and Wales scheduled on Schedule 3.24 (as updated from time to time in accordance with Section 5.13), except in accordance with Section 5.13, unless in transit between locations permitted by Section 5.13 or as otherwise permitted by clause (xv);
(xv)    is in transit with a common carrier from vendors and suppliers, provided Inventory in transit from vendors and suppliers may be included as eligible pursuant to this clause (xv) so long as (i) the Administrative Agent shall have received evidence of satisfactory casualty insurance naming the Collateral Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request, (ii) such Inventory is located in the United States, Canada or England and Wales, (iii) such Inventory is not “on-the-water”; and (iv) such Inventory is in transit for not more than 48 hours; provided that up to the Dollar Equivalent of $15,000,000 of Inventory in transit by rail for longer periods may be included as “Eligible Inventory” and (v) the common carrier is not an Affiliate of the applicable vendor or supplier; provided, further, that notwithstanding the foregoing, German Borrowing Base availability of up to the Dollar Equivalent of $35,000,000 ($50,000,000 after the Inventory is covered by a freight forwarder or similar agreement in accordance with clause (C) below) (in each case inclusive of any Borrowing Base availability in respect of Inventory referred to in the second proviso to this clause (xv) below) shall be permitted with respect to German Inventory in transit “on-the-water” or otherwise in transit from Rotterdam or the U.K. to Uct (or to or from another port or warehouse acceptable to the Administrative Agent in its sole discretion (each, a “Permitted Location”)), so long as (A) the Administrative Agent shall have received evidence of satisfactory casualty insurance naming the Collateral Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request, (B) (I) in the case of inventory shipped by boat or barge, such Inventory is covered by a negotiable document of title with respect to which the requirements of clause (iv) above are fulfilled and (II) in the case of all other Inventory, German Borrower has title thereto, (C) commencing one hundred twenty (120) days after the Closing Date (or such later date as may be agreed by the Administrative Agent in its sole discretion), such Inventory is covered by a freight forwarder or similar agreement acceptable to the Administrative Agent in its sole discretion, (D) such Inventory is in transit for not more than seven (7) days, (E) the common carrier is not an Affiliate of the applicable vendor or supplier and (F) such Inventory when at Uct (or any other destination that is a Permitted Location) would be subject to the Collateral Agent’s Lien pursuant to the German Security Agreement (and the Administrative Agent may, in its sole discretion, take a reserve up to the total of (y) the amount owing and unpaid (including amounts not yet invoiced) to the applicable carrier and (z) all contingent shipping costs); provided, further, however, that up to the Dollar Equivalent of $15,000,000 of German Borrowing Base availability (which shall be included in any amount referred to in the first proviso above) shall be permitted with respect to German Inventory in transit “on-the-water” from Rotterdam to Uct (or another port that is a Permitted Location), which Inventory is in transit for not more than forty-eight (48) hours, so long as the requirements of clauses (A), (E) and (F) above are fulfilled and German Borrower has title to such Inventory;
(xvi)    with respect to Inventory of (i) any U.K. Borrower or any other Borrowing Base Guarantor incorporated in England and Wales, Inventory any part of which is subject to valid retention of title provisions, to the extent of such claim or (ii) German Borrower, Inventory any part of which is subject to valid (x) retention of title arrangements (Eigentumsvorbehalt), (y) extended retention of title arrangements (verlängerter Eigentumsvorbehalt) or (z) broadened retention of title arrangements (erweiterte Eigentumsvorbehalte), in each case to the extent of such claim;
(xvii)    in which any Person other than any Loan Party shall have any ownership, interest or title (other than those referred to in clause (xvi), in each case to the extent of such interest), provided that up to the Dollar Equivalent of €5,000,000 of scrap / prime ingot (other than scrap to be recycled at Norf GmbH) Inventory located at Norf GmbH may be commingled with inventory of Norf GmbH or Hydro Alumnium Rolled Products GmbH, so long as Collateral Agent has a First Priority Lien upon such Inventory and the German Borrower’s quota rights therein;
(xviii)    with regard to Inventory of German Borrower located at Norf GmbH, commencing ninety (90) days after the Closing Date (or such later date as may be agreed by the Administrative Agent in its sole discretion), if the Loan Parties have not delivered the letter of agreement and acknowledgment (executed by Norf GmbH) referred to in item 5 of Schedule 5.16; or
(xxix)    which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever (in which event the Administrative Agent shall provide notice and an opportunity to discuss in accordance with the procedures set forth in the last three sentences of Section 2.01(d), mutatis mutandis).
“Eligible Large Customer German Accounts” shall mean Eligible German Accounts for which a “Large Customer” (as defined in the German Receivables Purchase Agreement) is the Account Debtor.
“Eligible Small Customer German Accounts” shall mean all Eligible German Accounts other than Eligible Large Customer German Accounts.
“Eligible Swiss Accounts” shall mean Eligible German Accounts and Eligible Swiss Subsidiary Accounts.
“Eligible Swiss Subsidiary Accounts” shall mean the Eligible Accounts purchased by Swiss Borrower from a Receivables Seller pursuant to a Swiss Receivables Purchase Agreement; provided that the eligibility of such accounts shall be subject to (i) execution and delivery of a Swiss Receivables Purchase Agreement and related documentation satisfactory, each in form and substance satisfactory to the Administrative Agent, (ii) completion of field examinations with regard to such Receivables Sellers, (iii) such other documentation as Administrative Agent may request, including legal opinions and certificates, and (iv) such other conditions precedent and eligibility criteria as may be established by the Administrative Agent in its sole discretion, which may include any item referred to in clauses (y) and (z) of Section 11.02(h).
“Eligible U.K. Accounts” shall mean the Eligible Accounts owned by an Eligible U.K. Loan Party.
“Eligible U.K. Inventory” shall mean the Eligible Inventory owned by an Eligible U.K. Loan Party.
“Eligible U.K. Loan Party” shall mean the U.K. Borrower or any other Borrowing Base Guarantor incorporated in England and Wales.
“Eligible U.S. Accounts” shall mean the Eligible Accounts owned by the U.S. Borrowers.
“Eligible U.S. Inventory” shall mean the Eligible Inventory owned by the U.S. Borrowers.
“Embargoed Person” shall have the meaning assigned to such term in Section 6.21.
“Enforcement Action” shall mean any action to enforce any Secured Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to vote or act in a Loan Party’s Insolvency Proceeding, or otherwise).
“Engagement Letter” shall mean that certain engagement letter among the Parent Borrower, Wells Fargo and Wells Fargo Capital Finance, LLC, dated as of April 8, 2013.
“Environment” shall mean the natural environment, including air (indoor or outdoor), surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.
“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other formal communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to the Environment or to human health or safety relating to or arising out of the use of, exposure to or Releases or threatened Releases of Hazardous Material.
“Environmental Law” shall mean any and all treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other legally binding requirements, and the common law, relating to protection of human health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.
“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.
“Equipment” shall mean “equipment,” as such term is defined in the UCC, in which such Person now or hereafter has rights.
“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the thirty (30) day notice period is waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the occurrence of any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (h) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan subject to Section 4063 of ERISA or a cessation of operation that is treated as a withdrawal under Section 406(e) of ERISA; (i) a complete or partial withdrawal by any Company or any ERISA Affiliate from a Multiemployer Plan resulting in material Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in a Material Adverse Effect.
“EURIBOR Borrowing” shall mean a Borrowing comprised of EURIBOR Loans.
“EURIBOR Interest Period” shall mean, with respect to any EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months later (or two weeks if commercially available or, with regard only to a European Swingline Loan denominated in Euros, between 2 and 7 days), as Administrative Borrower may elect; provided that (a) if any EURIBOR Interest Period would end on a day other than a Business Day, such EURIBOR Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such EURIBOR Interest Period shall end on the immediately preceding Business Day, (b) any EURIBOR Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such EURIBOR Interest Period) shall end on the last Business Day of the last calendar month of such EURIBOR Interest Period, (c) Administrative Borrower shall not select a EURIBOR Interest Period that would extend beyond the Maturity Date of the applicable Loan and (d) Administrative Borrower shall not select EURIBOR Interest Periods so as to require a payment or prepayment of any EURIBOR Loan during a EURIBOR Interest Period for such Loan. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“EURIBOR Loan” shall mean any Revolving Loan or European Swingline Loan bearing interest at a rate determined by reference to the Adjusted EURIBOR Rate in accordance with the provisions of ARTICLE II.
“EURIBOR Rate” shall mean, with respect to any EURIBOR Borrowing for any Interest Period, the interest rate per annum determined by the Banking Federation of the European Union for deposits in Euro (for delivery on the first day of such Interest Period) with a term comparable to such Interest Period, determined as of approximately 11:00 a.m., Brussels time, on the second full TARGET Day preceding the first day of such Interest Period (as set forth by Reuters or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the Banking Federation of the European Union as an authorized information vendor for the purpose of displaying such rates); provided, however, that (i) if no comparable term for an Interest Period is available, the EURIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if the rate referenced above is not available, “EURIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to EURIBOR Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent (or such other bank or banks as may be designated by the Administrative Agent in consultation with European Administrative Borrower) is offered deposits in Euros at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the first day of such Interest Period, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of such EURIBOR Borrowing to be outstanding during such Interest Period (or such other amount as the Administrative Agent may reasonably determine).
“euro” or “Euro” or “€” shall mean the single currency of the Participating Member States.
“Euro Denominated Loan” shall mean each Loan denominated in euros at the time of the incurrence thereof.
“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.
“Eurocurrency Interest Period” shall mean, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or one week if commercially available or, with regard only to a European Swingline Loan denominated in Dollars, GBP or Swiss francs, between 2 and 7 days), as Administrative Borrower may elect; provided that (a) if any Eurocurrency Interest Period would end on a day other than a Business Day, such Eurocurrency Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Eurocurrency Interest Period shall end on the immediately preceding Business Day, (b) any Eurocurrency Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Eurocurrency Interest Period) shall end on the last Business Day of the last calendar month of such Eurocurrency Interest Period, (c) Administrative Borrower shall not select a Eurocurrency Interest Period that would extend beyond the Maturity Date of the applicable Loan and (d) Administrative Borrower shall not select Eurocurrency Interest Periods so as to require a payment or prepayment of any Eurocurrency Loan during a Eurocurrency Interest Period for such Loans. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Eurocurrency Loan” shall mean any Revolving Loan or European Swingline Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of ARTICLE II.
“Eurofoil” shall mean Eurofoil Inc. (USA), a New York corporation.
“European Administrative Borrower” shall mean Novelis AG, or any successor entity serving in that role pursuant to Section 2.03(c).
“European Borrower” shall mean Swiss Borrower, the German Borrower and/or U.K. Borrower, as the context may require.
“European Borrowing Base” shall mean the lesser of (i) (A) the sum of the Swiss Borrowing Base plus (B) the U.K. Borrowing Base plus (C) the German Borrowing Base and (ii) the greater of (A) $500,000,000 and (B) 50% of the Total Gross Borrowing Base.
“European Communities” shall mean the European Community created by the Treaty establishing the European Community (Treaty of Rome) of 1957.
“European LC Exposure” shall mean at any time the Dollar Equivalent of the sum of the stated amount of all outstanding European Letters of Credit at such time. The European LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate European LC Exposure at such time.
“European Letter of Credit” shall have the meaning assigned to such term in Section 2.18(a).
“European Reimbursement Obligations” shall mean each applicable Borrower’s obligations under Section 2.18 to reimburse LC Disbursements in respect of European Letters of Credit.
“European Swingline Commitment” shall mean the commitment of the European Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17. The amount of the European Swingline Commitment shall initially be €50,000,000, but shall in no event exceed the Revolving Commitment.
“European Swingline Exposure” shall mean at any time the sum of (a) German Swingline Exposure plus (b) Swiss Swingline Exposure plus (c) U.K. Swingline Exposure. The European Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate European Swingline Exposure at such time.
“European Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.
“European Swingline Loan” shall mean a German Swingline Loan, a Swiss Swingline Loan and/or a U.K. Swingline Loan, as the context may require.
“Event of Default” shall have the meaning assigned to such term in Section 8.01.
“Excess Amount” shall have the meaning assigned to such term in Section 2.10.
“Excess Availability” shall mean, at any time, an amount, expressed in Dollars, equal to (a) the lesser of (i) the Revolving Commitments of all of the Lenders and (ii) the Total Borrowing Base on the date of determination less (b) all outstanding Loans and LC Exposure; provided that in the determination of Excess Availability for any purpose hereunder (other than determination of Applicable Margin pursuant to Annex II), no more than 20% of Excess Availability may arise from Excess German Availability.
“Excess German Availability” shall mean, at any time, an amount, expressed in Dollars, equal to the greater of (a) the German Borrowing Base on the date of determination minus German Revolving Exposure and (b) zero.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Collateral Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary designated as such in writing by Administrative Borrower to the Administrative Agent that:
(x) (i) contributed 2.5% or less of Consolidated EBITDA (Leverage) for the period of four fiscal quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination, and (ii) had consolidated assets representing 2.5% or less of the Consolidated Total Assets of the Parent Borrower and its Restricted Subsidiaries on the last day of the most recent fiscal quarter ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination;
(y)    together with all other Restricted Subsidiaries constituting Excluded Collateral Subsidiaries (i) contributed 7.5% or less of Consolidated EBITDA (Leverage) for the period of four fiscal quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination, and (ii) had consolidated assets representing 7.5% or less of the Consolidated Total Assets of the Parent Borrower and its Restricted Subsidiaries on the last day of the most recent fiscal quarter ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination, and
(z)    is not a Loan Party on the Closing Date; provided that no Loan Party shall constitute an Excluded Collateral Subsidiary except to the extent such Loan Party issues Equity Interests to Persons other than a Company pursuant to Section 6.06(l) and immediately prior to such issuance such Person would have otherwise qualified as an Excluded Collateral Subsidiary under clause (x) and (y) above.
The Excluded Collateral Subsidiaries as of the Closing Date are listed on Schedule 1.01(e).
“Excluded Contract” shall have the meaning assigned to such term in the definition of “Excluded Property”.
“Excluded Equity Interests” shall mean (a) any Equity Interests of any Person with respect to which the cost or other consequences (including any adverse tax consequences) of pledging such Equity Interests shall be excessive in view of the benefits to be obtained by the Lenders therefrom as reasonably determined by the Administrative Agent and the Administrative Borrower, (b) any Equity Interests to the extent the pledge thereof would be prohibited by any applicable law or contractual obligation (only to the extent such prohibition is applicable and not rendered ineffective by any applicable law and, in the case of any such contractual obligation, permitted under Section 6.19 hereof) and (c) the Equity Interests of any Unrestricted Subsidiary.
“Excluded Property” shall mean (a) any Excluded Equity Interests, (b) any property, including the rights under any contract or agreement (an “Excluded Contract”) to the extent that the grant of a Lien thereon (i) is prohibited by applicable law or contractual obligation, (ii) requires a consent not obtained of any governmental authority pursuant to such applicable law or any third party pursuant to any contract between the Parent Borrower or any Subsidiary and such third party or (iii) would trigger a termination event pursuant to any “change of control” or similar provision, in each case pursuant to this clause (a), except to the extent such anti-assignment or negative pledge is not enforceable under the UCC or other applicable requirements of Applicable Law, or such contractual obligation is prohibited under Section 6.19 hereof, (b)  United States intent to use trademark applications to the extent that, and solely during the period in which, the grant of a Lien thereon would impair the validity or enforceability of such intent to use trademark applications under applicable United States federal law, (c) local petty cash deposit accounts maintained by the Parent Borrower and its Restricted Subsidiaries in proximity to their operations, (d) payroll accounts maintained by the Parent Borrower and its Subsidiaries, (e) Property that is, or is to become, subject to a Lien securing a Purchase Money Obligation or Capital Lease Obligation permitted to be incurred pursuant to this Agreement, if the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such Property and such prohibition is permitted under Section 6.19 hereof, (f)(x) any leasehold real property and (y) any fee-owned real property having an individual fair market value not exceeding $10,000,000, (g) any Letter-of-Credit Rights that are not Supporting Obligations (each as defined in the UCC), and (h) any other property with respect to which the cost or other consequences (including any materially adverse tax consequences) of pledging such property shall be excessive in view of the benefits to be obtained by the Lenders therefrom as reasonably determined by the Administrative Agent.
“Excluded Subsidiaries” shall mean Restricted Subsidiaries of Holdings that are not organized in a Principal Jurisdiction.
“Excluded Taxes” shall mean, with respect to the Agents, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower or Guarantor hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, (b) any U.S. federal withholding tax that (i) is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.15(a) or (y) if such Lender designates a new lending office or is an assignee pursuant to a request by any Borrower under Section 2.16; provided that this subclause (b)(i) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.14(d), or (ii) is attributable to such Lender’s failure to comply with Section 2.15(e), (c) any Taxes imposed under FATCA and (d) for greater certainty, taxes imposed on amounts deemed to be interest pursuant to section 214(7) of the Income Tax Act (Canada).
“Executive Order” shall have the meaning assigned to such term in Section 3.22.
“Existing Credit Agreement” shall mean that certain credit agreement, dated as of December 17, 2010, among Novelis Inc., as parent borrower, Novelis Corporation, as U.S. borrower, the other U.S. borrowers party thereto, Novelis UK Ltd, as U.K. borrower, Novelis AG, as Swiss borrower, AV Metals Inc., the other Loan Parties party thereto, the lenders party thereto, Bank of America, as administrative agent and as collateral agent, and the other parties thereto, as amended, restated, supplemented or modified prior to the Closing Date.
“Existing Letter of Credit” shall mean the letters of credit referred to on Schedule 2.18(a), in each case that is issued by a Lender or an Affiliate of a Lender that is eligible to be an Issuing Bank.
“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).
“Extended Commitment” shall have the meaning assigned to such term in Section 11.02(g).
“Extraordinary Expenses” shall mean all costs, expenses or advances that any Agent or Receiver (or, to the extent set forth in Section 11.03(a), the Lenders) may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of a Loan Party, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against any Agent, any Lender, any Receiver, any Loan Party, any representative of creditors of any Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Liens on the Collateral for the benefit of the Secured Parties), Loan Documents, Letters of Credit or Secured Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of any Agent or Receiver in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Secured Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.
“FASB ASC” shall mean the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code in effect as of the Closing Date (or any amended or successor provisions that are substantively comparable), any current or future regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the United States Internal Revenue Service thereunder as a precondition to relief or exemption from taxes under such provisions), any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (and any official guidance implementing such intergovernmental agreements).
“Federal Funds Rate” shall mean (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Wells Fargo on the applicable day on such transactions, as determined by Agent.
“Fee Letter” shall mean that certain fee letter among Wells Fargo and the Loan Parties party thereto, dated as of the Closing Date.
“Fees” shall mean the fees payable hereunder or under the Fee Letter.
“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.
“Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.
“FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
“First Priority” shall mean, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject, other than Permitted Liens of the type described in Section 6.02(a), (b), (c), (d), (f), (g), (h), (i), (j), (k) (to the extent provided in the Intercreditor Agreement), (n), (o), (q), (r), (s), (t) and (y) which have priority over the Liens granted pursuant to the Security Documents (and in each case, subject to the proviso to Section 6.02).
“Foreign Guarantee” shall have the meaning assigned to such term in Section 7.01.
“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that properly elected to be treated as a United States person.
“Foreign Plan” shall mean any pension or other employee benefit or retirement plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees employed outside the United States (other than a Canadian Pension Plan).
“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.
“Forward Share Sale Agreement” shall mean that certain Forward Share Sale Agreement, dated as of December 17, 2010, between Novelis Inc. and Novelis Acquisitions LLC pursuant to which Novelis Inc. has agreed to sell shares of 9.50% preferred stock of Novelis Corporation owned by it to Novelis Acquisitions LLC.
“French Collateral Agent” shall mean Wells Fargo Bank, National Association, in its capacity as security agent (agent des sûretés), under the French Security Agreements and any of its successors or assigns. For the avoidance of doubt, the French Collateral Agent is hereby appointed by the Lenders to act on their behalf as security agent (agent des sûretés) to constitute (constituer), register (inscriro), manage (gérer) and enforce (réaliser) the security interests contemplated by the French Security Agreements in order to fully secure and guarantee their respective rights in each amount payable by each French Guarantor to each of the Secured Parties under each of the Loan Documents, and in that capacity to accomplish all actions and formalities eventually necessary under article 2328-1 of the French code civil.
“French Guarantor” shall mean each Restricted Subsidiary of Parent Borrower organized in France party hereto as a Guarantor, and each other Restricted Subsidiary of Parent Borrower organized in France that is required to become a Guarantor pursuant to the terms hereof.
“French Security Agreements” shall mean, collectively (i) any Security Agreements substantially in the form of Exhibit M-10, including all subparts thereto, among the French Guarantor (and such other Persons as may be party thereto) and the French Collateral Agent for the benefit of the Secured Parties and (ii) each pledge agreement, mortgage, security agreement, guarantee or other agreement that is entered into by any French Guarantor or any Person who is the holder of Equity Interests in any French Guarantor in favor of the Collateral Agent and/or the Term Loan Collateral Agent, and any other pledge agreement, mortgage, security agreement or other agreement entered into pursuant to the terms of the Loan Documents that is governed by the laws of France (or any subdivision thereof), securing the Secured Obligations, entered into pursuant to the terms of this Agreement or any other Loan Document, as the same may be amended, restated or otherwise modified from time to time.
“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).
“Full Payment” shall mean, with respect to any Secured Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Secured Obligations are LC Obligations or inchoate or contingent in nature, cash collateralization thereof (or delivery of a standby letter of credit acceptable to Administrative Agent in its discretion, in the amount of required cash collateral) in an amount equal to (x) 105% of all LC Exposure and (y) with respect to any inchoate, contingent or other Secured Obligations (including Secured Bank Product Obligations), Administrative Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Secured Obligations; and (c) a release of any Claims of the Loan Parties against each Agent, Lenders and each Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.
“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Debt” shall mean, as to any person, all Indebtedness of such person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Parent Borrower and its Subsidiaries, Indebtedness in respect of the Loans and the Term Loans.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis; provided that if the Parent Borrower converts its financial reporting from generally accepted accounting principles in the United States to IFRS as permitted under Section 1.04, “GAAP” shall mean (subject to the provisions of Section 1.04 hereof) IFRS applied on a consistent basis.
“GBP” or “£” shall mean lawful money of the United Kingdom.
“GBP Denominated Loan” shall mean each Loan denominated in GBP at the time of the incurrence thereof.
“German Borrower” shall have the meaning assigned to such term in the preamble hereto.
“German Borrowing Base” shall mean at any time an amount equal to the sum of the Dollar Equivalent of, without duplication:
(i)    the lesser of (i) the advance rate of 75% of the Cost of Eligible German Inventory, or (ii) the advance rate of 80% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible German Inventory, minus
(ii)    any Reserves established from time to time by the Administrative Agent with respect to the German Borrowing Base in accordance with Section 2.01(d) and the other terms of this Agreement;
provided, however, that in no event shall the German Borrowing Base exceed the greater of (A) $175,000,000 and (B) 20% of the Total Gross Borrowing Base.
The German Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent with such adjustments as Administrative Agent deems appropriate in its Permitted Discretion to assure that the German Borrowing Base is calculated in accordance with the terms of this Agreement.
“German Guarantor” shall mean each Restricted Subsidiary of Parent Borrower organized in Germany party hereto as a Guarantor, and each other Restricted Subsidiary of Parent Borrower organized in Germany that is required to become a Guarantor pursuant to the terms hereof.
“German Loan Party” shall mean the German Borrower or a German Guarantor.
“German Receivables Purchase Agreement” shall have the meaning assigned to such term in the definition of “Receivables Purchase Agreement”.
“German Revolving Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding German Revolving Loans of such Lender, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s European LC Exposure, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s European Swingline Exposure.
“German Revolving Loan” shall have the meaning assigned to such term in Section 2.01(a).
“German Security Agreement” shall mean, collectively (i) any Security Agreement substantially in the form of Exhibit M-5, including all subparts thereto, among the German Loan Parties (and such other Persons as may be party thereto) and the Collateral Agent and/or the Term Loan Collateral Agent, among others, for the benefit of the Secured Parties and (ii) each pledge agreement, mortgage, security agreement, guarantee or other agreement that is entered into by any German Loan Party or any Person who is the holder of Equity Interests in any German Loan Party in favor of the Collateral Agent and/or the Term Loan Collateral Agent, and any other pledge agreement, mortgage, security agreement or other agreement entered into pursuant to the terms of the Loan Documents that is governed by the laws of Germany (or any subdivision thereof), securing the Secured Obligations, entered into pursuant to the terms of this Agreement or any other Loan Document, as the same may be amended, restated or otherwise modified from time to time.
“German Seller” shall mean German Borrower (including in its roles as seller and collection agent under the German Receivables Purchase Agreement).
“German Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding German Swingline Loans. The German Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate German Swingline Exposure at such time.
“German Swingline Loan” shall mean any loan made by the European Swingline Lender to the German Borrower pursuant to Section 2.17. For the avoidance of doubt, German Swingline Loans shall include Overadvances made as German Swingline Loans.
“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Real Property Disclosure Requirements” shall mean any requirement of Applicable Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
“Guarantee Payment” shall have the meaning assigned to such term in Section 7.12(b).
“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.
“Guarantees” shall mean the guarantees issued pursuant to ARTICLE VII by the Guarantors.
“Guarantors” shall mean each Borrower, Holdings and the Subsidiary Guarantors (including each U.S. Borrower, the Parent Borrower, the U.K. Borrower, the Swiss Borrower, Holdings and each other Canadian Guarantor, each Swiss Guarantor, each U.K. Guarantor, the German Guarantor, each Irish Guarantor, the Brazilian Guarantor, the Madeira Guarantor, the French Guarantor, and each other Restricted Subsidiary of Parent Borrower that becomes or is required to become a Guarantor hereunder, and including in any case each Borrowing Base Guarantor).
“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation under or which can give rise to liability (including, but not limited to, due to their ignitability, corrosivity, reactivity or toxicity) under any Environmental Laws.
“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies entered into for the purposes of hedging a Company’s exposure to interest or exchange rates, loan credit exchanges, security or currency valuations or commodity prices, in each case not for speculative purposes.
“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.
“Hindalco” shall mean Hindalco Industries Limited, a corporation organized under the laws of India.
“HMRC DT Treaty Passport Scheme” shall mean the Double Taxation Treaty Passport Scheme as implemented by HM Revenue & Customs from September 1, 2010, in relation to corporate lenders.
“Holdings” shall mean (i) prior to the consummation of the Permitted Holdings Amalgamation, AV Metals, and (ii) upon and after the consummation of the Permitted Holdings Amalgamation, Successor Holdings.
“IFRS” shall mean International Financial Reporting Standards consistently applied.
“Immaterial Subsidiary” shall mean, at any date of determination, any Subsidiary that, together with all other Subsidiaries then constituting Immaterial Subsidiaries (i) contributed 5.0% or less of Consolidated EBITDA for the period of four fiscal quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination, (ii) had consolidated assets representing 5.0% or less of the Consolidated Total Assets on the last day of the most recent fiscal quarter ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination, and (iii) is not a Loan Party on the Closing Date.
“Increase Effective Date” shall have the meaning assigned to such term in Section 2.23(a).
“Increase Joinder” shall have the meaning assigned to such term in Section 2.23(c).
“Incremental Revolving Commitment” shall have the meaning assigned to such term in Section 2.23(a).
“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days (other than such overdue trade accounts payable being contested in good faith and by proper proceedings, for which appropriate reserves are being maintained with respect to such circumstances in accordance with U.S. GAAP or other applicable accounting standards)); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (f) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such person; (g) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (j) all obligations of such person under any Qualified Securitization Transaction; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that the terms of such Indebtedness expressly provide that such person is not liable therefor.
“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.
“Indemnitee” shall mean Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees, Wells Fargo Indemnitees and Receiver Indemnitees.
“Indenture Permitted Debt” shall mean permitted debt of the type referred to in clause (b) of the definition of “Permitted Debt” contained in the New Senior Notes Agreements (or equivalent basket in any other Material Indebtedness).
“Information” shall have the meaning assigned to such term in Section 11.12.
“Initial Issuing Bank” shall mean Wells Fargo Bank, National Association as initial Issuing Bank, and its successors in such capacity pursuant to Section 2.18(d), in its capacity as issuer of U.S. Letters of Credit and European Letters of Credit issued by it.
“Initial U.S. Borrower” shall have the meaning assigned to such term in the preamble hereto.
“Initiating Company” shall have the meaning assigned to such term in the definition of “Series of Cash Neutral Transactions”.
“Insolvency Proceeding” any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other Debtor Relief Law; (b) the appointment of a receiver, trustee, liquidator, administrator, examiner, conservator or other custodian for such Person or any part of its property; or (c) an assignment or trust mortgage for the benefit of creditors.
“Instruments” shall mean all “instruments,” as such term is defined in the UCC, in which any Person now or hereafter has rights.
“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.
“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.
“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).
“Interbank Rate” shall mean, for any period, (i) in respect of Loans denominated in Dollars, the Federal Funds Rate, and (ii) in respect of Loans denominated in any other currency, the Administrative Agent’s cost of funds for such period.
“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit P, or such other form as may be agreed to by the Administrative Agent in its sole discretion.
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of December 17, 2010, by and among the Companies party thereto, the administrative agent and the collateral agent under the Existing Credit Agreement, the Term Loan Collateral Agent, the Term Loan Administrative Agent, Administrative Agent and Collateral Agent (each pursuant to a joinder agreement executed as of the Closing Date), and such other persons as may become party thereto from time to time pursuant to the terms thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Interest Election Request” shall mean a request by Administrative Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.
“Interest Payment Date” shall mean (a) with respect to any Base Rate Loan (including any Swingline Loan), the first Business Day of each month to occur during any period in which such Loan is outstanding, (b) with respect to any Eurocurrency Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Loan or EURIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Revolving Loan or Swingline Loan, the Maturity Date thereof or such earlier date on which the Revolving Commitments are terminated, as the case may be.
“Interest Period” shall mean (a) in the case of any Eurocurrency Loan, the applicable Eurocurrency Interest Period and (b) in the case of any EURIBOR Loan, the applicable EURIBOR Interest Period.
“Inventory” shall mean all “inventory,” as such term is defined in the UCC, wherever located, in which any Person now or hereafter has rights.
“Inventory Appraisal” shall mean (a) on the Closing Date, the appraisal prepared by Sector 3 dated July 2012, and (b) thereafter, the most recent inventory appraisal conducted by Sector 3 or another independent appraisal firm and delivered pursuant to Section 5.07(c) hereof.
“Inventory Reserve” shall mean reserves established by Administrative Agent in its Permitted Discretion in accordance with Section 2.01(d) to reflect factors that may negatively impact the value of Inventory, including change in salability, obsolescence (excluding items that can be recycled as scrap), seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.
“Investments” shall have the meaning assigned to such term in Section 6.04.
“Irish Guarantor” shall mean each Restricted Subsidiary of Parent Borrower organized in Ireland party hereto as a Guarantor, and each other Restricted Subsidiary of Parent Borrower organized in Ireland that is required to become a Guarantor pursuant to the terms hereof.
“Irish Security Agreement” shall mean, collectively (i) any Security Agreement substantially in the form of Exhibit M-6, including all subparts thereto, among the Irish Guarantor (and such other Persons as may be party thereto) and the Collateral Agent, among others, for the benefit of the Secured Parties and (ii) each pledge agreement, mortgage, security agreement, guarantee or other agreement that is entered into by any Irish Guarantor or any Person who is the holder of Equity Interests in any Irish Guarantor in favor of the Collateral Agent and/or the Term Loan Collateral Agent, and any other pledge agreement, mortgage, security agreement or other agreement entered into pursuant to the terms of the Loan Documents that is governed by the laws of Ireland (or any subdivision thereof), securing the Secured Obligations, entered into pursuant to the terms of this Agreement or any other Loan Document, as the same may be amended, restated or otherwise modified from time to time.
“Issuing Bank” shall mean, as the context may require, (a) the Initial Issuing Bank; (b) any other Lender that is a Swiss Qualifying Bank that may become an Issuing Bank pursuant to Section 2.18(d) or (e) in its capacity as issuer of U.S. Letters of Credit and European Letters of Credit issued by such Lender; (c) any other Lender that may become an Issuing Bank pursuant to Section 2.18(f), but solely in its capacity as issuer of Existing Letters of Credit; or (d) collectively, all of the foregoing. Any Issuing Bank may, in its discretion, arrange for one or more U.S. Letters of Credit or European Letters of Credit to be issued by Affiliates of such Issuing Bank (so long as each such Affiliate is a Swiss Qualifying Bank), in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Issuing Bank Indemnitees” shall mean each Issuing Bank and their officers, directors, employees, Affiliates, agents and attorneys.
“Issuing Country” shall have the meaning assigned to such term in Section 11.19(a).
“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F, or such other form as may be agreed to by the Administrative Agent in its sole discretion.
“Joint Venture” shall mean any person (a) that is not a direct or indirect Subsidiary of Holdings, and (b) in which Parent Borrower, in the aggregate, together with its Subsidiaries, is directly or indirectly, the beneficial owner of 5% or more of any class of Equity Interests of such person.
“Joint Venture Subsidiary” shall mean each of (i) Aluminum Company of Malaysia Berhard and (ii) any other person that is a Subsidiary in which persons other than Holdings or its Affiliates own 10% or more of the Equity Interests of such person, excluding, to the extent they become Restricted Subsidiaries of the Parent Borrower after the Closing Date, Logan and Norf GmbH.
“Judgment Currency” shall have the meaning assigned to such term in Section 11.18(a).
“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 11.18(a).
“Junior Lien” means a Lien designated as a “Subordinated Lien” under the Intercreditor Agreement on all or any portion of the Collateral, but only to the extent (i) any such Lien constitutes “Subordinated Liens” under, and as defined in, the Intercreditor Agreement (it being understood that such Subordinated Lien will be a junior, “silent” lien with respect to the Liens securing the Secured Obligations, as provided in the Intercreditor Agreement) and (ii) the holders of such Indebtedness (or a trustee, agent or other representative of such holders) secured by such Lien have become a party to the Intercreditor Agreement through the execution and delivery of joinders thereto.
“Junior Secured Indebtedness” shall mean Indebtedness of a Loan Party that is secured by a Junior Lien.
“Junior Secured Indebtedness Documents” all documents executed and delivered with respect to the Junior Secured Indebtedness or delivered in connection therewith.
“KPMG” shall mean KPMG LLP.
“Land Registry” shall mean the Land Registry of England and Wales.
“Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit G, or such other form as may reasonably be acceptable to the Administrative Agent.
“LC Application” shall mean an application to an Issuing Bank for issuance of a Letter of Credit in accordance with the terms of Section 2.18, in form and substance satisfactory to such Issuing Bank.
“LC Commitment” shall mean the commitment of the Initial Issuing Bank to issue U.S. Letters of Credit and European Letters of Credit pursuant to Section 2.18. The total amount of the LC Commitment shall initially be $125,000,000, but shall in no event exceed the Total Revolving Commitment.
“LC Condition” shall mean the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 4.02 (and, in the case of the initial Credit Extension, Section 4.01); (b) after giving effect to such issuance, (i) the LC Exposure does not exceed the LC Commitment, the Total Revolving Exposure does not exceed the lesser of (A) the Total Borrowing Base and (B) the Total Revolving Commitments, (ii) (A) the Total Adjusted Revolving Exposure (German) does not exceed the Total Adjusted Borrowing Base (German), (B) the Total Adjusted Revolving Exposure (Swiss) does not exceed the Total Adjusted Borrowing Base (Swiss) and (C) the Total Adjusted Revolving Exposure does not exceed the Total Adjusted Borrowing Base and (iii) no Overadvance exists; (c) the expiration date of such Letter of Credit is not later than the Letter of Credit Expiration Date and (unless, solely with respect to standby Letters of Credit for which beneficiary is a customs, tax, or other governmental authority, the Issuing Bank is Wells Fargo, or another Issuing Bank who otherwise agrees in its sole discretion) is no more than 365 days from issuance, provided that such Letters of Credit may contain automatic extension provisions in accordance with Section 2.18(a)(v); (d) the purpose and form of the proposed Letter of Credit is satisfactory to Administrative Agent and the applicable Issuing Bank in their discretion, (e) where the Letter of Credit is a Standby Letter of Credit, the beneficiary of such Letter of Credit is not resident in Ireland or, where the beneficiary is a legal person, its place of establishment to which the Letter of Credit relates is not in Ireland, and (f) the Applicable Administrative Borrower (or, with respect to Canadian Dollar Denominated Letters of Credit, Parent Borrower) shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of another Subsidiary of Holdings.
“LC Disbursement” shall mean a payment or disbursement made by the applicable Issuing Bank pursuant to a drawing under a Letter of Credit.
“LC Documents” shall mean all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to an Issuing Bank or an Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.
“LC Exposure” shall mean, at any time, the sum of the U.S. LC Exposure and European LC Exposure at such time.
“LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.
“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).
“LC Request” shall mean a request in accordance with the terms of Section 2.18 and substantially in the form of Exhibit H, or such other form as shall be approved by the Administrative Agent.
“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.
“Lender Indemnitees” shall mean the Lenders and their Related Parties.
“Lenders” shall mean (a) each financial institution that is a party hereto on the Closing Date or that becomes a party hereto pursuant to an Increase Joinder and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include each Swingline Lender.
“Letter of Credit” shall mean any (i) Standby Letter of Credit, (ii) Commercial Letter of Credit, and (iii) any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support for the benefit of the any Borrower, in each case, issued (or deemed issued) or to be issued by an Issuing Bank for the account of any Borrower pursuant to Section 2.18, including any U.S. Letter of Credit and any European Letter of Credit.
“Letter of Credit Expiration Date” shall mean the date which is ten (10) days prior to the Maturity Date.
“LIBOR” shall mean, with respect to any Interest Period, the applicable rate per annum rate appearing on Macro*World’s (https://capitalmarkets.mworld.com; the “Service”) Page BBA LIBOR (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) for deposits in the applicable currency, two (2) Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the Eurocurrency Borrowing requested (whether as an initial Eurocurrency Borrowing or as a continuation of a Eurocurrency Borrowing or as a conversion of a Base Rate Borrowing to a Eurocurrency Borrowing) by any Borrower in accordance with the Agreement (and, if any such rate is below zero, LIBOR shall be deemed to be zero), which determination shall be made by Administrative Agent and shall be conclusive in the absence of manifest error. In the event that such rate is not available at such time for any reason, then “LIBOR” with respect to a Borrowing for such Interest Period shall be the rate at which deposits in the relevant Approved Currency of $5,000,000 (or the Dollar Equivalent thereof) and for a maturity comparable to such Interest Period are offered by the principal London office of Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. London time on the day which is two (2) Business Days prior to the commencement of such Interest Period.
“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, assignment, hypothecation, security interest or similar encumbrance of any kind or any arrangement to provide priority or preference in respect of such property or any filing of any financing statement or any financing change statement under the UCC, the PPSA or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority (other than any unauthorized notice or filing filed after the Closing Date for which there is not otherwise any underlying lien or obligation, so long as the Borrowers are (if aware of same) using commercially reasonable efforts to cause the removal of same), including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” shall mean this Agreement, any Borrowing Base Certificate, the Intercreditor Agreement, the Contribution, Intercompany, Contracting and Offset Agreement, the Notes (if any), the Security Documents, each Foreign Guarantee, the Fee Letter, each Receivables Purchase Agreement, and all other pledges, powers of attorney, consents, assignments, certificates, agreements or documents, whether heretofore, now or hereafter executed by or on behalf of any Loan Party for the benefit of any Agent or any Lender in connection with this Agreement.
“Loan Modification Agreement” shall have the meaning assigned to such term in Section 11.02(g).
“Loan Modification Offer” shall have the meaning assigned to such term in Section 11.02(g).
“Loan Parties” shall mean Holdings (unless Holdings has been released as a Guarantor pursuant to Section 7.09(d)), the Borrowers and the Subsidiary Guarantors.
“Loans” shall mean, as the context may require, a Revolving Loan or a Swingline Loan.
“Logan” shall mean Logan Aluminum Inc., a Delaware corporation.
“Logan Location” shall mean the premises of Logan Aluminum Inc., Route 431, North Russellville, Kentucky 42276.
“Madeira Guarantor” shall mean each Restricted Subsidiary of Parent Borrower organized in Madeira party hereto as a Guarantor, and each other Restricted Subsidiary of Parent Borrower organized in Madeira that is required to become a Guarantor pursuant to the terms hereof.
“Madeira Security Agreements” shall mean, collectively (i) any Security Agreements substantially in the form of Exhibit M-9, including all subparts thereto, among the Madeira Guarantor (and such other Persons as may be party thereto) and the Collateral Agent for the benefit of the Secured Parties and (ii) each pledge agreement, mortgage, security agreement, guarantee or other agreement that is entered into by any Madeira Guarantor or any Person who is the holder of Equity Interests in any Madeira Guarantor in favor of the Collateral Agent and the Secured Parties and, in the case of an Assignment of Credits Agreement, also in favor of the Term Loan Collateral Agent and the secured parties under the Term Loan Credit Agreement, and any other pledge agreement, mortgage, security agreement or other agreement entered into pursuant to the terms of the Loan Documents that is governed by the laws of Portugal (or any subdivision thereof), securing the Secured Obligations, entered into pursuant to the terms of this Agreement or any other Loan Document, as the same may be amended, restated or otherwise modified from time to time.
“Management Fees” shall have the meaning assigned to such term in Section 6.08(c).
“Mandatory Cost” shall mean the per annum percentage rate calculated by the Administrative Agent in accordance with Annex III.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations, or financial condition of the Loan Parties and their Restricted Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties to perform their payment and other material obligations under the Loan Documents; (c) a material impairment of the rights of or benefits or remedies available to the Lenders, the Administrative Agent or the Collateral Agent under the Loan Documents, taken as a whole; or (d)(i) a material adverse effect on the Revolving Credit Priority Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on such Collateral or the priority of such Liens, in each case for this clause (d)(i) taken as a whole, or (ii) a material adverse effect on the Pari Passu Priority Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on such Collateral or the priority of such Liens, in each case for this clause (d)(ii) taken as a whole.
“Material Indebtedness” shall mean (a) Indebtedness under the Term Loan Documents and any Permitted Term Loan Facility Refinancings thereof, (b) Indebtedness under the New Senior Notes, the Additional Senior Secured Indebtedness, the Junior Secured Indebtedness and any Permitted Refinancings of any thereof in each case in an aggregate outstanding principal amount exceeding $100,000,000 and (c) any other Indebtedness (other than the Loans and Letters of Credit, and other than intercompany Indebtedness of the Companies permitted hereunder) of the Loan Parties in an aggregate outstanding principal amount exceeding $100,000,000.
“Material Subsidiary” shall mean any Subsidiary of Parent Borrower that is not an Immaterial Subsidiary.
“Maturity Date” shall mean the earlier of (i) May 13, 2018 and (ii) in the event that any Senior Notes or Term Loans are outstanding 90 days prior to their respective maturity dates, the date that is 90 days prior to the maturity date for such Senior Notes or Term Loans (as the case may be) unless (A) such Senior Notes or Term Loans have been refinanced to have a maturity date six months after the scheduled Maturity Date or (B) to the extent not so refinanced, cash collateralized, or defeased in cash, after giving effect to an Availability Reserve for such outstanding Senior Notes or Terms Loans, the Borrowers would be able to fulfill the conditions for prepayments of indebtedness set forth in clause (c) of the definition of “Availability Conditions” (without giving effect to the 30 day requirement set forth in clauses (i)(B) and (ii)(A)(2) thereof).
“Maximum Rate” shall have the meaning assigned to such term in Section 11.14.
“Mexican Accounts” shall mean Accounts with respect to which the Account Debtor either (A) maintains its Chief Executive Office in Mexico, or (B) is organized under the laws of Mexico or any state, territory, province or subdivision thereof.
“Minimum Currency Threshold” shall mean (w) with regard to Dollar Denominated Loans, (i) an integral multiple of $1,000,000 and not less than $5,000,000 for Base Rate Loans and (ii) an integral multiple of $1,000,000 and not less than $5,000,000 for Eurocurrency Loans, (x) with regard to Euro Denominated Loans, an integral multiple of €1,000,000 and not less than €5,000,000 and (y) with regard to GBP Denominated Loans, not less than GBP2,000,000 and, if greater, an integral multiple of GBP1,000,000.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, charge, deed of trust, deed of hypothec or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in the form of Exhibit J or, subject to the terms of the Intercreditor Agreement, other form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.
“Mortgaged Property” shall mean (a) each Real Property identified as a Mortgaged Property on Schedule 8(a) to the Perfection Certificate dated the Closing Date, (b) each future Real Property covered by the terms of any Mortgage, and (c) each Real Property, if any, which shall be subject to a Mortgage (or other Lien created by a Security Document) delivered after the Closing Date pursuant to Section 5.11(c).
“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding six plan years made contributions; or (c) with respect to which any Company could incur liability.
“Net Cash Proceeds” shall mean:
(a)    with respect to any Asset Sale, the cash proceeds received by Holdings, the Parent Borrower or any of its Restricted Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings, the Parent Borrower or any of its Restricted Subsidiaries) in respect of non-cash consideration initially received) net of (without duplication) (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Administrative Borrower’s good faith estimate of income taxes paid or payable in connection with such sale and repatriation Taxes that are or would be payable in connection with any sale by a Restricted Subsidiary); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings, the Parent Borrower or any of its Restricted Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Administrative Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within ninety (90) days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within ninety (90) days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than Pari Passu Secured Obligations) which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and (v) so long as any Pari Passu Secured Obligations remain outstanding, amounts required to be prepaid under the Pari Passu Loan Documents from the proceeds of Pari Passu Priority Collateral (provided that, in the case of an Asset Sale consisting of a sale or other disposition of all or substantially all of the property or assets or business of a Loan Party or Restricted Subsidiary, or the Equity Interests of a Restricted Subsidiary, this clause (v) shall be limited to that portion of the cash proceeds in excess of the net book value of Revolving Credit Priority Collateral which is subject to such Asset Sale); and
(b)    with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of (i) all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event; and (ii) so long as any Pari Passu Secured Obligations remain outstanding, amounts required to be prepaid under the Pari Passu Loan Documents in respect of cash insurance proceeds, condemnation awards and other compensation received in respect of Pari Passu Priority Collateral;
provided, however, that (i) Net Cash Proceeds arising from any Asset Sale or Casualty Event by or applicable to a non-Wholly Owned Subsidiary shall equal the amount of such Net Cash Proceeds calculated as provided above less the percentage thereof equal to the percentage of any Equity Interests of such non-Wholly Owned Subsidiary not owned by Holdings, Parent Borrower and its Restricted Subsidiaries and (ii) so long as the Pari Passu Secured Obligations remain outstanding (x) in the case of an Asset Sale consisting of a sale of Equity Interests of a Subsidiary, the Net Cash Proceeds of such sale shall be deemed to equal the book value of Revolving Credit Priority Collateral included in such sale as of the date of such sale and (y) in the case of an Asset Sale consisting of a sale or other disposition of all or substantially all of the property and assets or business of a Loan Party or Restricted Subsidiary, the net cash proceeds of any such sale shall be deemed to equal the book value of the Revolving Credit Priority Collateral included in such sale (and the expenses relating to such Asset Sale shall be allocated proportionately among the Pari Passu Priority Collateral and the Revolving Credit Priority Collateral).
“Net Recovery Cost Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent Inventory Appraisal received by Collateral Agent in accordance with Section 9.02, net of liquidation expenses, commissions and other expenses reasonably anticipated in the disposition of such assets, and (b) the denominator of which is the original Cost of the aggregate amount of the Inventory subject to appraisal.
“New Senior Note Agreements” shall mean the indentures dated as of December 17, 2010, pursuant to which the New Senior Notes were issued.
“New Senior Note Documents” shall mean the New Senior Notes, the New Senior Note Agreements, the New Senior Note Guarantees and all other documents executed and delivered with respect to the New Senior Notes or the New Senior Note Agreements.
“New Senior Note Guarantees” shall mean the guarantees of the Loan Parties (other than Holdings and the Parent Borrower) pursuant to the New Senior Note Agreement.
“New Senior Notes” shall mean the Parent Borrower’s 8.375% Senior Notes due 2017 and 8.75% Senior Notes due 2020, each issued pursuant to the New Senior Note Agreements and any senior notes issued pursuant to a Permitted Refinancing of the New Senior Notes (including any Registered Equivalent Notes).
“NKL” shall mean Novelis Korea Limited.
“Non-consolidated Affiliate” shall mean each of Norf GmbH, MiniMRF LLC (Delaware), and Consorcio Candonga (unincorporated Brazil), in each case so long as they are not a Subsidiary of the Parent Borrower.
“Non-consolidated Affiliate Debt” shall mean with respect to the Non-consolidated Affiliates, as of any date of determination and without duplication, the Consolidated Total Net Debt of the Non-consolidated Affiliates and their Subsidiaries (determined as if references to the Parent Borrower and the Restricted Subsidiaries in the definition of Consolidated Total Net Debt were references to Non-consolidated Affiliates and their Subsidiaries).
“Non-consolidated Affiliate EBITDA” shall mean with respect to the Non-consolidated Affiliates for any period, the amount for such period of Consolidated EBITDA (Leverage) of such Non-consolidated Affiliates and their Subsidiaries (determined as if references to the Parent Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA (Leverage) were references to Non-consolidated Affiliates and their Subsidiaries); provided that Non-consolidated Affiliate EBITDA shall not include the Non-consolidated Affiliate EBITDA of Non-consolidated Affiliates if such Non-consolidated Affiliates are subject to a prohibition, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Borrower, to the extent of such prohibition.
“Non-Dollar Denominated Loan” shall mean any Loan that is not a Dollar Denominated Loan.
“Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.18(a)(v).
“Non-Guarantor Subsidiary” shall mean each Subsidiary that is not a Guarantor.
“Norf GmbH” shall mean Aluminium Norf GmbH, a limited liability company (GmbH) organized under the laws of Germany.
“Notes” shall mean any notes evidencing the Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit K-1 or K-2.
“Novelis AG” shall mean Novelis AG, a stock corporation (AG) organized under the laws of Switzerland.
“Novelis AG Cash Pooling Agreement” shall mean a Cash Management Agreement entered into among Novelis AG and certain “European Affiliates” (as identified therein) dated February 1, 2007, together with all ancillary documentation thereto.
“Novelis Corporation” shall mean Novelis Corporation, a Texas corporation.
“Novelis Inc.” shall mean Novelis Inc., a corporation amalgamated under the Canada Business Corporations Act.
“Obligation Currency” shall have the meaning assigned to such term in Section 11.18(a).
“Obligations” shall mean (a) obligations of the Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral, (iii) Extraordinary Expenses and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers and the other Loan Parties under this Agreement and the other Loan Documents or otherwise stated to constitute “Obligations” hereunder or thereunder, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.
“OFAC” shall have the meaning assigned to such term in Section 3.22.
“Officer’s Certificate” shall mean a certificate executed by a Responsible Officer in his or her official (and not individual) capacity.
“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or equivalent or comparable constitutional documents with respect to any non-U.S. jurisdiction) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.
“Other Taxes” shall mean all present or future stamp, recording, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Overadvance” shall have the meaning assigned to such term in Section 2.01(e).
“Parent Borrower” shall have the meaning assigned to such term in the preamble hereto.
“Parent Borrower Obligations” shall mean all Obligations owing to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender by the Parent Borrower.
“Pari Passu Loan Documents” shall mean “Pari Passu Loan Documents” as defined in the Intercreditor Agreement.
“Pari Passu Priority Collateral” shall have the meaning provided in the Intercreditor Agreement.
“Pari Passu Secured Obligations” shall mean “Pari Passu Secured Obligations” as defined in the Intercreditor Agreement.
“Pari Passu Security Documents” shall mean “Pari Passu Security Documents” as defined in the Intercreditor Agreement.
“Participant” shall have the meaning assigned to such term in Section 11.04(b).
“Participating Member States” shall mean the member states of the European Communities that adopt or have adopted the euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Pensions Regulator” shall mean the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.
“Perfection Certificate” shall mean, individually and collectively, as the context may require, each certificate of a Loan Party in the form of Exhibit L-1 or any other form approved by the Administrative Agent in its sole discretion, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit L-2 or any other form approved by the Administrative Agent.
“Permitted Acquisition” shall mean any Acquisition, if each of the following conditions is met:
(i)    no Default is then continuing or would result therefrom;
(ii)    no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness of the related seller or the business, person or properties acquired, except to the extent permitted under Section 6.01, and any other such Indebtedness not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;
(iii)    the person or business to be acquired shall be, or shall be engaged in, a business of the type that the Loan Parties and the Subsidiaries are permitted to be engaged in under Section 6.15, and the person or business and any property acquired in connection with any such transaction shall be free and clear of any Liens, other than Permitted Liens;
(iv)    the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);
(v)    all transactions in connection therewith shall be consummated in all material respects in accordance with Applicable Law;
(vi)    with respect to any transaction involving Acquisition Consideration of more than $50,000,000, unless the Administrative Agent shall otherwise agree, the Administrative Borrower shall have provided the Administrative Agent written notice on or before the consummation of such transaction, which notice shall describe (A) in reasonable detail the terms and conditions of such transaction and the person or business to be acquired and (B) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent;
(vii)    the property acquired in connection with any such Acquisition shall, subject to any Permitted Liens, be made subject to the Lien of the Security Documents, and any person acquired in connection with any such transaction shall become a Guarantor (or a Borrower in the case of a person organized in the United States, or any state thereof or the District of Columbia), in each case, to the extent required under, and within the relevant time periods provided in, Section 5.11;
(viii)    with respect to any transaction involving Acquisition Consideration that, when added to the fair market value of Equity Interests, including Equity Interests of Holdings, constituting purchase consideration, exceeds $50,000,000, the Administrative Borrower shall have delivered to the Administrative Agent an Officer’s Certificate on or prior to the consummation of such transaction certifying that (A) such transaction complies with this definition and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect; and
(ix)    either (A) the Availability Conditions are satisfied or (B) the Acquisition Consideration for such acquisition shall not exceed $25,000,000, and the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions since the Closing Date made when the Availability Conditions are not satisfied shall not exceed $50,000,000.
“Permitted Amendment” shall have the meaning assigned to such term in Section 11.02(g).
“Permitted Customer Account Financing” shall mean a financing or other transaction of the type permitted by Section 6.01(e) or 6.06(e) with respect to Accounts of one or more German Loan Parties and/or Swiss Loan Parties, all of which subject Accounts shall for all Permitted Customer Account Financings hereunder be owed by a single Account Debtor; provided that (i) no Default exists or would result therefrom and the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date thereof, with the same effect as though made on such date, except to the extent such representations and warranties expressly relate to an earlier date, (ii) Administrative Borrower shall have provided thirty (30) days (or such shorter period as the Administrative Agent may agree in its sole discretion) written notice of such transaction to Administrative Agent, (iii) the sum of the aggregate outstanding principal amount of the Indebtedness of all Securitization Entities under all Permitted Customer Account Financings constituting Qualified Securitization Transactions under Section 6.01(e), plus the aggregate book value at the time of determination of the then outstanding Receivables that are subject to Permitted Customer Account Financings constituting sales, transfers and other dispositions of Receivables in connection with a Permitted Factoring Facility under Section 6.06(e), shall not exceed $50,000,000, (iv) the applicable Loan Parties shall have complied with Section 9.01(h) with respect to such transaction, (v) the applicable Loan Parties shall have entered into such amendments to the German Receivables Purchase Agreement as may be requested by, and satisfactory to, the Administrative Agent, to the extent necessary or appropriate in the judgment of the Administrative Agent to reflect such Permitted Customer Account Financing, and (vi) each Loan Party shall have delivered opinions of counsel and related officers’ certificates reasonably requested by the Administrative Agent with respect to the continuing “true sale” nature of the transfers of Accounts pursuant to the German Receivables Purchase Agreement, after giving effect to any amendment entered into in connection with such Permitted Customer Account Financing, and all such opinions of counsel shall be satisfactory to the Administrative Agent; and provided, further, that notwithstanding any provision of Section 11.02, the Agents are hereby authorized by the Lenders to make any amendments to the Loan Documents that are necessary or appropriate in the judgment of the Administrative Agent to reflect such Permitted Customer Account Financing.
“Permitted Discretion” shall mean Administrative Agent’s commercially reasonable credit judgment exercised in good faith in accordance with customary business practices for asset based lending facilities, based upon its consideration of any factor that it believes (a) could adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of the Liens on the Collateral for the benefit of the Secured Parties, or the amount that the Secured Parties could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Loan Party is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving a Loan Party; or (d) creates or could result in a Default or Event of Default. In exercising such judgment, Administrative Agent may consider any factors that could increase the credit risk of lending to Borrowers on the security of the Collateral.
“Permitted Factoring Facility” shall mean a sale of Receivables on a discounted basis by any Company that is not organized under the laws of, and does not conduct business in, a Principal Jurisdiction (other than, in the case of a Permitted German Alternative Financing, Germany, and other than, in the case of a Permitted Customer Account Financing, Germany or Switzerland), so long as (i) no Loan Party has any obligation, contingent or otherwise in connection with such sale (other than to deliver the Receivables purported to be sold free and clear of any encumbrance), and (ii) such sale is for cash and fair market value.
“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Parent Borrower or Novelis Corporation in the form of one or more series of senior secured notes under one or more indentures or one or more Term Loans; provided that (i) such Indebtedness is secured by the Collateral (or a portion thereof) on a pari passu basis (but without regard to the control of remedies) with the Pari Passu Secured Obligations and is not secured by any property or assets other than the Collateral, and to the extent such Liens attach to Revolving Credit Priority Collateral, such Liens on Revolving Credit Priority Collateral shall be junior to the Liens securing the Secured Obligations, (ii) such Indebtedness constitutes Term Loan Credit Agreement Refinancing Indebtedness in respect of Term Loans (including portions of classes of Term Loans, Other Term Loans or Incremental Term Loans), (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions, which asset sale provisions may require the application of proceeds of asset sales and casualty events co-extensive with those set forth in the Term Loan Credit Agreement, to make mandatory prepayments or prepayment offers out of such proceeds on a pari passu basis with the Secured Obligations, all other Permitted First Priority Refinancing Debt and all Additional Senior Secured Indebtedness), in each case prior to the date that is 181 days after the Maturity Date, (iv) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Persons other than the Loan Parties (including the Parent Borrower if Novelis Corporation is the issuer thereof), (vi) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for securities of such type (provided that such terms shall in no event include any financial maintenance covenants) and, in any event, when taken as a whole, are not materially more favorable to the investors providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the Maturity Date) (provided that a certificate of a Responsible Officer of the Administrative Borrower shall have delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (vi) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Administrative Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (vii) no Default shall exist immediately prior to or after giving effect to such incurrence, and (viii) a Senior Representative acting on behalf of the holders of such Indebtedness shall be or have become party to the Intercreditor Agreement and the Liens securing such Indebtedness shall be subject to the Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted German Alternative Financing” shall mean a financing or other transaction of the type permitted by Section 6.01(e), 6.01(m), 6.06(e), or 6.06(r) with respect to Accounts or Inventory of one or more German Loan Parties; provided that (i) no Default exists or would result therefrom and the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date thereof, with the same effect as though made on such date, except to the extent such representations and warranties expressly relate to an earlier date, (ii) Administrative Borrower shall have provided thirty (30) days (or such shorter period as the Administrative Agent may agree in its sole discretion) written notice of such transaction to Administrative Agent, (iii) from and after the date of any Permitted German Alternative Financing, the amount of the German Borrowing Base shall be deemed to be zero, and availability under the Swiss Borrowing Base in respect of of Accounts sold pursuant to a German Receivables Purchase Agreement shall be deemed to be zero, (iv) on or prior to the date of any Permitted German Alternative Financing, the German Borrower shall have prepaid all of its outstanding Loans in full in cash, in accordance with the terms hereof, (v) from and after the date of any Permitted German Alternative Financing, the German Borrower shall not be permitted to request or borrow any Loans of any Class hereunder, and shall be deemed no longer to be a Borrower hereunder (but shall remain for all purposes a German Guarantor), (vi) the applicable Loan Parties shall have complied with Section 9.01(h) with respect to such transaction, (vii) the applicable Loan Parties shall have terminated the German Receivables Purchase Agreement to the satisfaction of the Administrative Agent, (viii) each other Guarantor shall have by a confirmation in form and substance reasonably satisfactory to the Administrative Agent, confirmed that its guarantee of the Guaranteed Obligations (including its Guarantee) shall apply to the Loan Documents as amended pursuant to such Permitted German Alternative Financing, and (ix) each Loan Party shall have delivered opinions of counsel and related officers’ certificates reasonably requested by the Administrative Agent, and all such opinions of counsel shall be satisfactory to the Administrative Agent; and provided, further, that notwithstanding any provision of Section 11.02, the Agents are hereby authorized by the Lenders to make any amendments to the Loan Documents that are necessary or appropriate in the judgment of the Administrative Agent to reflect such Permitted German Alternative Financing.
“Permitted Holdings Amalgamation” shall mean the amalgamation of AV Metals and the Parent Borrower on a single occasion following the Closing Date; provided that (i) no Default exists or would result therefrom and the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of the amalgamation, with the same effect as though made on such date, except to the extent such representations and warranties expressly relate to an earlier date, (ii) the person resulting from such amalgamation shall be named Novelis Inc., and shall be a corporation amalgamated under the Canada Business Corporations Act (such resulting person, the “Successor Parent Borrower”), and the Successor Parent Borrower shall expressly confirm its obligations as the Parent Borrower under this Agreement and the other Loan Documents to which the Parent Borrower is a party pursuant to a confirmation in form and substance reasonably satisfactory to the Administrative Agent, (iii) immediately upon consummation of such amalgamation, a new holding company (“Successor Holdings”) with no material assets other than the Equity Interests in the Successor Parent Borrower shall become the parent guarantor, and Successor Holdings shall (A) be an entity organized or existing under the laws of Canada or a province thereof, (B) directly own 100% of the Equity Interests in the Successor Parent Borrower, (C) execute a supplement or joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent to become a Guarantor and execute Security Documents (or supplements or joinder agreements thereto) in form and substance reasonably satisfactory to the Administrative Agent, and take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Documents to be a duly perfected First Priority Lien in accordance with Applicable Law, including the filing of financing statements (or other applicable filings) in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent and (D) subject to the terms of the Intercreditor Agreement, pledge and deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of the Successor Parent Borrower, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of Successor Holdings, (iv) be in compliance with all covenants and obligations of Holdings under this Agreement, (v) immediately after giving effect to any such amalgamation, the Consolidated Fixed Charge Coverage Ratio is not less than the Consolidated Fixed Charge Coverage Ratio immediately prior to such amalgamation, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) as though such amalgamation had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the chief financial officer of the Parent Borrower demonstrating such compliance calculation in reasonable detail, (vi) the Successor Parent Borrower shall have no Indebtedness after giving effect to the Permitted Holdings Amalgamation other than Indebtedness of the Parent Borrower in existence prior to the date of the Permitted Holdings Amalgamation, (vii) each other Guarantor, shall have by a confirmation in form and substance reasonably satisfactory to the Administrative Agent, confirmed that its guarantee of the Guaranteed Obligations (including its Guarantee) shall apply to the Successor Parent Borrower’s obligations under this Agreement, (viii) the Parent Borrower and each other Guarantor shall have by confirmations and any required supplements to the applicable Security Documents reasonably requested by the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent confirmed that its obligations thereunder shall apply to the Successor Parent Borrower’s obligations under this Agreement, and (ix) each Loan Party shall have delivered opinions of counsel and related officers’ certificates reasonably requested by the Administrative Agent with respect to the execution and delivery and enforceability of the documents referred to above and the compliance of such amalgamation with the provisions hereof, and all such opinions of counsel shall be satisfactory to the Administrative Agent; and provided, further, that (x) if the foregoing are satisfied, (1) Successor Holdings will be substituted for and assume all obligations of AV Metals under this Agreement and each of the other Loan Documents and (2) the Successor Parent Borrower shall be substituted for Novelis Inc. under this Agreement and each of the other Loan Documents and all references hereunder and under the other Loan Documents to the Parent Borrower shall be references to the Successor Parent Borrower and (y) notwithstanding any provision of Section 11.02, the Agents are hereby authorized by the Lenders to make any amendments to the Loan Documents that are necessary to reflect such changes in the parties to the applicable Loan Documents.
“Permitted Holdings Indebtedness” shall mean unsecured Indebtedness of Holdings (i) with respect to which no Borrower or Subsidiary has any Contingent Obligation, (ii) that will not mature prior to the 180th day following the Maturity Date, (iii) that has no scheduled amortization of principal prior to the 180th day following the Maturity Date, (iv) that does not require any payments in cash of interest or other amounts in respect of the principal thereof (other than optional redemption provisions customary for senior discount or “pay-in-kind” notes) for a number of years from the date of issuance or incurrence thereof equal to at least one-half of the term to maturity thereof, (v) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount or “pay-in-kind” notes of an issuer that is the parent of a borrower under senior secured credit facilities, and (vi) that is issued to a person that is not an Affiliate of the Parent Borrower or any of its Subsidiaries in an arm’s-length transaction on fair market terms; provided that at least five Business Days prior to the incurrence of such Indebtedness, a Responsible Officer of Holdings shall have delivered a certificate to the Administrative Agent (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto) stating that Holdings has determined in good faith that such terms and conditions satisfy the foregoing requirements.
“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
“Permitted Refinancing” shall mean, with respect to any person, any refinancing or renewal of any Indebtedness of such person; provided that (a) the aggregate principal amount (or accreted value, if applicable) of the Indebtedness incurred pursuant to such refinancing or renewal does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced or renewed except by an amount equal to unpaid accrued interest and premium thereon and any make-whole payments applicable thereto plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing or renewal and by an amount equal to any existing commitments unutilized thereunder, (b) such refinancing or renewal has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced or renewed (excluding the effects of nominal amortization in the amount of no greater than one percent per annum and prepayments of Indebtedness), (c) no Default is then continuing or would result therefrom, (d) the persons that are (or are required to be) obligors under such refinancing or renewal do not include any person that is not an obligor under the Indebtedness being so refinanced or renewed (or, in the case of a Permitted Refinancing of the Senior Notes, such obligors are Loan Parties (other than Holdings)) and (e) the subordination provisions thereof (if any) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being so refinanced or renewed; provided that at least five Business Days prior to the incurrence of such refinancing or renewal, a Responsible Officer of the Administrative Borrower shall have delivered an Officer’s Certificate to the Administrative Agent (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto) certifying that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements.
“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by the Parent Borrower or Novelis Corporation in the form of one or more series of junior lien secured notes under one or more indentures or junior lien secured loans under one or more other debt instruments or facilities; provided that (i) such Indebtedness is secured by a Junior Lien on the Pari Passu Priority Collateral (or a portion thereof) and is not secured by any property or assets other than the Pari Passu Priority Collateral, (ii) such Indebtedness constitutes Term Loan Credit Agreement Refinancing Indebtedness in respect of Term Loans (including portions of classes of Term Loans, Other Term Loans or Incremental Term Loans), (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is 181 days after the Maturity Date, (iv) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Persons other than the Guarantors, (vi) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions), when taken as a whole, are not materially more favorable to the investors or lenders providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the Maturity Date) (provided that a certificate of a Responsible Officer of the Administrative Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (vi) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Administrative Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (vii) the security agreements relating to such Indebtedness (together with the Intercreditor Agreement) reflect the Junior Lien nature of the security interests and are otherwise substantially the same as the applicable Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (viii) no Default shall exist immediately prior to or after giving effect to such incurrence and (ix) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement and the Liens securing such Indebtedness shall be subject to the Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Swiss Non-Qualifying Banks” shall have the meaning assigned to such term in Section 5.15(b).
“Permitted Term Loan Facility Refinancing” shall mean any refinancing or renewal of the Indebtedness incurred under the Term Loan Documents; provided that (a) such refinancing or renewal has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being so refinanced or renewed (excluding the effects of nominal amortization in the amount of no greater than one percent per annum and prepayments of Indebtedness), (b) no Default is existing or would result therefrom, (c) the collateral securing such refinancing or renewal is not greater than the Collateral and (d) the persons that are (or are required to be) obligors under such refinancing or renewal do not include any person that is not an obligor under the Indebtedness being so refinanced or renewed (unless, in the case of a refinancing of Indebtedness of a Loan Party, such persons are or become obligors under the Loan Documents); provided that at least five Business Days prior to the incurrence of such refinancing or renewal, a Responsible Officer of the Administrative Borrower shall have delivered an Officer’s Certificate to the Administrative Agent (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto) certifying that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements.
“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Parent Borrower or Novelis Corporation in the form of one or more series of senior unsecured notes or loans under one or more instruments; provided that (i) such Indebtedness constitutes Term Loan Credit Agreement Refinancing Indebtedness in respect of Term Loans (including portions of classes of Term Loans, Other Term Loans or Incremental Term Loans), (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is 181 days after the Maturity Date, (iii) such Indebtedness is not guaranteed by any Persons other than the Guarantors, (iv) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for Indebtedness of such type and, when taken as a whole, are not materially more restrictive (provided that such terms shall in no event include any financial maintenance covenants) on the Parent Borrower and the Restricted Subsidiaries than the terms and conditions applicable to the Loans (provided that a certificate of a Responsible Officer of the Administrative Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iv) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Administrative Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)) and (v) such Indebtedness (including related guarantees) is not secured. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“person” or “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).
“Platform” shall have the meaning assigned to such term in Section 11.01(d).
“Pledged Intercompany Notes” shall mean, with respect to each Loan Party, all intercompany notes described in Schedule 11 to the Perfection Certificate as of the Closing Date and intercompany notes hereafter acquired by such Loan Party and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.
“Pledged Securities” shall mean, collectively, with respect to each Loan Party, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedule 10 to the Perfection Certificate as of the Closing Date as being owned by such Loan Party and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Loan Party (including by issuance), together with all rights, privileges, authority and powers of such Loan Party relating to such Equity Interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Loan Party in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Loan Party or are owned by a Loan Party as of the Closing Date (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Loan Party (including by issuance), together with all rights, privileges, authority and powers of such Loan Party relating to such Equity Interests or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Loan Party in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Loan Party in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests, other than to the extent any of the foregoing constitute Excluded Equity Interests.
“Polish Accounts” shall mean Accounts with respect to which the Account Debtor either (A) maintains its Chief Executive Office in Poland, or (B) is organized under the laws of Poland or any state, territory, province or subdivision thereof.
“Post-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.23(d).
“PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations promulgated thereunder and other applicable personal property security legislation of the applicable Canadian province or provinces in respect of the Canadian Loan Parties (including the Civil Code of Quebec and the regulations respecting the register of personal and movable real rights promulgated thereunder) as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.
“Pre-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.23(d).
“Prime Rate” shall mean the rate of interest announced by Wells Fargo from time to time as its prime rate. Such rate is set by Wells Fargo on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such prime rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.
“Principal Jurisdiction” shall mean (i) the United States, Canada, the United Kingdom, Switzerland and Germany, (ii) each other country in which a Restricted Subsidiary is organized in respect of which Accounts are included in the Borrowing Base in accordance with Section 11.02(h) and (iii) and any state, province or other political subdivision of the foregoing.
“Principal Loan Party” shall have the meaning assigned to such term in Section 3.16.
“Priority Payables” shall mean at any time, with respect to the Borrowers and the Borrowing Base Guarantors:
(a) (i) the amount past due and owing by each Borrower or Borrowing Base Guarantor, or the accrued amount for which such Borrower or Borrowing Base Guarantor has an obligation to remit to a Governmental Authority or other Person pursuant to any Applicable Law in respect of (u) pension fund obligations; (v) unemployment insurance; (w) goods and services taxes, sales taxes, employee income taxes and other taxes payable or to be remitted or withheld; (x) workers’ compensation; (y) vacation pay; and (z) other like charges and demands and (ii) the amount of fees which an insolvency administrator in an insolvency proceeding is allowed to collect pursuant to German law, including, without limitation, determination fees and collection fees; in each case with respect to the preceding clauses (i) and (ii), to the extent any Governmental Authority or other Person may claim a security interest, Lien, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the First Priority Liens granted in the Security Documents; and
(b) the aggregate amount of the Canadian Pension Plan Reserve and any other liabilities of each Borrower or Borrowing Base Guarantor (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment or (ii) which are secured by a security interest, pledge, Lien, charge, right or claim on any Collateral; in each case, pursuant to any Applicable Law and which trust, security interest, pledge, Lien, charge, right or claim ranks or, in the Permitted Discretion of the Administrative Agent, is capable of ranking in priority to or pari passu with one or more of the First Priority Liens granted in the Security Documents (such as Liens, trusts, security interests, pledges, Liens, charges, rights or claims in favor of employees, landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens, trusts, security interests, pledges, Liens, charges, rights or claims for ad valorem, excise, sales, or other taxes where given priority under Applicable Law);
in each case net of the aggregate amount of all restricted cash held or set aside for the payment of such obligations.
“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Administrative Agent.
“Pro Forma Basis (Leverage)” shall mean, with respect to compliance with any test or covenant hereunder at any time of determination, that all Specified Transactions and the following transactions in connection therewith (if any) shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale or other disposition of all or substantially all Equity Interests in or assets of any Restricted Subsidiary of the Parent Borrower or any division, business unit, line of business or facility used for operations of the Parent Borrower or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Parent Borrower or any of its Restricted Subsidiaries in connection therewith.
“Pro Rata Percentage” of (i) any Lender at any time shall mean the percentage of the total Commitments of all Lenders represented by such Lender’s Commitment, and (ii) any Lender with respect to a Class or Sub-Class of Obligations or Commitments (or exposure with respect to Loans or Obligations of a Class or Sub-Class), as applicable, shall mean the percentage of the total Commitments of such Class or Sub-Class, as applicable, of all Lenders represented by such Lender’s Commitment of such Class or Sub-Class; provided that the Pro Rata Percentage of any Lender with respect to any Letter of Credit Commitment or exposure, shall be with respect to U.S. Letters of Credit or European Letters of Credit, or Letters of Credit, determined with respect to the Commitment of such Lender relative to all Lenders.
“Process Agent” shall have the meaning assigned to such term in Section 11.09(d).
“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.
“Property Material Adverse Effect” shall mean, with respect to any Mortgaged Property, as of any date of determination and whether individually or in the aggregate, any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on (a) the business or operations of any Company as presently conducted at the Mortgaged Property; (b) the value or utility of the Mortgaged Property; or (c) the legality, priority or enforceability of the Lien created by the Mortgage or the rights and remedies of the Mortgagee thereunder.
“Proposed Transaction” shall mean any Dividend, prepayment of Indebtedness, Investment, Acquisition, Asset Sale, or other transaction, payment or other action, in each case where the Loan Parties would be required to meet the Availability Conditions in order to be permitted to consummate such transaction, make such payment or take such other action.
“Protective Advances” shall have the meaning assigned to such term in Section 2.01(f).
“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.
“Purchased Receivables” shall have the meaning assigned to such term in any Receivables Purchase Agreement.
“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.
“Qualified IPO” shall mean (i) the issuance by Holdings, or any direct or indirect parent of Holdings which owns no material assets other that its direct or indirect ownership interest in the Equity Interests of the Parent Borrower, of its common Equity Interests in an underwritten primary or secondary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act or (ii) a Qualified Parent Borrower IPO.
“Qualified Parent Borrower IPO” shall mean the issuance by the Parent Borrower of its common Equity Interests in an underwritten primary or secondary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act.
“Qualified Securitization Transaction” shall mean any transaction or series of transactions that may be entered into by any Restricted Subsidiary (other than a Restricted Subsidiary organized under the laws of a Principal Jurisdiction (except, in the case of a Permitted German Alternative Financing, for Germany, and except, in the case of a Permitted Customer Account Financing, for Germany or Switzerland)) pursuant to which such Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Entity or may grant a security interest in any Receivables (whether now existing or arising or acquired in the future) of such Restricted Subsidiary or any Related Security or Securitization Assets; provided that no Receivables or other property of any Company organized in a Principal Jurisdiction (other than, in the case of a Permitted German Alternative Financing, Germany, and other than, in the case of a Permitted Customer Account Financing, Germany or Switzerland) shall be subject to a Qualified Securitization Transaction.
“Real Property” shall mean, collectively, all right, title and interest (including any freehold, leasehold, minerals or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Receivable” shall mean the indebtedness and other obligations owed to any Company (other than any Company organized under the laws of a Principal Jurisdiction (except, in the case of a Permitted German Alternative Financing, for Germany, and except, in the case of a Permitted Customer Account Financing, for Germany or Switzerland)) (at the time such indebtedness and other obligations arise, and before giving effect to any transfer or conveyance contemplated under any Qualified Securitization Transaction documentation) arising in connection with the sale of goods or the rendering of services by such person, including any indebtedness, obligation or interest constituting an Account, contract right, payment intangible, promissory note, chattel paper, instrument, document, investment property, financial asset or general intangible, in each case, arising in connection with the sale of goods or the rendering of services by such person, and further includes, the obligation to pay any finance charges with respect thereto.
“Receivables Purchase Agreement” shall mean each of (a) the Non-Recourse Receivables Purchase Agreement, dated July 6, 2007 (as amended and restated on December 17, 2010), and any related servicing agreements (collectively, the “German Receivables Purchase Agreement”) between the German Seller, on the one hand, and Novelis AG, on the other hand, in each case with such modifications or amendments as may be reasonably satisfactory to the Administrative Agent in each case providing, inter alia, for the sale and transfer of Accounts by the German Seller to Novelis AG, (b) the Non-Recourse Receivables Purchase Agreement, dated August 31, 2012, between Novelis Switzerland SA, as seller, and Novelis AG, as purchaser, and any related servicing agreements, and each other Swiss receivables purchase agreement and related servicing agreements, between one or more Swiss Sellers, as sellers, and Novelis AG, as purchaser, in such form as may be acceptable to the parties thereto and the Administrative Agent (individually and collectively, as the context may require, the “Swiss Receivables Purchase Agreement”), in each case with such modifications or amendments as may be reasonably satisfactory to the Administrative Agent in each case providing, inter alia, for the sale and transfer of Accounts to Novelis AG and (c) any other receivables purchase agreement and related servicing agreements entered into after the Closing Date pursuant to Section 11.02(h) between a Receivables Seller and a Borrower or Borrowing Base Guarantor, in order that the receivables subject thereto may be included in the Borrowing Base.
“Receivables Seller” shall mean German Seller, each Swiss Seller and any other Restricted Subsidiary that is a seller of Receivables pursuant to a Receivables Purchase Agreement (including in its roles as seller and collection agent thereunder).
“Receiver” shall mean a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Collateral, and that term will include any appointee under joint and/or several appointments.
“Receiver Indemnitees” shall mean each Receiver and their officers, directors, employees, Affiliates, agents and attorneys.
“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Term Loan Credit Agreement Refinancing Indebtedness”.
“Register” shall have the meaning assigned to such term in Section 11.04(d).
“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a Dollar-for-Dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Regulation” shall have the meaning assigned to such term in Section 3.27.
“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Reimbursement Date” shall have the meaning assigned to such term in Section 2.18(b).
“Reimbursement Obligations” shall mean each applicable Borrower’s obligations under Section 2.18 to reimburse LC Disbursements and its obligations to pay fees and other amounts with regard to drawings on Letters of Credit.
“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by any Loan Party in exchange for assets transferred by a Loan Party shall not be deemed to be Related Business Assets if they consist of securities of a person, unless upon receipt of the securities of such person, such person would become a Loan Party.
“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such person and of such person’s Affiliates.
“Related Security” shall mean, with respect to any Receivable, all of the applicable Restricted Subsidiary’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale of which by the applicable Company gave rise to such Receivable, and all insurance contracts with respect thereto, all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable, all guaranties, letters of credit, letter-of-credit rights, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the contract related to such Receivable or otherwise, all service contracts and other contracts and agreements associated with such Receivable, all records related to such Receivable, and all of the applicable Company’s right, title and interest in, to and under the applicable Qualified Securitization Transaction documentation.
“Release” shall mean any spilling, leaking, seepage, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
“Relevant Amount” shall have the meaning assigned to such term in Section 2.06(j).
“Relevant Currency Equivalent” shall mean the Dollar Equivalent or each Alternate Currency Equivalent, as applicable.
“Rent Reserve” shall mean a Reserve established by the Administrative Agent in an amount equal to the latest three months rent payments (or the latest three months of payments to a logistics service provider, where applicable) made by any Borrower or Borrowing Base Guarantor for each location at which Inventory of the Borrowers and Borrowing Base Guarantors is located that is not subject to a Landlord Access Agreement or Bailee Letter (as reported to the Administrative Agent by the Administrative Borrower from time to time as requested by the Administrative Agent) (provided that, with respect to Inventory of German Borrower at a leased location, such Reserve may, in the sole discretion of the Administrative Agent, be up to the lesser of (i) eighteen (18) months rent payments and (ii) the amount of rent due during the remaining period of the applicable lease), as such amount may be adjusted from time to time by the Administrative Agent in its Permitted Discretion taking into account any statutory provisions detailing the extent to which landlords, warehousemen or other bailees may make claims against Inventory located thereon.
“Report” shall have the meaning assigned to such term in Section 10.02(c).
“Required Lenders” shall mean, as of any date of determination, Lenders (subject to Section 2.14(f)) holding more than 50% of the sum of all outstanding Commitments (or after the termination thereof, Total Revolving Exposure).
“Reserves” shall mean reserves established from time to time against the Borrowing Base (in the case of Availability Reserves or other reserves (including, but not limited to, any reserves relating to any fees charged by an insolvency administrator, to the extent not reflected in Net Recovery Cost Percentage)) or the Commitments (in the case of Availability Reserves) by the Administrative Agent pursuant to Section 2.01(d) or otherwise in accordance with this Agreement.
“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.
“Responsible Officer” shall mean, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such person. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Grantor” shall mean a Loan Party that has granted a Guarantee that is subject to limitations that impair in any material respect the benefit of such Guarantee (as determined by the Administrative Agent in its Permitted Discretion) (it being expressly understood and agreed that (i) no Loan Party that is a Parent Borrower, a Canadian Guarantor, a U.K. Borrower, a U.K. Guarantor, a Madeira Guarantor or a U.S. Borrower shall be a Restricted Grantor and (ii) except as may be otherwise determined by the Administrative Agent in its Permitted Discretion, each Loan Party that is a German Borrower, German Guarantor, an Irish Guarantor, a Swiss Borrower, a Swiss Guarantor, a French Guarantor or a Brazilian Guarantor shall be a Restricted Grantor).
“Restricted Subsidiary” shall mean, as the context requires, (i) any Subsidiary of Holdings other than an Unrestricted Subsidiary and (ii) any Subsidiary of any Borrower other than an Unrestricted Subsidiary.
“Restricted Sub-Participation” shall mean a sub-participation of the rights and/or the obligations of a Lender under this Agreement which is not substantially in the form recommended from time to time by the London Loan Market Association (LMA) (including, in particular, a provision on status of participation substantially in the form set out in Clause 6.1 of the LMA Funded Participation (PAR) form as at the date of this Agreement and Clause 7.1 of the current LMA Risk Participation (PAR) form as at the date of this Agreement, except for changes that have been approved by the Administrative Agent.
“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Maturity Date and (ii) the date of termination of the Revolving Commitments.
“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and purchase participations in Letters of Credit hereunder up to the amount set forth on Annex I with respect to such Lender directly under the column entitled “Revolving Commitment” or in an Increase Joinder, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) increased pursuant to Section 2.23, (b) reduced from time to time pursuant to Section 2.07 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $1,000,000,000.
“Revolving Credit Priority Collateral” shall mean all “Revolving Credit Priority Collateral” as defined in the Intercreditor Agreement.
“Revolving Exposure” shall mean, with respect to any Lender at any time, the sum of U.S. Revolving Exposure, Swiss Revolving Exposure, German Revolving Exposure and U.K. Revolving Exposure of such Lender.
“Revolving Lender” shall mean each Lender which has a Revolving Commitment (without giving effect to any termination of the Total Revolving Commitment if any LC Exposure remains outstanding) or which has any outstanding Revolving Loans (or any then outstanding LC Exposure).
“Revolving Loan” shall have the meaning assigned to such term in Section 2.01(a). For the avoidance of doubt, Revolving Loans shall include U.S. Swingline Loans, and Revolving Loans of any Class or Type shall include Overadvances and Protective Advances made as Loans of such Class or Type (other than Overadvances made as European Swingline Loans).
“Revolving Percentage” of any Revolving Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Revolving Commitment of such Revolving Lender at such time and the denominator of which is the Total Revolving Commitment at such time, provided that if any such determination is to be made after the Total Revolving Commitment (and the related Revolving Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.
“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. and any successor thereto.
“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.
“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.
“Sector 3” shall mean Sector 3 Appraisals, Inc.
“Secured Bank Product Obligations” shall mean Bank Product Debt owing to a Secured Bank Product Provider, up to the maximum amount specified by such provider in writing to Administrative Agent, which amount may be established or increased (by further written notice to Administrative Agent from time to time) as long as no Default or Event of Default exists (provided that Wells Fargo and its Affiliates shall be permitted to establish or increase such maximum amount without written notice to Administrative Agent), and establishment of a Bank Product Reserve for such amount and all other Secured Bank Product Obligations would not result in (i) the Total Revolving Exposure exceeding the Total Borrowing Base then in effect, (ii) the Total Adjusted Revolving Exposure (German) exceeding the Total Adjusted Borrowing Base (German) then in effect, (iii) the Total Adjusted Revolving Exposure (Swiss) exceeding the Total Adjusted Borrowing Base (Swiss) then in effect or (iv) the Total Adjusted Revolving Exposure exceeding the Total Adjusted Borrowing Base then in effect.
“Secured Bank Product Provider” shall mean (a) Wells Fargo or any of its Affiliates; and (b) any Lender or Affiliate of a Lender that is providing a Bank Product, provided the provider delivers written notice to Administrative Agent, in form and substance satisfactory to Administrative Agent, by the later of the Closing Date (or, in the case of a person who becomes a Lender pursuant to an assignment under Section 11.04(c) or an Increase Joinder, 10 days after such person becomes a Lender) or 10 days following creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 10.12.
“Secured Debt Agreement” shall mean (i) this Agreement, (ii) the other Loan Documents and (iii) any Bank Product Agreement entered into by a Company with any counterparty that is a Secured Bank Product Provider.
“Secured Obligations” shall mean (a) the Obligations and (b) the due and punctual payment and performance of all Secured Bank Product Obligations.
“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent, any Receiver or Delegate, each other Agent, the Lenders, the Issuing Banks, each Secured Bank Product Provider.
“Securities Act” shall mean the Securities Act of 1933.
“Securities Collateral” shall mean, collectively, the Pledged Securities, the Pledged Intercompany Notes and the Distributions.
“Securitization Assets” shall mean all existing or hereafter acquired or arising (i) Receivables that are sold, assigned or otherwise transferred pursuant to a Qualified Securitization Transaction, (ii) the Related Security with respect to the Receivables referred to in clause (i) above, (iii) the collections and proceeds of the Receivables and Related Security referred to in clauses (i) and (ii) above, (iv) all lockboxes, lockbox accounts, collection accounts or other deposit accounts into which such collections are deposited (and in any event excluding any lockboxes, lockbox accounts, collection accounts or deposit accounts that any Company organized under the laws of any Principal Jurisdiction (other than, in the case of a Permitted German Alternative Financing, for Germany, and other than, in the case of a Permitted Customer Account Financing, for Germany or Switzerland) has an interest in) and which have been specifically identified and consented to by the Administrative Agent, (v) all other rights and payments which relate solely to such Receivables and (vi) all cash reserves comprising credit enhancements for such Qualified Securitization Transaction.
“Securitization Entity” shall mean any corporation, company (including any limited liability company), association, partnership, joint venture, trust, mutual fund or other business entity to which any Restricted Subsidiary (excluding Restricted Subsidiary that is in a Principal Jurisdiction (other than, in the case of a Permitted German Alternative Financing, Germany, and other than, in the case of a Permitted Customer Account Financing, Germany or Switzerland)) or any other Securitization Entity transfers Receivables and Related Security) (a) which engages in no activities other than in connection with the financing of Receivables or Related Security, (b) which is designated by the Board of Directors of the Parent Borrower as a Securitization Entity, (c) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Parent Borrower or any Restricted Subsidiary (excluding guarantees of such transferor Restricted Subsidiary of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings and guarantees by the Securitization Entity), (ii) is recourse to or obligates the Parent Borrower or any Restricted Subsidiary (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Parent Borrower or any Restricted Subsidiary (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the Receivables and Related Security being financed (whether in the form of any equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the transferor Restricted Subsidiary, (d) to which none of the Parent Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results and (e) with which none of Holdings, the Parent Borrower nor any Restricted Subsidiary of the Parent Borrower has any material contract, agreement, arrangement or understanding other than those customary for a Qualified Securitization Transaction and, in any event, on terms no less favorable to the Parent Borrower or such Restricted Subsidiary that those that might be obtained at the time from Persons that are not Affiliates of the Parent Borrower or such Restricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by providing the Administrative Agent with a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.
“Security Agreement” shall mean each U.S. Security Agreement, each Canadian Security Agreement, each U.K. Security Agreement, each Swiss Security Agreement, each German Security Agreement, each Irish Security Agreement, each Brazilian Security Agreement, each Madeira Security Agreement, each French Security Agreement, and each other Security Agreement entered into pursuant to Section 5.11(b), individually and collectively, as the context may require.
“Security Agreement Collateral” shall mean all property pledged or granted as Collateral pursuant to any Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.
“Security Documents” shall mean each Security Agreement, the Mortgages, any Security Trust Deed, and each other security document, deed of trust, charge or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as Collateral for the Secured Obligations, and all UCC or other financing statements or financing change statements, control agreements, bailee notification letters, or instruments of perfection required by this Agreement, any Security Agreement, any Mortgage or any other such security document, charge or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to any Security Agreement or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as Collateral for the Secured Obligations or to perfect, obtain control over or otherwise protect the interest of the Collateral Agent therein.
“Security Trust Deed” shall mean any security trust deed to be executed by, among others, the Collateral Agent, the Administrative Agent and any Loan Party granting security over U.K. or Irish assets of any Loan Party.
“Senior Note Documents” shall mean the collective reference to the New Senior Note Documents.
“Senior Note Guarantees” shall mean shall mean the collective reference to the New Senior Note Guarantees.
“Senior Notes” shall mean shall mean the collective reference to the New Senior Notes.
“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Additional Senior Secured Indebtedness or Junior Secured Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Senior Secured Net Leverage Ratio” shall mean, with respect to any date of determination (the “Calculation Date”), the ratio of (a) Consolidated Total Net Debt as of the Calculation Date (other than any portion of Consolidated Total Net Debt that is unsecured or is secured solely by Liens that are subordinated to the Liens securing the Pari Passu Secured Obligations pursuant to the Intercreditor Agreement) (it being understood that Indebtedness under the Loan Documents which constitutes Consolidated Total Net Debt will be included in the Senior Secured Net Leverage Ratio) to (b) Consolidated EBITDA for the Test Period most recently ended prior to the Calculation Date for which financial information has been delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or (b).
“Series of Cash Neutral Transactions” shall mean any series of Investments, incurrences of Indebtedness, Asset Sales in the form of transfers of intercompany promissory notes and preferred stock or similar instruments and/or Dividends solely among Companies; provided that (i) the amount of cash or Cash Equivalents transferred by any Company (each such Company, an “Initiating Company”) to another Company in such Series of Cash Neutral Transactions is not greater than the amount of cash or Cash Equivalents received by such Initiating Company in such Series of Cash Neutral Transactions less reasonable transaction expenses and taxes (which cash and Cash Equivalents must be received by such Initiating Company within three Business Days of the initiation of such Series of Cash Neutral Transactions), (ii) any Collateral (including cash or Cash Equivalents of any Loan Party involved in such Series of Cash Neutral Transactions) shall remain subject to a perfected security interest of the Collateral Agent, and the validly, perfection and priority of such security interest shall not be impaired by or in connection with such Series of Cash Neutral Transactions, (iii) no more than $50,000,000 in aggregate of cash or Cash Equivalents may be held by Companies that are not Loan Parties in connection with transfers from Loan Parties as part of such Series of Cash Neutral Transactions (and any such Company that is not a Loan Party may not retain any of such cash or Cash Equivalents after giving effect to the Cash Neutral Transactions) and (iv) the fair market value of the assets (other than cash or Cash Equivalents) that may be held by Companies that are not Loan Parties in connection with transfers from Loan Parties as part of such Series of Cash Neutral Transactions may not exceed $50,000,000 in the aggregate.
“Settlement” has the meaning assigned to such term in Section 2.17(c).
“Settlement Date” has the meaning assigned to such term in Section 2.17(c).
“Significant Event of Default” shall mean any Event of Default under Section 8.01(a), (b), (g) or (h).
“Similar Business” shall mean any business conducted by the Parent Borrower and the other Loan Parties on the Closing Date as described in the Confidential Information Memorandum (or, in the good faith judgment of the Board of Directors of the Parent Borrower, which is substantially related thereto or is a reasonable extension thereof).
“SL Scheme” shall mean the Syndicated Loan relief scheme as described in the HM Revenue & Customs Guidelines dated September 2010 and administered by HM Revenue & Customs’ Centre for Non-Residents.
“Specified Equity Contribution” shall mean any cash contribution to the common equity of Holdings and/or any purchase or investment in an Equity Interest of Holdings other than Disqualified Capital Stock constituting a “Specified Equity Contribution” pursuant to Section 8.04 of the Term Loan Credit Agreement (or any similar term in any Term Loan Credit Agreement Refinancing Indebtedness).
“Specified Holders” shall mean Hindalco and its Affiliates.
“Specified Transaction” shall mean, with respect to any period, any Permitted Acquisition (other than Permitted Acquisitions where the amount of the Acquisition Consideration plus the fair market value of any Equity Interests which constitutes all or a portion of the purchase price is less than $15,000,000), Asset Sales (other than any dispositions in the ordinary course of business and dispositions where the fair market value of the assets disposed of is less than $15,000,000), Dividend, designation or redesignation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, incurrence or prepayment of Indebtedness (including any transaction under Section 6.11), any Incremental Term Loan or Revolving Credit Commitment increase that by the terms of this Agreement requires compliance on a Pro Forma Basis with a test or covenant hereunder or requires such test or covenant (or a component of such test or covenant) to be calculated on a “Pro Forma Basis” or a “Pro Forma Basis (Leverage)”.
“Spot Selling Rate” shall mean, as determined by the Administrative Agent on any day, the rate offered in the foreign exchange market for the purchase of the applicable currency with Dollars at the end of the preceding day, as such rate is published by Bloomberg for such day or, if no such rate is published by Bloomberg, then as offered through the foreign exchange trading office of the Administrative Agent or another financial institution on such day.
“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by any Restricted Subsidiary that are negotiated in good faith at arm’s length in a Receivables securitization transaction so long as none of the same constitute Indebtedness, a Contingent Obligation (other than in connection with an obligation to repurchase receivables that do not satisfy related representations and warranties) or otherwise require the provision of credit support in excess of customary credit enhancement established upon entering into such Receivables securitization transaction negotiated in good faith at arm’s length.
“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting obligations of Holdings or any of its Subsidiaries not prohibited by this Agreement.
“Statutory Reserves” shall mean (a) for any Interest Period for any Eurocurrency Borrowing in Dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D), (b) for any Interest Period for any portion of a Borrowing in GBP, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves), if any, are in effect on such day for funding in GBP maintained by commercial banks which lend in GBP, (c) for any Interest Period for any portion of a European Swingline Borrowing in Swiss francs, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves), if any, are in effect on such day for funding in Swiss francs maintained by commercial banks which lend in Swiss francs or (d) for any Interest Period for any portion of a Borrowing in euros, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves), if any, are in effect on such day for funding in euros maintained by commercial banks which lend in euros. Eurocurrency Borrowings and EURIBOR Borrowings shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.
“Sub-Class,” when used in reference to any Revolving Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Revolving Loans, U.K. Revolving Loans, German Revolving Loans or Swiss Revolving Loans.
“Subordinated Indebtedness” shall mean Indebtedness of a Loan Party that is subordinated by its terms (including pursuant to the terms of any subordination agreement, intercreditor agreement, or otherwise) in right of payment to the Obligations of such Loan Party.
“Subordinated Lien Secured Obligations” shall mean “Subordinated Lien Secured Obligations” as defined in the Intercreditor Agreement.
“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Holdings. Notwithstanding the foregoing, Logan shall not be treated as a Subsidiary hereunder or under the other Loan Documents unless it qualifies as a Subsidiary under clause (i) of this definition.
“Subsidiary Guarantor” shall mean each Restricted Subsidiary listed on Schedule 1.01(b), and each other Restricted Subsidiary that is or becomes a party to this Agreement as a Subsidiary Guarantor pursuant to Section 5.11 or otherwise.
“Successor Holdings” shall have the meaning assigned to such term in the definition of “Permitted Holdings Amalgamation”.
“Successor Parent Borrower” shall have the meaning assigned to such term in the definition of “Permitted Holdings Amalgamation”.
“Support Agreement” shall mean the Support Agreement, dated December 17, 2010, among Novelis North America Holdings Inc., Novelis Acquisitions LLC and the Parent Borrower.
“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) current as of a date which shows all exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, unless otherwise acceptable to the Collateral Agent, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association (or the local equivalent) as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(o)(iii) or (b) otherwise reasonably acceptable to the Collateral Agent.
“Swingline Exposure” shall mean at any time the sum of (a) U.S. Swingline Exposure plus (b) European Swingline Exposure.
“Swingline Lender” mean, individually and collectively, as the context may require, the U.S. Swingline Lender and the European Swingline Lender.
“Swingline Loan” shall mean any loan made by a Swingline Lender pursuant to Section 2.17.
“Swiss Borrower” shall have the meaning assigned to such term in the preamble hereto.
“Swiss Borrowing Base” shall mean at any time an amount equal to the sum of the Dollar Equivalent of, without duplication:
(i)    the book value of Eligible Large Customer German Accounts, multiplied by the advance rate of 85% (70% in the case of Polish Accounts not meeting the Credit Insurance Requirement), plus
(ii)    the book value of Eligible Small Customer German Accounts, multiplied by the “Applicable Percentage” (as defined in the German Receivables Purchase Agreement), multiplied by the advance rate of 85% (70% in the case of Polish Accounts not meeting the Credit Insurance Requirement), plus
(iii)    the book value of Eligible Swiss Subsidiary Accounts, multiplied by an advance rate of up to 85%, to be determined by the Administrative Agent in its sole discretion, minus
(v)    any Reserves established from time to time by the Administrative Agent with respect to the Swiss Borrowing Base in accordance with Section 2.01(d) and the other terms of this Agreement.
The Swiss Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent with such adjustments as Administrative Agent deems appropriate in its Permitted Discretion to assure that the Swiss Borrowing Base is calculated in accordance with the terms of this Agreement.
“Swiss francs” or “CHF” shall mean lawful money of Switzerland.
“Swiss Franc Denominated Loan” shall mean each European Swingline Loan denominated in Swiss francs at the time of the incurrence thereof.
“Swiss Guarantor” shall mean each Restricted Subsidiary of Parent Borrower organized in Switzerland (other than the Swiss Borrower) party hereto as a Guarantor, and each other Restricted Subsidiary of Parent Borrower organized in Switzerland that is required to become a Guarantor pursuant to the terms hereof.
“Swiss Loan Party” shall mean the Swiss Borrower or a Swiss Guarantor.
“Swiss Non-Qualifying Bank” shall mean a (Swiss or non-Swiss) Person that does not qualify as a Swiss Qualifying Bank.
“Swiss Qualifying Bank” shall mean a (Swiss or non-Swiss) financial institution which (i) qualifies as a bank pursuant to the banking laws in force in its country of incorporation, (ii) carries on a true banking activity in such jurisdiction as its main purpose, and (iii) has personnel, premises, communication devices and decision-making authority of its own, all as per the guidelines of the Swiss Federal Tax Administration No. S-02.122.1(4.99), No. 34(07.11), S-02-123(9.86), No. S-02.128(1.2000) and No. S-02.130(4.99) or legislation or guidelines addressing the same issues which are in force at such time.
“Swiss Receivables Purchase Agreement” shall have the meaning assigned to such term in the definition of “Receivables Purchase Agreement”.
“Swiss Revolving Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Swiss Revolving Loans of such Lender, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s European LC Exposure, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s European Swingline Exposure.
“Swiss Revolving Loan” shall have the meaning assigned to such term in Section 2.01(a).
“Swiss Security Agreement” shall mean, collectively (i) any Security Agreement substantially in the form of Exhibit M-4, including all subparts thereto, among the Swiss Loan Parties (and such other Persons as may be party thereto) and the Collateral Agent for the benefit of the Secured Parties and (ii) each pledge agreement, mortgage, security agreement, guarantee or other agreement that is entered into by any Swiss Loan Party or any Person who is the holder of Equity Interests in any Swiss Loan Party in favor of the Collateral Agent and/or the Term Loan Collateral Agent, and any other pledge agreement, mortgage, security agreement or other agreement entered into pursuant to the terms of the Loan Documents that is governed by the laws of Switzerland (or any subdivision thereof), securing the Secured Obligations, entered into pursuant to the terms of this Agreement or any other Loan Document, as the same may be amended, restated or otherwise modified from time to time.
“Swiss Seller” shall mean Novelis Switzerland SA, each a company organized under the laws of Switzerland, and any other Subsidiary Guarantor that is a Restricted Grantor organized in Switzerland (including each in its roles as seller and collection agent under a Swiss Receivables Purchase Agreement).
“Swiss Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swiss Swingline Loans. The Swiss Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swiss Swingline Exposure at such time.
“Swiss Swingline Loan” shall mean any loan made by the European Swingline Lender to the European Administrative Borrower pursuant to Section 2.17. For the avoidance of doubt, Swiss Swingline Loans shall include Overadvances made as Swiss Swingline Loans.
“Swiss Withholding Tax” shall mean any withholding tax in accordance with the Swiss Federal Statute on Anticipatory Tax of 13 October 1965 (Bundesgesetz uber die Verrechnungssteuer) and any successor provision, as appropriate.
“Syndication Period” shall have the meaning assigned to such term in the definition of “Eligible Assignee”.
“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.
“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system that utilizes a single shared platform and which was launched on November 19, 2007 (or any successor payment system).
“TARGET Day” shall mean any day on which TARGET2 is open for the settlement of payments in Euro.
“Tax Deduction” has the meaning assigned to such term in Section 2.15(i).
“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, payroll, social security, employment and unemployment taxes, assessments, fees or other charges imposed by any Taxing Authority, including any interest, additions to tax or penalties applicable thereto. For greater certainty it shall further be specified that Taxes shall also include any federal, cantonal and municipal direct taxes levied at source in Switzerland as per Article 51 § 1 lit. d and Article 94 of the Swiss Federal Direct Tax Act of December 14, 1990 and as per Article 21 § 2 lit. a and Article 35 § lit. e of the Swiss Federal Harmonization Direct Tax Act of December 14, 1990.
“Taxing Authority” shall mean any Governmental Authority of any jurisdiction or political subdivision thereof with the authority to impose, assess, and collect Taxes and engage in activities of a similar nature with respect to such Taxing Authority.
“Ten Non-Bank Regulations” shall mean the regulations pursuant to the guidelines No. S-02.122.1(4.99), No. S-02.128(1.2000) and No. S-02.130.1(4.99) of the Swiss Federal Tax Administration (or legislation or guidelines addressing the same issues which are in force at such time) pursuant to which the aggregate number of Lenders of a Swiss Borrower under this Agreement which are not Swiss Qualifying Banks shall not at any time exceed ten.
“Term Loan Administrative Agent” shall mean Bank of America, in its capacity as administrative agent under the Term Loan Credit Agreement, and its successors and assigns in such capacity.
“Term Loan Collateral Agent” shall mean Bank of America, in its capacity as collateral agent under the Term Loan Credit Agreement, and its successors and assigns in such capacity.
“Term Loan Credit Agreement” shall mean (i) that certain credit agreement, dated as of December 17, 2010, among the Loan Parties party thereto, the lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger, and Bank of America, as administrative agent and as collateral agent for the Term Loan Secured Parties, as amended, restated, supplemented, increased or modified from time to time (including any increase permitted pursuant to Section 2.23 of the Term Loan Credit Agreement or any similar provision in any Term Loan Credit Agreement Refinancing Indebtedness) to the extent not prohibited by this Agreement or the Intercreditor Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein and in the Intercreditor Agreement) or refinance in whole or in part the indebtedness and other obligations outstanding under the (x) credit agreement referred to in clause (i) or (y) any subsequent Term Loan Credit Agreement, in each case which constitutes a Permitted Term Loan Facility Refinancing with respect to the Term Loans, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Credit Agreement hereunder. Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.
“Term Loan Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a “Refinancing Amendment” (as defined in the Term Loan Credit Agreement), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans (including any successive Term Loan Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt, (ii) such Indebtedness has a later maturity and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, and (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Term Loan Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.
“Term Loan Documents” shall mean the Term Loan Credit Agreement and the other Loan Documents as defined in the Term Loan Credit Agreement and any corresponding term in any successor Term Loan Agreement permitted hereby, including the mortgages and other security documents, guaranties and the notes issued thereunder.
“Term Loan Obligations” shall mean the Term Loans and the guarantees by the Loan Parties under the Term Loan Documents.
“Term Loans” shall mean, collectively, the “Loans,” “Incremental Term Loans” and the “Other Term Loans”, each as defined in the Term Loan Credit Agreement (or any similar term in any Term Loan Credit Agreement Refinancing Indebtedness).
“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Parent Borrower then last ended (in each case taken as one accounting period).
“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.
“Title Policy” shall have the meaning assigned to such term in Section 4.01(o)(iii).
“Total Adjusted Borrowing Base” shall mean, at any time, the sum of (i) the U.S. Borrowing Base at such time, plus (ii) the Canadian Borrowing Base at such time, plus (iii) the lesser of (A) the U.K. Borrowing Base and (B) the greater of (I) $500,000,000 and (II) 50% of the Total Gross Borrowing Base, minus (without duplication) (iv) Reserves against the Total Borrowing Base or any component thereof (other than the German Borrowing Base and the Swiss Borrowing Base).
“Total Adjusted Borrowing Base (German)” shall mean, at any time, the sum of (i) the U.S. Borrowing Base at such time, plus (ii) the Canadian Borrowing Base at such time, plus (iii) the lesser of (A)(I) the U.K. Borrowing Base plus (II) the Swiss Borrowing Base and (B) the greater of (I) $500,000,000 and (II) 50% of the Total Gross Borrowing Base, minus (without duplication) (iv) Reserves against the Total Borrowing Base or any component thereof (other than the German Borrowing Base).
“Total Adjusted Borrowing Base (Swiss)” shall mean, at any time, the sum of (i) the U.S. Borrowing Base at such time, plus (ii) the Canadian Borrowing Base at such time, plus (iii) the lesser of (A)(I) the U.K. Borrowing Base plus (II) the German Borrowing Base and (B) the greater of (I) $500,000,000 and (II) 50% of the Total Gross Borrowing Base, minus (without duplication) (iv) Reserves against the Total Borrowing Base or any component thereof (other than the Swiss Borrowing Base).
“Total Adjusted Revolving Exposure” shall mean, at any time, (i) the Total Revolving Exposure minus (ii) German Revolving Exposure minus (iii) Swiss Revolving Exposure.
“Total Adjusted Revolving Exposure (German)” shall mean, at any time, the Total Revolving Exposure minus German Revolving Exposure.
“Total Adjusted Revolving Exposure (Swiss)” shall mean, at any time, the Total Revolving Exposure minus Swiss Revolving Exposure.
“Total Borrowing Base” shall mean, at any time, the sum of (i) the U.S. Borrowing Base at such time, plus (ii) the Canadian Borrowing Base at such time, plus (iii) the European Borrowing Base at such time, minus (without duplication) (iv) Reserves against the Total Borrowing Base or any component thereof.
“Total European Revolving Exposure” shall mean, at any time, the sum of the Total Swiss Revolving Exposure and Total U.K. Revolving Exposure at such time.
“Total German Revolving Exposure” shall mean, at any time, the sum of the German Revolving Exposure of each of the Lenders at such time.
“Total Gross Borrowing Base” shall mean, at any time, the sum of (i) the U.S. Borrowing Base at such time, plus (ii) the Canadian Borrowing Base at such time, plus (iii) the Swiss Borrowing Base at such time, plus (iv) the U.K. Borrowing Base at such time, plus (v) the German Borrowing Base at such time.
“Total Net Leverage Ratio” shall mean, with respect to any Calculation Date, the ratio of (a) Consolidated Total Net Debt as of the Calculation Date to (b) Consolidated EBITDA (Leverage) for the Test Period most recently ended prior to the Calculation Date for which financial information has been delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or (b).
“Total Revolving Commitment” shall mean, at any time, the sum of the Revolving Commitments of each of the Lenders at such time.
“Total Revolving Exposure” shall mean, at any time, the sum of the Revolving Exposure of each of the Lenders at such time.
“Total Swiss Revolving Exposure” shall mean, at any time, the sum of the Swiss Revolving Exposure of each of the Lenders at such time.
“Total U.K. Revolving Exposure” shall mean, at any time, the sum of the U.K. Revolving Exposure of each of the Lenders at such time.
“Total U.S. Revolving Exposure” shall mean, at any time, the sum of the U.S. Revolving Exposure of each of the Lenders at such time.
“Transaction Documents” shall mean the Loan Documents and any Term Loan Documents executed in connection therewith.
“Transactions” shall mean, collectively, the transactions to occur pursuant to or in connection with the Transaction Documents, including (a) the execution and delivery of the Loan Documents and the initial borrowings hereunder, and the amendment and restatement of the Existing Credit Agreement pursuant ot the terms hereof and (b) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.
“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.
“Treaty Lender” shall have the meaning assigned to such term in clause (C) of the definition of “U.K. Qualifying Lender”.
“Twenty Non-Bank Regulations” shall mean the regulations pursuant to the guidelines No. S-02.122.1(4.99), No. 34(07.11), No. S-02.128(1.2000) and No. S-02.130.1(4.99) of the Swiss Federal Tax Administration (or legislation or guidelines addressing the same issues which are in force at such time) pursuant to which the aggregate number of persons and legal entities, which are not Swiss Qualifying Banks and to which the Swiss Borrower directly or indirectly, including, without limitation, through a Restricted Sub-Participation or other sub-participations under any other agreement, owes interest-bearing borrowed money under all interest-bearing instruments including, inter alia, this Agreement, taken together (other than bond issues which are subject to Swiss Withholding Tax), shall not exceed twenty at any time in order to not trigger Swiss Withholding Tax.
“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted EURIBOR Rate, the Adjusted LIBOR Rate, or the Base Rate (in each case with regard to a Loan of a given currency).
“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“U.K. Borrower” shall have the meaning assigned to such term in the preamble hereto.
“U.K. Borrowing Base” shall mean at any time an amount equal to the sum of the Dollar Equivalent of, without duplication:
(i)    the book value of Eligible U.K. Accounts multiplied by the advance rate of 85%, plus
(ii)    the lesser of (i) the advance rate of 75% of the Cost of Eligible U.K. Inventory, or (ii) the advance rate of 85% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible U.K. Inventory, minus
(iii)    any Reserves established from time to time by the Administrative Agent with respect to the U.K. Borrowing Base in accordance with Section 2.01(d) and the other terms of this Agreement.
The U.K. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent with such adjustments as Administrative Agent deems appropriate in its Permitted Discretion to assure that the U.K. Borrowing Base is calculated in accordance with the terms of this Agreement.
“U.K. Guarantor” shall mean each Restricted Subsidiary of Parent Borrower incorporated in England and Wales (other than the U.K. Borrower) party hereto as a Guarantor, and each other Restricted Subsidiary of Parent Borrower incorporated in England and Wales that is required to become a Guarantor pursuant to the terms hereof.
“U.K. Loan Party” shall mean each of the U.K. Borrower and each U.K. Guarantor.
“U.K. Qualifying Lender” shall mean a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement or any other Loan Document and is:
(A)    a lender:
(i)    which is a bank (as defined for the purpose of Section 879 of the United Kingdom Income Tax Act 2007) making an advance under this Agreement or any other Loan Document, or
(ii)    in respect of an advance made under this Agreement or any other Loan Document by a person that was a bank (as defined for the purpose of Section 879 of the United Kingdom Income Tax Act 2007) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
(B)    a lender which is:
(i)    a company resident in the United Kingdom for United Kingdom tax purposes;
(ii)    a partnership each member of which is either:

(I)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(II)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account in computing its chargeable profits (within the meaning of Section 19 of the United Kingdom Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the United Kingdom Corporation Tax Act 2009; or

(iii)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account that interest payable in respect of that advance in computing the chargeable profits (for the purposes of Section 19 of the United Kingdom Corporation Tax Act 2009) of that company; or
(C)    a lender which:
(i)    is treated as a resident of a jurisdiction having a double taxation agreement with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest for the purposes of the treaty; and
(ii)    does not carry on a business in the United Kingdom through a permanent establishment with which the Lender’s participation in the Loan is effectively connected (a “Treaty Lender”).
“U.K. Revolving Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding U.K. Revolving Loans of such Lender.
“U.K. Revolving Loan” shall have the meaning assigned to such term in Section 2.01(a).
“U.K. Security Agreement” shall mean, collectively (i) any Security Agreement substantially in the form of Exhibit M-3, including all subparts thereto, among the U.K. Loan Parties (and such other Persons as may be party thereto) and the Collateral Agent for the benefit of the Secured Parties, including the U.K. Share Charge and (ii) each pledge agreement, mortgage, security agreement, guarantee or other agreement that is entered into by any U.K. Loan Party or any Person who is the holder of Equity Interests in any U.K. Loan Party in favor of the Collateral Agent and/or the Term Loan Collateral Agent, and any other pledge agreement, mortgage, security agreement or other agreement entered into pursuant to the terms of the Loan Documents that is governed by the laws of England and Wales (or any subdivision thereof), securing the Secured Obligations, entered into pursuant to the terms of this Agreement or any other Loan Document, as the same may be amended, restated or otherwise modified from time to time.
“U.K. Share Charge” shall mean shall mean a Security Agreement in substantially the form of Exhibit M-3-2, among the Parent Borrower and the Collateral Agent.
“U.K. Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding U.K. Swingline Loans. The U.K. Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate U.K. Swingline Exposure at such time.
“U.K. Swingline Loan” shall mean any loan made by the European Swingline Lender to the U.K. Borrower pursuant to Section 2.17. For the avoidance of doubt, U.K. Swingline Loans shall include Overadvances made as U.K. Swingline Loans.
“United States” shall mean the United States of America.
“Unpaid Supplier Reserve” shall mean, at any time, with respect to the Canadian Loan Parties, the amount equal to the percentage applicable to Inventory in the calculation of the Canadian Borrowing Base multiplied by the aggregate value of the Eligible Inventory which the Administrative Agent, in its Permitted Discretion, considers is or may be subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any other laws of Canada or any other applicable jurisdiction granting revendication or similar rights to unpaid suppliers, in each case, where such supplier’s right ranks or is capable of ranking in priority to or pari passu with one or more of the First Priority Liens granted in the Security Documents.
“Unrestricted Cash” shall mean cash and Cash Equivalents of the Parent Borrower and its Restricted Subsidiaries (in each case, free and clear of all Liens, other than Liens permitted pursuant to Section 6.02(a), (j) and (k)), to the extent the use thereof for the application to payment of Indebtedness is not prohibited by law or any contract to which the Parent Borrower or any of the Restricted Subsidiaries is a party and excluding cash and Cash Equivalents (i) which are listed as “restricted” on the consolidated balance sheet of the Parent Borrower and its Subsidiaries as of such date or (ii) constituting proceeds of a Specified Equity Contribution.
“Unrestricted Grantors” shall mean Loan Parties that are not Restricted Grantors.
“Unrestricted Subsidiary” shall mean any Subsidiary of the Parent Borrower designated by the board of directors of the Parent Borrower as an Unrestricted Subsidiary pursuant to Section 5.17 subsequent to the Closing Date.
“U.S. Borrower” shall mean each Initial U.S. Borrower, and each other Subsidiary (which is organized under the laws of the United States or any state thereof or the District of Columbia) that is or becomes a party to this Agreement as a U.S. Borrower pursuant to Section 5.11.
“U.S. Borrowing Base” shall mean at any time an amount equal to the sum of, without duplication:
(i)    the book value of Eligible U.S. Accounts multiplied by the advance rate of 85% (70% in the case of Mexican Accounts not meeting the Credit Insurance Requirement), plus
(ii)    the lesser of (i) the advance rate of 75% of the Cost of Eligible U.S. Inventory, or (ii) the advance rate of 85% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible U.S. Inventory, minus
(iii)    any Reserves established from time to time by the Administrative Agent with respect to the U.S. Borrowing Base in accordance with Section 2.01(d) and the other terms of this Agreement.
The U.S. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent with such adjustments as Administrative Agent deems appropriate in its Permitted Discretion to assure that the U.S. Borrowing Base is calculated in accordance with the terms of this Agreement.
“U.S. GAAP” shall have the meaning assigned to such term in Section 1.04.
“U.S. LC Exposure” shall mean at any time the Dollar Equivalent of the sum of the stated amount of all outstanding U.S. Letters of Credit at such time. The U.S. LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate U.S. LC Exposure at such time.
“U.S. Letter of Credit” shall have the meaning assigned to such term in Section 2.18(a).
“U.S. Reimbursement Obligations” shall mean each applicable Borrower’s obligations under Section 2.18 to reimburse LC Disbursements in respect of U.S. Letters of Credit.
“U.S. Revolving Exposure” shall mean, with respect to any Revolving Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding U.S Revolving Loans of such Lender, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s U.S. LC Exposure, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s U.S. Swingline Exposure.
“U.S. Revolving Loan” shall have the meaning assigned to such term in Section 2.01(a).
“U.S. Security Agreement” shall mean, collectively (i) any Security Agreement substantially in the form of Exhibit M-1, including all subparts thereto, among the U.S. Loan Parties (and such other Persons as may be party thereto) and the Collateral Agent for the benefit of the Secured Parties and (ii) each pledge agreement, mortgage, security agreement, guarantee or other agreement that is entered into by any U.S. Loan Party or any Person who is the holder of Equity Interests in any U.S. Loan Party in favor of the Collateral Agent and/or the Term Loan Collateral Agent, and any other pledge agreement, mortgage, security agreement or other agreement entered into pursuant to the terms of the Loan Documents that is governed by the laws of the United States (or any subdivision thereof), securing the Secured Obligations, entered into pursuant to the terms of this Agreement or any other Loan Document, as the same may be amended, restated or otherwise modified from time to time.
“U.S. Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding U.S. Swingline Loans. The U.S. Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate U.S. Swingline Exposure at such time.
“U.S. Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.
“U.S. Swingline Loan” shall have the meaning assigned to such term in Section 2.17(a).
“Vendor Managed Inventory” shall mean Inventory of a U.S. Borrower, a Canadian Loan Party, or an Eligible U.K. Loan Party located in the ordinary course of business of such Loan Party at a customer location that has been disclosed to the Administrative Agent in Schedule 3.24 or in a Borrowing Base Certificate or updates to the Perfection Certificate.
“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, and its successors.
“Wells Fargo Indemnitees” shall mean Wells Fargo and its officers, directors, employees, Affiliates, agents and attorneys.
“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.
“Wind-Up” shall have the meaning assigned to such term in Section 6.05(g), and “Winding-Up” shall have a meaning correlative thereto.
“Wind Up Triggering Event” shall mean the occurrence of any of the following: (i) The board of directors of any Borrower or Guarantor passes a resolution to terminate or wind-up in whole or in part any Canadian Defined Benefit Plan or any Borrower or Guarantor otherwise initiates any action or filing to voluntarily terminate or wind up in whole or in part any Canadian Defined Benefit Plan; (ii) the institution of proceedings by any Governmental Authority to terminate in whole or in part any Canadian Defined Benefit Plan, including notice being given by the Superintendent of Financial Services or another Governmental Authority that it intends to proceed to wind-up in whole or in part a Borrower’s or Guarantor’s Canadian Defined Benefit Plan; (iii) there is a cessation or suspension of contributions to the fund of a Canadian Defined Benefit Plan that are made in accordance with the terms of the Canadian Defined Benefit Plans or Applicable Law by a Borrower or Guarantor (other than a cessation or suspension of contributions that is due to an administrative error; (iv) the receipt by a Borrower or Guarantor of correspondence from any Governmental Authority related to the likely wind up or termination (in whole or in part) of any Canadian Defined Benefit Plan; (v) the wind up or partial wind up of a Canadian Defined Benefit Plan; and (vi) there is a cessation or suspension of crediting of benefits under a Canadian Defined Benefit Plan (excluding, for greater certainty, where such cessation or suspension would not trigger a wind-up or partial wind-up under the laws of any applicable Canadian jurisdiction). Notwithstanding anything to the contrary herein, a Wind Up Triggering Event shall not include any event that relates to the partial wind up or termination of solely a defined contribution component of a Canadian Defined Benefit Plan.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class or Sub-Class (e.g., a “U.S. Revolving Loan” or a “Swiss Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class (or Sub-Class) and Type (e.g., a “Eurocurrency U.S. Revolving Loan”). Borrowings also may be classified and referred to by Class or Sub-Class (e.g., a “U.K. Borrowing,”) or by Type (e.g., a “Base Rate Borrowing”) or by Class or Sub-Class and Type (e.g., a “Eurocurrency U.S. Borrowing”).
SECTION 1.03    Terms Generally; Alternate Currency Transaction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document (including any Organizational Document) as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) any reference to a Subsidiary of a Person shall include any direct or indirect Subsidiary of such Person, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference to any law or regulation herein shall include all statutory and regulatory provisions consolidating, amendment or interpreting such law or regulation and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (h) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.” For purposes of this Agreement and the other Loan Documents, (i) where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Selling Rate in effect on the Business Day immediately preceding the date of such transaction or determination and the permissibility of actions taken under ARTICLE VI shall not be affected by subsequent fluctuations in exchange rates (provided that if Indebtedness is incurred to refinance other Indebtedness, and such refinancing would cause the applicable Dollar denominated limitation to be exceeded if calculated at the Spot Selling Rate in effect on the Business Day immediately preceding the date of such refinancing, such Dollar denominated restriction shall be deemed not to have been exceeded so long as (x) such refinancing Indebtedness is denominated in the same currency as such Indebtedness being refinanced and (y) the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced except as permitted by the definition of Permitted Refinancing Indebtedness) and (ii) as of any date of determination, for purposes of the pro rata application of any amounts required to be applied hereunder to the payment of Loans or other Obligations which are denominated in more than a single Approved Currency, such pro rata application shall be determined by reference to the Dollar Equivalent of such Loans or other Obligations as of such date of determination. For purposes of this Agreement and the other Loan Documents, the word “foreign” shall refer to jurisdictions other than the United States, the states thereof and the District of Columbia. For purposes of this Agreement and the other Loan Documents, the words “the applicable borrower” (or words of like import), when used with reference to obligations of any U.S. Borrower, shall refer to the U.S. Borrowers on a joint and several basis. From and after the effectiveness of the Permitted Holdings Amalgamation (x) all references to the Parent Borrower in any Loan Document shall refer to the Successor Parent Borrower and (y) all references to Holdings in any Loan Document shall refer to Successor Holdings. Each reference to the “Issuing Bank” shall refer to the applicable Issuing Bank or Issuing Banks, as the context may require.
SECTION 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis as in effect from time to time (“U.S. GAAP”) and all terms of an accounting or financial nature shall be construed and interpreted in accordance with U.S. GAAP, as in effect from time to time unless otherwise agreed to by Parent Borrower and the Required Lenders or as set forth below; provided that (i) the Parent Borrower may elect to convert from U.S. GAAP for the purposes of preparing its financial statements and keeping its books and records to IFRS and if the Parent Borrower makes such election it shall give prompt written notice to the Administrative Agent and the Lenders within five Business Days of such election, along with a reconciliation of the Parent Borrower’s financial statements covering the four most recent fiscal quarters for which financial statements are available (including a reconciliation of the Parent Borrower’s audited financial statements prepared during such period), (ii) upon election of any conversion to IFRS, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend the financial ratios and requirements and other terms of an accounting or a financial nature in the Loan Documents to preserve the original intent thereof in light of such conversion to IFRS (subject to the approval of the Required Lenders); provided that, until so amended (x) such ratios or requirements (and all terms of an accounting or a financial nature) shall continue to be computed in accordance with U.S. GAAP prior to such conversion to IFRS and (y) the Parent Borrower shall provide to the Administrative Agent and the Lenders any documents and calculations required under this Agreement or as reasonably requested hereunder by the Administrative Agent or any Lender setting forth a reconciliation between calculations of such ratios and requirements and other terms of an accounting or a financial nature made before and after giving effect to such conversion to IFRS and (iii) if at any time any change in U.S. GAAP or change in IFRS would affect the computation of any financial ratio or requirement or other terms of an accounting or a financial nature set forth in any Loan Document, and the Parent Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement or other terms of an accounting or a financial nature to preserve the original intent thereof in light of such change in U.S. GAAP or change in IFRS (subject to the approval of the Required Lenders); provided that, until so amended, (x) such ratio or requirement or other terms of an accounting or a financial nature shall continue to be computed in accordance with U.S. GAAP prior to such change therein or change in IFRS and (y) the Parent Borrower shall provide to the Administrative Agent and the Lenders any documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement or other terms of an accounting or a financial nature made before and after giving effect to such change in U.S. GAAP or change in IFRS. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Holdings, the Parent Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
SECTION 1.05    Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
SECTION 1.06    Pro Forma Calculations. Notwithstanding anything to the contrary herein, the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the Consolidated Interest Coverage Ratio shall be calculated on a Pro Forma Basis (Leverage) with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, or subsequent to the end of such four-quarter period but not later than the date of such calculation.
ARTICLE II

THE CREDITS
SECTION 2.01    Commitments.
(a)    Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender with a Revolving Commitment agrees, severally and not jointly, at any time and from time to time on or after the Closing Date until the earlier of the Business Day prior to the Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, to make revolving loans (w) to the U.S. Borrowers, jointly and severally, or to the Parent Borrower, in any Approved Currency (each, a “U.S. Revolving Loan”), (x) to the Swiss Borrower, in euros, Dollars or GBP (each, a “Swiss Revolving Loan”), (y) to the German Borrower, in euros, Dollars or GBP (each, a “German Revolving Loan”), and (z) to the U.K. Borrower, in euros, Dollars or GBP (each, a “U.K. Revolving Loan” and, collectively with the Swiss Revolving Loans, the German Revolving Loans and the U.S. Revolving Loans, each a “Revolving Loan”), in an aggregate principal amount that does not result in:
(i)    such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment less such Lender’s ratable portion of Availability Reserves;
(ii)    (A) the Total Adjusted Revolving Exposure (German) exceeding the Total Adjusted Borrowing Base (German), (B) the Total Adjusted Revolving Exposure (Swiss) exceeding the Total Adjusted Borrowing Base (Swiss) or (C) the Total Adjusted Revolving Exposure exceeding the Total Adjusted Borrowing Base (in each case subject to the Administrative Agent’s authority in its sole discretion to make Overadvances pursuant to the terms of Section 2.01(e)); or
(iii)    the Total Revolving Exposure exceeding the lesser of (I) the Total Borrowing Base (subject to the Administrative Agent’s authority in its sole discretion to make Overadvances pursuant to the terms of Section 2.01(e)), and (II) the Total Revolving Commitment less Availability Reserves.
(b)    [intentionally omitted.]
(c)    Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans.
(d)    Notwithstanding anything to the contrary in this Agreement, the Administrative Agent shall have the right to establish Availability Reserves against the Commitments, and/or Availability Reserves and other Reserves against the Borrowing Base, in each case in such amounts, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall deem necessary, including, without limitation (but without duplication), (i) sums that the respective Borrowers or Borrowing Base Guarantors are or will be required to pay (such as taxes (including payroll and sales taxes), assessments, insurance premiums, amounts owed to tolling parties, processors or other third parties (including Norf GmbH), or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid, whether or not invoiced, (ii) amounts owing by the respective Borrowers or Borrowing Base Guarantors or, without duplication, their respective Subsidiaries to any Person in respect of any Lien of the type described in the definition of “First Priority” on any of the Collateral, which Lien, in the Permitted Discretion of the Administrative Agent, is reasonably likely to rank senior in priority to or pari passu with one or more of the Liens granted in the Security Documents in and to such item of the Collateral, (iii) an Unpaid Supplier Reserve and a Reserve against prior claims of Logan, in each case, against Eligible Inventory included in the Borrowing Base, (iv) an Inventory Reserve, in each case, against Eligible Inventory included in the Borrowing Base, (v) Rent Reserves and Reserves for Priority Payables, (vi) a Bank Product Reserve, and (vii) a Dilution Reserve; provided, however, that (y) the amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve, and (z) Reserves shall not duplicate eligibility criteria contained in the definitions of “Eligible Accounts” or “Eligible Inventory” or reserves or criteria deducted in computing the cost of Eligible Inventory or the Net Recovery Cost Percentage of Eligible Inventory. The Administrative Agent shall provide the Administrative Borrower with at least three (3) Business Days’ prior written notice of any such establishment. Upon delivery of written notice to Administrative Borrower, the Administrative Agent shall be available to discuss the proposed Reserve, and the applicable Borrower or Borrowing Base Guarantor may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish such Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Reserve no longer exists or has otherwise been adequately addressed.
(e)    The Administrative Agent shall not, without the prior consent of the Required Lenders, make (and shall use its reasonable best efforts to prohibit the Issuing Banks and Swingline Lenders, as applicable, from making) any Revolving Loans or Swingline Loans, or provide any Letters of Credit, to the Borrowers on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans, Swingline Loans, or Letters of Credit would either (i) cause the Total Revolving Exposure to exceed the lesser of (a) the Total Borrowing Base, and (b) the Total Revolving Commitment less Availability Reserves, (ii)(A) cause the Total Adjusted Revolving Exposure (German) to exceed the Total Adjusted Borrowing Base (German), (B) cause the Total Adjusted Revolving Exposure (Swiss) to exceed the Total Adjusted Borrowing Base (Swiss) or (C) cause the Total Adjusted Revolving Exposure to exceed the Total Adjusted Borrowing Base, or (iii) be made when one or more of the other conditions precedent to the making of Loans hereunder cannot be satisfied, except that Administrative Agent may make (or cause to be made) such additional Revolving Loans (including U.S. Swingline Loans) or European Swingline Loans or provide such additional Letters of Credit on behalf of Lenders (each an “Overadvance” and collectively, the “Overadvances”), intentionally and with actual knowledge that such Loans or Letters of Credit will be made without the satisfaction of the foregoing conditions precedent, if the Administrative Agent deems it necessary or advisable in its discretion to do so; provided, that: (A) the total principal amount outstanding at any time of Overadvances to the Borrowers which Administrative Agent may make or provide (or cause to be made or provided) after obtaining such actual knowledge that the conditions precedent have not been satisfied, shall not (I) exceed the amount equal to 5% of the Total Borrowing Base, or, when aggregated with all Credit Protective Advances then outstanding, 7.5% of the Total Borrowing Base, and (II) shall not, without the consent of all Lenders, cause the Total Revolving Exposure to exceed the Total Revolving Commitment of all of the Lenders less Availability Reserves, or such Lender’s Pro Rata Percentage of the Total Revolving Exposure to exceed such Lender’s Revolving Commitment less such Lender’s Pro Rata Percentage of Availability Reserves, (B) without the consent of all Lenders, (I) no Overadvance shall be outstanding for more than sixty (60) days and (II) after all Overadvances have been repaid, Administrative Agent shall not make any additional Overadvance unless sixty (60) days or more have elapsed since the last date on which any Overadvance was outstanding and (C) Administrative Agent (or, after payment by Lenders of the applicable Class of their Pro Rata Percentage of any such Overadvance, such Lenders) shall be entitled to recover such funds on demand from the applicable Borrower or Borrowers together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent (or such Lenders) at the interest rate otherwise applicable to Loans of such Class and Type (including interest at the Default Rate, if applicable). Each Lender of the applicable Class shall be obligated to pay Administrative Agent the amount of its Pro Rata Percentage of any such Overadvance, provided, that such Administrative Agent is acting in accordance with the terms of this Section 2.01(e). Overadvances shall constitute Revolving Loans (or European Swingline Loans), shall be payable on demand and shall constitute Obligations secured by the Collateral entitled to all the benefits of the Loan Documents. Any funding of an Overadvance or sufferance of an Overadvance shall not constitute a waiver by any Agent or any Lender of the Event of Default caused thereby. In no event shall any Borrower be deemed a beneficiary of this Section 2.01(e) nor authorized to enforce any of its terms.
(f)    The Administrative Agent shall be authorized, in its discretion, at any time that any conditions in Section 4.02 are not satisfied, to make Base Rate Loans (“Protective Advances”) (i) if the Administrative Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations (“Credit Protective Advances”), provided, that the total principal amount outstanding at any time of Credit Protective Advances shall not exceed the amount equal to 5% of the Total Borrowing Base, or, when aggregated with all Overadvances then outstanding, 7.5% of the Total Borrowing Base, or (ii) to pay any other amounts chargeable to the Loan Parties under any Loan Documents, including costs, fees and expenses; provided further, that the total principal amount outstanding at any time of Protective Advances shall not, without the consent of all Lenders, cause the Total Revolving Exposure to exceed the Total Revolving Commitment of all of the Lenders less Availability Reserves, or such Lender’s Pro Rata Percentage of the Total Revolving Exposure to exceed such Lender’s Revolving Commitment less such Lender’s Pro Rata Percentage of Availability Reserves. Each Lender shall participate in each Protective Advance in accordance with its Pro Rata Percentage. Required Lenders may at any time revoke Administrative Agent’s authority to make further Protective Advances by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.
SECTION 2.02    Loans.
(a)    Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Swingline Loans, Protective Advances and Loans deemed made pursuant to Section 2.18, each Borrowing shall be in an aggregate principal amount that is not less than (and in integral amounts consistent with) the Minimum Currency Threshold or, if less, equal to the remaining available balance of the applicable Commitments.
(b)    Subject to Section 2.11 and Section 2.12, (i) each Borrowing of Dollar Denominated Loans shall be comprised entirely of Base Rate Loans or Eurocurrency Loans as Administrative Borrower may request pursuant to Section 2.03 (provided that Base Rate Loans shall be available only with respect to Dollar Denominated Loans borrowed by U.S. Borrowers or Parent Borrower), (ii) each Borrowing of GBP Denominated Loans or Swiss Franc Denominated Loans shall be comprised entirely of Eurocurrency Loans, and (iii) each Borrowing of Euro Denominated Loans shall be comprised entirely of EURIBOR Loans; provided that all Loans comprising the same Borrowing shall at all times be of the same Type. Each Lender may at its option make any Eurocurrency Loan or EURIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement; and provided, further, that with respect to any Loan (and so long as no Event of Default shall have occurred and is continuing), if such Lender is a Swiss Qualifying Bank, such branch or Affiliate must also qualify as a Swiss Qualifying Bank. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurocurrency Borrowings in Dollars, five Eurocurrency Borrowings in GBP, or eight EURIBOR Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
(c)    Except with respect to Loans deemed made pursuant to Section 2.18(b) and Swingline Loans, each Lender shall make each Loan to be made by it hereunder (or, to the extent permitted by Section 2.02(b), shall cause any domestic or foreign branch or Affiliate of such Lender to make such Loan) on the proposed date thereof by wire transfer of immediately available funds to such account in San Francisco, or to such account in a European jurisdiction, as the Administrative Agent may designate, not later than 2:00 p.m., New York time (11:00 a.m., London time in the case of Revolving Loans made in GBP or Euros), and the Administrative Agent shall promptly credit the amounts so received to an account of the applicable Borrower as directed by the Administrative Borrower in the applicable Borrowing Request maintained with (or otherwise acceptable to) the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
(d)    Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and such Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Interbank Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the applicable Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.
(e)    Notwithstanding anything to the contrary contained herein, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03    Borrowing Procedure.
(a)    To request a Borrowing (subject to Section 2.17(e) with respect to European Swingline Loans), the Administrative Borrower, on behalf of the applicable Borrower, shall deliver, by hand delivery, telecopier or, to the extent separately agreed by the Administrative Agent, by an electronic communication in accordance with the second sentence of Section 11.01(b) and the second paragraph of Section 11.01(d), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurocurrency Borrowing (other than a Eurocurrency Borrowing made in GBP), not later than 12:00 noon, New York time, three (3) Business Days before the date of the proposed Borrowing, (ii) in the case of a EURIBOR Borrowing, or a Eurocurrency Borrowing made in GBP, not later than 11:00 a.m., London time, three (3) Business Days before the date of the proposed Borrowing, or (iii) in the case of a Base Rate Borrowing, not later than 12:00 noon, New York time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of such Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing shall constitute a Borrowing of U.S. Revolving Loans, U.K. Revolving Loans, German Revolving Loans or Swiss Revolving Loans;
(iv)    in the case of Dollar Denominated Loans made to U.S. Borrowers or to Parent Borrower, whether such Borrowing is to be a Base Rate Borrowing or a Eurocurrency Borrowing;
(v)    in the case of U.S. Revolving Loans, whether such Borrowing is to be made to the U.S. Borrowers or the Parent Borrower;
(vi)    in the case of a Eurocurrency Borrowing or EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated, as applicable, by the definition of the term “Eurocurrency Interest Period” or “EURIBOR Interest Period”;
(vii)    the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c);
(viii)    that the conditions set forth in Section 4.02(b) - (d) have been satisfied as of the date of the notice; and
(ix)    in the case of a Eurocurrency Borrowing in an Alternate Currency, the Approved Currency for such Borrowing.
If no election as to the Type of Borrowing is specified with respect to a Borrowing of Dollar Denominated Loans made to U.S. Borrowers or to Parent Borrower, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested EURIBOR Borrowing or Eurocurrency Borrowing, then the Administrative Borrower on behalf of the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
(b)    Appointment of Administrative Borrower. Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to request Loans and Letters of Credit pursuant to this Agreement in the name or on behalf of such Borrower. The Administrative Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. Each Loan Party hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements of account and all other notices from the Agents and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents, including the Intercreditor Agreement. Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Loan Party by Administrative Borrower shall be deemed for all purposes to have been made by such Loan Party, as the case may be, and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party. Administrative Borrower hereby accepts the appointment by Borrowers and the other Loan Parties to act as the agent of Borrowers and the other Loan Parties and agrees to ensure that the disbursement of any Loans to a Borrower requested by or paid to or for the account of such Borrower, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower. No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Administrative Agent and appointment by the Borrowers of a replacement Administrative Borrower.
(c)    Appointment of European Administrative Borrower. Each U.K. Borrower, German Borrower and Swiss Borrower hereby irrevocably appoints and constitutes European Administrative Borrower as its agent to request Loans and Letters of Credit pursuant to this Agreement in the name or on behalf of such Borrower. The Administrative Agent and Lenders may disburse the Loans to such bank account of European Administrative Borrower or a U.K. Borrower, German Borrower or Swiss Borrower or otherwise make such Loans to a U.K. Borrower, German Borrower or Swiss Borrower and provide such Letters of Credit to a U.K. Borrower, German Borrower or Swiss Borrower as European Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. Each U.K. Borrower, German Borrower and Swiss Borrower hereby irrevocably appoints and constitutes European Administrative Borrower as its agent to receive statements of account and all other notices from the Agents and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents. Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower by European Administrative Borrower shall be deemed for all purposes to have been made by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made directly by such Borrower. European Administrative Borrower hereby accepts the appointment by the U.K. Borrowers, German Borrowers and Swiss Borrowers to act as the agent of such Borrowers and agrees to ensure that the disbursement of any Loans to a U.K. Borrower, German Borrower or Swiss Borrower requested by or paid to or for the account of such Borrower, or the issuance of any Letter of Credit for a U.K. Borrower, German Borrower or Swiss Borrower hereunder, shall be paid to or for the account of such Borrower. No purported termination of the appointment of European Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Administrative Agent and appointment by the U.K. Borrowers, German Borrower and Swiss Borrowers of a replacement European Administrative Borrower.
(d)    Each Borrower hereby authorizes Agent, from time to time, to charge all interest, fees, costs, expenses and other amounts payable hereunder or under any of the other Loan Documents or any Bank Product Agreement at 3:00 p.m. New York time on the Business Day immediately following the Specified Date set forth below, and the applicable Borrower shall be deemed to have requested Base Rate Revolving Loans in the amount of such Secured Obligations; provided that the Administrative Agent shall have made a report (which may be an online report) available to Administrative Borrower with respect thereto prior to such Specified Date. “Specified Date” shall mean (i) with respect to interest, fees, or other recurring charges, the date on which such amounts are due and payable hereunder, and (ii) with respect to other charges and expenses, the first Business Day of each month. The proceeds of such Revolving Loans shall be disbursed as direct payment of the relevant Secured Obligation.
SECTION 2.04    Evidence of Debt.
(a)    Promise to Repay. Each U.S. Borrower, jointly and severally, hereby unconditionally promises to pay on the Maturity Date to the Administrative Agent, for the account of each applicable Revolving Lender (or, in the case of U.S. Swingline Loans, the U.S. Swingline Lender in accordance with Section 2.17(a)), the then unpaid principal amount of each U.S. Revolving Loan of such Revolving Lender made to any U.S. Borrower. The Parent Borrower hereby unconditionally promises to pay on the Maturity Date to the Administrative Agent, for the account of each applicable Revolving Lender, the then unpaid principal amount of each U.S. Revolving Loan of such Revolving Lender made to the Parent Borrower. The Swiss Borrower hereby unconditionally promises to pay (i) on the Maturity Date to the Administrative Agent, for the account of each applicable Revolving Lender, the then unpaid principal amount of each Swiss Revolving Loan of such Revolving Lender and (ii) on the earlier of the Maturity Date and the last day of the Interest Period for such Loan, to the European Swingline Lender, the then unpaid principal amount of each European Swingline Loan made to it. The German Borrower hereby unconditionally promises to pay (i) on the Maturity Date to the Administrative Agent, for the account of each applicable Revolving Lender, the then unpaid principal amount of each German Revolving Loan of such Revolving Lender and (ii) on the earlier of the Maturity Date and the last day of the Interest Period for such Loan, to the European Swingline Lender, the then unpaid principal amount of each European Swingline Loan made to it. The U.K. Borrower hereby unconditionally promises to pay (i) on the Maturity Date to the Administrative Agent, for the account of each applicable Revolving Lender, the then unpaid principal amount of each U.K. Revolving Loan of such Revolving Lender and (ii) on the earlier of the Maturity Date and the last day of the Interest Period for such Loan, to the European Swingline Lender, the then unpaid principal amount of each European Swingline Loan made to it. All payments or repayments of Loans made pursuant to this Section 2.04(a) shall be made in the Approved Currency in which such Loan is denominated.
(b)    Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount and Approved Currency of each Loan made hereunder, the Borrower or Borrowers to which such Loan is made, the Type, Class and Sub-Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded as well as the Borrower or Borrowers which received such Loans or Letters of Credit; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of any Borrower to repay the Loans in accordance with their terms.
(c)    Promissory Notes. Any Lender by written notice to the Administrative Borrower (with a copy to the Administrative Agent) may request that Loans of any Class and Sub-Class made by it be evidenced by a promissory note. In such event, the applicable Borrower or Borrowers shall prepare, execute and deliver to such Lender one or more promissory notes payable to such Lender or its registered assigns in the form of Exhibit K-1 or K-2, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to such payee or its registered assigns. If, because of fluctuations in exchange rates after the date of issuance thereof, any such Note would not be at least as great as the Dollar Equivalent of the outstanding principal amount of the Loans made by such Lender evidenced thereby at any time outstanding, such Lender may request (and in such case the applicable Borrowers shall promptly execute and deliver) a new Note in an amount equal to the Dollar Equivalent of the aggregate principal amount of such Loans of such Lender outstanding on the date of the issuance of such new Note.
SECTION 2.05    Fees.
(a)    Commitment Fee. The Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each Lender having a Revolving Commitment a commitment fee (a “Commitment Fee”) denominated in Dollars on the actual daily amount by which the Total Revolving Commitment exceeds the Total Revolving Exposure, from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates at a rate per annum equal to the Applicable Fee. Accrued Commitment Fees shall be payable in arrears (A) on the first Business Day of each month, commencing June 1, 2013, and (B) on the date on which such Revolving Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans, Swingline Exposure and LC Exposure of such Lender.
(b)    Fee Letter. Parent Borrower agrees to pay or to cause the applicable Borrower to pay all Fees payable pursuant to the Fee Letter, in the amounts and on the dates set forth therein.
(c)    LC and Fronting Fees. The applicable Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender having a Revolving Commitment a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on (A) with regard to Letters of Credit denominated in Dollars, Canadian Dollars or GBP, Eurocurrency Loans, and (B) with regard to Letters of Credit denominated in euros, EURIBOR Loans, in each case pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure of such Issuing Bank (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which such Issuing Bank ceases to have any LC Exposure, as well as such Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the first Business Day of each month, commencing on June 1, 2013, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). If at any time any principal of or interest on any Loan or any fee or other amount payable by the Loan Parties hereunder has not been paid when due, whether at stated maturity, upon acceleration or otherwise, the LC Participation Fee shall be increased to a per annum rate equal to 2% plus the otherwise applicable rate with respect thereto for so long as such overdue amounts have not been paid.
(d)    All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrowers shall pay the Fronting Fees directly to the applicable Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.
SECTION 2.06    Interest on Loans.
(a)    Base Rate Loans. Subject to the provisions of Section 2.06(f), the Loans comprising each Base Rate Borrowing, including each U.S. Swingline Loan and each European Swingline Loan denominated in Dollars, shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.
(b)    Eurocurrency Loans. Subject to the provisions of Section 2.06(f), the Loans comprising each Eurocurrency Borrowing, including each European Swingline Loan denominated in GBP or Swiss Francs, shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
(c)    [intentionally omitted].
(d)    [intentionally omitted].
(e)    EURIBOR Loans. Subject to the provisions of Section 2.06(f), the Loans comprising each EURIBOR Borrowing, including each European Swingline Loan denominated in Euros, shall bear interest at a rate per annum equal to the Adjusted EURIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
(f)    Default Rate. Notwithstanding the foregoing, during an Event of Default of the type specified in Sections 8.01(a), (b), (g) or (h), or during any other Event of Default if the Required Lenders in their discretion so elect by notice to the Administrative Agent, all Obligations shall, to the extent permitted by Applicable Law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other Obligations, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).
(g)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(f) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any EURIBOR Loan or Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(h)    Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (ii) interest computed with regard to Eurocurrency Loans by way of GBP shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Adjusted EURIBOR Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.
(i)    Currency for Payment of Interest. All interest paid or payable pursuant to this Section 2.06 shall be paid in the Approved Currency in which the Loan giving rise to such interest is denominated.
(j)    Swiss Minimum Interests Rates and Payments. The various rates of interests provided for in this Agreement (including, without limitation, under this Section 2.06) are minimum interest rates.
(i)    When entering into this Agreement, each party hereto has assumed that the payments required under this Agreement are not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties hereto do not anticipate that any payment will be subject to Swiss Withholding Tax, they agree that, if (A) Swiss Withholding Tax should be imposed on interest or other payments (the “Relevant Amount”) by a Swiss Loan Party and (B) Section 2.15 should be held unenforceable, then the applicable interest rate in relation to that interest payment shall be: (x) the interest rate which would have been applied to that interest payment (as provided for in the absence of this Section 2.06(j); divided by (y) 1 minus the minimal permissible rate at which the relevant Tax Deduction is required to be made in view of domestic tax law and/or applicable treaties (where the rate at which the relevant Tax Deduction is required to be made is, for this purpose, expressed as a fraction of one (1)) and all references to a rate of interest under such Loan shall be construed accordingly. For this purpose, the Swiss Withholding Tax shall be calculated on the amount so recalculated.
(ii)    The Swiss Borrower shall not be required to make an increased payment to any specific Lender (but without prejudice to the rights of all other Lenders hereunder) under paragraph (i) above or under Section 2.15 in connection with a Swiss Withholding Tax if the Swiss Borrower has breached the Ten Non-Bank Regulations and/or Twenty Non-Bank Regulations as a direct result of (A) the incorrectness of the representation made by such Lender pursuant to Section 2.21 if such Lender specified that it was a Swiss Qualifying Bank or (B) such Lender, as assignee or participant, breaching the requirements and limitations for transfers, assignments or participations pursuant to Section 11.04 or (C) if Section 2.15 does not provide for an obligation to make increased payments.
(iii)    For the avoidance of doubt, the Swiss Borrower shall be required to make an increased payment to a specific Lender under paragraph (i) above in connection with the imposition of a Swiss Withholding Tax (A) if the Swiss Borrower has breached the Ten Non-Bank Regulations and/or the Twenty Non-Bank Regulations as a result of its failure to comply with the provisions of Section 5.15 or, (B) if after an Event of Default, lack of compliance with the Ten Non-Bank Regulations and/or the Twenty Non-Bank Regulations as a result of assignments or participation effected in accordance herewith, or (C) following a change of law or practice in relation with the Ten Non-Bank Regulations and/or the Twenty Non-Bank Regulations Swiss Withholding Tax becomes due on interest payments made by Swiss Borrower and Section 2.15 is not enforceable.
(iv)    If requested by the Administrative Agent, a Swiss Loan Party shall provide to the Administrative Agent those documents which are required by law and applicable double taxation treaties to be provided by the payer of such tax for each relevant Lender to prepare a claim for refund of Swiss Withholding Tax. In the event Swiss Withholding Tax is refunded to the Lender by the Swiss Federal Tax Administration, the relevant Lender shall forward, after deduction of costs, such amount to the Swiss Loan Party; provided, however, that (i) the relevant Swiss Loan Party has fully complied with its obligations under this Section 2.06(j); (ii) the relevant Lender may determine, in its sole discretion, consistent with the policies of such Lender, the amount of the refund attributable to Swiss Withholding Tax paid by the relevant Swiss Loan Party; (iii) nothing in this Agreement shall require the Lender to disclose any confidential information to the Swiss Loan Party (including, without limitation, its tax returns); and (iv) no Lender shall be required to pay any amounts pursuant to this Section 2.06(j)(iv) at any time during which a Default or Event of Default exists.
SECTION 2.07    Termination and Reduction of Commitments.
(a)    Termination of Commitments. The Revolving Commitments, the European Swingline Commitment and the LC Commitment shall automatically terminate on the Maturity Date.
(b)    Optional Terminations and Reductions. At its option, Administrative Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposure would exceed the aggregate amount of Revolving Commitments, or the Total Revolving Exposure would exceed the Total Revolving Commitment.
(c)    Borrower Notice. Administrative Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Administrative Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be (subject to payment of any amount pursuant to Section 2.13) revoked by Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
SECTION 2.08    Interest Elections.
(a)    Generally. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a EURIBOR Borrowing or Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Administrative Borrower may elect to convert such Borrowing to a different Type (in the case of Dollar Denominated Loans made to U.S. Borrowers or to Parent Borrower, to a Base Rate Borrowing or a Eurocurrency Borrowing) or to rollover or continue such Borrowing and, in the case of a EURIBOR Borrowing or Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrowings consisting of Alternate Currency Revolving Loans may not be converted to a different Type. Administrative Borrower may elect different options with respect to different portions (not less than the Minimum Currency Threshold) of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrowers shall not be entitled to request any conversion, rollover or continuation that, if made, would result in more than eight Eurocurrency Borrowings in Dollars, five Eurocurrency Borrowings in GBP, or eight EURIBOR Borrowings outstanding hereunder at any one time. This Section shall not apply to Swingline Loans, which may not be converted or continued.
(b)    Interest Election Notice. To make an election pursuant to this Section, Administrative Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Administrative Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (v) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    in the case of Dollar Denominated Loans made to U.S. Borrowers or to Parent Borrower, whether such Borrowing is to be a Base Rate Borrowing or a Eurocurrency Borrowing;
(iv)    [intentionally omitted];
(v)    if the resulting Borrowing is a EURIBOR Borrowing or a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated, as applicable, by the definition of the term “EURIBOR Interest Period” or “Eurocurrency Interest Period”; and
(vi)    in the case of a Borrowing consisting of Alternate Currency Revolving Loans, the Alternate Currency of such Borrowing.
If any such Interest Election Request requests a EURIBOR Borrowing or Eurocurrency Borrowing but does not specify an Interest Period, then Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(c)    Automatic Conversion to Base Rate Borrowing. If an Interest Election Request with respect to a Eurocurrency Borrowing made to U.S. Borrowers or to Parent Borrower in Dollars is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. EURIBOR Borrowings and Eurocurrency Borrowings denominated in an Alternate Currency, and Eurocurrency Borrowings made to Swiss Borrower, German Borrower or U.K. Borrower and denominated in Dollars, shall not be converted to a Base Rate Borrowing, but shall be continued as Loans of the same Type with a one month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Administrative Borrower, that (i) no outstanding Borrowing may be converted to or continued as a EURIBOR Borrowing or Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing (other than a Borrowing of Alternate Currency Loans or a Eurocurrency Borrowing made to Swiss Borrower, German Borrower or U.K. Borrower and denominated in Dollars) shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.09    [intentionally omitted].
SECTION 2.10    Optional and Mandatory Prepayments of Loans.
(a)    Optional Prepayments. Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10 and subject to the provisions of Section 9.01(e); provided that each partial prepayment shall be in a principal amount that is not less than (and in integral amounts consistent with) the Minimum Currency Threshold or, if less, the outstanding principal amount of such Borrowing.
(b)    Certain Revolving Loan Prepayments.
(i)    In the event of the termination of all the Revolving Commitments, each Borrower shall, on the date of such termination, repay or prepay all its outstanding Borrowings and all its outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize all its outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18.
(ii)    [intentionally omitted].
(iii)    [intentionally omitted].
(iv)    In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Administrative Borrower and the applicable Revolving Lenders of the Total Revolving Exposure after giving effect thereto and (y) if the Total Revolving Exposure would exceed the Total Revolving Commitment less Availability Reserves after giving effect to such reduction, each applicable Borrower shall, on the date of such reduction, act in accordance with Section 2.10(b)(vi) below.
(v)    [intentionally omitted].
(vi)    In the event that the Total Revolving Exposure at any time exceeds the Total Revolving Commitment less Availability Reserves then in effect (including on any date on which Dollar Equivalents are determined pursuant to the definition thereof), each applicable Borrower shall, without notice or demand, immediately first, repay or prepay its Borrowings and second, replace its outstanding Letters of Credit or cash collateralize its outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18, in an aggregate amount sufficient to eliminate such excess.
(vii)    [intentionally omitted].
(viii)    In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect (including on any date on which Dollar Equivalents are determined pursuant to the definition thereof), each applicable Borrower shall, without notice or demand, immediately replace its outstanding Letters of Credit or cash collateralize its outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18, in an aggregate amount sufficient to eliminate such excess.
(ix)    In the event that (A) the Total Revolving Exposure exceeds the Total Borrowing Base then in effect, (B) the Total Adjusted Revolving Exposure (German) exceeds the Total Adjusted Borrowing Base (German) then in effect, (C) the Total Adjusted Revolving Exposure (Swiss) exceeds the Total Adjusted Borrowing Base (Swiss) then in effect, or (D) the Total Adjusted Revolving Exposure exceeds the Total Adjusted Borrowing Base then in effect, each applicable Borrower shall, without notice or demand, immediately first, repay or prepay its Borrowings, and second, replace its outstanding Letters of Credit or cash collateralize its outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18, in an aggregate amount sufficient to eliminate such excess; provided that to the extent such excess results solely by reason of a change in exchange rates, unless a Default or an Event of Default has occurred and is continuing, no Borrower shall be required to make such repayment, replacement or cash collateralization unless the amount of such excess is greater than 5% of the Total Borrowing Base, Total Adjusted Borrowing Base (German), Total Adjusted Borrowing Base (Swiss) or Total Adjusted Borrowing Base, as the case may be (in which event the applicable Borrowers shall make such replacements or cash collateralization so as to eliminate such excess in its entirety).
(x)    [intentionally omitted].
(xi)    In the event an Activation Notice has been given (as contemplated by Section 9.01), Borrowers shall pay all proceeds of Collateral (other than proceeds of Pari Passu Priority Collateral) into the Collection Account, for application in accordance with Section 9.01(e).
(c)    Asset Sales. Not later than three (3) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale of Revolving Credit Priority Collateral by any Loan Party (i) outside of the ordinary course of business, (ii) occurring during the existence of any Event of Default or (iii) at any time after the occurrence of a Cash Dominion Trigger Event and prior to the subsequent occurrence of a Cash Dominion Recovery Event, Borrowers shall make (in addition to any prepayments required by Section 2.10(b) (which shall be made regardless of whether any prepayment is required under this paragraph (c)), prepayments in accordance with Section 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that no such prepayment shall be required under this Section 2.10(c) with respect to (A) the disposition of property which constitutes a Casualty Event (in which event Section 2.10(f) shall apply), or (B) Asset Sales for fair market value resulting in less than $5,000,000 in Net Cash Proceeds in any fiscal year.
(d)    [intentionally omitted]
(e)    [intentionally omitted]
(f)    Casualty Events. Not later than three (3) Business Days following the receipt of any Net Cash Proceeds from a Casualty Event in respect of Revolving Credit Priority Collateral by any Loan Party during the occurrence of an Event of Default or at any time after the occurrence of a Cash Dominion Trigger Event and prior to the subsequent occurrence of a Cash Dominion Recovery Event, Borrowers shall make (in addition to any prepayments required by Section 2.10(b) (which shall be made regardless of whether any prepayment is required under this paragraph (f)), prepayments in accordance with Section 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that no such prepayment shall be required under this Section 2.10(f) with respect to Casualty Events resulting in less than $5,000,000 in Net Cash Proceeds in any fiscal year.
(g)    [intentionally omitted]
(h)    Application of Prepayments. (i)  Prior to any optional or mandatory prepayment hereunder, Administrative Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this Section 2.10(h), provided that after an Activation Notice has been delivered, Section 9.01(e) shall apply, provided, further, that notwithstanding the foregoing, after an Event of Default has occurred and is continuing or after the acceleration of the Obligations, Section 8.03 shall apply. Any mandatory prepayment shall be made without reduction to the Revolving Commitments.
(ii)    Amounts to be applied pursuant to this Section 2.10 to the prepayment of Revolving Loans by a Borrower shall be applied, as applicable, first to reduce outstanding U.S. Swingline Loans and European Swingline Loans denominated in Dollars, and then to reduce other outstanding Base Rate Loans of that Borrower. Any amounts remaining after each such application shall be applied to prepay EURIBOR Loans or Eurocurrency Loans, as applicable, of that Borrower. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the Base Rate Loans (including U.S. Swingline Loans) at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans (including U.S. Swingline Loans and European Swingline Loans denominated in Dollars) shall be immediately prepaid and, at the election of Administrative Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Administrative Agent and applied to the prepayment of EURIBOR Loans or Eurocurrency Loans on the last day of the then next-expiring Interest Period for EURIBOR Loans or Eurocurrency Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.
(i)    Notice of Prepayment. Administrative Borrower or European Administrative Borrower, as applicable, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing (other than a Eurocurrency Borrowing made in GBP), not later than 12:00 noon, New York time, three (3) Business Days before the date of prepayment, (i) in the case of prepayment of a EURIBOR Borrowing, or a Eurocurrency Borrowing made in GBP (in each case other than a European Swingline Loan), not later than 11:00 a.m., London time, three (3) Business Days before the date of prepayment, (iii) in the case of prepayment of a Base Rate Borrowing, not later than 12:00 noon, New York time, one (1) Business Day before the date of prepayment, (iv) in the case of prepayment of a U.S. Swingline Loan, not later than 12:00 noon, New York time, on the date of prepayment, (v) in the case of prepayment of a European Swingline Loan (other than a European Swingline Loan made in Swiss francs), not later than 11:00 a.m., London time, on the date of prepayment, and (vi) in the case of prepayment of a European Swingline Loan made in Swiss francs, not later than 11:00 a.m., London time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such termination is revoked in accordance with Section 2.07. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.
SECTION 2.11    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a EURIBOR Borrowing or Eurocurrency Borrowing:
(a)    the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted EURIBOR Rate or Adjusted LIBOR Rate for such Interest Period or that any Alternate Currency is not available to the Lenders in sufficient amounts to fund any Borrowing consisting of Alternate Currency Revolving Loans; or
(b)    the Administrative Agent is advised in writing by the Required Lenders that the Adjusted EURIBOR Rate or Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give written notice thereof to Administrative Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a EURIBOR Borrowing or Eurocurrency Borrowing, as applicable, shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as a Base Rate Borrowing, and Borrowing Requests for any affected Alternate Currency Revolving Loans or European Swingline Loans shall not be effective.
SECTION 2.12    Yield Protection; Change in Law Generally.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate or the Adjusted EURIBOR Rate, as applicable) or any Issuing Bank; or
(ii)    impose on any Lender or any Issuing Bank or the interbank market any other condition, cost or expense affecting this Agreement or EURIBOR Loans or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any EURIBOR Loan or any Eurocurrency Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or such Issuing Bank, Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Administrative Borrower shall be conclusive absent manifest error. Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Change in Legality Generally. Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or any EURIBOR Loan, or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan or any EURIBOR Loan, then, upon written notice by such Lender to Administrative Borrower and the Administrative Agent:
(i)    the Commitments of such Lender (if any) to fund the affected Type of Loan shall immediately terminate;
(ii)    in the case of Dollar Denominated Loans, (x) such Lender may declare that Eurocurrency Loans will not thereafter (for the duration of such unlawfulness) be continued for additional Interest Periods and Base Rate Loans will not thereafter (for such duration) be converted into Eurocurrency Loans, whereupon any request to convert a Base Rate Borrowing to a Eurocurrency Borrowing or to continue a Eurocurrency Borrowing for an additional Interest Period shall, as to such Lender only, be deemed a request to continue a Base Rate Loan as such, or to convert a Eurocurrency Loan into a Base Rate Loan, as the case may be, unless such declaration shall be subsequently withdrawn and (y) all such outstanding Eurocurrency Loans made by such Lender shall be automatically converted to Base Rate Loans on the last day of the then current Interest Period therefor or, if earlier, on the date specified by such Lender in such notice (which date shall be no earlier than the last day of any applicable grace period permitted by Applicable Law); and
(iii)    in the case of Eurocurrency Loans that are GBP Denominated Loans or Swiss Franc Denominated Loans, or Dollar Denominated Loans of Swiss Borrower or U.K. Borrower (other than European Swingline Loans denominated in Dollars), and in the case of EURIBOR Loans, the applicable Borrower shall repay all such outstanding Eurocurrency Loans or EURIBOR Loans, as the case may be, of such Lender on the last day of the then current Interest Period therefor or, if earlier, on the date specified by such Lender in such notice (which date shall be no earlier than the last day of any applicable grace period permitted by Applicable Law).
(f)    Change in Legality in Relation to Issuing Bank. Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Issuing Bank to issue or allow to remain outstanding any Letter of Credit, then, by written notice to Administrative Borrower and the Administrative Agent:
(iii)    such Issuing Bank shall no longer be obligated to issue any Letters of Credit; and
(iv)    each Borrower shall use its commercially reasonable best efforts to procure the release of each outstanding Letter of Credit issued by such Issuing Bank.
(g)    Increased Tax Costs. If any Change in Law shall subject any Lender or any Issuing Bank to any (i) Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or such Issuing Bank in respect thereof, or (ii) Tax imposed on it that is specially (but not necessarily exclusively) applicable to lenders such as such Lender as a result of the general extent and/or nature of their activities, assets, liabilities, leverage, other exposures to risk, or other similar factors, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith, any bank levy (being a Tax similar to the United Kingdom Tax known as the “bank levy”) in such form as it may be imposed and as amended or reenacted, and similar legislation (except, in each case of the foregoing clauses (i) and (ii), for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender; provided, however, for purposes of this Section 2.12(g), a franchise tax in lieu of or in substitute of net income taxes shall be treated as an Excluded Tax only if such franchise tax in lieu of or in substitute of net income taxes is imposed by a state, city or political subdivision of a state, in each case in the United States, for the privilege of being organized or chartered in, or doing business in, such state, city or political subdivision of such state or city in the United States), and the result of any of the foregoing shall be to increase the cost to such Lender such Issuing Bank of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or such Issuing Bank, Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
SECTION 2.13    Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurocurrency Loan or EURIBOR Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan or EURIBOR Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice was validly revoked pursuant to Section 2.07(c)) or (d) the assignment of any Eurocurrency Loan or EURIBOR Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Administrative Borrower pursuant to Section 2.16(c), then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan or EURIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate or the Adjusted EURIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable currency, amount and period from other banks in the applicable interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Administrative Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any loss, cost or expense suffered in respect of any event occurring more than three months prior to the date that such Lender delivers such certificate in accordance with the prior sentence. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within five (5) days after receipt thereof.
SECTION 2.14    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
(a)    Payments Generally. Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, Section 2.13, Section 2.15, Section 2.16, Section 2.22 or Section 11.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to (i) in the case of payments with respect to Revolving Loans made in GBP or Euros, 12:00 noon, London time, (ii) in the case of European Swingline Loans, 11:00 a.m. London time), and (iii) with respect to all other payments, 3:00 p.m., New York time, on the date when due, in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All payments by any Loan Party shall be made to the Administrative Agent at Agent’s Account, for the account of the respective Lenders to which such payment is owed, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.12, Section 2.13, Section 2.15, Section 2.16, Section 2.22 and Section 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof in like funds as received by the Administrative Agent. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars, except as expressly specified otherwise.
(b)    Pro Rata Treatment.
(v)    Each payment by Borrowers of interest in respect of the Loans of any Class shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders having Commitments of such Class.
(vi)    Each payment by Borrowers on account of principal of the Borrowings of any Class shall be made pro rata according to the respective outstanding principal amounts of the Loans of such Class then held by the Lenders.
(c)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.
(d)    Sharing of Set-Off. Subject to the terms of the Intercreditor Agreement, if any Lender (and/or any Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(v)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(vi)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable Debtor Relief Laws any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.
(e)    Borrower Default. Unless the Administrative Agent shall have received notice from Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or each Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Interbank Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Administrative Borrower with respect to any amount owing under this Section 2.14(e) shall be conclusive, absent manifest error.
(f)    Lender Default. If any Lender shall fail to make any payment required to be made by it hereunder, including pursuant to Section 2.02(c), Section 2.14(d), Section 2.14(e), Section 2.17(c), Section 2.17(g), Section 2.18, Section 10.05, or Section 10.09, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. Administrative Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by any Agent that are to be provided to a Defaulting Lender hereunder, and may apply such funds to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan, to make any payment in respect of any LC Obligation or to otherwise perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. Lenders and each Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents (other than those matters that would (i) increase or extend the Commitment of such Lender, (ii) reduce the amount of or extend the time for final payment of principal owing to such Lender, (iii) modify provisions affecting a Defaulting Lender’s voting rights or (iv) treat or affect a Defaulting Lender more adversely than the other Lenders) and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.
SECTION 2.15    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required by Applicable Law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the applicable Loan Party shall increase the sum payable as necessary so that after all such required deductions and withholdings (including any such deductions and withholdings applicable to additional sums payable under this Section) each Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Loan Party shall make such deductions or withholdings and (iii) the applicable Loan Party shall timely pay the full amount deducted or withheld to the relevant Taxing Authority in accordance with Applicable Law.
The U.K. Borrower is not required to make an increased payment to any Agent, Lender or Issuing Bank, under this Section for a deduction on account of an Indemnified Tax imposed by the United Kingdom with respect to a payment of interest on a Loan, if on the date on which the payment falls due:
(vii)    the payment could have been made to that Agent, Lender or Issuing Bank without deduction if it was a U.K. Qualifying Lender, but on that date that Agent, Lender or Issuing Bank is not or has ceased to be a U.K. Qualifying Lender other than as a result of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant Taxing Authority; or
(viii)    the relevant lender is a U.K. Qualifying Lender solely under part (B) of the definition of that term and it has not confirmed in writing to the U.K. Borrower that it falls within that part (this subclause shall not apply where the Lender has not so confirmed and a change after the date of this Agreement in (or in the interpretation, administration or application of) any law, or any published practice or concession of any relevant Taxing Authority either: (I) renders such confirmation unnecessary in determining whether the U.K. Borrower is required to make a withholding or deduction for, or on account of Tax, or (II) prevents the Lender from giving such confirmation); or
(ix)    a payment is due to a Treaty Lender and the U.K. Borrower is able to demonstrate that the payment could have been made to the Lender without deduction had the Lender complied with its obligations under Section 2.15(g).
(b)    Payment of Other Taxes by Borrowers. Without limiting the provisions of paragraph (a) above, each Loan Party shall timely pay any Other Taxes to the relevant Taxing Authority in accordance with Applicable Law.
(c)    Indemnification by Borrowers. Each Loan Party shall indemnify each Agent, Lender and Issuing Bank, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Agent, Lender or Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Taxing Authority. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by an Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error. No Borrower shall be obliged to provide indemnity under this Section where the Indemnified Tax or Other Tax in question is (i) compensated for by an increased payment under Sections 2.15(a) or 2.12(g) or (ii) would have been compensated for by an increased payment under Section 2.15(a) but was not so compensated solely because of one of the exclusions in that Section.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Taxing Authority, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Taxing Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders. Except with respect to U.K. withholding taxes, any Lender lending to a non-U.K. Borrower that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to Administrative Borrower (with a copy to the Administrative Agent) if reasonably requested by Administrative Borrower or the Administrative Agent (and from time to time thereafter, as requested by Administrative Borrower or Administrative Agent), such properly completed and executed documentation prescribed by Applicable Law or any subsequent replacement or substitute form that it may lawfully provide as will permit such payments to be made without withholding or at a reduced rate of withholding; provided, however, that no Lender shall be required to provide any such documentation or form if, in the relevant Lender’s reasonable judgment, doing so would subject such Lender to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect. In addition, any Lender, if requested by Administrative Borrower or the Administrative Agent, shall, to the extent it may lawfully do so, deliver such other documentation reasonably requested by Administrative Borrower or the Administrative Agent as will enable the applicable Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements; provided, however, that no Lender shall be required to provide any such documentation if, in the relevant Lender’s reasonable judgment, doing so would subject such Lender to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect; and provided, further, that the Administrative Borrower may treat any Agent, Lender or Issuing Bank as an “exempt recipient” based on the indicators described in Treasury Regulations Section 1.6049-4(c) and if it may be so treated, such Agent, Lender or Issuing Bank shall not be required to provide such documentation, except to the extent such documentation is required pursuant to the Treasury Regulations promulgated under the Code Section 1441.
Each Lender which so delivers any document requested by Administrative Borrower or Administrative Agent in Section 2.15(e) herein further undertakes to deliver to Administrative Borrower (with a copy to Administrative Agent), upon request of Administrative Borrower or Administrative Agent, copies of such requested form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Administrative Borrower or Administrative Agent, in each case, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Lender from duly completing and delivering any such form with respect to it. For avoidance of doubt, Borrowers shall not be required to pay additional amounts to any Lender or Administrative Agent pursuant to this Section 2.15 to the extent the obligation to pay such additional amount would not have arisen but for the failure of such Lender or Administrative Agent to comply with this paragraph.
Each Lender and Issuing Bank shall promptly notify the Administrative Borrower and the Administrative Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and the Administrative Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Administrative Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and Issuing Bank authorizes the Administrative Agent to set off any amounts due to the Administrative Agent or the Borrower under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.
(f)    Treatment of Certain Refunds. If an Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of, credit against, relief or remission for any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which any Loan Party has paid additional amounts pursuant to this Section, Section 2.12(g), or Section 2.06(j), it shall pay to such Loan Party an amount equal to such refund, credit, relief or remission (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund or any additional amounts under Section 2.12(g), or Section 2.06(j)), net of all reasonable and customary out-of-pocket expenses of such Agent, Lender or Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Taxing Authority with respect to such refund or any additional amounts under Section 2.12(g), or Section 2.06(j)); provided that each Loan Party, upon the request of such Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) to such Agent, Lender or Issuing Bank in the event such Agent, Lender or Issuing Bank is required to repay such refund to such Taxing Authority. Nothing in this Agreement shall be construed to require any Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other person. Notwithstanding anything to the contrary, in no event will any Agent, Lender or Issuing Bank be required to pay any amount to any Loan Party the payment of which would place such Agent, Lender or Issuing Bank in a less favorable net after-tax position than such Agent, Lender or Issuing Bank would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.
(g)    Cooperation. Notwithstanding anything to the contrary in Section 2.15(e), with respect to non-U.S. withholding taxes, the relevant Agent, the relevant Lender(s) (at the written request of the relevant Loan Party) and the relevant Loan Party, shall cooperate in completing any procedural formalities necessary (including delivering any documentation prescribed by Applicable Law and making any necessary reasonable approaches to the relevant Taxing Authorities) for the relevant Loan Party to obtain authorization to make a payment to which such Agent or such Lender(s) is entitled without any, or a reduced rate of, deduction or withholding for, or on account of, Taxes; provided, however, that no Agent nor any Lender shall be required to provide any documentation that it is not legally entitled to provide, or take any action that, in the relevant Agent’s or the relevant Lender’s reasonable judgment, would subject such Agent or such Lender to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect; and provided, however, that nothing in this Section 2.15(g) shall require a Treaty Lender to: (A) register under the HMRC DT Treaty Passport Scheme; (B) apply the HMRC DT Treaty Passport Scheme to any Borrowing if it has so registered; or (C) file Treaty forms if it is registered under the HMRC DT Treaty Passport Scheme and has indicated to the U.K. Borrower that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement.
(h)    Treaty Relief Time Limit Obligations. Subject to Section 2.15(g), a Treaty Lender in respect of an advance to the U.K. Borrower shall within 30 days of becoming a Lender in respect of that advance, (unless it is unable to do so as a result of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant Taxing Authority), and except where it is registered under the HMRC DT Treaty Passport Scheme and has indicated to the U.K. Borrower that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement), file with the appropriate Taxing Authority for certification a duly completed U.K. double taxation relief application form for the U.K. Borrower to obtain authorization to pay interest to that Lender in respect of such advance without a deduction for Taxes in respect of Tax imposed by the United Kingdom on interest and provide the U.K. Borrower with reasonably satisfactory evidence that such form has been filed. If a Treaty Lender fails to comply with its obligations under this Section 2.15(h), the U.K. Borrower shall not be required to make an increased payment to that Lender under Section 2.15(a) until such time as such Lender has filed such relevant documentation. This Section 2.15(h) shall not apply to a Treaty Lender if a filing under the SL Scheme has been made in respect of that Treaty Lender in accordance with Section 2.15(j) and HM Revenue & Customs have confirmed that the SL Scheme is applicable in respect of that Treaty Lender. The Administrative Agent and/or the relevant Treaty Lender, as applicable, shall use reasonable efforts to promptly provide to HM Revenue & Customs any additional information or documentation requested by HM Revenue & Customs from the Administrative Agent or the relevant Treaty Lender (as the case may be) in connection with a treaty relief claim under this paragraph; provided, however that neither the Administrative Agent nor any Treaty Lender shall be required to provide any information or documentation that it is not legally entitled to provide, or take any action that, in the Administrative Agent’s or the relevant Lender’s reasonable judgment would subject the Administrative Agent or such Lender to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect;
(i)    Requirement to Seek Refund in Respect of an Increased Payment. If the U.K. Borrower makes a tax deduction (a “Tax Deduction”) in respect of tax imposed by the United Kingdom on interest from a payment of interest to a Treaty Lender, and Section 2.15(a) applies to increase the amount of the payment due to that Treaty Lender from the U.K. Borrower, the U.K. Borrower shall promptly provide the Treaty Lender with an executed original certificate, in the form required by HM Revenue & Customs, evidencing the Tax Deduction. The Treaty Lender shall, within a reasonable period following receipt of such certificate, apply to HM Revenue & Customs for a refund of the amount of the tax deduction and, upon receipt by the Treaty Lender of such amount from HM Revenue & Customs, Section 2.15(f) shall apply in relation thereto and for the avoidance of doubt, a refund obtained pursuant to this Section 2.15(i) shall be considered as received by the Treaty Lender for the purposes of Section 2.15(f) and no Agent, Lender or Issuing Bank shall have discretion to determine otherwise; provided, however, that this Section 2.15(i) shall not require a Treaty Lender to apply for a refund of the amount of the Tax Deduction if the procedural formalities required in relation to making such an application are materially more onerous or require the disclosure of materially more information than the procedural formalities required by HM Revenue & Customs as at the date of this Agreement in relation to such an application.
(j)    U.K. Syndicated Loan Scheme.
For the avoidance of doubt, this Section 2.15(j) shall apply only if and to the extent that the SL Scheme is available to Treaty Lenders.
Each Treaty Lender:
(i)    irrevocably appoints the U.K. Borrower to act as syndicate manager under, and authorizes the U.K. Borrower to operate, and take any action necessary or desirable under, the SL Scheme in connection with the Loan Documents and Loans;
(ii)    shall cooperate with the U.K. Borrower in completing any procedural formalities necessary under the SL Scheme, and shall promptly supply to the U.K. Borrower such information as the U.K. Borrower may reasonably request in connection with the operation of the SL Scheme;
(iii)    without limiting the liability of any Loan Party under this Agreement, shall, within five (5) Business Days of demand, indemnify the U.K. Borrower for any liability or loss incurred by the U.K. Borrower as a result of the U.K. Borrower acting as syndicate manager under the SL Scheme in connection with the Treaty Lender’s participation in any Loan (except to the extent that the liability or loss arises directly from the U.K. Borrower’s gross negligence or willful misconduct); and
(iv)    shall, within five (5) Business Days of demand, indemnify the U.K. Borrower for any tax which the U.K. Borrower becomes liable to pay in respect of any payments made to such Treaty Lender arising as a result of any incorrect information supplied by such Treaty Lender under paragraph (ii) above which results in a provisional authority issued by the HM Revenue & Customs under the SL Scheme being withdrawn.
The U.K. Borrower acknowledges that it is fully aware of its contingent obligations under the SL Scheme and shall act in accordance with any provisional notice issued by the HM Revenue & Customs under the SL Scheme.
All parties acknowledge that the U.K. Borrower (acting as syndicate manager):
(v)    is entitled to rely completely upon information provided to it in connection with this Section 2.15(j);
(vi)    is not obliged to undertake any enquiry into the accuracy of such information, nor into the status of the Treaty Lender providing such information; and
(vii)    shall have no liability to any person for the accuracy of any information it submits in connection with this Section 2.15(j).
(k)    Tax Returns. Except as otherwise provided in Section 2.15(h) or (j), if, as a result of executing a Loan Document, entering into the transactions contemplated thereby or with respect thereto, receiving a payment or enforcing its rights thereunder, an Agent, Lender or Issuing Bank is required to file a Tax Return in a jurisdiction in which it would not otherwise be required to file, the Loan Parties shall promptly provide such information necessary for the completion and filing of such Tax Return as the relevant Agent, Lender or Issuing Bank shall reasonably request with respect to the completion and filing of such Tax Return. For clarification, any expenses incurred in connection with such filing shall be subject to Section 11.03.
(l)    Value Added Tax. All amounts set out, or expressed to be payable under a Loan Document by any party to a Lender, Agent or Issuing Bank which (in whole or in part) constitute the consideration for value added tax purposes shall be deemed to be exclusive of any value added tax which is chargeable on such supply, and accordingly, if value added tax is chargeable on any supply made by any Lender, Agent or Issuing Bank to any party under a Loan Document, that party shall pay to the Lender, Agent or Issuing Bank (in addition to and at the same time as paying the consideration) an amount equal to the amount of the value added tax (and such Lender, Agent or Issuing Bank shall promptly provide an appropriate value added invoice to such party).
Where a Loan Document requires any party to reimburse a Lender, Agent or Issuing Bank for any costs or expenses, that party shall also at the same time pay and indemnify the Lender, Agent or Issuing Bank against all value added tax incurred by the Lender, Agent or Issuing Bank in respect of the costs or expenses to the extent that the party reasonably determines that neither it nor any other member of any group of which it is a member for value added tax purposes is entitled to credit or repayment from the relevant Tax Authority in respect of the value added tax.
If any Lender, Agent or Issuing Bank requires any Loan Party to pay any additional amount pursuant to Section 2.15(l), then such Lender, Agent or Issuing Bank and Loan Party shall use reasonable efforts to cooperate to minimize the amount such Loan Party is required to pay if, in the judgment of such Lender, Agent or Issuing Bank, such co-operation would not subject such Lender, Agent or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, Agent or Issuing Bank.
(m)    FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed pursuant to FATCA if such Lender were to fail to comply with applicable reporting and other requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Administrative Borrower and the Administrative Agent, at the time or times prescribed by Applicable Law and as reasonably requested by Administrative Borrower or the Administrative Agent, (A) two accurate, complete and signed certifications prescribed by Applicable Law and/or reasonably satisfactory to Administrative Borrower and the Administrative Agent as may be necessary to determine the amount, if any, to be deducted and withheld from such payment in compliance with FATCA and (B) any other documentation reasonably requested by Administrative Borrower or the Administrative Agent sufficient for Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting and other requirements of FATCA.
SECTION 2.16    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans made, and Letters of Credit participated in, by such Lender; provided that, to the extent such designation shall result, as of the time of such designation, in increased costs under Section 2.12 or Section 2.15 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrowers shall not be obligated to pay such excess increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation); and provided, further, that with respect to any Loan (and so long as no Event of Default shall have occurred and is continuing), if such Lender is a Swiss Qualifying Bank, such branch or Affiliate must also qualify as a Swiss Qualifying Bank. Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder). The first proviso to the first sentence of this Section 2.16(a) shall not apply to changes in a lending office pursuant to Section 2.16(b) if such change was made upon the written request of the Administrative Borrower.
(b)    Mitigation Obligations. If any Lender requests compensation under Section 2.12, or requires any Loan Party to pay any additional amount to any Lender or any Taxing Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Loan Party hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Administrative Borrower shall be conclusive absent manifest error.
(c)    Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if any Borrower is required to pay any additional amount to any Lender or any Taxing Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender, then, in addition to any other rights and remedies that any Person may have, Administrative Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Administrative Agent, pursuant to appropriate Assignment and Assumption(s) and within 20 days after Agent’s notice. Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Assumption if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (including any amount payable pursuant to Section 2.13).
SECTION 2.17    Swingline Loans.
(a)    U.S. Swingline Loans. The Administrative Agent, the U.S. Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Administrative Borrower requests a Base Rate Revolving Loan, the U.S. Swingline Lender may elect to have the terms of this Section 2.17(a) apply to up to $60,000,000 of such Borrowing Request by crediting, on behalf of the Revolving Lenders and in the amount requested, same day funds to the U.S. Borrowers, in the case of U.S. Revolving Loans made to them, or the Parent Borrower, in the case of U.S. Revolving Loans made to it (or, in the case of a U.S. Swingline Loan made to finance the reimbursement of an LC Disbursement in respect of a U.S. Letter of Credit as provided in Section 2.18, by remittance to the applicable Issuing Bank), on the applicable Borrowing date as directed by the Administrative Borrower in the applicable Borrowing Request maintained with the Administrative Agent (each such Loan made solely by the U.S. Swingline Lender pursuant to this Section 2.17(a) is referred to in this Agreement as a “U.S. Swingline Loan”), with settlement among them as to the U.S. Swingline Loans to take place on a periodic basis as set forth in Section 2.17(c). Each U.S. Swingline Loan shall be subject to all the terms and conditions applicable to other Base Rate Revolving Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the U.S. Swingline Lender solely for its own account. U.S. Swingline Loans shall be made in minimum amounts of $1,000,000 and integral multiples of $500,000 above such amount.
(b)    U.S. Swingline Loan Participations. Upon the making of a U.S. Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such U.S. Swingline Loan), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the U.S. Swingline Lender, without recourse or warranty, an undivided interest and participation in such U.S. Swingline Loan in proportion to its Pro Rata Percentage of the Revolving Commitment. The U.S. Swingline Lender may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any U.S. Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent that are payable to such Lender in respect of such Loan.
(c)    U.S. Swingline Loan Settlement. The Administrative Agent, on behalf of the U.S. Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon, New York time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the U.S. Swingline Lender, in the case of the U.S. Swingline Loans) shall transfer the amount of such Revolving Lender’s Pro Rata Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., New York time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the U.S. Swingline Lender’s U.S. Swingline Loans and, together with U.S. Swingline Lender’s Pro Rata Percentage of such U.S. Swingline Loan, shall constitute U.S. Revolving Loans of such Revolving Lenders. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, each of such Lender and the U.S. Borrowers severally agrees to repay to the U.S. Swingline Lender forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrowers until the date such amount is repaid to the U.S. Swingline Lender at (i) in the case of such U.S. Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Interbank Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the U.S. Swingline Bank such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the applicable Borrowers’ obligations to repay the Administrative Agent such corresponding amount pursuant to this Section 2.17(c) shall cease.
(d)    European Swingline Commitment. Subject to the terms and conditions set forth herein, the European Swingline Lender agrees to make European Swingline Loans to the European Administrative Borrower, the U.K. Borrower, and the German Borrower, from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not (subject to the provisions of Section 2.01(e)) result in (i) the aggregate principal amount of outstanding European Swingline Loans exceeding the European Swingline Commitment, (ii)(A) the Total Adjusted Revolving Exposure (German) exceeding the Total Adjusted Borrowing Base (German), (B) the Total Adjusted Revolving Exposure (Swiss) exceeding the Total Adjusted Borrowing Base (Swiss) or (B) the Total Adjusted Revolving Exposure exceeding the Total Adjusted Borrowing Base, or (iii) the Total Revolving Exposure exceeding the lesser of (A) the Total Revolving Commitment and (B) the Total Borrowing Base then in effect; provided that the European Swingline Lender shall not be required to make a European Swingline Loan (i) to refinance an outstanding European Swingline Loan, or if another European Swingline Loan is then outstanding or (ii) if a European Swingline Loan has been outstanding within three (3) Business Days prior to the date of such requested European Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the European Administrative Borrower, the U.K. Borrower, and the German Borrower may borrow, repay and reborrow European Swingline Loans.
(e)    European Swingline Loans. To request a European Swingline Loan, the European Administrative Borrower, the U.K. Borrower, or the German Borrower, as applicable, shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent and the European Swingline Lender (i) in the case of a European Swingline Loan (other than a European Swingline Loan made in Swiss francs), not later than 11:00 a.m., London time, on the day of a proposed European Swingline Loan and (ii) in the case of a European Swingline Loan made in Swiss francs, not later than 11:00 a.m., London time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), currency, Interest Period, and the amount of the requested European Swingline Loan. Each European Swingline Loan shall be made in Euros, GBP, Dollars or Swiss francs. Each European Swingline Loan (i) made in Dollars shall be a Base Rate Loan, (ii) made in GBP or Swiss Francs shall be a Eurocurrency Loan with an Interest Period between two days and seven days and (iii) made in Euros shall be a EURIBOR Loan with an Interest Period between two days and seven days. The European Swingline Lender shall make each European Swingline Loan available to the applicable Borrower to an account as directed by such Borrower in the applicable Borrowing Request maintained with the Administrative Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18, by remittance to the applicable Issuing Bank) by 4:00 p.m., London time, on the requested date of such European Swingline Loan. No Borrower shall request a European Swingline Loan if at the time of or immediately after giving effect to the extension of credit contemplated by such request a Default has occurred and is continuing or would result therefrom. European Swingline Loans shall be made in minimum amounts of €1,000,000 (for Loans denominated in Euros), GBP1,000,000 (for Loans denominated in GBP), $1,000,000 (for Loans denominated in Dollars), or CHF1,000,000 (for Loans denominated in Swiss francs) and integral multiples of €500,000, GBP500,000, $500,000 or CHF500,000, respectively, above such amount.
(f)    Prepayment. The European Administrative Borrower, the U.K. Borrower, and the German Borrower, shall have the right at any time and from time to time to repay any European Swingline Loan made to it, in whole or in part, upon giving written notice to the European Swingline Lender and the Administrative Agent in accordance with Section 2.10(i). All payments in respect of the European Swingline Loans shall be made to the European Swingline Lender at Agent’s Account.
(g)    Participations. The European Swingline Lender may at any time in its discretion by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the European Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., London time, on the third succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the European Swingline Loans then outstanding; provided that European Swingline Lender shall not give such notice prior to the occurrence of an Event of Default; provided further, that if (x) such Event of Default is cured or waived in writing in accordance with the terms hereof, (y) no Obligations have yet been declared due and payable under Article 8 (or a rescission has occurred under Section 8.02) and (z) the European Swingline Lender has actual knowledge of such cure or waiver, all prior to the European Swingline Lender’s giving (or being deemed to give) such notice, then the European Swingline Lender shall not give any such notice based upon such cured or waived Event of Default. Such notice shall specify the aggregate amount of European Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such European Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the European Swingline Lender, such Lender’s Pro Rata Percentage of such European Swingline Loan or Loans. All participations in respect of European Swingline Loans (or any portion thereof) denominated in Swiss francs, and all payments by Lenders in respect of such participations, shall be purchased or made in the Dollar Equivalent of such European Swingline Loans (or portion thereof). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in European Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Pro Rata Percentage of the Total Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the European Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the European Administrative Borrower of any participations in any European Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such European Swingline Loan shall be made to the Administrative Agent and not to the European Swingline Lender. Any amounts received by the European Swingline Lender from the European Administrative Borrower, the U.K. Borrower, or the German Borrower, (or other party on behalf of any such Borrower) in respect of a European Swingline Loan after receipt by the European Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a European Swingline Loan pursuant to this paragraph shall not relieve the European Administrative Borrower, the U.K. Borrower, or the German Borrower of any default in the payment thereof.
(h)    European Swingline Lender Must Be Swiss Qualified Bank. Notwithstanding any provisions of this Agreement to the contrary, no Person shall be or become European Swingline Lender hereunder unless such Person is a Swiss Qualifying Bank.
SECTION 2.18    Letters of Credit.
(a)    (i)  The Initial Issuing Bank shall (and other Issuing Banks may, in accordance with the terms and conditions set forth in this Section 2.18) issue Letters of Credit from time to time at the request of the Administrative Borrower (or, as provided below with respect to Canadian Dollar Denominated Letters of Credit, Parent Borrower) (each, a “U.S. Letter of Credit”) denominated in any Approved Currency (Canadian Dollars in the case of a Canadian Dollar Denominated Letters of Credit) for the account of a Loan Party (with respect to Canadian Dollar Denominated Letters of Credit, a Canadian Loan Party) until 30 days prior to the Maturity Date applicable to Revolving Loans (provided that Administrative Borrower (or, with respect to Canadian Dollar Denominated Letters of Credit, Parent Borrower) shall be a co-applicant, and be jointly and severally liable, with respect to each U.S. Letter of Credit issued for the account of another Loan Party; and provided, further that U.S. Letters of Credit denominated in Canadian Dollars may be issued by an Issuing Bank (in accordance with the terms and conditions set forth in this Section 2.18) for the account of a Canadian Loan Party (with Parent Borrower as applicant or co-applicant) (each, a “Canadian Dollar Denominated Letter of Credit”)) and (ii) the Initial Issuing Bank shall (and other Issuing Banks may, in accordance with the terms and conditions set forth in this Section 2.18) issue Letters of Credit from time to time at the request of the European Administrative Borrower (each, a “European Letter of Credit”) denominated in any Approved Currency for the account of a Loan Party until 30 days prior to the Maturity Date applicable to Revolving Loans (provided that the European Administrative Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each European Letter of Credit issued for the account of another Loan Party), in each case on the terms set forth herein, including the following:
(i)    Each Borrower acknowledges that each Issuing Bank’s issuance of any Letter of Credit is conditioned upon such Issuing Bank’s receipt of an LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as such Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. No Issuing Bank shall have any obligation to issue any Letter of Credit unless (i) such Issuing Bank receives an LC Request and LC Application at least two Business Days prior to the requested date of issuance (or such shorter period as may be acceptable to the such Issuing Bank); (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Administrative Agent and each applicable Issuing Bank to eliminate any funding risk associated with the Defaulting Lender. If an Issuing Bank receives written notice from a Lender at least five Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, such Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, no Issuing Bank shall be deemed to have knowledge of any failure of LC Conditions.
(ii)    Letters of Credit may be requested by Administrative Borrower, European Administrative Borrower or Parent Borrower only (i) to support obligations of such Borrower or another Loan Party (which shall be a Canadian Loan Party in the case of Canadian Dollar Denominated Letters of Credit). The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of the applicable Issuing Bank.
(iii)    The Loan Parties assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Administrative Agent, any other Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any LC Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any LC Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any LC Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or LC Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Loan Party; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Issuing Bank, any Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of each Issuing Bank under the Loan Documents and the LC Documents shall be cumulative. Each Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.
(iv)    In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, each Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
(v)    If Borrower so requests in any applicable Letter of Credit application, the applicable Issuing Bank may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”), provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such Issuing Bank, the applicable Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date at least 20 Business Days prior to the Maturity Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.
(b)    Reimbursement; Participations.
(i)    If an Issuing Bank honors any request for payment under a Letter of Credit, the Applicable LC Applicant shall pay to such Issuing Bank, (A) if the Administrative Agent provides notice of such payment to the Administrative Borrower before 11:00 a.m., New York time, on the same day, and (B) if the Administrative Agent provides such notice after such time, on the next Business Day (such applicable date, the “Reimbursement Date”), the amount paid by such Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolving Loans from the Reimbursement Date until payment by Borrowers; provided that, in the case of any payment on a Canadian Dollar Denominated Letter of Credit or any European Letter of Credit denominated in Swiss francs, such payment shall be the Dollar Equivalent of the amount paid by such Issuing Bank under such Letter of Credit, together with interest in Dollars at the interest rate for Base Rate Revolving Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse the applicable Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not the Applicable Administrative Borrower submits a Notice of Borrowing, the Applicable Administrative Borrower shall be deemed to have requested Base Rate Revolving Loans in Dollars in the Dollar Equivalent amount of such LC Disbursement, or with respect to LC Disbursements denominated in euros, GBP or Swiss francs, European Swingline Loans in an equivalent amount of such currency, in an amount necessary to pay all amounts due to an Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing (or, in the case of European Swingline Loans in Swiss francs, the Dollar Equivalent thereof in accordance with Section 2.17(g)) whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 4 are satisfied.
(ii)    Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from the applicable Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit; provided that, in the case of LC Obligations in respect of any Canadian Dollar Denominated Letter of Credit or any European Letter of Credit denominated in Swiss francs, such undivided Pro Rata interest and participation shall be in the Dollar Equivalent thereof. If an Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Administrative Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Administrative Agent, for the benefit of the applicable Issuing Bank, the Lender’s Pro Rata share of such payment; provided that, in the case of any payment by Lenders with respect to a Canadian Dollar Denominated Letter of Credit or a European Letter of Credit denominated in Swiss francs, such payment shall be the Dollar Equivalent of such unreimbursed payment. Upon request by a Lender, each Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.
(iii)    The obligation of each Lender to make payments to Administrative Agent for the account of an Issuing Bank in connection with such Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. No Issuing Bank makes to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Loan Party. No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party.
(iv)    No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a non-appealable decision). No Issuing Bank shall have any liability to any Lender if such Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.
(v)    The liability of any Issuing Bank (or any other Issuing Bank Indemnitee) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by such Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a non-appealable decision) in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining drawing documents presented under a Letter of Credit. Each Issuing Bank shall be deemed to have acted with due diligence and reasonable care if such Issuing Bank’s conduct is in accordance with standard letter of credit practice or in accordance with this Agreement. Borrowers’ aggregate remedies against Issuing Bank and any Issuing Bank Indemnitee for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored drawing documents shall in no event exceed the aggregate amount paid by Borrowers to such Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.18(b), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against any Issuing Bank or any other Issuing Bank Indemnitee, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the applicable Issuing Bank to effect a cure. Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by any Issuing Bank, irrespective of any assistance such Issuing Bank may provide such as drafting or recommending text or by such Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. With respect to any Auto-Extension Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want such Letter of Credit to be renewed, Borrowers will so notify Administrative Agent and the applicable Issuing Bank at least fifteen (15) calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.
(c)    Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Excess Availability is less than zero, or (c) within 20 Business Days prior to the Maturity Date, then Borrowers shall, at an Issuing Bank’s or Administrative Agent’s request, cash collateralize all outstanding Letters of Credit in an amount equal to 105% of all LC Exposure. Borrowers shall, on demand by an Issuing Bank or Administrative Agent from time to time, cash collateralize 105% of the LC Exposure of any Defaulting Lender. If Borrowers fail to provide any cash collateral as required hereunder, Lenders may (and shall upon direction of Administrative Agent) advance, as Loans, the amount of the cash collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 4 are satisfied).
(d)    Resignation of Issuing Bank. Any Issuing Bank may resign at any time upon notice to Administrative Agent and Administrative Borrower. On the effective date of such resignation, such Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have the benefits of Sections 2.18, 10.05 and 11.03 with respect to any Letters of Credit issued or other actions taken while an Issuing Bank. Upon the resignation of Initial Issuing Bank, Administrative Agent shall, with the consent of such Lender, promptly appoint a Lender as replacement Initial Issuing Bank and, as long as no Default or Event of Default exists, such replacement shall be reasonably acceptable to Administrative Borrower.
(e)    Additional Issuing Banks. The Applicable Administrative Borrower may, at any time and from time to time, designate additional Lenders to act as Issuing Banks with respect to Letters of Credit under the terms of this Agreement, in each case with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender; provided that at no time shall there be more than three Issuing Banks (including the Initial Issuing Bank and issuers of outstanding Existing Letters of Credit); provided, further, that Bank of America, N.A. and The Royal Bank of Scotland plc are each hereby designated as an additional Issuing Bank as of the Closing Date. Any Lender designated as an Issuing Bank pursuant to this paragraph (e) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require. Notwithstanding any provisions of this Agreement to the contrary, no Person shall be or become an Issuing Bank hereunder unless such Person is a Swiss Qualifying Bank.
(f)    Existing Letters of Credit. On the Closing Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto deemed converted into Letters of Credit issued pursuant to this Section 2.18 for the account of the Loan Parties set forth on Schedule 2.18(a) and subject to the provisions hereof, and for this purpose fees in respect thereof pursuant to Section 2.05(c) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such Existing Letters of Credit, except to the extent that such fees are also payable pursuant to Section 2.05(c)) as if such Existing Letters of Credit had been issued on the Closing Date, (ii) the Lenders set forth on Schedule 2.18(a), or their designated Affiliates who are eligible to be Issuing Banks, shall be deemed to be the Issuing Bank with respect to each such Existing Letter of Credit, (iii) such Letters of Credit shall each be included in the calculation of LC Exposure and U.S. LC Exposure or European LC Exposure, as applicable, and (iv) all liabilities of the Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations. Notwithstanding the foregoing, the Loan Parties shall not be required to pay any additional issuance fees with respect to the issuance of such Existing Letter of Credit solely as a result of such letter of credit being converted to a Letter of Credit hereunder, it being understood that the fronting, participation and other fees set forth in Section 2.05(c) shall otherwise apply to such Existing Letters of Credit. No Existing Letter of Credit converted in accordance with this clause (f) shall be amended, extended or renewed except in accordance with the terms hereof.
(g)    [intentionally omitted].
(h)    Other. Notwithstanding any provisions of this Agreement to the contrary, no Person shall be or become an Issuing Bank hereunder unless such Person is a Swiss Qualifying Bank. No Issuing Bank shall be under any obligation to issue any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any requirement of Applicable Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;
(ii)    the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank; or
(iii)    where the Letter of Credit is a Standby Letter of Credit, if the beneficiary of such Letter of Credit is resident in Ireland or, where the beneficiary is a legal person, its place of establishment to which the Letter of Credit relates is in Ireland, unless such Issuing Bank is duly authorized to carry on the business of issuing contracts of suretyship in Ireland (or is otherwise exempted under the laws of Ireland from the requirement to have any such authorization).
SECTION 2.19    Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.
(a)    Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest or any fee payable by any Canadian Loan Party in respect of the Obligations pursuant to this Agreement and the other Loan Documents shall be governed by the laws of any province of Canada or the federal laws of Canada, in no event shall the aggregate interest (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time, “Section 347”)) payable by the Canadian Loan Parties to the Agents or any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest on the Credit advances (as defined in Section 347) under this Agreement or such other Loan Document lawfully permitted under Section 347 and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of Interest (as defined in Section 347) is determined to be contrary to the provisions of Section 347, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Agents, the Lenders and the Canadian Loan Parties and the amount of such payment or collection shall be refunded by the relevant Agents and Lenders to the applicable Canadian Loan Parties. For the purposes of this Agreement and each other Loan Document to which the Canadian Loan Parties are a party, the effective annual rate of interest payable by the Canadian Loan Parties shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent for the account of the Canadian Loan Parties will be conclusive for the purpose of such determination in the absence of evidence to the contrary.
(b)    For the purposes of the Interest Act (Canada) and with respect to Canadian Loan Parties only:
(i)    whenever any interest or fee payable by the Canadian Loan Parties is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and (z) divided by 360 or 365, as the case may be; and
(ii)    all calculations of interest payable by the Canadian Loan Parties under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest.
The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.
SECTION 2.20    [intentionally omitted].
SECTION 2.21    Representation to Swiss Borrower.
(a)    Each Lender on the Closing Date represents that it is a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank as further indicated on Schedule 2.21. Each Lender represents to Swiss Borrower on the date on which it becomes a party to this Agreement in its capacity as such whether it is a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank, as indicated on the applicable Assignment and Assumption.
(b)    Each Lender shall, if requested to do so by Swiss Borrower, within ten (10) Business Days of receiving such request confirm, as at the date on which it gives such confirmation whether it is a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank (or, if it requires a confirmation by the Swiss Federal Tax Administration in order to be able to give such confirmation, a request for such a confirmation shall be filed by the relevant Lender with the Swiss Federal Tax Administration within ten (10) Business Days of it receiving such request and, upon receipt of the required confirmation from the Swiss Federal Tax Administration, the necessary confirmation by the relevant Lender shall be made within ten (10) Business Days of such confirmation being received by it).
(c)    Any Lender that ceases to be a Swiss Qualifying Bank shall provide written notice to Administrative Borrower and Administrative Agent at least twenty (20) Business Days’ prior to the time that it ceases to be a Swiss Qualifying Bank. If as a result of such event the number of Swiss Non-Qualifying Banks under this Agreement exceeds the number ten, then, so long as no Significant Event of Default is in existence, Administrative Borrower shall have the right to request that the relevant Lender assign or transfer by novation all of its rights and obligations under this Agreement to an Eligible Assignee qualifying as a Swiss Qualifying Bank or another Lender qualifying as a Swiss Qualifying Bank, all in accordance with Section 11.04. The transferor Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (including any amount payable pursuant to Section 2.13). The Administrative Agent shall have no responsibility for determining whether or not an entity is a Swiss Qualified Bank, but shall track the number of Lenders from time to time that were unable to represent that they were Swiss Qualifying Banks in order to determine whether the number of Swiss Non-Qualifying Banks under this Agreement exceeds the number ten; provided that the Administrative Agent shall have no liability for any determinations made hereunder unless such liability arises from its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a non-appealable decision).
(d)    This Section 2.21, Section 2.06(j), Section 5.15 and Section 11.04(f) shall apply accordingly to any Borrower (other than Swiss Borrower), which is incorporated or established under the laws of, or for tax purposes resident in, Switzerland, or for tax purposes having a permanent establishment in Switzerland with which a Loan is effectively connected.
SECTION 2.22    Blocked Loan Parties. If a Loan Party would have been required to make any payment or perform any action under any provision of the Loan Documents but the relevant provision(s) (or any portion thereof) is (are) not enforceable against that Loan Party or for any other reason that Loan Party is unable to fulfill its obligations under the Loan Documents (a “Blocked Loan Party”), the Administrative Borrower may designate which Loan Party shall fulfill the Blocked Loan Party’s obligations, but only so long as the designated Loan Party is duly and promptly fulfilling such obligations, failing which all Loan Parties shall be jointly and severally liable for the performance thereof.
SECTION 2.23    Increase in Commitments.
(a)    Borrowers Request. The Borrowers may by written notice to the Administrative Agent and each Lender elect to request prior to the Maturity Date, one or more increases to the existing Revolving Commitments by an amount not in excess of $500,000,000 in the aggregate, each in a minimum amount of $25,000,000 (and increments of $1,000,000 above that minimum) (each such increase, an “Incremental Revolving Commitment”). Such notice shall specify the date on which the Borrowers propose that the Incremental Revolving Commitments shall be effective (each, an “Increase Effective Date”), and the time period within which each Lender is requested to respond, which in each case shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent and the Lenders of the applicable Class. Each Lender of such Class (other than Lenders subject to replacement pursuant to Section 2.16 or a Defaulting Lender) in its sole and absolute discretion may notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Administrative Borrower and each Lender of such Class of the Lenders’ responses to each request made hereunder. If the existing Lenders do not agree to the full amount of a requested Incremental Revolving Commitment, the Administrative Borrower may then invite a Lender or any Lenders to increase their Commitments or invite additional financial institutions (each, an “Additional Lender”) (reasonably satisfactory to Administrative Agent and solely to the extent permitted by Section 11.04 (including Section 11.04(h)) and each other applicable requirement hereof, including Sections 2.21 and 5.15) to become Lenders and provide Incremental Revolving Commitments pursuant to an Increase Joinder.
(b)    Conditions. The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:
(viii)    each of the conditions set forth in Section 4.02 shall be satisfied;
(ix)    no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;
(x)    after giving pro forma effect to the borrowings to be made on the Increase Effective Date and to any change in Consolidated EBITDA and any increase in Indebtedness resulting from the consummation of any Permitted Acquisition or other Investment or application of funds made with the proceeds of such borrowings, the Borrowers shall, as of such date, be in compliance with the covenant set forth in Section 6.10, to the extent applicable;
(xi)    the Borrowers shall make any payments required pursuant to Section 2.12 in connection with any adjustment of Revolving Loans pursuant to Section 2.23(d);
(xii)    the Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction;
(xiii)    any such increase, and the incurrence of Indebtedness pursuant thereto, shall be permitted by the Intercreditor Agreement; and
(xiv)    any such increase shall be permitted under the Senior Notes and any other then existing Indebtedness of the Loan Parties and their Subsidiaries and any such increase shall not give rise to the obligation of any Loan Party or any of its Subsidiaries under the terms of the Senior Notes or such other Indebtedness to grant any Lien to secure such Senior Notes or other existing Indebtedness (other than any obligation to provide or confirm the security granted under the Term Loan Facility in accordance with the Intercreditor Agreement).
(c)    Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to Incremental Revolving Commitments shall be identical to the Revolving Loans of the same Class (subject to the payment of any customary arrangement, underwriting or similar fees that are paid to the arranger of such Incremental Revolving Commitments in its capacity as such). The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Loan Parties, the Administrative Agent and each Lender and Additional Lender making such Incremental Revolving Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.23 (including with respect to establishment of new Loans and Commitments as a first-in, last-out tranche, and to provide for class voting protections as described below). In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to Incremental Revolving Commitments made pursuant to this Agreement, and all references in Loan Documents to Commitments of a Class shall be deemed, unless the context otherwise requires, to include references to Incremental Revolving Commitments of such Class made pursuant to this Agreement.
(d)    Adjustment of Revolving Loans. Each of the Revolving Lenders having a Revolving Commitment of an applicable Class prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Revolving Commitment of such Class on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans of such Class and participation interests in LC Exposure and Swingline Loans of such Class outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in LC Exposure and Swingline Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders of such Class ratably in accordance with their Revolving Commitments of such Class after giving effect to such increased Revolving Commitments.
(e)    Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.23 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents; provided that, at Administrative Borrower’s option and upon terms and conditions satisfactory to the Administrative Borrower and the Administrative Agent, (i) the application of payments hereunder may be revised to include such new Loans and Commitments on a first-in, last-out basis and (ii) the voting provisions hereof may be revised to provide class protection for the existing Loans and Commitments and any such first-in, last-out tranche. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC, the PPSA or otherwise after giving effect to the establishment of any such new Commitments.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, each Issuing Bank and each of the Lenders that:
SECTION 3.01    Organization; Powers. Each Company (a) is duly organized or incorporated (as applicable) and validly existing under the laws of the jurisdiction of its organization or incorporation (as applicable), (b) has all requisite organizational or constitutional power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.02    Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s organizational or constitutional powers and have been duly authorized by all necessary constitutional or organizational action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03    No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents (as reflected in the applicable Perfection Certificate) and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any material requirement of Applicable Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens. The execution, delivery and performance of the Loan Documents will not violate, or result in a default under, or require any consent or approval under, the Senior Notes, the Senior Note Documents, or the Term Loan Documents. The Total Revolving Commitment and Obligations constitute Indenture Permitted Debt.
SECTION 3.04    Financial Statements; Projections.
(e)    Historical Financial Statements. The Administrative Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent Borrower (i) as of and for the fiscal years ended March 31, 2011, and March 31, 2012, audited by and accompanied by the unqualified opinion of PricewaterhouseCoopers, independent public accountants, and (ii) as of and for the nine-month period ended December 31, 2012, and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of Parent Borrower. Such financial statements and all financial statements delivered pursuant to Section 5.01(a) and, Section 5.01(b) have been prepared in accordance with U.S. GAAP and present fairly in all material respects the financial condition and results of operations and cash flows of Parent Borrower as of the dates and for the periods to which they relate.
(f)    No Liabilities. Except as set forth in the most recent financial statements referred to in Section 3.04(a), as of the Closing Date there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, other than liabilities under the Loan Documents, the Term Loan Documents and the Senior Notes. Since March 31, 2012, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
(g)    Pro Forma Financial Statements. Borrowers have heretofore delivered to the Lenders in the Confidential Information Memorandum, the Parent Borrower’s unaudited pro forma consolidated capitalization table as of March 31, 2013, after giving effect to the Transactions as if they had occurred on such date. Such capitalization table has been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the Closing Date to be reasonable), are based on the best information available to the Loan Parties as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly in all material respects the pro forma capitalization of Holdings as of such date assuming the Transactions had occurred at such date.
(h)    Forecasts. The forecasts of financial performance of the Parent Borrower and its subsidiaries furnished to the Lenders have been prepared in good faith by the Loan Parties and based on assumptions believed by the Loan Parties to be reasonable, it being understood that any such forecasts may vary from actual results and such variations may be material.
SECTION 3.05    Properties.
(k)    Generally. Each Company has good title to, valid leasehold interests in, or license of, all its property material to its business, free and clear of all Liens except for Permitted Liens. The property that is material to the business of the Companies, taken as a whole, (i) is in good operating order, condition and repair in all material respects (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.
(l)    Real Property. Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by any Loan Party as of the Closing Date having fair market value of $1,000,000 or more and describes the type of interest therein held by such Loan Party and whether such owned Real Property is leased to a third party and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, sublessee, franchisee or licensee, as of the Closing Date having annual rental payments of $1,000,000 or more and describes the type of interest therein held by such Loan Party.
(m)    No Casualty Event. No Company has as of the Closing Date received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property. No Mortgage encumbers improved Real Property located in the United States that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.
(n)    Collateral. Each Company owns or has rights to use all of the Collateral used in, necessary for or material to each Company’s business as currently conducted, except where the failure to have such ownership or rights of use could not reasonably be expected to have a Material Adverse Effect. The use by each Company of such Collateral does not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06    Intellectual Property.
(d)    Ownership/No Claims. Each Loan Party owns, or is licensed to use, all patents, trademarks, copyrights and other intellectual property (including intellectual property in software, mask works, inventions, designs, trade names, service marks, technology, trade secrets, proprietary information and data, domain names, know-how and processes) necessary for the conduct of such Loan Party’s business as currently conducted (“Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, no material claim has been asserted and is pending by any person, challenging or questioning the validity of any Loan Party’s Intellectual Property or the validity or enforceability of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. The use of any Intellectual Property by each Loan Party, and the conduct of each Loan Party’s business as currently conducted, does not infringe or otherwise violate the rights of any third party in respect of Intellectual Property, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(e)    Registrations. Except pursuant to non-exclusive licenses and other non-exclusive use agreements entered into by each Loan Party in the ordinary course of business, and except as set forth on Schedule 12(c) to the Perfection Certificate, on and as of the Closing Date each Loan Party owns and possesses the right to use and has not authorized or enabled any other person to use, any Intellectual Property listed on any schedule to the relevant Perfection Certificate or any other Intellectual Property that is material to its business, except for such authorizations and enablements as could not reasonably be expected to result in a Material Adverse Effect. All registrations listed on Schedule 12(a) and 12(b) to the Perfection Certificate are valid and in full force and effect, in each case, except where the absence of such validity or full force and effect, individually or collectively, could not reasonably be expected to have a Material Adverse Effect.
(f)    No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the Closing Date, (i) there is no material infringement or other violation by others of any right of such Loan Party with respect to any Intellectual Property listed on any schedule to the relevant Perfection Certificate, or any other Intellectual Property that is material to its business, except as may be set forth on Schedule 3.06(c), and (ii) no claims are pending or threatened to such effect except as set forth on Schedule 3.06(c).
SECTION 3.07    Equity Interests and Subsidiaries.
(d)    Equity Interests. Schedules 1(a) and 10 to the Perfection Certificate dated the Closing Date set forth a list of (i) all the Subsidiaries of Holdings and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. As of the Closing Date, all Equity Interests of each Company held by Holdings or a Subsidiary thereof are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Holdings, are owned by Holdings, directly or indirectly through Wholly Owned Subsidiaries except as indicated on Schedules 1(a) and 10 to the Perfection Certificate. At all times prior to a Qualified Parent Borrower IPO, the Equity Interests of the Parent Borrower will be owned directly by Holdings. As of the Closing Date, each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Documents, free of any and all Liens, rights or claims of other persons, except Permitted Liens, and as of the Closing Date there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests other than with respect to the Forward Share Sale Agreement.
(e)    No Consent of Third Parties Required. Except as have previously been obtained, no consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or First Priority (subject to the Intercreditor Agreement) status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Documents or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect thereof, other than any restrictions on transfer of the Equity Interests in NKL or its direct parents, 4260848 Canada Inc., 4260856 Canada Inc., and 8018227 Canada Inc., imposed by any lock-up or listing agreement, rule or regulation in connection with any listing or offering of Equity Interests in NKL to the extent required by Applicable Law or listing or stock exchange requirements.
(f)    Organizational Chart. An accurate organizational chart, showing the ownership structure of Holdings, Borrowers and each Subsidiary on the Closing Date is set forth on Schedule 10 to the Perfection Certificate dated the Closing Date.
SECTION 3.08    Litigation; Compliance with Laws. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. No Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Applicable Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any requirement of Applicable Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.09    Agreements. No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder that could reasonably be expected to have a Material Adverse Effect. No event or circumstance has occurred or exists that constitutes a Default or Event of Default.
SECTION 3.10    Federal Reserve Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Documents does not violate such regulations.
SECTION 3.11    Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 3.12    Use of Proceeds. The Borrowers will use the proceeds of the Revolving Loans and Swingline Loans (a) on and after the Closing Date for ongoing working capital needs and other proper corporate purposes (including to effect Permitted Acquisitions and Dividends permitted hereunder) and (b) for payment of fees, premiums and expenses in connection with the Transactions.
SECTION 3.13    Taxes. Each Company has (a) timely filed or caused to be timely filed all material Tax Returns required by Applicable Law to have been filed by it and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all material Taxes due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with U.S. GAAP or other applicable accounting rules and (ii) which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company has made adequate provision in accordance with U.S. GAAP or other applicable accounting rules for all material Taxes not yet due and payable. No Company has received written notice of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. No Company has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.
SECTION 3.14    No Material Misstatements. The written information (including the Confidential Information Memorandum), reports, financial statements, certificates, exhibits or schedules furnished by or on behalf of any Company to any Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not and does not contain any material misstatement of fact and, taken as a whole, did not and does not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading in their presentation of Holdings, the Parent Borrower and their Subsidiaries taken as a whole as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Loan Party represents only that it was prepared in good faith and based on assumptions believed by the applicable Loan Parties to be reasonable.
SECTION 3.15    Labor Matters. As of the Closing Date, there are no material strikes, lockouts or labor slowdowns against any Company pending or, to the knowledge of any Company, threatened in writing. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, provincial, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound, except as could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.16    Solvency. (xv)  At the time of and immediately after the consummation of the Transactions to occur on the Closing Date and after giving effect to the application of the proceeds of each Loan made on such date and the operation of the Contribution, Intercompany, Contracting and Offset Agreement, (a) the fair value of the assets of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent, prospective or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent, prospective or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent, prospective or otherwise, as such debts and liabilities become absolute and matured; (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date; and (e) each Loan Party is not “insolvent” as such term is defined under any Debtor Relief Laws of any jurisdiction in which any Loan Party is organized or incorporated (as applicable), or otherwise unable to pay its debts as they fall due.
(xvi)    At the time of and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan and the operation of the Contribution, Intercompany, Contracting and Offset Agreement, (a) the fair value of the assets of each Borrower, Borrowing Base Guarantor and Receivables Seller (for purposes of this Section 3.16, a “Principal Loan Party”) (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent, prospective or otherwise; (b) the present fair saleable value of the property of each Principal Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent, prospective or otherwise, as such debts and other liabilities become absolute and matured; (c) each Principal Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent, prospective or otherwise, as such debts and liabilities become absolute and matured; (d) each Principal Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date; and (e) each Principal Loan Party is not “insolvent” as such term is defined under any Debtor Relief Laws of any jurisdiction in which such Principal Loan Party is organized or incorporated (as applicable), or otherwise unable to pay its debts as they fall due.
SECTION 3.17    Employee Benefit Plans. Each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder except for such non-compliance that in the aggregate would not have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any of the property of any Company. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used in the most recent actuarial valuations used for the respective Plans) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the property of all such underfunded Plans in an amount which could reasonably be expected to have a Material Adverse Effect. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.
Schedule 3.17 lists all of the Canadian Pension Plans. Except as disclosed in Schedule 3.17 or hereafter disclosed to the Administrative Agent, none of the Canadian Pension Plans are Canadian Defined Benefit Plans. The hypothetical wind-up deficiency, going concern deficiency and solvency deficiency of each Canadian Pension Plan that is a Canadian Defined Benefit Plan as of the date of the most recently filed actuarial valuation is set out in Schedule 3.17 or has otherwise been disclosed to the Administrative Agent. With respect to any Canadian Pension Plan, to the best of the knowledge of any Company, except as would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Canadian Pension Plans are duly registered under all applicable Canadian and provincial pension benefits legislation, (ii) all obligations of any Borrower or Guarantor required to be performed in connection with the Canadian Pension Plans or the funding agreements therefor have been performed in a timely fashion and there are no outstanding disputes concerning the assets held pursuant to any such funding agreement, (iii) all contributions or premiums required to be made by any Borrower or Guarantor to the Canadian Pension Plans have been made in a timely fashion in accordance with the terms of the Canadian Pension Plans and applicable laws and regulations, (iv) all employee contributions to the Canadian Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by each Borrower or Guarantor and fully paid into the Canadian Pension Plans in a timely fashion in accordance with the terms of the Canadian Pension Plans and applicable laws and regulations, (v) all reports and disclosures relating to the Canadian Pension Plans required by any Applicable Laws have been filed or distributed in a timely fashion, (vi) no amount is due and owing by any of the Canadian Pension Plans under the Income Tax Act (Canada) or any provincial taxation or pension benefits statute, (vii) none of the Canadian Pension Plans is the subject of an investigation, proceeding, action or claim and there exists no state of fact which after notice or lapse of time or both would reasonably be expected to give rise to any such proceedings, (viii) no trust, statutory deemed trust or Lien has arisen or been imposed on any Borrower or Guarantor or its property in connection with any Canadian Pension Plan (except deemed trusts and Liens arising in the ordinary course under pension benefits statutes absent any wind up or partial wind up or failure to make a contribution to a Canadian Pension Plan when due, including in respect of employee contributions not yet remitted to a Canadian Pension Plan), and (ix) none of the Borrower or Guarantors contributes to, or has any obligation to contribute to, any pension plan required to be registered under Canadian federal or provincial law that is not maintained or administered by the Borrower or Guarantors or any of their Affiliates (other than the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the province of Quebec).
To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of Applicable Law and has been maintained, where required, in good standing with applicable Governmental Authority and Taxing Authority, except for such non-compliance that in the aggregate would not have a Material Adverse Effect. No Company has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, except to the extent of liabilities which could not reasonably be expected to have a Material Adverse Effect. Each Foreign Plan that is required to be funded is funded in accordance with the requirements of Applicable Law, and with respect to each Foreign Plan that is not required to be funded, the obligations of such Foreign Plan are properly accrued in the financial statements of the Parent Borrower and its Subsidiaries, in each case in an amount that could not reasonably be expected to have a Material Adverse Effect.
Except as specified on Schedule 3.17, (i) no Company is or has at any time been an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993), and (ii) no Company is or has at any time been “connected” with or an “associate” of (as those terms are used in Sections 39 and 43 of the Pensions Act 2004) such an employer.
SECTION 3.18    Environmental Matters.
(c)    Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
(i)    The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law;
(ii)    The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, and all such Environmental Permits are valid and in good standing;
(iii)    There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could reasonably be expected to result in liability of the Companies under any applicable Environmental Law;
(iv)    There is no Environmental Claim pending or, to the knowledge of any Company, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and, to the knowledge of any Company, there are no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Claim;
(v)    No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;
(vi)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and
(vii)    No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.
(d)    As of the Closing Date:
(i)    Except as could not reasonably be expected to have a Material Adverse Effect, no Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location; and
(ii)    No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA and is reasonably likely to result in any material liability to any Company, or (iii) included on any other publicly available list of contaminated sites maintained by any Governmental Authority analogous to CERCLA or the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., including any such list relating to the management or clean-up of petroleum and is reasonably likely to result in any material liability to a Company.
SECTION 3.19    Insurance. Schedule 3.19 sets forth a true and correct description of all insurance policies maintained by each Company as of the Closing Date. All insurance maintained by the Companies to the extent required by Section 5.04 is in full force and effect, and all premiums thereon have been duly paid. As of the Closing Date, no Company has received notice of violation or cancellation thereof, the Mortgaged Property, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no material default under any Insurance Requirement. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.
SECTION 3.20    Security Documents.
(e)    U.S. Security Agreement. The U.S. Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
(f)    Canadian Security Agreement. Each of the Canadian Security Agreements is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, when PPSA financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by such Canadian Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under the PPSA as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
(g)    U.K. Security Agreement. The U.K. Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registration specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by the U.K. Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under Applicable Law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
(h)    Swiss Security Agreement. The Swiss Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by the Swiss Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under Applicable Law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
(i)    German Security Agreement. The German Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, or in the case of accessory security, in favor of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by the German Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under Applicable Law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
(j)    Irish Security Agreement. The Irish Security Agreement is effective to create in favor of the Collateral Agent for the benefit of and as trustee for the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by the Irish Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under Applicable Law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
(k)    Brazilian Security Agreement. Each Brazilian Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by each of the Brazilian Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under Applicable Law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
(l)    [intentionally omitted].
(m)    Madeira Security Agreement. Each Madeira Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by each of the Madeira Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under Applicable Law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
(n)    French Security Agreement. Each French Security Agreement is effective to create in favor of the French Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by each of the French Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under Applicable Law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
(o)    Intellectual Property Filings. When the (i) financing statements and other filings in appropriate form referred to on Schedule 7 to the relevant Perfection Certificate have been made, and (ii) U.S. Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in such Security Agreement) that are registered or applied for by any Loan Party with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for by any Loan Party with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Liens.
(p)    Mortgages. Each Mortgage (other than a Mortgage granted by a U.K. Borrower or a U.K. Guarantor) is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid, perfected and enforceable First Priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and when such Mortgages are filed in the offices specified on Schedule 8(a) to the applicable Perfection Certificates dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Section 5.11 and Section 5.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Section 5.11 and Section 5.12), the Mortgages shall constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Liens.
The Mortgages granted by the U.K. Borrower and each applicable U.K. Guarantor under the relevant U.K. Security Agreement are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, legal, valid and enforceable Liens on all of each such Loan Party’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed with the Land Registry, the Mortgages shall constitute fully perfected First Priority Liens on, and security interest in, all right, title and interest of the U.K. Borrower and each applicable U.K. Guarantor in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens until terminated in accordance with the terms hereof.
(q)    Valid Liens. Each Security Document delivered pursuant to Section 5.11, Section 5.12 and Section 5.16 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings, registrations or recordings and other actions set forth in the relevant Perfection Certificate are made in the appropriate offices as may be required under Applicable Law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.
(r)    Receivables Purchase Agreement. The German Receivables Purchase Agreement, each Swiss Receivables Purchase Agreement, and, upon execution and delivery thereof, each other Receivables Purchase Agreement, is in full force and effect. Each representation and warranty under any Receivables Purchase Agreement of each Loan Party party thereto is true and correct on and as of the date made thereunder. No “Termination Event” (as defined therein) has occurred under any Receivables Purchase Agreement.
SECTION 3.21    Material Indebtedness Documents. Schedule 3.21 lists, as of the Closing Date, (i) each material New Senior Note Document, (ii) each material Term Loan Document, and (iii) each material agreement, certificate, instrument, letter or other document evidencing any other Material Indebtedness, and the Lenders have been furnished true and complete copies of each of the foregoing.
SECTION 3.22    Anti-Terrorism Law. No Loan Party is in violation of any requirement of Applicable Law relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Act, Part II.1 of the Criminal Code, R.S.C. 1985, c. C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C.2000, C.17, regulations promulgated pursuant to the Special Economic Measures Act, S.C. 1992 c.17 and the United Nations Act, R.S.C. 1985, c U-2. (collectively, “Anti-Terrorism Laws”).
No Loan Party and to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:
(i)    a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii)    a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv)    a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(v)    a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (w) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (i) through (v) above, (x) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or Anti-Terrorism Laws, (y) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (z) is in violation of any applicable Anti-Terrorism Laws.
SECTION 3.23    Joint Enterprise. Each Loan Party has requested that the Agents and Lenders make this credit facility available to the Loan Parties on a combined basis, in order to finance the Loan Parties’ business most efficiently and economically. The Loan Parties’ business is a mutual and collective enterprise, and the successful operation of each Loan Party is dependent upon the successful performance of the integrated group. The Loan Parties believe that consolidation of their credit facility will enhance the borrowing power of each Loan Party and ease administration of the facility, all to their mutual advantage. The Loan Parties acknowledge that Agents’ and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Loan Parties and at Loan Parties’ request.
SECTION 3.24    Location of Material Inventory and Equipment. Schedule 3.24 sets forth as of the Closing Date all locations where the aggregate value of Inventory and Equipment (other than mobile Equipment or Inventory in transit) owned by the Loan Parties at each such location exceeds $1,000,000.
SECTION 3.25    Accuracy of Borrowing Base. At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, each Account and each item of Inventory included in the calculation of the Borrowing Base satisfies all of the criteria stated herein to be an Eligible Account and an item of Eligible Inventory, respectively.
SECTION 3.26    Senior Notes; Material Indebtedness. The Obligations constitute “Senior Debt” or “Designated Senior Indebtedness” (or any other defined term having a similar purpose) within the meaning of the Senior Note Documents (and any Permitted Refinancings thereof permitted under Section 6.01 other than refinancings with additional Term Loans). The Commitments and the Loans and other extensions of credit under the Loan Documents constitute “Credit Facilities” (or any other defined term having a similar purpose) within the meaning of the Senior Note Documents (and any Permitted Refinancings thereof permitted under Section 6.01 other than refinancings with additional Term Loans). The consummation of each of (i) the Transactions, (ii) each incurrence of Indebtedness hereunder and (iii) the granting of the Liens provided for under the Security Documents to secure the Secured Obligations is permitted under, and, in each case, does not require any consent or approval under, the terms of (A) the Senior Note Documents (and any Permitted Refinancings thereof), the Term Loan Documents (and any Permitted Term Loan Facility Refinancings thereof) or any other Material Indebtedness or (B) any other material agreement or instrument binding upon any Company or any of its property except, in the case of this clause (B), as could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.27    Centre of Main Interests and Establishments. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), (i) the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each U.K. Loan Party is situated in England and Wales, (ii) the centre of main interest of the Irish Guarantor is situated in Ireland or Germany, and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any jurisdiction other than Ireland or Germany, (iii) the centre of main interest of each Swiss Loan Party is situated in Switzerland, and in each case each has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction, (iv) the centre of main interest of each German Loan Party is situated in Germany, (v) [intentionally omitted], (vi) the centre of main interest of each French Guarantor is situated in France, and in each case each has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction, and (vii) other than as provided in paragraph (ii) above, no Loan Party (to the extent such Loan Party is subject to the Regulation) shall have a centre of main interest other than as situated in its jurisdiction of incorporation.
SECTION 3.28    Holding and Dormant Companies. Except as may arise under the Loan Documents, the Term Loan Documents or any Permitted Holdings Indebtedness or (in the case of Novelis Europe Holdings Limited) the New Senior Notes, neither Holdings nor Novelis Europe Holdings Limited, trades or has any liabilities or commitments (actual or contingent, present or future) other than liabilities attributable or incidental to acting as a holding company of shares in the Equity Interests of its Subsidiaries.
SECTION 3.29    Certain Subsidiaries. The Excluded Collateral Subsidiaries as of the Closing Date are listed on Schedule 1.01(e). The Excluded Subsidiaries as of the Closing Date are listed on Schedule 1.01(f). The Joint Venture Subsidiaries as of the Closing Date are listed on Schedule 1.01(g). There are no Unrestricted Subsidiaries as of the Closing Date.
SECTION 3.30    Inventory Matters. No Inventory that is included in the Borrowing Base is subject to retention of title (including extended retention of title or broadened extension of title) except as has been disclosed to the Administrative Agent and reflected in the Borrowing Base Certificate. Each Borrowing Base Certificate accurately reports any retention of title (including extended retention of title or broadened extension of title) claims with respect to any inventory included in such Borrowing Base Certificate. No inventory of any Borrower or Borrowing Base Guarantor is subject to retention of title (including extended retention of title or broadened extension of title) on an oral basis.
ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS
SECTION 4.01    Conditions to Amendment and Restatement. The amendment and restatement of the Existing Credit Agreement pursuant to Section 11.35, and the obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it under this Agreement, shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.
(e)    Loan Documents. The Administrative Agent shall have received executed counterparts of each of the following, properly executed by a Responsible Officer of each applicable signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
(i)    this Agreement,
(ii)    each Foreign Guarantee (or, where applicable, amendments to existing Foreign Guarantees) ;
(iii)    the initial Borrowing Base Certificate,
(iv)    the joinder to the Intercreditor Agreement, joining the Administrative Agent and the Collateral Agent as parties thereto;
(v)    the Contribution, Intercompany, Contracting and Offset Agreement;
(vi)    the Amended and Restated Subordination Agreement, dated as of the date hereof, among the Loan Parties and the Agents;
(vii)    a Note executed by each applicable Borrower in favor of each Lender that has requested a Note prior to the Closing Date;
(viii)    the U.S. Security Agreement, each Canadian Security Agreement, each U.K. Security Agreement, each Swiss Security Agreement, each German Security Agreement, each Irish Security Agreement, each Brazilian Security Agreement, each Madeira Security Agreement, each French Security Agreement, and each other Security Document (or, where applicable, amendments to, amendments and restatements of, or confirmations or reaffirmations of, existing Security Documents) in each case reasonably requested by the Administrative Agent prior to the Closing Date;
(ix)    the Perfection Certificates; and
copies of the following existing Loan Documents, each as in effect immediately prior to the execution and delivery thereof:
(x)    each Foreign Guarantee;
(xi)    the Intercreditor Agreement;
(xii)    the German Receivables Purchase Agreement;
(xiii)    each Swiss Receivables Purchase Agreement; and
(xiv)    each Security Document.
(f)    Corporate Documents. The Administrative Agent shall have received:
(i)    a certificate of the secretary, assistant secretary or managing director (where applicable) of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document (or its equivalent including the constitutional documents) of such Loan Party certified (to the extent customary in the applicable jurisdiction) as of a recent date by the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors and/or shareholders, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrowers, the borrowings hereunder, and that such resolutions, or any other document attached thereto, have not been modified, rescinded, amended or superseded and are in full force and effect, (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary, assistant secretary or managing director executing the certificate in this clause (i), and other customary evidence of incumbency) and (D) that the borrowing, guarantee, or granting of Liens with respect to the Loans or any of the other Secured Obligations would not cause any borrowing, guarantee, security or similar limit binding on any Loan Party to be exceeded;
(ii)    a certificate as to the good standing (where applicable, or such other customary functionally equivalent certificates or abstracts) of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority);
(iii)    evidence that the records of the applicable Loan Parties at the United Kingdom Companies House and each other relevant registrar of companies (or equivalent Governmental Authority) in the respective jurisdictions of organization of the Loan Parties are accurate, complete and up to date and that the latest relevant accounts have been duly filed, where applicable;
(iv)    if relevant, evidence that each Irish Guarantor has done all that is necessary to follow the procedures set out in Sub-Sections (2) and (11) of section 60 of the Companies Act 1963 of Ireland in order to enable it to enter into the Loan Documents;
(v)    a copy of the constitutional documents of any Person incorporated in Ireland whose shares are subject to security under any Security Document, together with any resolutions of the shareholders of such Person adopting such changes to the constitutional documents of that Person to remove any restriction on any transfer of shares or partnership interests (or equivalent) in such Person pursuant to any enforcement of any such Security Document;
(vi)    evidence that each of the Loan Parties are members of the same group of companies consisting of a holding company and its subsidiaries for the purposes of Section 155 of the Companies Act 1963 of Ireland and Section 35 of the Companies Act 1990 of Ireland;
(vii)    up-to date certified copy of the constitutional documents (e.g., for a German GmbH: Handelsregisterauszug, Gesellschaftsvertrag, Gesellschafterliste) for each German Loan Party; and
(viii)    such other documents as the Lenders, the Initial Issuing Bank or the Administrative Agent may reasonably request.
(g)    Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Parent Borrower, certifying (i) compliance with the conditions precedent set forth in this Section 4.01 and Section 4.02(b) and (c), (ii) that no Default has occurred and is continuing, and (iii) that each of the representations and warranties made by any Loan Party set forth in ARTICLE III hereof or in any other Loan Document were true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties expressly related to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.
(h)    Financings and Other Transactions, etc.
(i)    The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Administrative Agent other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders.
(ii)    The Administrative Agent shall have received such documentation as may be reasonably required by it to further evidence and effect the substitution of agents under the Existing Credit Agreement; and the Administrative Agent shall have received such UCC termination statements or amendments, mortgage releases or amendments, releases or amendments of assignments of leases and rents, releases or amendments of security interests in Intellectual Property, or undertakings to provide registrable releases or amendments, and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate or to assign of record the Liens securing such debt.
(i)    Financial Statements; Pro Forma Balance Sheet; Projections. The Administrative Agent shall have received the financial statements described in Section 3.04(a) and the pro forma capitalization table described in Section 3.04(c), together with forecasts of the financial performance of the Companies.
(j)    Indebtedness and Minority Interests. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness or preferred stock other than (i) the Loans and Credit Extensions hereunder, (ii) the Term Loans, (iii) [intentionally omitted], (iv) Indebtedness listed on Schedule 6.01(b), (v) Indebtedness owed to, and preferred stock held by, any Borrower or any Guarantor to the extent permitted hereunder and (vi) other Indebtedness permitted under Section 6.01.
(k)    Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Lenders and the Issuing Banks, (i) a favorable written opinion of Torys LLP, special counsel for the Loan Parties, (ii) a favorable written opinion of each local and foreign counsel of the Loan Parties listed on Schedule 4.01(g), in each case (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Banks and the Lenders and (C) covering the matters set forth in Exhibit N and such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request and (iii) reliance letters, dated the Closing Date, in respect of the German Receivables Purchase Agreement and each Swiss Receivables Purchase Agreement from each local and foreign counsel of the Loan Parties that provided an opinion with respect thereto in 2010 and/or 2012, as applicable, and from such counsel that provided an opinion with respect thereto in 2007 as may be required by the Administrative Agent.
(l)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit O (or in such other form as is satisfactory to the Administrative Agent to reflect applicable legal requirements), dated the Closing Date and signed by a senior Financial Officer of each Loan Party or the Parent Borrower.
(m)    Applicable Law. The Administrative Agent shall be satisfied that Holdings, the Borrowers and their Subsidiaries and the Transactions shall be in full compliance with all material Applicable Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.
(n)    Consents. All approvals of Governmental Authorities and third parties necessary to consummate the Transactions shall been obtained and shall be in full force and effect.
(o)    Litigation. There shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions.
(p)    Field Exams and Appraisals. Administrative Agent shall have received (i) field examinations and appraisals satisfactory to Administrative Agent, which may be the existing KPMG field examination and Sector 3 appraisal, provided that Administrative Agent and Lenders are expressly permitted to rely thereon based on a written authorization and approval from KPMG and Sector 3 satisfactory to Administrative Agent, and (ii) field examinations and appraisals satisfactory to Administrative Agent with respect to the German Collateral, prepared by KPMG and Sector 3.
(q)    Fees. The Arrangers and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable legal fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Agents, and the reasonable fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.
(r)    Personal Property Requirements. The Collateral Agent shall have received:
(iii)    except to the extent otherwise provided in the Intercreditor Agreement, all certificates, agreements or instruments, if any, representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;
(iv)    except to the extent otherwise provided in the Intercreditor Agreement, the Intercompany Note executed by and among the Parent Borrower and each of its Subsidiaries, accompanied by instruments of transfer undated and endorsed in blank;
(v)    except to the extent otherwise provided in the Intercreditor Agreement, all other certificates, agreements or instruments necessary to perfect the Collateral Agent’s security interest in all “Chattel Paper”, “Instruments” and “Investment Property” (as each such term is defined in the U.S. Security Agreement) of each Loan Party to the extent required hereby or under the relevant Security Documents;
(vi)    UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office PPSA filings, and such other documents under Applicable Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;
(vii)    certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, PPSA, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches (in jurisdictions where such searches are available), each of a recent date listing all outstanding financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county (or other applicable) jurisdictions in which any property of any Loan Party (other than Inventory in transit) is located and the state and county (or other applicable) jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which are effective to encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens);
(viii)    evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents;
(ix)    evidence that all Liens (other than Permitted Liens) affecting the assets of the Loan Parties have been or will be discharged on or before the Closing Date (or, in the case of financing statement filings or similar notice of lien filings that do not evidence security interests (other than security interests that are discharged on or before the Closing Date), that arrangements with respect to the release or termination thereof satisfactory to the Administrative Agent have been made);
(x)    copies of all notices required to be sent and other documents required to be executed under the Security Documents;
(xi)    all share certificates, duly executed and stamped stock transfer forms and other documents of title required to be provided under the Security Documents; and
(xii)    evidence that the records of the U.K. Borrower, Novelis Services Limited and Novelis Europe Holding Limited at the United Kingdom Companies House are accurate, complete and up to date and that the latest relevant accounts have been duly filed.
(s)    Real Property Requirements. The Collateral Agent shall have received:
(viii)    a Mortgage encumbering each Mortgaged Property for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that holds any direct interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under Applicable Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;
(ix)    with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Administrative Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;
(x)    with respect to each Mortgage of property located in the United States, Canada or, to the extent reasonably requested by the Administrative Agent, any other jurisdictions, (a) a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid, perfected mortgage Lien on the Mortgaged Property and fixtures described therein having the priority specified in the Intercreditor Agreement in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which fair market value is set forth on Schedule 4.01(o)(iii), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under Applicable Law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Administrative Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions acceptable to the Collateral Agent, it being acknowledged that Permitted Liens of the type described in Section 6.02(a), 6.02(b), 6.02(d), 6.02(f) (clause (x) only), 6.02(g), and 6.02(k) shall be acceptable or (b) in respect of Mortgaged Property situated outside the United States, a title opinion of the Parent Borrower’s local counsel in form and substance reasonably satisfactory to the Collateral Agent;
(xi)    with respect to each applicable Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;
(xii)    evidence reasonably acceptable to the Collateral Agent of payment by the applicable Borrowers of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;
(xiii)    with respect to each Mortgaged Property, copies of all Leases in which any Loan Party or any Restricted Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any, in each case providing for annual rental payments in excess of $500,000. To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be reasonably acceptable to the Collateral Agent;
(xiv)    with respect to each Mortgaged Property, each Company shall have made all material notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;
(xv)    to the extent requested by the Administrative Agent, Surveys with respect to the Mortgaged Properties;
(xvi)    with respect to each Mortgaged Property situated in the United States, a completed Federal Emergency Management Agency Standard Flood Hazard Determination acknowledged notice to the applicable Loan Party and flood insurance (if appropriate) for each such Mortgaged Property;
(xvii)    (a) title deeds to each real property situated in England and Wales secured in favor of the Collateral Agent; or (b) a letter (reasonably satisfactory to the Collateral Agent) from solicitors holding those title deeds undertaking to hold them to the order of the Collateral Agent; or (c) if any document is at the Land Registry, a certified copy of that document and a letter from the U.K. Borrower’s solicitors directing the registry to issue the document to the Collateral Agent or its solicitors; and
(xviii)    in relation to property situated in England and Wales, if applicable, satisfactory priority searches at the Land Registry and Land Charges Searches, giving not less that 25 Business Days’ priority notice beyond the date of the debenture and evidence that no Lien is registered against the relevant property (other than Permitted Liens or any Liens that will be released on the date of first drawdown, such searches to be addressed to or capable of being relied upon by the Secured Parties).
(t)    Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the property and liability insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.
(u)    USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Act (including, without limitation, the information described in Section 11.13).
(v)    Minimum Excess Availability. Excess Availability (determined based upon the Borrowing Base as of March 31, 2013, and Revolving Commitments, Loans and L/C Exposure as of the Closing Date) shall be not less than $200,000,000, all calculated on a pro forma basis to give effect to the Transactions (including the initial Borrowings and issuance of Letters of Credit and assumption of Existing Letters of Credit as of the Closing Date).
(w)    Initial Borrowing Base Certificate. The Collateral Agent and the Administrative Agent shall have received a Borrowing Base Certificate, dated the Closing Date and certifying the Borrowing Base as of March 31, 2013.
(x)    [intentionally omitted].
(y)    Cash Management. The Collateral Agent and the Administrative Agent shall have reviewed and approved the Companies’ cash management system.
(z)    Process Agent. The Collateral Agent and the Administrative Agent shall have received evidence of the acceptance by the Process Agent of its appointment as such by the Loan Parties.
(aa)    Capital Structure. The Lenders shall be satisfied with the capital structure and indebtedness of the Loan Parties.
(bb)    Material Adverse Change. In the opinion of the Collateral Agent and the Administrative Agent, since March 31, 2012, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a material adverse effect on the business, property, results of operations or financial condition of the Loan Parties and their Subsidiaries, taken as a whole.
Notwithstanding the foregoing, to the extent that the execution and delivery of any document or the completion of any task or action is listed on Schedule 5.16, such item shall not be a condition precedent and shall instead be subject to Section 5.16.
SECTION 4.02    Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.
(d)    Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.18 or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17.
(e)    No Default. No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
(f)    Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in ARTICLE III hereof or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.
(g)    No Legal Bar. With respect to each Lender, no order, judgment or decree of any Governmental Authority shall purport to restrain such Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.
Each of the delivery of a Borrowing Request or an LC Request and the acceptance by any Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by each Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Section 4.02(b) through (d) have been satisfied (which representation and warranty shall be deemed limited to the knowledge of the Loan Parties in the case of the first sentence of Section 4.02(d)). Borrowers shall provide such information (including, if applicable, calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in Section 4.02(b) through (d) have been satisfied.
ARTICLE V

AFFIRMATIVE COVENANTS
Each Loan Party warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until Full Payment of the Obligations, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Restricted Subsidiaries to:
SECTION 5.01    Financial Statements, Reports, etc. Furnish to the Administrative Agent (and the Administrative Agent shall make available to the Lenders, on the Platform or otherwise, in accordance with its customary procedures):
(h)    Annual Reports. As soon as available and in any event within the earlier of (i) ninety (90) days and (ii) such shorter period as may be required by the Securities and Exchange Commission (including, if applicable, any extension permitted under Rule 12b-25 of the Exchange Act), after the end of each fiscal year, beginning with the fiscal year ending March 31, 2013, (i) the consolidated balance sheet of Parent Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with Regulation S-X and accompanied by an opinion of independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern qualification, paragraph of emphasis or explanatory statement), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Parent Borrower as of the dates and for the periods specified in accordance with U.S. GAAP, (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Parent Borrower for such fiscal year, as compared to amounts for the previous fiscal year (it being understood that the information required by clauses (i) and (ii) of this Section 5.01(a) may be furnished in the form of a Form 10-K (so long as the financial statements, narrative report and management’s discussion therein comply with the requirements set forth above)) and (iii) consolidating balance sheets, statements of income and cash flows of the Parent Borrower and its Restricted Subsidiaries separating out the results by region;
(i)    Quarterly Reports. As soon as available and in any event within the earlier of (i) forty-five (45) days and (ii) such shorter period as may be required by the Securities and Exchange Commission (including, if applicable, any extension permitted under Rule 12b-25 of the Exchange Act), after the end of each of the first three fiscal quarters of each fiscal year, (i) the consolidated balance sheet of Parent Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Parent Borrower as of the date and for the periods specified in accordance with U.S. GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, except as otherwise disclosed therein and subject to the absence of footnote disclosures and to normal year-end audit adjustments, (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (it being understood that the information required by clauses (i) and (ii) of this Section 5.01(b) may be furnished in the form of a Form 10-Q (so long as the financial statements, management report and management’s discussion therein comply with the requirements set forth above)) and (iii) consolidating balance sheets, statements of income and cash flows of the Parent Borrower and its Restricted Subsidiaries separating out the results by region;
(j)    Monthly Reports. At any time after the occurrence of a Covenant Trigger Event and prior to the subsequent occurrence of a Covenant Recovery Event, within thirty (30) days after the end of each of the first two months of each fiscal quarter, (i) the consolidated balance sheet of the Parent Borrower as of the end of such month and the related consolidated statements of income and cash flows of the Parent Borrower for each such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, cash flows of the Parent Borrower as of the date and for the periods specified, subject to normal quarterly adjustments and year end audit adjustments and (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA (Fixed Charge) of the Parent Borrower for such month and for the then elapsed portion of the fiscal year, showing variance, by Dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year;
(k)    Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) and (b), a Compliance Certificate (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) setting forth computations in reasonable detail satisfactory to the Administrative Agent (including a breakdown of such computations on a quarterly basis) demonstrating compliance with the covenant contained in Section 6.10 (including a calculation of Consolidated Fixed Charge Coverage Ratio, whether or not a Covenant Trigger Event has occurred) and (C) showing a reconciliation of Consolidated EBITDA (Fixed Charge) to the net income set forth on the statement of income, such reconciliation to be on a quarterly basis; and (ii) to the extent any Unrestricted Subsidiaries are in existence during the period covered by such financial statements, consolidating balance sheets, statements of income and cash flows separating out the results of the Parent Borrower and its Restricted Subsidiaries, on the one hand, and the Unrestricted Subsidiaries, on the other;
(l)    Officer’s Certificate Regarding Organizational Chart and Perfection of Collateral. Concurrently with any delivery of financial statements under Section 5.01(a), a certificate of a Responsible Officer of the Administrative Borrower attaching an accurate organizational chart (or confirming that there has been no change in organizational structure) and otherwise setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;
(m)    Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, with any national U.S. or non-U.S. securities regulatory authority or securities exchange or with the National Association of Securities Dealers, Inc., or distributed to holders of its publicly held Indebtedness or securities pursuant to the terms of the documentation governing such Indebtedness or securities (or any trustee, agent or other representative therefor), as the case may be; provided that documents required to be delivered pursuant to this clause (f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent Borrower posts such documents, or provides a link thereto on Parent Borrower’s website (or other location specified by the Parent Borrower) on the Internet; or (ii) on which such documents are posted on Parent Borrower’s behalf on the Platform; provided that: (i) upon written request by the Administrative Agent, Parent Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) Parent Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided, further, that notwithstanding anything contained herein, in every instance Parent Borrower shall be required to provide paper copies or electronic copies through e-mail of the certificates required by clauses (d) and (e) of this Section 5.01 to the Administrative Agent;
(n)    Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter”, exception report or other similar letter or report received by any such person from its certified public accountants and the management’s responses thereto;
(o)    Projections. Within sixty (60) days of the end of each fiscal year (commencing with the fiscal year ending March 31, 2014), a copy of the annual projections for Parent Borrower (including balance sheets, statements of income and sources and uses of cash, for each quarter of the then-current fiscal year prepared in detail on a consolidated basis, with appropriate presentation and discussion of the principal assumptions upon which such forecasts are based, accompanied by the statement of a Financial Officer of the Parent Borrower to the effect that such assumptions are believed to be reasonable;
(p)    Labor Relations. Promptly after becoming aware of the same, written notice of (a) any labor dispute to which any Loan Party or any of its Restricted Subsidiaries is or is expected to become a party, including any strikes, lockouts or other labor disputes relating to any of such person’s plants and other facilities, which could reasonably be expected to result in a Material Adverse Effect, (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such person and (c) any material liability under Applicable Law similar to the Worker Adjustment and Retraining Notification Act or otherwise arising out of plant closings;
(q)    Global Pension Report. Promptly upon receipt thereof by any Loan Party, but in any event not less than annually, those sections related to Canadian Pension Plans set forth in a global pension report, in form reasonably satisfactory to the Administrative Agent; provided that this clause (j) shall not apply in any year in which a report is delivered pursuant to Section 5.06(f).
(r)    Asset Sales. Contemporaneous with or prior to (i) an Asset Sale not in the ordinary course of business, the Net Cash Proceeds of which (or the Dollar Equivalent thereof) are anticipated to exceed $100,000,000 or (ii) an Asset Sale, the Net Cash Proceeds of which (or the Dollar Equivalent thereof) are anticipated to exceed $20,000,000 with respect to any portion of such assets constituting Revolving Credit Priority Collateral, written notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by any Loan Party or any of its Restricted Subsidiaries;
(s)    Norf GmbH. Promptly upon the execution thereof, a certified copy of any amendment or replacement of the joint venture agreement for North GmbH;
(t)    Other Information. Promptly, from time to time, such other information regarding the operations, properties, business affairs and condition (financial or otherwise) of any Company, or compliance with the terms of any Loan Document, or matters regarding the Collateral (beyond the requirements contained in Section 9.03) as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.
SECTION 5.02    Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly (and, in any event, within ten (10) Business Days after acquiring knowledge thereof):
(i)    any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
(j)    the filing or commencement of, or any written notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Borrower or other Company that in the reasonable judgment of the Borrowers could reasonably be expected to result in a Material Adverse Effect if adversely determined or (ii) with respect to any Loan Document;
(k)    any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;
(l)    the occurrence of a Casualty Event involving a Dollar Equivalent amount in excess of $50,000,000 (or in excess of $20,000,000 of Inventory);
(m)    any dispute or contest with regard to any Lien that could reasonably be expected to result in forfeiture of Revolving Credit Priority Collateral having a Dollar Equivalent fair market value in excess of $1,000,000;
(n)    the incurrence of any Lien on Revolving Credit Priority Collateral arising out of or in connection with any Priority Payable for amounts past due and owing by a Borrower or Borrowing Base Guarantor, or for an accrued amount for which a Borrower or Borrowing Base Guarantor then has an obligation to remit to a Governmental Authority or other Person pursuant to a requirement of Applicable Law and having a Dollar Equivalent value in excess of $1,000,000; and
(o)    (i) the incurrence of any Lien (other than Permitted Liens) on the Collateral or (ii) the occurrence of any other event which could reasonably be expected to be material with regard to (x) the Revolving Credit Priority Collateral, taken as a whole, or (y) the Pari Passu Priority Collateral, taken as a whole.
SECTION 5.03    Existence; Businesses and Properties.
(o)    Do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence, rights and franchises necessary or desirable in the normal conduct of its business, except (i) other than with respect to a Borrower’s or Borrowing Base Guarantor’s legal existence, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.05 or Section 6.06.
(p)    Do or cause to be done all things reasonably necessary to obtain, maintain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, approvals, authorizations, and Intellectual Property used in or necessary to the conduct of its business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; do or cause to be done all things reasonably necessary to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with each Loan Party or any of its Restricted Subsidiaries, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; comply with Applicable Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property), contractual obligations, and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain, preserve and protect all of its property and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto reasonably necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.04    Insurance.
(g)    Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis (subject to usual and customary exclusions), (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance and, with respect to Mortgaged Properties located in the United States or in any other jurisdiction requiring such insurance, flood insurance (to the extent such flood insurance is required under clause (c) below), and (v) worker’s compensation insurance and such other insurance as may be required by any requirement of Applicable Law; provided that with respect to physical hazard insurance, neither the Collateral Agent nor the applicable Company shall agree at any time after the occurrence of a Cash Dominion Trigger Event and prior to the subsequent occurrence of a Cash Dominion Recovery Event to the adjustment of any claim thereunder with regard to Inventory having a Dollar Equivalent value in excess of $20,000,000 without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that no consent of any Company shall be required during an Event of Default.
(h)    Requirements of Insurance. All such property and liability insurance maintained by the Loan Parties shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee or loss payee, as applicable (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance), and (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause.
(i)    Flood Insurance. Except to the extent already obtained in accordance with clause (iv) of Section 5.04(a), with respect to each Mortgaged Property located in the United States or another jurisdiction which requires such type of insurance, obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and such insurance is required to be obtained pursuant to the requirements of the National Flood Insurance Act of 1968, as amended from time to time, or the Flood Disaster Protection Act of 1973, as amended from time to time.
(j)    Broker’s Report. As soon as practicable and in any event within ninety (90) days after the end of each fiscal year, deliver to the Administrative Agent and the Collateral Agent (i) a report of a reputable insurance broker with respect to the insurance maintained pursuant to clauses (i)-(iv) of Section 5.04(a) in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (together with such additional reports (provided such reports are readily ascertainable) as the Administrative Agent or the Collateral Agent may reasonably request), and (ii) such broker’s statement that all premiums then due and payable with respect to the coverage maintained pursuant to clauses (i)-(iv) of Section 5.04(a) have been paid and confirming, with respect to any property, physical hazard or liability insurance maintained by a Loan Party, that the Collateral Agent has been named as loss payee or additional insured, as applicable.
(k)    Mortgaged Properties. Each Loan Party shall comply in all material respects with all Insurance Requirements in respect of each Mortgaged Property; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.
SECTION 5.05    Taxes.
(g)    Payment of Taxes. Pay and discharge promptly when due all material Taxes and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, charge, levy or claim so long as (x) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with U.S. GAAP (or other applicable accounting rules), and (y) such contest operates to suspend collection of the contested obligation, Tax or charge and enforcement of a Lien other than a Permitted Lien.
(h)    Filing of Tax Returns. Timely file all material Tax Returns required by Applicable Law to be filed by it.
SECTION 5.06    Employee Benefits.
(a)    Comply with the applicable provisions of ERISA and the Code and any Applicable Law applicable to any Foreign Plan or Compensation Plan, except where any non-compliance could not reasonably be expected to result in a Material Adverse Effect.
(b)    Furnish to the Administrative Agent (x) as soon as possible after, and in any event within five (5) Business Days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows that, any ERISA Event has occurred, a statement of a Financial Officer of Administrative Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of such other documents or governmental reports or filings relating to any Plan (or Foreign Plan, or other employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.
(c)    (i) Ensure that the Novelis U.K. Pension Plan is funded in accordance with the agreed schedule of contributions dated May 16, 2007, and that no action or omission is taken by any Company in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect; (ii) except for any existing defined benefit pension schemes as specified on Schedule 3.17 ensure that no Company is or has been at any time an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are defined in Sections 39 or 43 of the Pensions Act 2004) such an employer; (iii) deliver to the Administrative Agent upon request as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes), actuarial reports in relation to all pension schemes mentioned in clause (i) above; (iv) promptly notify the Administrative Agent of any material change in the agreed rate of contributions to any pension schemes mentioned in clause (i) above; (v) promptly notify the Administrative Agent of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to any member of the Group; (vi) promptly notify the Administrative Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.
(d)    Ensure that all Foreign Plans (except the Novelis U.K. Pension Plan) and Compensation Plans that are required to be funded are funded and contributed to in accordance with their terms to the extent of Applicable Law, except where any non-compliance could not reasonably be expected to result in a Material Adverse Effect.
(e)    Administer the Canadian Pension Plans in accordance with the requirements of the applicable pension plan texts and funding agreements governing the Canadian Pension Plans, the Income Tax Act Canada) and applicable federal or provincial pension benefits legislation except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect.
(f)    Provide the Administrative Agent with copies of all actuarial reports and supplemental cost certificates prepared in connection with any Canadian Defined Benefit Plans and filed with a Governmental Authority promptly after filing at such times as are required by law, and up to once per year if requested by the Agent acting reasonably an actuarial certification based upon the form of certification required to be provided in connection with Section 19(4) and 19(5) of the regulations under the Pension Benefits Act (Ontario) as detailed in Policy T-800-402 of the Financial Services Commission of Ontario provided that: (i) the determination date of the certification shall be as at a month end, (ii) solvency liabilities used for certification purposes shall be based on the liabilities reflected in the most recently filed actuarial valuation extrapolated to the determination date reflecting discount rates and mortality based on the Canadian Institute of Actuaries Standard of Practice and Education Notes, (iii) assets used for certification purposes shall be as provided by the fund custodian as at the determination date not reflecting contributions receivable, and (iv) if a certification has been prepared with a determination date that is within three months of the determination date of the certification requested by the Administrative Agent such prior certification shall be accepted by the Administrative Agent and no additional certification will be required that year for the Canadian Defined Benefit Plan to which the prior certification relates.
(g)    Provide the Administrative Agent (i) any material direction, order, notice or ruling received from any Governmental Authority addressing grounds for the winding up or partial winding up of a Canadian Defined Benefit Plan promptly after receipt, (ii) immediate notice of the occurrence of any Canadian Pension Termination Event, (iii) any correspondence from any Governmental Authority related to the termination or wind up, in whole or in part, of a Canadian Defined Benefit Plan promptly after receipt, (iv) notice of a failure by a Borrower or Guarantor to make contributions to its Canadian Pension Plan as required by the applicable pension benefits standards legislation promptly after a Borrower or Guarantor has knowledge of such failure, and (v) any other documents already in the possession of the Borrowers or the Guarantors related to a Canadian Pension Plan as the Agent may reasonably request.
(h)    Notify the Agent thirty (30) days prior to the effective date of an amendment to a Canadian Defined Benefit Plan that terminates the Canadian Defined Benefit Plan, that would reasonably be expected to result in a Wind Up Triggering Event, or that would reasonably be expected to have a Material Adverse Effect.
SECTION 5.07    Maintaining Records; Access to Properties and Inspections; Annual Meetings; Field Examinations and Appraisals.
(j)    Keep proper books of record and account in which full, true and correct entries in conformity in all material respects with GAAP (or other applicable accounting standards) and Applicable Law of all financial transactions and the assets and business of each Company and its Restricted Subsidiaries are made of all dealings and transactions in relation to its business and activities, including, without limitation, proper records of intercompany transactions) with full, true and correct entries reflecting all payments received and paid (including, without limitation, funds received by or for the account of any Loan Party from deposit accounts of the other Companies). Each Company will permit any representatives designated by the Administrative Agent (who may be accompanied by any Agent or Lender) to visit and inspect the financial records and the property of such Company on no more than on two occasions per fiscal year so long as no Event of Default is continuing (at reasonable intervals, during normal business hours and within five Business Days after written notification of the same to Administrative Borrower, except that, during the continuance of an Event of Default, none of such restrictions shall be applicable) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent (who may be accompanied by any Agent or Lender) to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants).
(k)    [intentionally omitted.]
(l)    The Loan Parties shall cooperate fully with the Collateral Agent and its agents during all Collateral field audits and Inventory Appraisals, which shall be at the expense of Borrowers and shall be conducted (x) annually (provided that updated Inventory Appraisals shall commence during or before June 2013), (y) during the existence of a Cash Dominion Trigger Event, semi-annually, or (z) following the occurrence and during the continuation of an Event of Default, more frequently at Collateral Agent’s reasonable request.
SECTION 5.08    Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Commercial Letter of Credit or Standby Letter of Credit, as the case may be.
SECTION 5.09    Compliance with Environmental Laws; Environmental Reports.
(h)    Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all Environmental Permits applicable to its operations and Real Property; and conduct all Responses, including any emergency response, required by, and in accordance with, Environmental Laws, in each case, to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with U.S. GAAP or other applicable accounting standards.
(i)    If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than thirty (30) days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders as soon as reasonably practicable after such request, at the expense of Borrowers, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.
SECTION 5.10    Indenture Permitted Debt. Reserve at all times a portion of the Indenture Permitted Debt equal to the Total Commitment then outstanding for usage for Indebtedness pursuant to the Loan Documents.
SECTION 5.11    Additional Collateral; Additional Guarantors.
(g)    Subject to the terms of the Intercreditor Agreement and this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof, provided that the Administrative Agent may agree to an extension thereof in its sole discretion) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with Applicable Law, including the filing of financing statements (or other applicable filings) in such jurisdictions as may be reasonably requested by the Administrative Agent; provided that the actions required by clauses (i) and (ii) above need not be taken if the costs of doing so are excessive in relation to the benefits afforded thereby, as determined by the Administrative Agent in its reasonable discretion. The Borrowers shall otherwise take such actions and execute and/or deliver to Administrative Agent and the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.
(h)    With respect to any person that becomes a Restricted Subsidiary after the Closing Date (other than (y) an Excluded Collateral Subsidiary and (z) a Securitization Entity), or any Restricted Subsidiary that was an Excluded Collateral Subsidiary but, as of the end of the most recently ended fiscal quarter, has ceased to be an Excluded Collateral Subsidiary or is required to become a Loan Party by operation of the provisions of Section 5.11(d), promptly (and in any event within thirty (30) days after such person becomes a Restricted Subsidiary or ceases to be an Excluded Collateral Subsidiary or is required to become a Loan Party by operation of the provisions of Section 5.11(d), provided that the Administrative Agent may agree to an extension of such time period in its sole discretion) (i) pledge and deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Restricted Subsidiary owned by a Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Restricted Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause any such Restricted Subsidiary that is a Wholly Owned Subsidiary (other than (A) any Restricted Subsidiary prohibited from being a Guarantor under any requirement of Applicable Law relating to financial assistance, maintenance of capital and/or other corporate benefit restrictions and (B) any Restricted Subsidiaries where providing such guarantee would result in (1) materially adverse tax consequences, as determined by the Administrative Agent in its reasonable discretion (after consultation with its counsel) or (2) costs that are excessive in relation to the benefits afforded thereby, as determined by the Administrative Agent in its reasonable discretion), in each case to the extent not prohibited by Applicable Law, (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor (or, in the case of a Subsidiary organized under the laws of the United States or any state thereof or the District of Columbia, a U.S. Borrower) and joinder agreements to the applicable Security Documents (in each case, substantially in the form annexed thereto or in such other form as may be reasonably satisfactory to the Administrative Agent) or, in the case of a Foreign Subsidiary, execute such other Security Documents (or joinder agreements) to the extent possible under and compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all Applicable Law, including the filing of financing statements (or other applicable filings) in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (1) clause (i) of this paragraph (b) shall not apply to the Equity Interests of (w) any Company listed on Schedule 5.11(b) to the extent any requirement of Applicable Law continues to prohibit the pledging of its Equity Interests to secure the Secured Obligations and any Company acquired or created after the Closing Date to the extent any requirement of Applicable Law prohibits the pledging of its Equity Interests to secure the Secured Obligations, (x) any non-Wholly Owned Subsidiary to the extent that the pledge or perfection of a Lien on such Equity Interests would violate any anti-assignment or negative pledge provisions of any contract to which such non-Wholly Owned Subsidiary is a party or the organizational documents or shareholders’ agreement of such non-Wholly Owned Subsidiary (but only to the extent such anti-assignment or negative pledge clause is enforceable under Applicable Law), (y) any Joint Venture Subsidiary, to the extent the terms of any contract to which such Joint Venture Subsidiary is a party or any applicable joint venture, stockholders’, partnership, limited liability company or similar agreement (other than any of the foregoing entered into with any Company or any Affiliate of any Company) prohibits or conditions the pledging of its Equity Interests to secure the Secured Obligations and (z) any Restricted Subsidiary to the extent such pledge would result in materially adverse tax consequences, as determined by the Administrative Agent in its reasonable discretion (after consultation with its counsel) and (2) clause (ii) of this paragraph (b) shall not apply to any Company listed on Schedule 5.11(b) to the extent any requirement of Applicable Law prohibits it from becoming a Loan Party.
(i)    Subject to the terms of the Intercreditor Agreement, promptly grant to the Collateral Agent, within sixty (60) days of the acquisition thereof, a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value the Dollar Equivalent of which is at least $10,000,000 (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02 hereof or the costs of doing so are excessive in relation to the benefits afforded thereby, as determined by the Administrative Agent in its reasonable discretion), as additional security for the Secured Obligations. Subject to the terms of the Intercreditor Agreement, such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid, perfected and enforceable First Priority Liens subject only to Permitted Liens. Subject to the terms of the Intercreditor Agreement, the Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the First Priority Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy (or title opinion reasonably satisfactory to the Collateral Agent), a Survey (if applicable in the respective jurisdiction), and a local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage). For purposes of this Section 5.11(c) Real Property owned by a Company that becomes a Loan Party following the Closing Date in accordance with the terms of this Agreement shall be deemed to have been acquired on the later of (x) the date of acquisition of such Real Property and (y) the date such Company becomes a Loan Party.
(j)    If, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Loan Parties because they are Excluded Collateral Subsidiaries comprise in the aggregate more than 7.5% of the Consolidated Total Assets of Parent Borrower and its Subsidiaries as of the end of the most recently ended fiscal quarter or more than 7.5% of Consolidated EBITDA of Parent Borrower and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter, then the Loan Parties shall, not later than 45 days after the date by which financial statements for such fiscal quarter are required to be delivered pursuant to this Agreement, cause one or more of such Restricted Subsidiaries to become Loan Parties (notwithstanding that such Restricted Subsidiaries are, individually, Excluded Collateral Subsidiaries) such that the foregoing condition ceases to be true. The Administrative Borrower may designate a Subsidiary Guarantor that was not a Restricted Subsidiary of the Parent Borrower on the Closing Date as an Excluded Collateral Subsidiary subject to the terms of the definition thereof, in which event the Guarantee by such Restricted Subsidiary shall be released in accordance with Section 7.09 and the Collateral Agent shall release the Collateral pledged by such Person.
(k)    Any Foreign Subsidiary that is a Loan Party that has in the United States at any time (i) a deposit account that is part of the Cash Management System or the Cash Pooling Arrangements or (ii) property (other than Excluded Property) having an aggregate fair market value in excess of $5,000,000 for any such foreign Loan Party, shall execute a joinder agreement to the U.S. Security Agreement reasonably satisfactory to the Administrative Agent.
(l)    Notwithstanding any other provision of this Section 5.11 to the contrary, in no event shall this Section 5.11 obligate any Loan Party to grant a Lien to the Collateral Agent on any Excluded Property.
SECTION 5.12    Security Interests; Further Assurances. Subject to the terms of the Intercreditor Agreement, promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at Borrowers’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or use commercially reasonable efforts to obtain any consents or waivers as may be reasonably required in connection therewith. Deliver or cause to be delivered (using commercially reasonable efforts with respect to delivery of items from Persons who are not in the control of any Loan Party) to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document that requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may reasonably require in connection therewith. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by a requirement of Applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrowers shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA (or other applicable requirements) and are otherwise in form reasonably satisfactory to the Administrative Agent and the Collateral Agent.
SECTION 5.13    Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Revolving Credit Priority Collateral or any other material Collateral owned by it or any office or facility at which such Collateral owned by it is located (including the establishment of any such new office or facility) other than changes in location to a property identified on Schedule 3.24, another property location previously identified on a Perfection Certificate Supplement or Borrowing Base Certificate or otherwise by notice to the Administrative Agent, as to which the steps required by clause (B) below have been completed or to a Mortgaged Property or a leased property subject to a Landlord Access Agreement (it being agreed that this clause (ii) shall not apply to the location of Inventory of any Loan Party that is not a Borrower or a Borrowing Base Guarantor, Inventory in transit from a supplier or vendor to a permitted location or between permitted locations or Inventory in transit to a customer, nor shall it prohibit the any Borrower or Borrowing Base Guarantor from maintaining Inventory having Dollar Equivalent fair market value not in excess of $10,000,000 located at locations not identified on Schedule 3.24 or a Perfection Certificate Supplement or a Borrowing Base Certificate), (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than ten (10) Business Days’ prior written notice (in the form of an Officer’s Certificate) of its intention to do so, or such lesser notice period agreed to by the Administrative Agent, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Administrative Agent, upon request therefor, with certified Organizational Documents reflecting any of the changes described in the preceding sentence. The Borrowers and Borrowing Base Guarantors shall not permit more than $10,000,000 in the aggregate of their Inventory to be located at any location not listed on Schedule 3.24 (other than Inventory in transit), as updated from time to time in any Perfection Certificate Supplement or Borrowing Base Certificate. For the purposes of the Regulation, (i) no U.K. Loan Party shall change its centre of main interest (as that term is used in Article 3(1) of the Regulation) from England and Wales, (ii) nor shall Irish Guarantor change its centre of main interest from Ireland or Germany, nor shall Irish Guarantor have an “establishment” (as that term is used in Article 2(h) of the Regulation) in any jurisdiction other than Ireland or Germany, (iii) nor shall any Swiss Loan Party change its centre of main interest from Switzerland, nor shall any Swiss Loan Party have an “establishment” in any other jurisdiction, (iv) nor shall any German Loan Party change its centre of main interest from Germany, (v) [intentionally omitted], and (vi) nor shall any French Guarantor change its centre of main interest from France, nor shall any French Guarantor have an “establishment” in any other jurisdiction.
SECTION 5.14    Affirmative Covenants with Respect to Leases. With respect to each Lease to which a Loan Party is party as landlord or lessor, the respective Loan Party shall perform all the obligations imposed upon the landlord under such Lease and enforce all of the tenant’s obligations thereunder, except where the failure to so perform or enforce could not reasonably be expected to result in a Property Material Adverse Effect.
SECTION 5.15    Ten Non-Bank Regulations and Twenty Non-Bank Regulations.
(i)    Swiss Borrower shall ensure that while it is a Borrower:
(i)    the aggregate number of Lenders of Swiss Borrower under this Agreement which are not Swiss Qualifying Banks must not exceed ten (10), (as per Ten Non-Bank Regulations); and
(ii)    the aggregate number of creditors (including the Lenders), other than Swiss Qualifying Banks, where applicable, of Swiss Borrower under all outstanding loans, facilities and/or private placements (including under this Agreement) must not at any time exceed twenty (20) (as per Twenty Non-Bank Regulations), in each case where failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.
(j)    Swiss Borrower will for the purposes of determining the total number of creditors which are Swiss Non-Qualifying Banks for the purposes of the 20 Non-Bank Creditor Rule ensure that at all times at least 10 Lenders that are Swiss Non-Qualifying Banks are permitted as Lenders (the “Permitted Swiss Non-Qualifying Banks”) (irrespective of whether or not there are, at any time, any such Permitted Swiss Non-Qualifying Bank).
SECTION 5.16    Post-Closing Covenants. Execute and deliver the documents and complete the tasks and take the other actions set forth on Schedule 5.16, in each case within the time limits specified on such Schedule.
SECTION 5.17    Designation of Subsidiaries. The Parent Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Parent Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Consolidated Fixed Charge Coverage Ratio shall, on a Pro Forma Basis, be at least 1.25 to 1.0 (it being understood that, as a condition precedent to the effectiveness of any such designation, the Parent Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any of the Senior Notes, the Term Loan Agreement, any Additional Senior Secured Indebtedness, any Junior Secured Indebtedness or any other Indebtedness, as applicable, constituting Material Indebtedness, (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (v) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the fair market value of assets of such Subsidiary as of such date of designation (the “Designation Date”), plus (B) the aggregate fair market value of assets of all Unrestricted Subsidiaries designated as Unrestricted Subsidiaries pursuant to this Section 5.17 prior to the Designation Date (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary) shall not exceed $500,000,000 in the aggregate as of such Designation Date pro forma for such designation, and (vi) no Restricted Subsidiary shall be a Subsidiary of an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Parent Borrower or its applicable Restricted Subsidiary therein at the date of designation in an amount equal to the fair market value of the Parent Borrower’s or such Restricted Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Parent Borrower or any of its Restricted Subsidiaries in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the lesser of (x) the fair market value at the date of such designation of the Parent Borrower’s or its Restricted Subsidiary’s (as applicable) Investment in such Subsidiary and (y) the amount of Investments made by the Parent Borrower or its Restricted Subsidiaries in such Unrestricted Subsidiary from and after the date of such Subsidiary was designated as an Unrestricted Subsidiary. Notwithstanding the foregoing, in no case shall any of the Parent Borrower, any U.S. Borrower, the U.K. Borrower, the Swiss Borrower, the German Borrower, or any Receivables Seller be an Unrestricted Subsidiary.
ARTICLE VI

NEGATIVE COVENANTS
Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until Full Payment of the Obligations, unless the Required Lenders (and such other Lenders whose consent may be required under Section 11.02) shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Restricted Subsidiaries to:
SECTION 6.01    Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:
(p)    Indebtedness incurred under this Agreement and the other Loan Documents (including obligations under Bank Product Agreements with Secured Bank Product Providers);
(q)    (i) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b), and Permitted Refinancings thereof and (ii) Indebtedness of Loan Parties under the Term Loan Documents and Permitted Term Loan Facility Refinancings thereof;
(r)    Indebtedness of any Company under Hedging Agreements (including Contingent Obligations of any Company with respect to Hedging Agreements of any other Company); provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Agreements relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Agreements at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Agreements relate;
(s)    Indebtedness permitted by Section 6.04(i) or (s) and any other Indebtedness of a Restricted Subsidiary permitted by Section 6.04;
(t)    Indebtedness of any Securitization Entity under any Qualified Securitization Transaction (i) that is without recourse to any Company (other than such Securitization Entity) or any of their respective assets (other than pursuant to Standard Securitization Undertakings) and (ii) that are negotiated in good faith at arm’s length; provided that no Default shall be outstanding, on a Pro Forma Basis, after giving effect thereto, and (A) such transaction is a Permitted German Alternative Financing, (B) such transaction is a Permitted Customer Account Financing, or (C) the sum of (w) the aggregate outstanding principal amount of the Indebtedness of all Securitization Entities under all Qualified Securitization Transactions under this Section 6.01(e), plus (x) the aggregate amount of Indebtedness incurred by a Subsidiary then outstanding under Section 6.01(m), plus (y) the aggregate book value at the time of determination of the then outstanding Receivables subject to a Permitted Factoring Facility pursuant to Section 6.06(e) at such time, plus (z) the aggregate consideration received for Asset Sales permitted under Section 6.06(r) (net of amounts paid by such Company to repurchase the Inventory subject to such Asset Sales) (but in each case excluding any Permitted German Alternative Financing and any Permitted Customer Account Financing), shall not exceed $500,000,000;
(u)    Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations, and Permitted Refinancings thereof (other than refinancings funded with intercompany advances); provided that at the time such obligations are incurred, the outstanding amount of Indebtedness incurred under this clause (f) shall not exceed the greater of 7.5% of Consolidated Net Tangible Assets and $400,000,000;
(v)    Sale and Leaseback Transactions permitted under Section 6.03;
(w)    Indebtedness in respect of bid, performance or surety bonds or obligations, workers’ compensation claims, self-insurance obligations, financing of insurance premiums, and bankers acceptances issued for the account of the Parent Borrower or any Restricted Subsidiary, in each case, incurred in the ordinary course of business (including guarantees or obligations of the Parent Borrower or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety bonds or obligations, workers’ compensation claims, self-insurance obligations and bankers acceptances) (in each case other than Indebtedness for borrowed money);
(x)    Contingent Obligations (i) of any Loan Party in respect of Indebtedness otherwise permitted to be incurred by such Loan Party under this Section 6.01, (ii) of any Loan Party in respect of Indebtedness of Restricted Subsidiaries that are not Loan Parties or are Restricted Grantors in an aggregate amount not exceeding $75,000,000 at any one time outstanding less all amounts paid with regard to Contingent Obligations permitted pursuant to Section 6.04(a), and (iii) of any Company that is not a Loan Party in respect of Indebtedness otherwise permitted to be incurred by such Company under this Section 6.01;
(y)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of incurrence;
(z)    Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(aa)    unsecured Indebtedness and Junior Secured Indebtedness not otherwise permitted under this Section 6.01; provided, that (i) such Indebtedness has a final maturity date that is no earlier than 180 days after the Maturity Date, (ii) such Indebtedness has a Weighted Average Life to Maturity that is no earlier than 180 days after the Maturity Date, (iii) no Default is then continuing or would result therefrom, (iv) such Indebtedness is incurred by the Parent Borrower or Novelis Corporation, and the persons that are (or are required to be) obligors under such Indebtedness do not consist of any persons other than those persons that are (or are required to be) Loan Parties, (v) the terms of such Indebtedness do not require any amortization, mandatory prepayment or redemption or repurchase at the option of the holder thereof (other than customary offers to purchase upon a change of control or asset sale) earlier than 180 days after the Maturity Date, (vi) such Indebtedness has terms and conditions (excluding pricing, premiums and subordination terms) that, when taken as a whole, are not materially more restrictive or less favorable to the Companies, and are not materially less favorable to the Lenders, than the terms of the Term Loan Documents (or, if the Term Loan Documents are no longer in effect, than the Term Loan Documents as in effect immediately prior to their termination) (except with respect to terms and conditions that are applicable only after the Maturity Date), (vii) in the case of any such secured Indebtedness, the Liens securing such Indebtedness, if any, shall be subordinated to the Liens securing the Secured Obligations on a junior “silent” basis in a manner satisfactory to the Administrative Agent (provided that the terms of the Intercreditor Agreement as it relates to subordination are hereby acknowledged as satisfactory) (and the holders of such Indebtedness shall not have any rights with respect to exercising remedies pursuant to such Liens) and such Liens shall only be on assets that constitute Collateral, (viii) in the case of any such secured Indebtedness, the security agreements relating to such Indebtedness (together with the Intercreditor Agreement) reflect the Junior Lien nature of the security interests and are otherwise substantially the same as the applicable Pari Passu Loan Documents (with differences as are reasonably satisfactory to the Administrative Agent), (ix) in the case of any such secured Indebtedness, such Indebtedness and the holders thereof or the Senior Representative thereunder shall be subject to the Intercreditor Agreement and the Liens securing such Indebtedness shall be subject to the Intercreditor Agreement and (x) after giving effect to the incurrence of such Indebtedness and to the consummation of any Permitted Acquisition or other Investment or application of funds made with the proceeds of such incurrence on a Pro Forma Basis (Leverage), the Consolidated Interest Coverage Ratio at such date shall be greater than 2.0 to 1.0; provided, further that delivery to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness of an Officer’s Certificate of a Responsible Officer of the Administrative Borrower (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto) certifying that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Administrative Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);
(bb)    Indebtedness consisting of working capital facilities, lines of credit or cash management arrangements for Restricted Subsidiaries and Contingent Obligations of Restricted Subsidiaries in respect thereof; provided that no Default shall be outstanding, on a Pro Forma Basis, after giving effect thereto and (A) such transaction is a Permitted German Alternative Financing or (B) the sum of (w) the aggregate outstanding principal amount of the Indebtedness of all Securitization Entities under all Qualified Securitization Transactions under Section 6.01(e), plus (x) the aggregate amount of Indebtedness incurred by a Subsidiary then outstanding under this Section 6.01(m), plus (y) the aggregate book value at the time of determination of the then outstanding Receivables subject to a Permitted Factoring Facility pursuant to Section 6.06(e) at such time, plus (z) the aggregate consideration received for Asset Sales permitted under Section 6.06(r) (net of amounts paid by such Company to repurchase the Inventory subject to such Asset Sales) (but in each case excluding any Permitted German Alternative Financing and any Permitted Customer Account Financing), shall not exceed $500,000,000;
(cc)    Indebtedness in respect of indemnification obligations or obligations in respect of purchase price adjustments or similar obligations incurred or assumed by the Loan Parties and their Subsidiaries in connection with (i) an Asset Sale or sale of Equity Interests otherwise permitted under this Agreement and (ii) Permitted Acquisitions or other Investments permitted under Section 6.04;
(dd)    unsecured guaranties in the ordinary course of business of any person of the obligations of suppliers, customers, lessors or licensees;
(ee)    Indebtedness of NKL arising under letters of credit issued in the ordinary course of business;
(ff)    (i) Indebtedness of any person existing at the time such person is acquired in connection with a Permitted Acquisition or any other Investment permitted under Section 6.04; provided that such Indebtedness is not incurred in connection with or in contemplation of such Permitted Acquisition or other Investment and is not secured by Accounts or Inventory of any Company organized in a Principal Jurisdiction or the proceeds thereof, and at the time of such Permitted Acquisition or other Investment, no Event of Default shall have occurred and be continuing, and (ii) Permitted Refinancings of such Indebtedness in an aggregate amount, for all such Indebtedness permitted under this clause (q), not to exceed $100,000,000 at any time outstanding;
(gg)    Indebtedness in respect of treasury, depositary and cash management services or automated clearinghouse transfer of funds (including the Cash Pooling Arrangements and other pooled account arrangements and netting arrangements) in the ordinary course of business, in each case, arising under the terms of customary agreements with any bank (other than Bank Product Agreements with Secured Bank Product Providers) at which such Restricted Subsidiary maintains an overdraft, pooled account or other similar facility or arrangement;
(hh)    Permitted Holdings Indebtedness;
(ii)    Indebtedness constituting the New Senior Notes in an aggregate principal amount not to exceed $2,500,000,000, and Permitted Refinancings thereof;
(jj)    Indebtedness of the Parent Borrower or Novelis Corporation under one or more series of senior secured notes under one or more indentures, provided that (i) such Indebtedness has a final maturity date that is no earlier than 180 days after the Maturity Date, (ii) such Indebtedness has a Weighted Average Life to Maturity that is no earlier than 180 days after the Maturity Date, (iii) no Default is then continuing or would result therefrom, (iv) such Indebtedness is incurred by the Parent Borrower or Novelis Corporation and the persons that are (or are required to be) obligors under such Indebtedness do not consist of any persons other than those persons that are (or are required to be) Loan Parties, (v) the terms of such Indebtedness do not require any amortization, mandatory prepayment or redemption or repurchase at the option of the holder thereof (other than customary asset sale or change of control provisions, which asset sale provisions may require the application of proceeds of asset sales and casualty events co-extensive with those set forth in Section 2.10(c), as applicable, to make mandatory prepayments or prepayment offers out of such proceeds on a pari passu basis with the Secured Obligations, all Permitted First Priority Refinancing Debt and all other Additional Senior Secured Indebtedness) earlier than the Maturity Date, (vi) such Indebtedness has terms and conditions (excluding pricing and premiums) that, when taken as a whole, are not materially more restrictive or less favorable to the Companies and the Lenders than the terms of the Term Loan Documents (or, if the Term Loan Documents are no longer in effect, than the Term Loan Documents as in effect immediately prior to their termination) (except with respect to terms and conditions that are applicable only after the Maturity Date), (vii) the Liens securing such Indebtedness shall be pari passu with the Liens securing the Pari Passu Secured Obligations (other than with respect to control of remedies), such Liens shall only be on assets that constitute Collateral and, to the extent such Liens attach to Revolving Credit Priority Collateral, such Liens on Revolving Credit Priority Collateral shall be junior to the Liens securing the Secured Obligations hereunder, (viii) the security agreements relating to such Indebtedness shall be substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (ix) such Indebtedness and the holders thereof or the Senior Representative thereunder shall be subject to the Intercreditor Agreement and the Liens securing such Indebtedness shall be subject to the Intercreditor Agreement, (x) after giving effect to the incurrence of such Indebtedness and to the consummation of any Permitted Acquisition or other Investment or application of funds made with the proceeds of such incurrence on a Pro Forma Basis, the Senior Secured Net Leverage Ratio at such date shall not be greater than 2.5 to 1.0 (provided that in calculating the Senior Secured Net Leverage Ratio, the proceeds of the incurrence of such Indebtedness shall be excluded from Unrestricted Cash) and (xi) immediately after giving effect to the incurrence of such Indebtedness, the Total Net Leverage Ratio, calculated on a Pro Forma Basis (Leverage), shall not be greater than 4.75 to 1.0 as of the last day of the most-recently ended Test Period for which financial statements have been delivered under Section 5.01(a) or (b) as though such Indebtedness had been outstanding as of the last day of such Test Period (provided that in calculating the Total Net Leverage Ratio, the proceeds of such Indebtedness shall be excluded from Unrestricted Cash); provided, further that delivery to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness of an Officer’s Certificate of a Responsible Officer of the Administrative Borrower (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto) certifying that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Administrative Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);
(kk)    Permitted Unsecured Refinancing Debt, and any Permitted Refinancing thereof;
(ll)    Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, and any Permitted Refinancings thereof;
(mm)    obligations of the Parent Borrower or any of its Restricted Subsidiaries to reimburse or refund deposits posted by customers pursuant to forward sale agreements entered into by the Parent Borrower or such Restricted Subsidiary in the ordinary course of business;
(nn)    unsecured Indebtedness not otherwise permitted under this Section 6.01 in an aggregate principal amount not to exceed $350,000,000 at any time outstanding;
(oo)    (i) unsecured Indebtedness in respect of obligations of the Parent Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements and (ii) unsecured indebtedness in respect of intercompany obligations of the Parent Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;
(pp)    Indebtedness representing deferred compensation or similar arrangements to employees, consultants or independent contractors of the Parent Borrower (or its direct or indirect parent) and its Restricted Subsidiaries incurred in the ordinary course of business or otherwise incurred in connection with the Transactions or any Permitted Acquisition or other Investment permitted under Section 6.04; and
(qq)    Indebtedness consisting of promissory notes issued to current or former officers, managers, consultants, directors and employees (or respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of capital stock of the Parent Borrower or any of its direct or indirect parent companies permitted by Section 6.08(i).
SECTION 6.02    Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):
(q)    (i) inchoate Liens for Taxes not yet due and payable or delinquent and (ii) Liens for Taxes which are due and payable and are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided on the books of the appropriate Company in accordance with U.S. GAAP;
(r)    Liens in respect of property of any Company imposed by Applicable Law (other than Liens in respect of Canadian Pension Plans), which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid for more than 30 days, are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided on the books of the appropriate Company in accordance with U.S. GAAP;
(s)    any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) that does not attach to the Accounts and Inventory of any Borrower or Borrowing Base Guarantor and any Lien granted as a replacement, renewal or substitution therefor; provided that any such replacement, renewal or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date (including undrawn commitments thereunder in effect on the Closing Date, accrued and unpaid interest thereon and fees and premiums payable in connection with a Permitted Refinancing of the Indebtedness secured by such Lien) and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);
(t)    easements, rights-of-way, restrictions (including zoning restrictions), reservations (including pursuant to any original grant of any Real Property from the applicable Governmental Authority), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies or irregularities on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness for borrowed money or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;
(u)    Liens arising out of judgments, attachments or awards not resulting in an Event of Default that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided on the books of the appropriate Company in accordance with U.S. GAAP;
(v)    Liens (other than any Lien imposed by ERISA) (x) imposed by Applicable Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established on the books of the appropriate Company in accordance with U.S. GAAP, and (ii) to the extent such Liens are not imposed by Applicable Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents and, with respect to clause (y), property relating to the performance of obligations secured by such bonds or instruments;
(w)    (i) Leases, subleases or licenses of the properties of any Company (other than Accounts and Inventory) granted to other persons which do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of any Company and (ii) interests or title of a lessor, sublessor, licensor or sublicensor or Lien securing a lessor’s, sublessor’s, licensor’s or sublicensor’s interest in any lease or license not prohibited by this Agreement;
(x)    Liens arising out of conditional sale, hire purchase, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business and which do not attach to Accounts or Inventory that is included in the calculation of the Borrowing Base, except to the extent explicitly permitted by the definition of “Eligible Accounts” or “Eligible Inventory,” as applicable;
(y)    Liens securing Indebtedness incurred pursuant to Section 6.01(f) or Section 6.01(g); provided that any such Liens do not attach to Accounts or Inventory and attach only to the property being financed pursuant to such Indebtedness and any proceeds of such property and do not encumber any other property of any Company;
(z)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to treasury, depositary and cash management services or automated clearinghouse transfer of funds (including pooled account arrangements and netting arrangements or claims against any clearing agent or custodian with respect thereto); provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any other Indebtedness;
(aa)    (i) Liens granted pursuant to the Loan Documents to secure the Secured Obligations, (ii) pursuant to the Pari Passu Loan Documents to secure the Pari Passu Secured Obligations and any Permitted Refinancings thereof, (iii) Liens securing Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, (iv) Liens securing Additional Senior Secured Indebtedness that are pari passu with the Liens securing the Pari Passu Secured Obligations and subject to the terms of the Intercreditor Agreement and, to the extent such Liens attach to Revolving Credit Priority Collateral, such Liens shall be junior to the Liens securing the Secured Obligations, and (v) Liens securing Junior Secured Indebtedness that are subordinated to the Liens granted under the Security Documents or otherwise securing the Secured Obligations and subject to the terms of the Intercreditor Agreement;
(bb)    licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;
(cc)    the filing of UCC or PPSA financing statements (or the equivalent in other jurisdictions) solely as a precautionary measure in connection with operating leases or consignment of goods;
(dd)    (x) Liens on property of Excluded Subsidiaries securing Indebtedness of Excluded Subsidiaries permitted by Section 6.01(m), (y) Liens on property of Novelis Deutschland GmbH consisting of Revolving Credit Priority Collateral and Hedging Agreements related to the value of such Revolving Credit Priority Collateral securing a Permitted German Alternative Financing permitted by Section 6.01(m) and (z) Liens on property of NKL securing Indebtedness permitted by Section 6.01(p);
(ee)    Liens securing the refinancing of any Indebtedness secured by any Lien permitted by clauses (c), (i), (k) or (r) of this Section 6.02 or this clause (o) without any change in the assets subject to such Lien and to the extent such refinanced Indebtedness is permitted by Section 6.01;
(ff)    to the extent constituting a Lien, the existence of the “equal and ratable” clause in the New Senior Note Documents (and any Permitted Refinancings thereof) (but not any security interests granted pursuant thereto);
(gg)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(hh)    Liens on assets acquired in a Permitted Acquisition or on property of a person (in each case, other than Accounts or Inventory owned by a Company organized or doing business in a Principal Jurisdiction) existing at the time such person is acquired or merged with or into or amalgamated or consolidated with any Company to the extent permitted hereunder or such assets are acquired (and not created in anticipation or contemplation thereof); provided that (i) such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon and proceeds thereof) and are no more favorable to the lienholders than such existing Lien and (ii) the aggregate principal amount of Indebtedness secured by such Liens does not exceed $100,000,000 at any time outstanding;
(ii)    any encumbrance or restriction (including put and call agreements) solely in respect of the Equity Interests of any Joint Venture or Joint Venture Subsidiary that is not a Loan Party, contained in such Joint Venture’s or Joint Venture Subsidiary’s Organizational Documents or the joint venture agreement or stockholders agreement in respect of such Joint Venture or Joint Venture Subsidiary;
(jj)    Liens granted in connection with Indebtedness permitted under Section 6.01(e) that are limited in each case to the Securitization Assets transferred or assigned pursuant to the related Qualified Securitization Transaction;
(kk)    Liens not otherwise permitted by this Section 6.02 (but excluding however any consensual Lien on any Revolving Credit Priority Collateral other than that of Excluded Subsidiaries) securing liabilities not in excess of $50,000,000 in the aggregate at any time outstanding;
(ll)    to the extent constituting Liens, rights under purchase and sale agreements with respect to Equity Interests or other assets permitted to be sold in Asset Sales permitted under Section 6.06;
(mm)    Liens securing obligations owing to the Loan Parties so long as such obligations and Liens, where owing by or on assets of Loan Parties, are subordinated to the Secured Obligations and to the Secured Parties’ Liens on the Collateral in a manner satisfactory to the Administrative Agent;
(nn)    Liens created, arising or securing obligations under the Receivables Purchase Agreements;
(oo)    Liens on deposits provided by customers or suppliers in favor of such customers or suppliers securing the obligations of the Parent Borrower or its Restricted Subsidiaries to refund deposits posted by customers or suppliers entered into by the Parent Borrower or its Restricted Subsidiaries in the ordinary course of business;
(pp)    Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment;
(qq)    Liens pursuant to the Forward Share Sale Agreement;
(rr)    Liens in favor of any underwriter, depositary or stock exchange on the Equity Interests in NKL or its direct parents, 4260848 Canada Inc., 4260856 Canada Inc., and 8018227 Canada Inc., and any securities accounts in which such Equity Interests are held in connection with any listing or offering of Equity Interests in NKL, to the extent required by Applicable Law or stock exchange requirements (and not securing Indebtedness); and
(ss)    Liens arising under Canadian pension benefits statutes: (i) to the extent that the amount secured by such Liens does not exceed the amount of Priority Payables or Canadian Pension Plan Reserve maintained hereunder in respect of pension related Liens, or permitted to be maintained hereunder; or (ii) that arise in the ordinary course absent any wind up or partial wind up or failure to make a contribution to a Canadian Pension Plan when due, including in respect of employee contributions not yet remitted to a Canadian Pension Plan;
provided, however, that notwithstanding any of the foregoing, no consensual Liens (other than Liens permitted under clauses (s), (v) and (bb) above, in the case of Securities Collateral, and clause (h) above (to the extent permitted thereby), in the case of Accounts or Inventory) shall be permitted to exist, directly or indirectly, on any Securities Collateral or any Accounts or Inventory of any Borrower, Borrowing Base Guarantor or other Company organized or conducting business in, or having assets located in, a Principal Jurisdiction, other than Liens granted pursuant to the Security Documents or the Pari Passu Security Documents or any agreement, document or instrument pursuant to which any Lien is granted securing any Additional Senior Secured Indebtedness, Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or Junior Secured Indebtedness.
Any reference in this Agreement or any of the other Loan Documents to a Lien permitted by this Agreement is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as an agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Lien permitted hereunder.
SECTION 6.03    Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06, (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02 and (iii) after giving effect to such Sale and Leaseback Transaction, the aggregate fair market value of all properties covered by Sale and Leaseback Transactions entered into would not exceed $250,000,000.
SECTION 6.04    Investments, Loan and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to, any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other ownership interest in, or make any capital contribution to, any other person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the property and assets or business of any other person or assets constituting a business unit, line of business or division of any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”; it being understood that (x) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment and when determining the amount of an Investment that remains outstanding, the last paragraph of this Section 6.04 shall apply, (y) in the event a Restricted Subsidiary ceases to be a Restricted Subsidiary as a result of being designated an Unrestricted Subsidiary, the Parent Borrower will be deemed to have made an Investment in such Unrestricted Subsidiary as of the date of such designation, as provided in Section 5.17 and (z) in the event a Restricted Subsidiary ceases to be a Restricted Subsidiary as a result of an Asset Sale or similar transaction, and the Parent Borrower and its Restricted Subsidiaries continue to own Equity Interests in such Restricted Subsidiary, the Parent Borrower will be deemed, at the time of such transaction and after giving effect thereto, to have made an Investment in such Person equal to the fair market value of the Parent Borrower’s and its Restricted Subsidiaries’ Investments in such Person at such time), except that the following shall be permitted:
(i)    Investments consisting of unsecured guaranties by Loan Parties of, or other unsecured Contingent Obligations with respect to, operating payments not constituting Indebtedness for borrowed money incurred by Restricted Subsidiaries that are not Loan Parties or that are Restricted Grantors, in the ordinary course of business, that, to the extent paid by such Loan Party, shall not exceed an aggregate amount equal to $75,000,000 less the amount of Contingent Obligations by Loan Parties in respect of Companies that are not Loan Parties or that are Restricted Grantors permitted pursuant to Section 6.01(i)(ii);
(j)    Investments outstanding on the Closing Date and identified on Schedule 6.04(b);
(k)    the Companies may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business or in connection with a Permitted Acquisition, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;
(l)    Investments of Securitization Assets in Securitization Entities in connection with Qualified Securitization Transactions permitted by Section 6.01(e);
(m)    the Loan Parties and their Restricted Subsidiaries may make loans and advances (including payroll, travel and entertainment related advances) in the ordinary course of business to their respective employees (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act) so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed (when aggregated with loans and advances outstanding pursuant to clause (h) below) $15,000,000;
(n)    any Company may enter into Hedging Agreements (including Contingent Obligations of any Company with respect to Hedging Obligations of any other Company) to the extent permitted by Section 6.01(c);
(o)    Investments made by any Company as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;
(p)    loans and advances to directors, employees and officers of the Loan Parties and their Restricted Subsidiaries for bona fide business purposes, in aggregate amount not to exceed (when aggregated with loans and advances outstanding pursuant to clause (e) above) $15,000,000 at any time outstanding; provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;
(q)    Investments (i) by any Company in any other Company outstanding on the Closing Date, (ii) by any Company in any Unrestricted Grantor, (iii) by any Restricted Grantor in any other Restricted Grantor, (iv)(A) by an Unrestricted Grantor in any Restricted Grantor up to $100,000,000 in the aggregate at any one time outstanding made in reliance on this clause (i)(iv)(A) and (B) by an Unrestricted Grantor in any Restricted Grantor so long as, on a Pro Forma Basis (Leverage) after giving effect to and at the time of such Investment, no Default shall be outstanding and (I) the Consolidated Interest Coverage Ratio shall be greater than 2.0 to 1.0 and (II) Excess Availability is not less than 20% of the lesser of (1) the Total Revolving Commitment and (2) the Total Borrowing Base, and (v) by any Company that is not a Loan Party in any other Company;
(r)    Investments in securities or other obligations received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of trade creditors or customers or in connection with the settlement of delinquent accounts in the ordinary course of business, and Investments received in good faith in settlement of disputes or litigation;
(s)    Investments in Joint Ventures in which the Loan Parties hold at least 50% of the outstanding Equity Interests or Joint Venture Subsidiaries made with the Net Cash Proceeds of Asset Sales made in accordance with Section 6.06(k);
(t)    Investments in Norf GmbH in an aggregate amount not to exceed €100,000,000 at any time outstanding;
(u)    Permitted Acquisitions;
(v)    so long as the Availability Conditions are satisfied at the time of consummation of the Investment and payment of the consideration therefor, Investments not otherwise permitted hereby, including other Investments in any Subsidiary of any Loan Party;
(w)    Mergers, amalgamations and consolidations in compliance with Section 6.05; provided that the Lien on and security interest in such Investment granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable;
(x)    Investments in respect of Cash Pooling Arrangements, subject to the limitations set forth in Section 6.07;
(y)    Investments consisting of guarantees of Indebtedness referred to in clauses (i) (to the extent such guarantee is in effect on the Closing Date or permitted as part of a Permitted Refinancing), (ii), (iii) and (iv) of Section 6.01(b) and Contingent Obligations permitted by Section 6.01(c) or (i);
(z)    other Investments in an aggregate amount not to exceed $50,000,000 at any time outstanding; and
(aa)    Investments by any Company in any other Company; provided that such Investment is part of a Series of Cash Neutral Transactions and no Default has occurred and is continuing;
provided that any such Investment in the form of a loan or advance to any Loan Party (other than the Forward Share Sale Agreement) shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent and, in the case of a loan or advance by a Loan Party, evidenced by an Intercompany Note and pledged by such Loan Party as Collateral pursuant to the Security Documents.
An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment to any Company. The outstanding amount of an Investment shall, in the case of a Contingent Obligation that has been terminated, be reduced to the extent no payment is or was made with respect to such Contingent Obligation upon or prior to the termination of such Contingent Obligation; and the outstanding amount of other Investments shall be reduced by the amount of cash or Cash Equivalents received with respect to such Investment upon the sale or disposition thereof, or constituting a return of capital with respect thereto or, repayment of the principal amount thereof, in the case of a loan or advance. No property acquired by any Borrower or Borrowing Base Guarantor in connection with any Investment permitted under this Section 6.04 shall be permitted to be included in the Borrowing Base until the Collateral Agent has received and approved, in the Administrative Agent’s Permitted Discretion, (A) a collateral audit with respect to such property, conducted by an independent appraisal firm reasonably acceptable to Administrative Agent, (B) all UCC or other search results necessary to confirm the Collateral Agent’s Lien on all of such property of such Borrowing Base Guarantor, which Lien is a First Priority Lien with regard to any Revolving Credit Priority Collateral, and (C) such customary certificates (including a solvency certificate), resolutions, financial statements, legal opinions, and other documentation as the Administrative Agent may reasonably request (including as required by Sections 5.11 and 5.12).
SECTION 6.05    Mergers, Amalgamations and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger, amalgamation or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:
(i)    Asset Sales in compliance with Section 6.06;
(j)    Permitted Acquisitions in compliance with Section 6.04;
(k)    (i) any Company may merge, amalgamate or consolidate with or into any Unrestricted Grantor (provided that (A) in the case of any merger, amalgamation or consolidation involving a Borrower, a Borrower is the surviving or resulting person, and in any other case, an Unrestricted Grantor is the surviving or resulting person, (B) no Borrower (other than a U.S. Borrower, so long as there always exists at least one U.S. Borrower) shall merge, amalgamate or consolidate with or into any other Borrower, (C) in the case of any merger, amalgamation or consolidation involving Parent Borrower, the surviving or resulting Borrower is organized under the laws of Canada and (D) in the case of any merger or consolidation involving a U.S. Borrower, the surviving Borrower is organized under the laws of the United States (or any state thereof or the District of Columbia), (ii) any Restricted Grantor may merge, amalgamate or consolidate with or into any other Restricted Grantor (provided that (A) in the case of any merger, amalgamation or consolidation involving a Borrower, a Borrower is the surviving or resulting person, and in any other case, a Subsidiary Guarantor is the surviving or resulting person and (B) except as expressly provided in clause (i) above with respect to U.S. Borrowers, no Borrower shall merge, amalgamate or consolidate with or into any other Borrower), (iii) Novelis Aluminium Holding Company and Novelis Deutschland GmbH may merge, provided Novelis Deutschland GmbH is the surviving or resulting person, and (iv) any Company that is not a Loan Party may merge, amalgamate or consolidate with or into any Restricted Grantor (provided that a Borrower is the surviving or resulting person in the case of any merger, amalgamation or consolidation involving a Borrower, and in any other case, a Subsidiary Guarantor is the surviving or resulting person); provided that, in the case of each of the foregoing clauses (i) through (iv), (1) the surviving or resulting person is a Wholly Owned Subsidiary of Holdings (provided that following a Qualified Parent Borrower IPO, the surviving or resulting person is the Parent Borrower or a Wholly Owned Subsidiary of Parent Borrower), (2) the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable and (3) no Default is then continuing or would result therefrom; provided that in the case of any amalgamation or consolidation involving a Loan Party, at the request of the Administrative Agent, such Loan Party and each other Loan Party shall confirm its respective Secured Obligations and Liens under the Loan Documents in a manner reasonably satisfactory to the Administrative Agent;
(l)    any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party;
(m)    Holdings and the Parent Borrower may consummate the Permitted Holdings Amalgamation;
(n)    any Restricted Subsidiary of the Parent Borrower (other than Novelis Corporation or a Receivables Seller) may dissolve, liquidate or wind up its affairs at any time (so long as, (i) in the case of a Borrower, all of its assets are distributed or otherwise transferred to a surviving Borrower organized in the same jurisdiction and (ii) in the case of a Borrowing Base Guarantor, all of its assets are distributed or otherwise transferred to a surviving Borrower or Borrowing Base Guarantor organized in the same jurisdiction); provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; and
(o)    (i) any Unrestricted Grantor (other than Holdings, the Parent Borrower, Novelis Corporation or a Receivables Seller) may dissolve, liquidate or wind-up its affairs (collectively, “Wind-Up”), so long as all of its assets are distributed or otherwise transferred to any other Unrestricted Grantor (and so long as, (A) in the case of a Borrower, all of its assets are distributed or otherwise transferred to a surviving Borrower organized in the same jurisdiction and (B) in the case of a Borrowing Base Guarantor, all of its assets are distributed or otherwise transferred to a surviving Borrower or Borrowing Base Guarantor organized in the same jurisdiction); and (ii) any Restricted Grantor (other than a Receivables Seller) may Wind-Up so long as all of its assets are distributed or otherwise transferred to any other Restricted Grantor (so long as, (A) in the case of a Borrower, all of its assets are distributed or otherwise transferred to a surviving Borrower organized in the same jurisdiction and (B) in the case of a Borrowing Base Guarantor, all of its assets are distributed or otherwise transferred to a surviving Borrower or Borrowing Base Guarantor organized in the same jurisdiction); provided that, in each case, (1) the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable and (2) no Default is then continuing or would result therefrom;
provided that for purposes of clauses (f) and (g), the United States, any state thereof and the District of Columbia shall be treated as the same jurisdiction.
SECTION 6.06    Asset Sales. Effect any Asset Sale except that the following shall be permitted:
(m)    disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Parent Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;
(n)    so long as no Default is then continuing or would result therefrom, any other Asset Sale (other than the Equity Interests of (y) any Wholly Owned Subsidiary that is a Restricted Subsidiary unless, after giving effect to any such Asset Sale, such person either ceases to be a Restricted Subsidiary or, in the case of an Excluded Collateral Subsidiary, becomes a Joint Venture Subsidiary or (z) a Borrower) for fair market value, with at least 75% of the consideration received for all such Asset Sales or related Asset Sales in which the consideration received exceeds $10,000,000 payable in cash upon such sale (provided, however, that for the purposes of this clause (b), the following shall be deemed to be cash: (i) any liabilities (as shown on the applicable Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the applicable Borrower or applicable Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which Holdings, such Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (ii) any securities received by the applicable Borrower or the applicable Restricted Subsidiary from such transferee that are converted by such Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Asset Sale, and (iii) aggregate non-cash consideration received by the applicable Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Asset Sale for which such non-cash consideration is received) not to exceed $50,000,000 at any time (net of any non-cash consideration converted into cash)); provided, however, that with respect to any such Asset Sale pursuant to this clause (b), the aggregate consideration received for all such Asset Sales shall not exceed $800,000,000 in the aggregate after the Closing Date; provided further, however, that, in the case of a sale of Equity Interests of a Borrowing Base Guarantor or Receivables Seller, the Administrative Borrower shall deliver an updated Borrowing Base Certificate at the time of, and giving effect to, such sale, and shall make such mandatory prepayments as may be required (including pursuant to Section 2.10(b)(ix) and (xi), as applicable) in connection therewith;
(o)    leases, subleases or licenses of the properties of any Company in the ordinary course of business and which do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of any Company;
(p)    mergers and consolidations, and liquidations and dissolutions in compliance with Section 6.05;
(q)    sales, transfers and other dispositions of Receivables for the fair market value thereof in connection with a Permitted Factoring Facility; provided that no Default shall be outstanding, on a Pro Forma Basis, after giving effect thereto, and (A) such transaction is a Permitted German Alternative Financing, (B) such transaction is a Permitted Customer Account Financing, or (C) the sum of (w) the aggregate outstanding principal amount of the Indebtedness of all Securitization Entities under all Qualified Securitization Transactions under Section 6.01(e), plus (x) the aggregate amount of Indebtedness incurred by a Subsidiary then outstanding under Section 6.01(m), plus (y) the aggregate book value at the time of determination of the then outstanding Receivables subject to a Permitted Factoring Facility pursuant to this Section 6.06(e) at such time, plus (z) the aggregate consideration received for Asset Sales permitted under Section 6.06(r) (net of amounts paid by such Company to repurchase the Inventory subject to such Asset Sales) (but in each case excluding any Permitted German Alternative Financing and any Permitted Customer Account Financing), shall not exceed $500,000,000;
(r)    the sale or disposition of cash and Cash Equivalents in connection with a transaction otherwise permitted under the terms of this Agreement;
(s)    assignments and licenses of Intellectual Property of any Loan Party and its Subsidiaries in the ordinary course of business and which do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of any Company;
(t)    Asset Sales (other than the Equity Interests of a Borrower, a Borrowing Base Guarantor or a Receivables Seller) (i) by any Unrestricted Grantor to any other Unrestricted Grantor (other than Holdings), (ii) by any Restricted Grantor to any other Restricted Grantor, (iii) by any Restricted Grantor to any Unrestricted Grantor (other than Holdings) so long as the consideration paid by the Unrestricted Grantor in such Asset Sale does not exceed the fair market value of the property transferred, (iv) by (x) any Unrestricted Grantor to any Restricted Grantor for fair market value and (y) by any Loan Party to any Restricted Subsidiary that is not a Loan Party for fair market value provided that the fair market value of such Asset Sales under this clause (iv) does not exceed $100,000,000 in the aggregate for all such Asset Sales since the Closing Date, (v) by any Company that is not a Loan Party to any Loan Party so long as the consideration paid by the Loan Party in such Asset Sale does not exceed the fair market value of the property transferred, and (vi) by and among Companies that are not Loan Parties; provided that (A) in the case of any transfer from one Loan Party to another Loan Party, any security interests granted to the Collateral Agent for the benefit of any Secured Parties pursuant to the relevant Security Documents in the assets so transferred shall (1) remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) or (2) be replaced by security interests granted to the Collateral Agent for the benefit of the relevant Secured Parties pursuant to the relevant Security Documents, which new security interests shall be in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) and (B) no Default is then continuing or would result therefrom;
(u)    the Companies may consummate Asset Swaps, so long as (i) each such sale is in an arm’s-length transaction and the applicable Company receives at least fair market value consideration (as determined in good faith by such Company), (ii) the Collateral Agent shall have a First Priority perfected Lien on the assets acquired pursuant to such Asset Swap at least to the same extent as the assets sold pursuant to such Asset Swap (immediately prior to giving effect thereto) and (iii) the aggregate fair market value of all assets sold pursuant to this clause (i) shall not exceed $50,000,000 in the aggregate since the Closing Date; provided that so long as (y) the assets acquired by any Company pursuant to the respective Asset Swap are located in the same country as the assets sold by such Company and (z) such Asset Swap does not involve a transfer of Revolving Credit Priority Collateral from a Loan Party to a Company that is not a Loan Party, such $50,000,000 aggregate cap will not apply to such Asset Swap;
(v)    sales, transfers and other dispositions of Receivables (whether now existing or arising or acquired in the future) and Related Security to a Securitization Entity in connection with a Qualified Securitization Transaction permitted under Section 6.01(e) and all sales, transfers or other dispositions of Securitization Assets by a Securitization Entity under, and pursuant to, a Qualified Securitization Transaction permitted under Section 6.01(e);
(w)    so long as no Default is then continuing or would result therefrom, the arm’s-length sale or disposition for cash of Equity Interests in a Joint Venture Subsidiary for fair market value or the issuance of Equity Interests in a Joint Venture Subsidiary; provided, however, that the aggregate fair market value of all such Equity Interests sold or otherwise disposed of pursuant to this clause (k) following the Closing Date shall not exceed $300,000,000;
(x)    issuances of Equity Interests by Joint Venture Subsidiaries and Excluded Collateral Subsidiaries;
(y)    Asset Sales among Companies of promissory notes or preferred stock or similar instruments issued by a Company; provided that such Asset Sales are part of a Series of Cash Neutral Transactions and no Default has occurred and is continuing;
(z)    the sale of Receivables made pursuant to a Receivables Purchase Agreement;
(aa)    to the extent constituting an Asset Sale, Investments permitted by Section 6.04(i);
(bb)    issuances of Qualified Capital Stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Qualified Capital Stock (A) for stock splits, stock dividends and additional issuances of Qualified Capital Stock which do not decrease the percentage ownership of the Loan Parties in any class of the Equity Interests of such issuing Company and (B) by Subsidiaries of the Parent Borrower formed after the Closing Date to the Parent Borrower or the Subsidiary of the Parent Borrower which is to own such Qualified Capital Stock; provided that, subject to the Intercreditor Agreement, all Equity Interests issued in accordance with this Section 6.06(p) shall, to the extent required by Section 5.11 or any Security Document or if such Equity Interests are issued by any Loan Party (other than Holdings), be delivered to the Collateral Agent;
(cc)    [intentionally omitted];
(dd)    sales, transfers and other dispositions of Inventory by Companies that are not organized in a Principal Jurisdiction (except with respect to a Permitted German Alternative Financing) in order to finance working capital; provided that no Default shall be outstanding, on a Pro Forma Basis, after giving effect thereto and (A) such transaction is a Permitted German Alternative Financing or (B) the sum of (w) the aggregate outstanding principal amount of the Indebtedness of all Securitization Entities under all Qualified Securitization Transactions under this Section 6.01(e), plus (x) the aggregate amount of Indebtedness incurred by a Subsidiary then outstanding under Section 6.01(m), plus (y) the aggregate book value at the time of determination of the then outstanding Receivables subject to a Permitted Factoring Facility pursuant to Section 6.06(e) at such time, plus (z) the aggregate consideration received for Asset Sales permitted under this Section 6.06(r) (net of amounts paid by such Company to repurchase the Inventory subject to such Asset Sales) (but in each case excluding any Permitted German Alternative Financing and any Permitted Customer Account Financing), shall not exceed $500,000,000; and
(ee)    so long as the Availability Conditions are satisfied, any other Asset Sale (other than the Equity Interests of (y) any Wholly Owned Subsidiary that is a Restricted Subsidiary unless, after giving effect to any such Asset Sale, such person either ceases to be a Restricted Subsidiary or, in the case of an Excluded Collateral Subsidiary, becomes a Joint Venture Subsidiary or (z) a Borrower) for fair market value, with at least 75% of the consideration received for all such Asset Sales payable in cash upon such sale (provided, however, that for the purposes of this clause (s), the following shall be deemed to be cash: (i) any liabilities (as shown on the applicable Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the applicable Borrower or applicable Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which Holdings, such Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (ii) any securities received by the applicable Borrower or the applicable Restricted Subsidiary from such transferee that are converted by such Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Asset Sale, and (iii) aggregate non-cash consideration received by the applicable Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Asset Sale for which such non-cash consideration is received) not to exceed $50,000,000 at any time (net of any non-cash consideration converted into cash)); provided however, that, in the case of a sale of Equity Interests of a Borrowing Base Guarantor or Receivables Seller, the Administrative Borrower shall deliver an updated Borrowing Base Certificate at the time of, and giving effect to, such sale, and shall make such mandatory prepayments as may be required (including pursuant to Section 2.10(b)(ix) and (xi), as applicable) in connection therewith.
SECTION 6.07    Cash Pooling Arrangements.
Amend, vary or waive any term of the Cash Pooling Arrangements without express written consent of the Administrative Agent, or enter into any new pooled account or netting agreement with any Affiliate without express written consent of the Administrative Agent. Permit the aggregate amount owed pursuant to the Cash Pooling Arrangements by all Companies who are not Loan Parties minus the aggregate amount on deposit pursuant to the Cash Pooling Arrangements from such Persons to exceed €75,000,000.
SECTION 6.08    Dividends. Declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:
(j)    (i) Dividends by any Company to any Loan Party that is a Wholly Owned Subsidiary of Holdings (or the Parent Borrower or a Wholly Owned Subsidiary of the Parent Borrower following a Qualified Parent Borrower IPO), (ii) Dividends by Holdings (or the Parent Borrower following a Qualified Parent Borrower IPO) payable solely in Qualified Capital Stock and (iii) Dividends by Holdings payable with the proceeds of Permitted Holdings Indebtedness;
(k)    (i) Dividends by any Company that is not a Loan Party to any other Company that is not a Loan Party but is a Wholly Owned Subsidiary of Holdings (or the Parent Borrower or a Wholly Owned Subsidiary of the Parent Borrower following a Qualified Parent Borrower IPO) and (ii) cash Dividends by any Company that is not a Loan Party to the holders of its Equity Interests on a pro rata basis;
(l)    (A) to the extent actually used by Holdings to pay such franchise taxes, costs and expenses, fees, payments by the Parent Borrower to or on behalf of Holdings in an amount sufficient to pay franchise taxes and other fees solely required to maintain the legal existence of Holdings, (B) payments by the Parent Borrower to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings, and (C) management, consulting, monitoring and advisory fees and related expenses and termination fees pursuant to a management agreement with one or more Specified Holders relating to the Parent Borrower (collectively, the “Management Fees”), in the case of clauses (A), (B) and (C) in an aggregate amount not to exceed in any calendar year the greater of (i) $20,000,000 and (ii) 1.5% of the Parent Borrower’s Consolidated EBITDA (Leverage) in the prior calendar year;
(m)    Parent Borrower may pay cash Dividends to the holders of its Equity Interests and, if Holdings is a holder of such Equity Interests, the proceeds thereof may be utilized by Holdings to pay cash Dividends to the holders of its Equity Interests; provided that the Dividends described in this clause (d) shall not be permitted if the Availability Conditions are not satisfied on the date of payment thereof;
(n)    [intentionally omitted];
(o)    to the extent constituting a Dividend, payments permitted by Section 6.09(d) that do not relate to Equity Interests;
(p)    Dividends by any Company to any other Company that are part of a Series of Cash Neutral Transactions; provided no Default has occurred and is continuing;
(q)    following a Qualified IPO, Dividends by the Parent Borrower paid to Holdings (which may pay the proceeds thereof to the holders of its Equity Interests) or, in the case of a Qualified Parent Borrower IPO, its other equity holders, of up to 6% of the net cash proceeds received by (or contributed to the capital of) the Parent Borrower in or from such Qualified IPO; and
(r)    Dividends to repurchase Equity Interests of Holdings or any direct or indirect parent entity (or following a Qualified Parent Borrower IPO, Equity Interests of the Parent Borrower) from current or former officers, directors or employees of the Parent Borrower or any of its Restricted Subsidiaries or any direct or indirect parent entity (or permitted transferees of such current or former officers, directors or employees); provided, however, that the aggregate amount of such repurchases shall not exceed (i) $10,000,000 in any calendar year prior to completion of a Qualified IPO, or (ii) $15,000,000 in any calendar year following completion of a Qualified IPO (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years up to a maximum of (A) $20,000,000 in the aggregate in any calendar year prior to completion of a Qualified IPO, or (B) $30,000,000 in the aggregate in any calendar year following completion of a Qualified IPO).
SECTION 6.09    Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with or for the benefit of any Affiliate of any Company (other than between or among Loan Parties), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:
(a)    Dividends permitted by Section 6.08;
(b)    Investments permitted by Section 6.04(d), (e), (h), (i), (l), (p) or (s) and other Investments permitted under Section 6.04 in Restricted Subsidiaries and joint ventures; provided that any such joint venture is not owned by any Affiliate of Holdings except through the ownership of the Companies;
(c)    mergers, amalgamations and consolidations permitted by Section 6.05(c), (d), (e), (f) or (g), Asset Sales permitted by Section 6.06(h)(iv) and (v) or (m);
(d)    reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the Parent Borrower;
(e)    transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business on terms not materially less favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Parent Borrower, as determined in good faith by the Parent Borrower, and otherwise not prohibited by the Loan Documents;
(f)    the existence of, and the performance by any Company of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which has been disclosed in writing to the Administrative Agent as in effect on the Closing Date, and similar agreements that it may enter into thereafter, to the extent not more adverse to the interests of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date;
(g)    the Transactions as contemplated by the Transaction Documents;
(h)    Qualified Securitization Transactions permitted under Section 6.01(e) and transactions in connection therewith on a basis no less favorable to the applicable Company as would be obtained in a comparable arm’s length transaction with a person not an Affiliate thereof;
(i)    cash management netting and pooled account arrangements permitted under Section 6.01(r);
(j)    transactions between or among any Companies that are not Loan Parties;
(k)    transactions pursuant to a management agreement with the Specified Holders so long as the aggregate payment of Management Fees thereunder are permitted under Section 6.08(c);
(l)    transactions between Loan Parties and Companies that are not Loan Parties that are at least as favorable to each such Loan Party as would reasonably be obtained by such Loan Party in a comparable arm’s-length transaction with a person other than an Affiliate; and
(m)    transactions contemplated by a Receivables Purchase Agreement;
provided that notwithstanding any of the foregoing or any other provision of this Agreement, all intercompany loans, advances or other extensions of credit made to or by Companies organized in Switzerland or Germany shall be on fair market terms.
SECTION 6.10    Minimum Consolidated Fixed Charge Coverage Ratio. At any time after the occurrence of a Covenant Trigger Event and prior to the subsequent occurrence of a Covenant Recovery Event, permit the Consolidated Fixed Charge Coverage Ratio, for the most recent Test Period ending upon or immediately prior to such Covenant Trigger Event for which financial statements have been delivered under Section 5.01(a) or (b) (or if a Default has occurred under Section 5.01(a) or (b), are required to have been delivered under Section 5.01(a) or (b)), and any Test Period ending thereafter and prior to the subsequent occurrence of a Covenant Recovery Event, to be less than 1.25 to 1.0.
SECTION 6.11    Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc.. Directly or indirectly:
(n)    (i) make any voluntary or optional payment of principal on or prepayment on or redemption or acquisition for value of, or complete any mandatory prepayment, redemption or purchase offer in respect of, or otherwise voluntarily or optionally defease or segregate funds with respect to, any Indebtedness incurred under Section 6.01(l), Permitted Second Priority Refinancing Debt and Permitted Unsecured Refinancing Debt or any Indebtedness under the New Senior Note Documents or any Subordinated Indebtedness or any Permitted Refinancings of any of such Indebtedness, except any such Indebtedness may be prepaid or redeemed (y) with the proceeds of a Permitted Refinancing or (z) if the Availability Conditions are satisfied at the time thereof;
(i)    make any payment on or with respect to any Subordinated Indebtedness wholly among Loan Parties in violation of the subordination provisions thereof; or
(ii)    make any payment (whether, voluntary, mandatory, scheduled or otherwise) on or with respect to any Subordinated Indebtedness (including payments of principal and interest thereon, but excluding the discharge by Novelis AG (as consideration for the purchase of Accounts under the Receivables Purchase Agreements) of loans or advances made by Novelis AG to German Seller or any Swiss Seller), if an Event of Default is continuing or would result therefrom;
(o)    with respect to any Term Loans under the Term Loan Documents (or any Permitted Term Loan Facility Refinancings of any of such Indebtedness), unless the Availability Conditions are satisfied, make any voluntary or optional payment of principal on or voluntary prepayment on or voluntary acquisition for value of Indebtedness under the Term Loan Documents (except pursuant to a Permitted Term Loan Facility Refinancing);
(p)    amend or modify, or permit the amendment or modification of, any provision of any document governing any Material Indebtedness (other than Indebtedness under the Loan Documents or Term Loan Documents (or any Permitted Term Loan Facility Refinancings thereof)) in any manner that, taken as a whole, is adverse in any material respect to the interests of the Lenders;
(q)    amend or modify, or permit the amendment or modification of, any provision of any document governing any Indebtedness under the Term Loan Documents (or any Permitted Term Loan Facility Refinancings thereof) if such amendment or modification would (i) cause such Indebtedness to have a final maturity date earlier than the final maturity date of, or have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of, such Indebtedness immediately prior to such amendment or modification (excluding the effects of nominal amortization in the amount of no greater than one percent per annum and prepayments of Indebtedness), or (ii) result in the persons that are (or are required to be) obligors under such Indebtedness to be different from the persons that are (or are required to be) obligors under such Indebtedness being so amended or modified (unless such persons required to be obligors under such Indebtedness are or are required to be or become obligors under the Loan Documents); and provided that prior to the effectiveness of such amendment or modification, a Responsible Officer of the Administrative Borrower shall have delivered an Officer’s Certificate to the Administrative Agent (together with a reasonably detailed description of the material terms and conditions of such amendment or modification or drafts of the documentation relating thereto) certifying that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements;
(r)    terminate, amend or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than (subject to the Intercreditor Agreement) concurrently with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders; or
(s)    amend or modify, or grant any consents, waivers or approvals with respect to, or permit the amendment or modification of, or granting of any consents, waivers or approvals with respect to, a Receivables Purchase Agreement, without the consent of the Administrative Agent (not to be unreasonably withheld).
SECTION 6.12    Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Parent Borrower to (a) pay dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower, or pay any Indebtedness owed to the Parent Borrower or a Restricted Subsidiary of the Parent Borrower, (b) make loans or advances to the Parent Borrower or any Restricted Subsidiary of the Parent Borrower or (c) transfer any of its properties to the Parent Borrower or any Restricted Subsidiary of the Parent Borrower, except for such encumbrances or restrictions existing under or by reason of (i) Applicable Law; (ii) this Agreement and the other Loan Documents; (iii) the Senior Note Documents and the Term Loan Documents or other Material Indebtedness; provided that in the case of such other Material Indebtedness, such encumbrances and restrictions are, taken as a whole, no more restrictive than such encumbrances and restrictions in the Term Loan Documents in existence on the Closing Date; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Company; (v) customary provisions restricting assignment of any agreement entered into by a Restricted Subsidiary of the Parent Borrower; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (viii) any agreement in effect at the time such Restricted Subsidiary of the Parent Borrower becomes a Restricted Subsidiary of the Parent Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary of the Parent Borrower; (ix) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in partnership agreements, shareholders’ agreements, joint venture agreements, limited liability company organizational governance documents and other Organizational Documents, entered into in the ordinary course of business (or in connection with the formation of such partnership, joint venture, limited liability company or similar person) that (A) restrict the transfer of Equity Interests in such partnership, joint venture, limited liability company or similar person or (B) the case of any Joint Venture or Joint Venture Subsidiary that is not a Loan Party, provide for other restrictions of the type described in clauses (a), (b) and (c) above, solely with respect to the Equity Interests in, or property held in, such joint venture, and customary provisions in asset sale and stock sale agreements and other similar agreements permitted hereunder that provide for restrictions of the type described in clauses (a), (b) and (c) above, solely with respect to the assets or persons subject to such sale agreements; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise not prohibited by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii), (viii) or (xi) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing or (xiii) any restrictions on transfer of the Equity Interests in NKL or its direct parents, 4260848 Canada Inc., 4260856 Canada Inc., and 8018227 Canada Inc., imposed by any lock-up or listing agreement, rule or regulation in connection with any listing or offering of Equity Interests in NKL to the extent required by Applicable Law or listing or stock exchange requirements.
SECTION 6.13    Issuance of Disqualified Capital Stock. Issue any Disqualified Capital Stock except (i) Joint Venture Subsidiaries and Excluded Collateral Subsidiaries may issue Disqualified Capital Stock pursuant to Section 6.06(l) and (ii) issuances of Disqualified Capital Stock under Section 6.04(i) shall be permitted.
SECTION 6.14    Parent Borrower. Allow the Chief Executive Office of Parent Borrower to be located outside of the United States.
SECTION 6.15    Business.
(e)    Each of Holdings, Novelis Europe Holdings Limited and Eurofoil shall not engage in any business or activity other than (i) holding shares in the Equity Interests of its Subsidiaries (which, in the case of Holdings, shall be limited to the Parent Borrower), (ii) holding intercompany loans made to the Parent Borrower, (iii) other activities attributable to or ancillary to its role as a holding company for its Subsidiaries, and (iv) compliance with its obligations under the Loan Documents, the Term Loan Documents (and any Permitted Refinancings thereof), and the Senior Note Documents (and any Permitted Refinancings thereof), the Additional Senior Secured Indebtedness Documents and documents relating to Permitted First Priority Refinancing Indebtedness, Permitted Second Priority Refinancing Indebtedness, Permitted Unsecured Refinancing Indebtedness and Indebtedness under Section 6.01(l).
(f)    The Parent Borrower and its Restricted Subsidiaries will not engage (directly or indirectly) in any business other than those businesses in which Parent Borrower and its Restricted Subsidiaries are engaged on the Closing Date as described in the Confidential Information Memorandum (or, in the good faith judgment of the Board of Directors, which are substantially related thereto or are reasonable extensions thereof).
(g)    The Parent Borrower will not permit any Securitization Entity that it controls to engage in any business or activity other than performing its obligations under the related Qualified Securitization Transaction and will not permit any Securitization Entity that it controls to hold any assets other than the Securitization Assets.
(h)    No Loan Party (to the extent such Loan Party is subject to the Regulation) will have a centre of main interest for the purposes of the Regulation other than as situated in its jurisdiction of incorporation, except as set forth in clause (ii) of Section 3.27.
SECTION 6.16    Limitation on Accounting Changes. Make or permit any change in accounting policies or reporting practices or tax reporting treatment, except changes that are permitted by GAAP or any requirement of Applicable Law and disclosed to the Administrative Agent and changes described in Section 1.04.
SECTION 6.17    Fiscal Year. Change its fiscal year-end to a date other than March 31.
SECTION 6.18    Margin Rules. Use the proceeds of any Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
SECTION 6.19    No Further Negative Pledge. Enter into or suffer to exist any consensual agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired to secure the Secured Obligations, or which requires the grant of any security for an obligation if security is granted to secure the Secured Obligations, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) the Term Loan Documents, (4) the Additional Senior Secured Indebtedness Documents, and documents relating to any Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Junior Secured Indebtedness (so long as such documents permit Liens to secure the Secured Obligations); and (5) any prohibition or limitation that (a) exists pursuant to Applicable Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of a Loan Party or a Subsidiary, (d) is permitted under Section 6.02(s), (e) exists in any agreement or other instrument of a person acquired in an Investment permitted hereunder in existence at the time of such Investment (but not created in connection therewith or in contemplation thereof), which prohibition or limitation is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person so acquired; and provided that no such person shall be a Borrowing Base Guarantor, and no properties of any such person shall be included in the Borrowing Base, to the extent such prohibition or limitation is applicable to the Liens under the Security Documents or requires the grant or creation of a Lien on any of the Revolving Credit Priority Collateral, (f) is contained in any joint venture, shareholders agreement, limited liability operating agreement or other Organizational Document governing a Joint Venture or Joint Venture Subsidiary which limits the ability of an owner of an interest in a Joint Venture or Joint Venture Subsidiary from encumbering its ownership interest therein or (g) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3), (4) or (5)(e); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.
SECTION 6.20    Anti-Terrorism Law; Anti-Money Laundering.
(a)    Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.20).
(b)    Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any requirement of Applicable Law.
SECTION 6.21    Embargoed Persons. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or requirement of Applicable Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a requirement of Applicable Law, or the Loans made by the Lenders would be in violation of a requirement of Applicable Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a requirement of Applicable Law or the Loans are in violation of a requirement of Applicable Law.
SECTION 6.22    Forward Share Sale Agreement and Support Agreement. With respect to the Parent Borrower, assign, transfer, convey, sell or otherwise dispose of any of its right, title or interest in any of the Forward Share Sale Agreement or the Support Agreement, except that such agreements may be cancelled or terminated.
SECTION 6.23    Canadian Defined Benefit Plans. Not (i) maintain, sponsor, administer, contribute to or participate in any Canadian Defined Benefit Plan other than the Canadian Defined Benefit Plans identified in Schedule 3.17 or Canadian Defined Benefit Plans acquired pursuant to an acquisition, or (ii) acquire assets or Equity Interest if as a result of the acquisition the Borrowers or Guarantors may have any liability in respect of a Canadian Defined Benefit Plan that has a deficiency on a wind-up basis at the time of acquisition except where such liability would not reasonably be expected to have a Material Adverse Effect.
ARTICLE VII

GUARANTEE
SECTION 7.01    The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges accruing after the commencement of an Insolvency Proceeding, whether or not allowed (or which would have accrued, but for the commencement of such an Insolvency Proceeding)) on the Loans made by the Lenders to, and the Notes held by each Lender of, each Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or Bank Product Agreement entered into with a counterparty that is a Secured Party, and the performance of all obligations under any of the foregoing, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). In addition to the guarantee contained herein, each Guarantor that is a Foreign Subsidiary, as well as Holdings, shall execute a Guarantee governed by the Applicable Law of such Person’s jurisdiction of organization (each such Guarantee, a “Foreign Guarantee”) and to the extent that the provisions of this ARTICLE VII shall duplicate or conflict with the provisions thereof, the terms of the Foreign Guarantees shall govern the obligations of such Guarantors. The Guarantors hereby jointly and severally agree that if Borrower(s) or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever as if it was the principal obligor, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Without prejudice to the generality of Section 7.01 and Section 7.02, each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions or Dividends to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
SECTION 7.02    Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and not of collection and to the fullest extent permitted by Applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrowers or any other Loan Party under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
(vii)    at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived or the Maturity Date shall be extended with respect to all or a portion of the Guaranteed Obligations;
(viii)    any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
(ix)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
(x)    any Lien or security interest granted to, or in favor of, any Issuing Bank, Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or
(xi)    the release of any other Guarantor pursuant to Section 7.09.
The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Borrower or any other Loan Party under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against any Borrower or any other Loan Party, or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders and the other Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
SECTION 7.03    Reinstatement. The obligations of the Guarantors under this ARTICLE VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any Insolvency Proceeding or otherwise. The Guarantors jointly and severally agree that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law, other than any costs or expenses resulting from the bad faith or willful misconduct of such Secured Party.
SECTION 7.04    Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible and irrevocable payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) (or any other loan or advance between Loan Parties other than the Forward Share Sale Agreement) shall be subordinated to such Loan Party’s Secured Obligations in a manner reasonably satisfactory to the Administrative Agent.
SECTION 7.05    Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.
SECTION 7.06    Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this ARTICLE VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
SECTION 7.07    Continuing Guarantee. The guarantee in this ARTICLE VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
SECTION 7.08    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any Debtor Relief Law, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount after giving effect to the rights of contribution established in the Contribution, Intercompany, Contracting and Offset Agreement that are valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
SECTION 7.09    Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (a) Equity Interests of any Subsidiary Guarantor are issued, sold or transferred such that it ceases to be a Restricted Subsidiary (a “Transferred Guarantor”) to a person or persons, none of which is a Loan Party or a Subsidiary, (b) a Guarantor is designated as an Unrestricted Subsidiary in accordance with the Loan Documents, (c) a Restricted Subsidiary that becomes a Loan Party after the Closing Date is subsequently designated as an Excluded Collateral Subsidiary in accordance with the definition thereof, or (d) a Qualified Parent Borrower IPO shall occur, then, such Transferred Guarantor (in the case of clause (a)), such Unrestricted Subsidiary (in the case of clause (b)), such Restricted Subsidiary (in the case of clause (c)), or Holdings (in the case of clause (d)), shall, upon the consummation of such issuance, sale or transfer or upon such designation as an Unrestricted Subsidiary or Excluded Collateral Subsidiary or upon the completion of the Qualified Parent Borrower IPO, be released from its obligations under this Agreement (including under Section 11.03 hereof) and any other Loan Documents to which it is a party and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document, and the Collateral Agent shall take such actions as are within its powers to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents and the Intercreditor Agreement; provided that such Guarantor is also released from its obligations, if any, under the Term Loan Documents, the Senior Note Documents, the Additional Senior Secured Indebtedness Documents and other Material Indebtedness guaranteed by such Person on the same terms.
SECTION 7.10    Certain Tax Matters. Notwithstanding the provisions of Sections 2.06(j), 2.15, 2.21 or 2.22, if a Loan Party makes a payment hereunder that is subject to withholding tax in excess of the withholding tax that would have been imposed on payments made by the Borrower with respect to whose obligation it is making a payment, the Loan Parties shall increase the amount of such payment such that, after deduction and payment of all such withholding taxes (including withholding taxes applicable to additional sums payable under this Section), the payee receives an amount equal to the amount it would have received if no such excess withholding tax had been imposed; provided, that the Agent or Lender provides, as reasonably requested by the relevant Loan Party and as required under Sections 2.15(e), 2.15(g), or 2.15(h), as the case may be, such forms, certificates and documentation that it is legally entitled to furnish and would be required to reduce or eliminate withholding and, with respect to non-U.S. withholding taxes, would not, in the Administrative Agent’s or the relevant Lender’s reasonable judgment, subject it to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect.
SECTION 7.11    German Guarantor.
(d)    Subject to Section 7.11(b) through Section 7.11(e) below, the Secured Parties shall not enforce the guarantee obligations of a German Guarantor existing in the form of a German limited liability company or limited partnership with a limited liability company as partner (GmbH or GmbH & Co. KG) under this Article VII to the extent (i) such German Guarantor guarantees obligations of one of its shareholders or of an affiliated company (verbundenes Unternehmen) of a shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than a Subsidiary of that German Guarantor or the German Guarantor itself), and (ii) the enforcement of such guarantee for shareholder obligations would reduce, in violation of Section 30 of the German Limited Liability Companies Act (GmbHG), the net assets (assets minus liabilities minus provisions and liability reserves (Reinvermögen), in each case as calculated in accordance with generally accepted accounting principles in Germany (Grundsätze ordnungsmäßiger Buchführung) as consistently applied by such German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss gem. § 42 GmbH – Act, §§ 242, 264 HGB) of the German Guarantor (or in the case of a GmbH & Co. KG, its general partner) to an amount that is insufficient to maintain its (or in the case of a GmbH & Co. KG, its general partner’s) registered share capital (Stammkapital) (or would increase an existing shortage in its net assets below its registered share capital); provided that for the purpose of determining the relevant registered share capital and the net assets, as the case may be:
(vi)    The amount of any increase of registered share capital (Stammkapital) of such German Guarantor (or its general partner in the form of a GmbH) implemented after the date of this Agreement that is effected without the prior written consent of the Administrative Agent shall be deducted from the registered share capital of the German Guarantor (or its general partner in the form of a GmbH);
(vii)    any loans provided to the German Guarantor by a direct or indirect shareholder or an affiliate thereof (other than a Subsidiary of such German Guarantor) shall be disregarded and not accounted for as a liability to the extent that such loans are subordinated pursuant to Section 39(1) no. 1 through no. 5 of the German Insolvency Code (Insolvenzordnung) or subordinated in any other way by law or contract;
(viii)    any shareholder loans, other loans and contractual obligations and liabilities incurred by the German Guarantor in violation of the provisions of any of the Loan Documents shall be disregarded and not accounted for as liabilities;
(ix)    any assets that are shown in the balance sheet with a book value that, in the opinion of the Administrative Agent, is significantly lower than their market value and that are not necessary for the business of the German Guarantor (nicht betriebsnotwendig) shall be accounted for with their market value; and
(x)    the assets of the German Guarantor will be assessed at liquidation values (Liquidationswerte) if, at the time the managing directors prepare the balance sheet in accordance with paragraph (b) below and absent the demand a positive going concern prognosis (positive Fortbestehensprognose) cannot be established.
(e)    The limitations set out in Section 7.11(a) only apply:
(xiii)    if and to the extent that the managing directors of the German Guarantor (or in the case of a GmbH Co. KG, its general partner) have confirmed in writing to the Administrative Agent within ten Business Days of a demand for payment under this Article VII the amount of the obligations under this Article VII which cannot be paid without causing the net assets of such German Guarantor (or in the case of a GmbH Co. KG, its general partner) to fall below its registered share capital, or increase an existing shortage in net assets below its registered share capital (taking into account the adjustments set out above) and such confirmation is supported by a current balance sheet and other evidence satisfactory to the Administrative Agent and neither the Administrative Agent nor any Lender raises any objections against that confirmation within five Business Days after its receipt; or
(xiv)    if, within twenty Business Days after an objection under clause (i) has been raised by the Administrative Agent or a Lender, the Administrative Agent receives a written audit report (“Auditor’s Determination”) prepared at the expense of the relevant German Guarantor by a firm of auditors of international standing and reputation that is appointed by the German Guarantor and reasonably acceptable to the Administrative Agent, to the extent such report identifies the amount by which the net assets of that German Guarantor (or in the case of a GmbH & Co. KG, its general partner in the form of a GmbH) are necessary to maintain its registered share capital as at the date of the demand under this Article VII (taking into account the adjustments set out above). The Auditor’s Determination shall be prepared in accordance with generally accepted accounting principles applicable in Germany (Grundsätze ordnungsgemäßer Buchführung) as consistently applied by the German Guarantor in the preparation of its most recent annual balance sheet. The Auditor’s Determination shall be binding for all Parties except for manifest error.
(f)    In any event, the Secured Parties shall be entitled to enforce the guarantee up to those amounts that are undisputed between them and the relevant German Guarantor or determined in accordance with Section 7.11(a) and Section 7.11(b). In respect of the exceeding amounts, the Secured Parties shall be entitled to further pursue their claims (if any) and the German Guarantor shall be entitled to provide evidence that the excess amounts are necessary to maintain its registered share capital (calculated as at the date of demand under this Article VII and taking into account the adjustments set out above). The Secured Parties are entitled to pursue those parts of the guarantee obligations of the German Guarantor that are not enforced by operation of Section 7.11(a) above at any subsequent point in time. This Section 7.11 shall apply again as of the time such additional demands are made.
(g)    Section 7.11(a) shall not apply as to the amount of Loans borrowed under this Agreement and passed on (whether by way of shareholder loan or equity contribution) to the respective German Guarantor or any of its Subsidiaries as long as the respective shareholder loan is outstanding or the respective equity contribution has not been dissolved or otherwise repaid.
(h)    Should it become legally permissible for managing directors of a German Guarantor to enter into guarantees in support of obligations of their shareholders without limitations, the limitations set forth in Section 7.11(a) shall no longer apply. Should any such guarantees become subject to legal restrictions that are less stringent than the limitations set forth in Section 7.11(a) above, such less stringent limitations shall apply. Otherwise, Section 7.11(a) shall remain unaffected by changes in Applicable Law.
(i)    The limitations provided for in paragraph (a) above shall not apply where (i) the relevant German Guarantor has a fully valuable (vollwertig) recourse claim (Gegenleistungs- oder Rückgewähranspruch) vis-à-vis the relevant shareholder or (ii) a domination agreement (Beherrschungsvertrag) or a profit and loss pooling agreement (Gewinnabführungsvertrag) is or will be in existence with the relevant German Guarantor (or the relevant general partner), unless Section 30 of the German Limited Liability Companies Act is violated despite of the existence of such agreement.
SECTION 7.12    Swiss Guarantors. If and to the extent that (i) the obligations under this ARTICLE VII of any Swiss Guarantor are for the exclusive benefit of any of such Swiss Guarantor’s Affiliates (other than such Swiss Guarantor’s direct or indirect Subsidiaries) and (ii) complying with the obligations under this ARTICLE VII would constitute a repayment of capital (restitution des apports) or the payment of a (constructive) dividend (distribution de dividende), the following shall apply:
(i)    The aggregate obligations under this ARTICLE VII of any Swiss Guarantor shall be limited to the maximum amount of such Swiss Guarantor’s profits and reserves available for distribution, in each case in accordance with, without limitation, articles 671 para.1 to 3 and 675 para.2 of the Swiss Code of Obligations (the “Available Amount”) at the time any Swiss Guarantor makes a payment under this ARTICLE VII (provided such limitation is still a legal requirement under Swiss law at that time).
(j)    Immediately after having been requested to make a payment under this ARTICLE VII (the “Guarantee Payment”), each Swiss Guarantor shall (i) provide the Administrative Agent, within thirty (30) Business Days from being requested to make the Guarantee Payment, with (1) an interim audited balance sheet prepared by the statutory auditors of the applicable Swiss Guarantor, (2) the determination of the Available Amount based on such interim audited balance sheet as computed by the statutory auditors, and (3) a confirmation from the statutory auditors that the Available Amount is the maximum amount which can be paid by the Swiss Guarantor under this ARTICLE VII without breaching the provisions of Swiss corporate law, which are aimed at protecting the share capital and legal reserves, and (ii) upon receipt of the confirmation referred to in the preceding sentence under (3) and after having taken all actions required pursuant to paragraph (d) below, make such Guarantee Payment in full (less, if required, any Swiss Withholding Tax).
(k)    If so required under Swiss law (including double tax treaties to which Switzerland is a party) at the time it is required to make a payment under this ARTICLE VII or the Security Documents, the applicable Swiss Guarantor (1) may deduct the Swiss Withholding Tax at the rate of 35% (or such other rate as may be in force at such time) from any payment under this ARTICLE VII or the Security Documents, (2) may pay the Swiss Withholding Tax to the Swiss Federal Tax Administration, and (3) shall notify and provide evidence to the Administrative Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration. To the extent the Guarantee Payment due is less than the Available Amount, the applicable Swiss Guarantor shall be required to make a gross-up, indemnify or otherwise hold harmless the Secured Parties for the deduction of the Swiss Withholding Tax, it being understood that at no time shall the Guarantee Payment (including any gross-up or indemnification payment pursuant to this paragraph (c) and including any Swiss Withholding Tax levied thereon) exceed the Available Amount. The applicable Swiss Guarantor shall use its best efforts to ensure that any person which is, as a result of a payment under this ARTICLE VII, entitled to a full or partial refund of the Swiss Withholding Tax, shall as soon as possible after the deduction of the Swiss Withholding Tax (i) request a refund of the Swiss Withholding Tax under any Applicable Law (including double tax treaties) and (ii) pay to the Administrative Agent for distribution to the Secured Parties upon receipt any amount so refunded. The Secured Obligations will only be considered as discharged to the extent of the effective payment received by the Secured Parties under this ARTICLE VII. This subsection (c) is without prejudice to the gross-up or indemnification obligations of any Guarantor other that the Swiss Guarantors.
(l)    The Swiss Guarantors shall use reasonable efforts to take and cause to be taken all and any other action, including the passing of any shareholders’ resolutions to approve any Guarantee Payment under this ARTICLE VII or the Security Documents, which may be required as a matter of Swiss mandatory law or standard business practice as existing at the time it is required to make a Guarantee Payment under this ARTICLE VII or the Security Documents in order to allow for a prompt payment of the Guarantee Payment or Available Amount, as applicable.
(m)    To the extent (i) the Swiss Borrower is jointly and severally liable towards the Lenders for obligations under this Agreement of the Swiss Borrower’s Affiliates (other than the Swiss Borrower’s direct or indirect Subsidiaries) which were incurred for the exclusive benefit of such Swiss Borrower’s Affiliates and (ii) complying with such joint and several obligations would constitute a repayment of capital (restitution des apports) or the payment of a (constructive) dividend (distribution de dividende), then paragraphs (a) to (d) of this Section 7.12 shall be applicable to such obligations. For the avoidance of doubt this paragraph is without prejudice to the joint and several liability of any Loan Party (other than the Swiss Borrower) for any obligations arising under this Agreement.
SECTION 7.13    Irish Guarantor. This Guarantee does not apply to any liability to the extent that it would result in this Guarantee constituting unlawful financial assistance within the meaning of, in respect of any Irish Guarantor, Section 60 of the Companies Act 1963 of Ireland.
SECTION 7.14    Brazilian Guarantor. The Brazilian Guarantor waives and shall not exercise any and all rights and privileges granted to guarantors which might otherwise be deemed applicable, including but not limited to the rights and privileges referred to in Articles 827, 834, 835, 836, 837, 838 and 839 of the Brazilian Civil Code and the provisions of Article 595 of the Brazilian Civil Procedure Code.
SECTION 7.15    French Guarantor.
(a)    The obligations and liabilities of a French Guarantor under the Loan Documents and in particular under Article VII (Guarantee) of this Agreement shall not include any obligation or liability which if incurred would constitute the provision of financial assistance within the meaning of article L. 225-216 of the French Code de commerce and/or would constitute a misuse of corporate assets within the meaning of article L. 241-3 or L. 242-6 of the French Code de commerce or any other laws or regulations having the same effect, as interpreted by French courts.
(b)    The obligations and liabilities of a French Guarantor under Article VII (Guarantee) of this Agreement for the obligations under the Loan Documents of any other Guarantor which is not a French Subsidiary of such French Guarantor, shall be limited at any time to an amount equal to the aggregate of all amounts borrowed under this Agreement by such other Guarantor as Borrower to the extent directly or indirectly on-lent to the French Guarantor under inter-company loan agreements and outstanding at the date a payment is to be made by such French Guarantor under Article VII (Guarantee) of this Agreement, it being specified that any payment made by a French Guarantor under Article VII (Guarantee) of the Credit Agreement in respect of the obligations of such Guarantor as Borrower shall reduce pro tanto the outstanding amount of the inter-company loans due by the French Guarantor under the inter-company loan arrangements referred to above.
(c)    The obligations and liabilities of a French Guarantor under Article VII (Guarantee) of this Agreement for the obligations under the Loan Documents of any Guarantor which is its Subsidiary shall not be limited and shall therefore cover all amounts due by such Guarantor as Borrower and/or as Guarantor, as applicable. However, where such Subsidiary is not incorporated in France, the amounts payable by the French Guarantor under this paragraph (c) in respect of obligations of this Subsidiary as Borrower and/or Guarantor, shall be limited as set out in paragraph (b) above.
ARTICLE VIII

EVENTS OF DEFAULT
SECTION 8.01    Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):
(l)    default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;
(m)    default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;
(n)    any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or which is contained in any certificate furnished by or on behalf of a Loan Party pursuant to this Agreement or any other Loan Document, shall prove to have been false or misleading in any material respect when so made or deemed made;
(o)    default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in (i) Section 5.02(a), Section 5.03(a), Section 5.08, Section 5.17, Section 9.01(e), Section 9.02(d), Section 9.02(e), Section 9.03, and ARTICLE VI or (ii) Section 5.04(a) or Section 5.04(b) (provided that in the case of defaults under Sections 5.04(a) or (b) which do not impair in any material respect the insurance coverage maintained on the Collateral or the Companies’ assets taken as a whole, then such default will not constitute an Event of Default unless such default has continued unremedied for a period of three (3) Business Days);
(p)    (i) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02 (other than Section 5.02(a)), or ARTICLE IX (other than Section 9.01(d), Section 9.02(d), Section 9.02(e), and Section 9.03), and such default shall continue unremedied or shall not be waived for a period of five (5) Business Days after written notice thereof from the Administrative Agent or any Lender to Administrative Borrower, or (ii) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b), (d) or (e)(i) immediately above) and such default shall continue unremedied or shall not be waived for a period of thirty (30) days after written notice thereof from the Administrative Agent or any Lender to Administrative Borrower;
(q)    any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit (in the case of the Senior Notes only, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default with regard to the Senior Notes before notice of acceleration may be delivered, delivery of such Default Notice shall constitute a Default hereunder (but not an Event of Default) until such time as the Senior Notes may be accelerated, at which point an Event of Default shall occur hereunder) the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that, other than in the case of the Term Loans, it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate Dollar Equivalent amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $100,000,000 at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the net amount payable by all Companies if such Hedging Obligations were terminated at such time);
(r)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party or Material Subsidiary, or of a substantial part of the property of any Loan Party or Material Subsidiary, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state, provincial or foreign bankruptcy, insolvency, receivership, reorganization or other Debtor Relief Law, including any proceeding under applicable corporate law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner or similar official for any Loan Party or Material Subsidiary or for a substantial part of the property of any Loan Party or Material Subsidiary; or (iii) the winding-up, liquidation or examination of any Loan Party or Material Subsidiary; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(s)    any Loan Party or Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or other Debtor Relief Law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner or similar official for any Loan Party or Material Subsidiary or for a substantial part of the property of any Loan Party or Material Subsidiary; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its insolvency or inability or fail generally to pay its debts as they become due or, in respect of a German Loan Party, is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or threatened to become unable to pay its debts (drohend zahlungsunfähig) within the meaning of section 18 of the German Insolvency Code or is over-indebted within the meaning of section 19 of the German Insolvency Code; (vii) take any action for the purpose of effecting any of the foregoing; (viii) wind up or liquidate (except in accordance with Section 6.05) or put into examination, or (ix) take any step with a view to a moratorium or a composition or similar arrangement with any creditors of any Loan Party or Material Subsidiary, or a moratorium is declared or instituted in respect of the indebtedness of any Loan Party or Material Subsidiary;
(t)    one or more judgments, orders or decrees for the payment of money in an aggregate Dollar Equivalent amount in excess of $100,000,000, to the extent not covered by insurance or supported by a letter of credit or appeal bonds posted in cash, shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;
(u)    one or more ERISA Events or noncompliance with respect to Foreign Plans or Compensation Plans shall have occurred that, when taken together with all other such ERISA Events and noncompliance with respect to Foreign Plans or Compensation Plans that have occurred, could reasonably be expected to result in liability of any Company and its ERISA Affiliates that could reasonably be expected to result in a Material Adverse Effect;
(v)    any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent (or its co-agent or subagent), for the benefit of the Secured Parties, a valid, perfected First Priority (subject to the Intercreditor Agreement) security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document) in favor of the Collateral Agent (or its co-agent or subagent), or shall be asserted by any Borrower or any other Loan Party not to be a valid, perfected, First Priority (except as otherwise expressly provided in this Agreement, the Intercreditor Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;
(w)    any Loan Document or any material provision thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;
(x)    there shall have occurred a Change in Control;
(y)    the Intercreditor Agreement or any material provision thereof shall cease to be in full force or effect other than (i) as expressly permitted hereunder or thereunder, (ii) by a consensual termination or modification thereof agreed to by the Agents party thereto, the Term Loan Administrative Agent, the Term Loan Collateral Agent and all other creditors of the Parent Borrower and its Restricted Subsidiaries (or any trustee, agent or representative acting on their behalf) that are parties thereto, or (iii) as a result of satisfaction in full of the obligations under the Term Loan Documents, the Additional Senior Secured Indebtedness Documents (if any), the Junior Secured Indebtedness Documents (if any) and any other Material Indebtedness subject to the terms of the Intercreditor Agreement;
(z)    any Company shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;
(aa)    a “Termination Event” (as defined therein) has occurred under a Receivables Purchase Agreement;
then, and in every such event (other than an event with respect to any Loan Party described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Administrative Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to any Loan Party described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding.
SECTION 8.02    Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Loan Parties shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by them that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant Section 11.02, then upon the written consent of the Required Lenders and written notice to the Administrative Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Banks to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit any Loan Party and do not give any Loan Party the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.
SECTION 8.03    Application of Proceeds. Notwithstanding anything herein to the contrary (but subject to Section 2.14(f) and the terms of the Intercreditor Agreement), during an Event of Default, monies to be applied to the Secured Obligations, whether arising from payments by Loan Parties, realization on Collateral, setoff or otherwise, shall be allocated as follows (including any payments received with respect to adequate protection payments or other distributions relating to the Secured Obligations during the pendency of any reorganization or insolvency proceeding):
(p)    First, to all costs and expenses, including Extraordinary Expenses, owing to any Agent or Receiver;
(q)    Second, to all amounts owing to a Swingline Lender on Swingline Loans;
(r)    Third, to all amounts owing to Issuing Banks on LC Obligations;
(s)    Fourth, to all Secured Obligations constituting fees (other than Secured Bank Product Obligations);
(t)    Fifth, to all Secured Obligations constituting interest (other than Secured Bank Product Obligations);
(u)    Sixth, to cash collateralize all outstanding Letters of Credit in an amount equal to 105% of LC Exposure;
(v)    Seventh, to all Loans; and
(w)    Eighth, to all other Secured Obligations.
Amounts shall be applied to each category of Secured Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Secured Obligations in the category. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to Administrative Agent for determining the amount due. No Agent shall have any obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and Administrative Agent may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by Administrative Agent, Administrative Agent may assume the amount to be distributed is zero. The allocations set forth in this Section are solely to determine the rights and priorities of Administrative Agent and Secured Parties as among themselves, and may be changed by agreement among them without the consent of any Loan Party. This Section is not for the benefit of or enforceable by any Loan Party.
ARTICLE IX

COLLATERAL ACCOUNT; COLLATERAL MONITORING; APPLICATION OF COLLATERAL PROCEEDS
Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until Full Payment of the Obligations, unless Administrative Agent, or the Required Lenders, shall otherwise consent in writing:
SECTION 9.01    Accounts; Cash Management.
The Loan Parties in the United States, Canada, England and Wales, Switzerland, and Germany (and any other jurisdiction in which a Borrower, Borrowing Base Guarantor or Receivables Seller is located) (the “Borrowing Base Loan Parties”) shall maintain a cash management system which is acceptable to the Administrative Agent (the “Cash Management System”), which shall operate as follows:
(bb)    All funds held by any Borrowing Base Loan Party (other than funds being collected pursuant to the provisions stated below) shall be deposited in one or more bank accounts or securities investment accounts, in form and substance reasonably satisfactory to Administrative Agent subject to the terms of the Security Agreement and applicable Control Agreements.
(cc)    Each Borrowing Base Loan Party shall establish and maintain, at its sole expense, blocked accounts, charged accounts, or lockboxes and related deposit accounts (in each case, “Blocked Accounts”), which, on the Closing Date, shall consist of the accounts listed as such on Schedule 9.01(b) and related lockboxes maintained by the financial institutions listed on such schedule (or another financial institution acceptable to Administrative Agent), with such banks as are acceptable to Administrative Agent into which each Loan Party shall promptly deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral (other than proceeds of a Casualty Event or an Asset Sale that do not require a repayment under Loan Documents, and subject to the Intercreditor Agreement) in the identical form in which such payments are made, whether by cash, check or other manner and shall be identified and segregated from all other funds of the Loan Parties (except, with regard to accounts located in Europe, to the extent permitted pursuant to the applicable U.K. Security Agreement, Swiss Security Agreement, or German Security Agreement, or Control Agreements, or with respect to accounts located in any other European country, the applicable Control Agreement or other Security Documents applicable thereto). Each Borrowing Base Loan Party shall deliver, or cause to be delivered, to Collateral Agent a Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account for the benefit of any Borrowing Base Loan Party is maintained, and, except as provided in Section 9.01(d), by each bank where any other deposit account of a Borrowing Base Loan Party is from time to time maintained. Each Borrowing Base Loan Party shall further execute and deliver such agreements and documents as Administrative Agent may reasonably require in connection with such Blocked Accounts and such Control Agreements. No Borrowing Base Loan Party shall establish any deposit accounts after the Closing Date, unless such Loan Party has given the Administrative Agent 30 days’ (or such shorter period as may be determined by the Administrative Agent in its sole discretion) prior written notice of its intention to establish such new account and has complied in full with the provisions of this Section 9.01(b) with respect to such deposit accounts. Each Borrowing Base Loan Party agrees that from and after the delivery of an Activation Notice (as defined below), all payments made to such Blocked Accounts or other funds received and collected by any Secured Party, whether in respect of the Accounts, as proceeds of Inventory or other Collateral (subject to the Intercreditor Agreement) or otherwise shall be treated as payments to the Secured Parties in respect of the Secured Obligations and therefore shall constitute the property of the Secured Parties to the extent of the then outstanding Secured Obligations and may be applied by the Administrative Agent in accordance with Section 9.01(e).
(dd)    With respect to the Blocked Accounts of the U.S. Borrowers and such other Borrowing Base Loan Parties as the Administrative Agent shall determine in its sole discretion, the applicable bank maintaining such Blocked Accounts shall agree to forward daily all amounts in each Blocked Account to one Blocked Account designated as a concentration account in the name listed on Schedule 9.01(b) (the “Concentration Account”) at a bank acceptable to the Administrative Agent that shall be designated as the Concentration Account bank for the Loan Parties (the “Concentration Account Bank”), which, on the Closing Date, shall consist of the accounts listed as such on Schedule 9.01(b) maintained by the financial institutions listed on such schedule (or other financial institution acceptable to the Administrative Agent). Each Bank providing a Blocked Account shall agree to follow the instructions of the Collateral Agent with regard to each such Blocked Account, including the Concentration Account, including, from and after the receipt of a notice (an “Activation Notice”) from the Collateral Agent (which Activation Notice may (or shall, upon the written instruction of the Required Lenders) be given by Collateral Agent at any time from and after the occurrence of a Cash Dominion Trigger Event and prior to a Cash Dominion Recovery Event) pursuant to the applicable Control Agreement, to follow only the instructions of the Collateral Agent (and not those of any Loan Party) with respect to the Blocked Accounts (including the Concentration Account), including (i) to forward daily all amounts in the Concentration Account to the account designated as the collection account (the “Collection Account”), which shall be under the exclusive dominion and control of the Collateral Agent (it being understood that, prior to the delivery of an Activation Notice, the respective Loan Parties shall also be authorized to issue instructions with regard to funds in the Concentration Account), and (ii) with respect to the Blocked Accounts to forward all amounts in each Blocked Account to the applicable Collection Account or as the Collateral Agent otherwise directs and to commence the process of daily sweeps from such Blocked Account into the Collection Account or otherwise under Section 9.01 or as the Collateral Agent otherwise directs.
(ee)    Notwithstanding any provision of this Section 9.01 to the contrary, (A) Borrowing Base Loan Parties may maintain zero balance disbursement accounts and accounts used solely to fund payroll, payroll taxes or employee benefits in the ordinary course of business that are not a part of the Cash Management Systems, provided that no Borrowing Base Loan Parties shall accumulate or maintain cash in such accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements or Applicable Law and (B) Borrowing Base Loan Parties may maintain local cash accounts that are not a part of the Cash Management Systems which individually do not at any time contain funds in excess of $100,000 and, together with all other such local cash accounts, do not exceed $2,000,000.
(ff)    From and after the delivery of an Activation Notice, unless an Event of Default has occurred and is continuing (in which event Section 8.03 shall apply) and unless Administrative Agent determines to release such funds to the Borrowers in accordance with this Section 9.01(e), Administrative Agent shall apply all funds of a Borrower or Borrowing Base Guarantor organized under the laws of the same jurisdiction of such Borrower that are in or are received into a Collection Account or that are otherwise received under this Section 9.01 by the Administrative Agent or the Collateral Agent (except to the extent constituting Pari Passu Priority Collateral or otherwise not required to be paid pursuant to Section 2.10) on a daily basis to the repayment of (i) first, Fees and reimbursable expenses of the Administrative Agent and the Collateral Agent then due and payable by such Borrower and such Borrowing Base Guarantors; (ii) second, to interest then due and payable on all Loans to such Borrower, (iii) third, Overadvances to such Borrower, (iv) fourth, the Swingline Loans to such Borrower, (v) fifth, Base Rate Loans to such Borrower, pro rata, (vi) sixth, Eurocurrency Loans and EURIBOR Loans to such Borrower, pro rata, together with all accrued and unpaid interest thereon; provided, however, that payments on such Eurocurrency Loans and EURIBOR Loans with respect to which the application of such payment would result in the payment of the principal prior to the last day of the relevant Interest Period shall be transferred to the Cash Collateral Account to be applied to such Eurocurrency Loans or EURIBOR Loans on the last day of the relevant Interest Period of such Eurocurrency Loan or EURIBOR Loan or to the Obligations owing by such Borrower and Borrowing Base Guarantors as they come due (whether at stated maturity, by acceleration or otherwise). After payment in full has been made of the amounts required under subsections (i)-(vi) in the preceding sentence, all funds in a Collection Account or otherwise received under this Section 9.01 (except to the extent not required to be paid hereunder) shall be applied on a daily basis to all amounts described in subsections (i)-(vi) in the preceding sentence owing by any other Loan Parties, in the order set out therein. Notwithstanding the foregoing sentences, after payment in full has been made of the amounts required under subsections (i)-(vi) in the two preceding sentences, upon Administrative Borrower’s request and as long as no Default has occurred and is continuing and all other conditions precedent to a Borrowing have been satisfied, any additional funds deposited in a Collection Account or a Cash Collateral Account shall be released to the applicable Borrowing Base Loan Party. In addition, if consented to by the Administrative Agent or the Required Lenders, such funds in a Cash Collateral Account may be released to the applicable Borrowing Base Loan Party. Notwithstanding the above, if the Administrative Agent has declared the Loans and/or Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part pursuant to Section 8.01 or if an Event of Default has occurred and is continuing, the Administrative Agent shall apply all funds received in the Collection Account in accordance with Section 8.03. If this Section 9.01(e) applies, the Administrative Agent will use reasonable efforts to cooperate with the Administrative Borrower in structuring the payments under this Section 9.01(e) in a manner that would minimize withholding taxes imposed on such payments.
(gg)    Each Loan Party following delivery of an Activation Notice shall, acting as trustee for Collateral Agent, receive, as the property of Collateral Agent for the benefit of the Secured Parties, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts, Inventory or other Collateral (subject to the Intercreditor Agreement) which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Collateral Agent. In no event shall the same be commingled with any Loan Party’s own funds (except, with regard to accounts located in Europe, to the extent permitted pursuant to the applicable U.K. Security Agreement, Swiss Security Agreement, or German Security Agreement, or Control Agreements, or with respect to accounts located in any other European country, the applicable Control Agreement or other Security Documents applicable thereto). Each Loan Party agrees to reimburse Collateral Agent on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Collateral Agent’s payments to or indemnification of such bank or person.
(hh)    With regard to accounts located in Europe, the Collateral Agent may, in its sole discretion, agree pursuant to the Security Documents to vary the cash management procedures set forth herein, including as documented in the applicable U.K. Security Agreement, Swiss Security Agreement, or German Security Agreement, or Control Agreements, or with respect to accounts located in any other European country, the applicable Control Agreement or other Security Documents applicable thereto) and including, subject to Section 6.07, with regard to the Cash Pooling Arrangements. To the extent that any Security Document sets forth cash management that varies from this Section 9.01, the applicable Loan Parties shall comply with such Security Documents, and shall comply with this Section 9.01 to the extent not inconsistent therewith.
(ii)    Each Borrowing Base Loan Party, and each other Loan Party that is organized in a Principal Jurisdiction, shall, prior to entering into a Permitted German Alternative Financing or a Permitted Customer Account Financing, arrange its cash management system, in a manner reasonably satisfactory to the Administrative Agent, so as to cause its receipts in respect of Accounts that are subject to such a financing or other transaction (or receipts in respect of Accounts generated from Inventory included in such a financing or other transaction) to be to be segregated from (and not commingled therewith) receipts of its other Accounts.
SECTION 9.02    Administration of Inventory and Accounts.
(x)    Records and Reports of Inventory. Each Borrower and Borrowing Base Guarantor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions thereto, and shall submit to Administrative Agent inventory and reconciliation reports in form reasonably satisfactory to Administrative Agent, upon Administrative Agent’s reasonable request. Each Loan Party shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Administrative Agent during the continuation of an Event of Default) and periodic cycle counts consistent with historical practices, and shall provide to Administrative Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Administrative Agent may reasonably request. Administrative Agent may participate in and observe each physical count.
(y)    Returns of Inventory. No Borrower or Borrowing Base Guarantor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (i) such return is in the ordinary course of business, consistent with past practices and undertaken in good faith; (ii) no Default, Event of Default or Overadvance exists or would result therefrom; (iii) Administrative Agent is promptly notified if the aggregate value of all Inventory returned in any month exceeds $10,000,000; and (iv) during the existence of any Event of Default or at any time after the occurrence of a Cash Dominion Trigger Event and prior to the subsequent occurrence of a Cash Dominion Recovery Event, any payment received by a Loan Party for a return is promptly remitted to Administrative Agent for application to the Secured Obligations.
(z)    Acquisition, Sale and Maintenance of Inventory. The Loan Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.
(aa)    Records and Schedules of Accounts. Each Loan Party shall keep accurate and complete records of its Accounts in all material respects, including all payments and collections thereon, and shall submit to Administrative Agent sales, collection, reconciliation and other reports in form satisfactory to Administrative Agent, on such periodic basis as Administrative Agent may reasonably request.
(bb)    Taxes. If an Account of any Borrower or Borrowing Base Guarantor includes a charge for any Taxes, Administrative Agent is authorized, in its discretion, upon notice to the Administrative Borrower, to pay the amount thereof to the proper Taxing Authority for the account of such Borrower or Borrowing Base Guarantor and to charge Borrowers therefor; provided, however, that neither any Agent nor any Lender shall be liable for any Taxes that may be due from any Loan Party or with respect to any Collateral.
(cc)    Account Verification. During a Default or Event of Default, at any time after the occurrence of a Cash Dominion Trigger Event and prior to the subsequent occurrence of a Cash Dominion Recovery Event and in connection with its field examinations, Administrative Agent shall have the right, in the name of Administrative Agent, any designee of Administrative Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts of any Borrower or Borrowing Base Guarantor (including Accounts purchased pursuant to a Receivables Purchase Agreement) by mail, telephone or otherwise; provided that, in the absence of an Event of Default such verification shall be limited to telephone calls made by a representative of a Loan Party, upon reasonable prior notice from Administrative Agent, in the presence of a representative of Administrative Agent to an applicable Account Debtor or a Person otherwise obligated on such Accounts, as the case may be. Loan Parties shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.
SECTION 9.03    Borrowing Base-Related Reports. The Borrowers shall deliver or cause to be delivered (at the expense of the Borrowers) to the Collateral Agent and the Administrative Agent the following (and the Administrative Agent shall make available to the Lenders, on the Platform or otherwise, in accordance with its customary procedures):
(ff)    in no event less frequently than fifteen (15) days after the end of each month for the month most recently ended (or, if such day is not a Business Day, the next succeeding Business Day), a Borrowing Base Certificate from the Administrative Borrower accompanied by such supporting detail and documentation as shall be reasonably requested by the Administrative Agent in its Permitted Discretion; provided that, if during the first month of any fiscal quarter the Total Revolving Exposure (excluding LC Exposure in respect of Letters of Credit outstanding as of the Closing Date) does not at any time exceed 25% of the Total Revolving Commitment and no Default is then continuing, the Administrative Borrower shall not be required to deliver a Borrowing Base Certificate with regard to such month; provided further, that after the occurrence of a Covenant Trigger Event and until the occurrence of a corresponding Covenant Recovery Event, Administrative Borrower shall deliver an additional weekly roll-forward of Accounts as referenced in paragraph (b)(i) below (both consolidated and segregated by Borrower (or Borrowing Base Guarantor) and region) within five (5) Business Days after the end of each calendar week, and, if requested by the Administrative Agent or the Required Lenders, a Borrowing Base Certificate reflecting such updated Account information (prepared weekly) within five (5) Business Days after the end of each calendar week, or, when a Default is continuing, more frequent Borrowing Base Certificates reflecting shorter periods as reasonably requested by the Administrative Agent or the Required Lenders. Each Borrowing Base Certificate shall reflect all information through the end of the appropriate period for Borrower and each Borrowing Base Guarantor, both in consolidated form and segregated by Borrower (or Borrowing Base Guarantor) and region. In addition, the Administrative Borrower shall promptly (and in any event within five (5) Business Days) provide to the Collateral Agent and the Administrative Agent an updated Borrowing Base Certificate after the occurrence of an event not in the ordinary course of business (including a casualty event, a sale or other disposition, entry into any Permitted German Alternative Financing or any Permitted Customer Account Financing, or any other event resulting in the ineligibility of Accounts or Inventory that are included as Eligible Accounts or Eligible Inventory in the most recently delivered Borrowing Base Certificate) which causes such Accounts or Inventory in excess of $20,000,000 included in the Total Borrowing Base no longer to be Eligible Accounts or Eligible Inventory. After any Restricted Subsidiary organized in Germany or any political subdivision thereof enters into any Permitted German Alternative Financing, all of the Accounts and Inventory of such Company (and each other Company organized in Germany or any political subdivision thereof), including any Accounts of any such Person that were sold pursuant to a Receivables Purchase Agreement prior to such Permitted German Alternative Financing, shall be ineligible for inclusion in the Borrowing Base. In the event that any Restricted Subsidiary enters into a Permitted Customer Account Financing, until such time that the Administrative Borrower has delivered an updated Borrowing Base Certificate reflecting such transaction, the Administrative Agent may establish a Reserve with respect to the subject Accounts.
(gg)    upon request by the Administrative Agent, and in no event less frequently than thirty (30) days after the end of (i) each month, a monthly trial balance showing Accounts outstanding aged from statement date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by a comparison to the prior month’s trial balance and such supporting detail and documentation as shall be requested by the Administrative Agent in its Permitted Discretion and (ii) each month, a summary of Inventory by location and type (differentiating raw materials, work-in-process, and finished goods) accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its Permitted Discretion; provided that, if during the first month of any fiscal quarter the Total Revolving Exposure (excluding LC Exposure in respect of Letters of Credit outstanding as of the Closing Date) does not at any time exceed 25% of the Total Revolving Commitment and no Default is then continuing, the Administrative Borrower shall not be required to deliver such monthly trial balance or summary of Inventory with regard to such month;
(hh)    promptly upon request by the Administrative Agent (which request shall not be made more often than once per fiscal quarter except after the occurrence of a Cash Dominion Trigger Event and prior to the subsequent occurrence of a Cash Dominion Recovery Event), copies of German Borrower’s updated or new supply contracts, purchase orders, invoices, and any related statements of general terms and conditions, in each case with respect to suppliers having an average transactional volume with the Companies in excess of $10,000,000 per month;
(ii)    in no event less frequently than fifteen (15) days after the end of each month for the month most recently ended (or, if such day is not a Business Day, the next succeeding Business Day), a report listing German accounts payable by payee, in a form reasonably satisfactory to the Administrative Agent; provided that, if during the first month of any fiscal quarter the Total Revolving Exposure (excluding LC Exposure in respect of Letters of Credit outstanding as of the Closing Date) does not at any time exceed 25% of the Total Revolving Commitment and no Default is then continuing, the Administrative Borrower shall not be required to deliver such report with regard to such month;
(jj)    in no event less frequently than fifteen (15) days after the end of each month for the month most recently ended (or, if such day is not a Business Day, the next succeeding Business Day) a report reflecting the ownership of sheet ingot Inventory located and cast at Norf GmbH, provided that after the occurrence of a Covenant Trigger Event and until the occurrence of a corresponding Covenant Recovery Event, Administrative Borrower shall deliver, if requested by the Administrative Agent or the Required Lenders, such reports on a more frequent basis; and
(kk)    such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Loan Parties as the Administrative Agent shall from time to time request in its Permitted Discretion.
The delivery of each certificate and report or any other information delivered pursuant to this Section 9.03 shall constitute a representation and warranty by the Borrowers that the statements and information contained therein are true and correct in all material respects on and as of the date referred to therein.
SECTION 9.04    Rescission of Activation Notice. Notwithstanding any of the provisions of Section 9.01 to the contrary, after Collateral Agent has delivered an Activation Notice and upon delivery of a certificate by a Financial Officer of the Administrative Borrower to the Administrative Agent certifying that a Cash Dominion Recovery Event has occurred with respect to the outstanding Cash Dominion Trigger Event, the Collateral Agent shall rescind the Activation Notice by written notice, as necessary, to the applicable Concentration Account Banks and any such other banks to which Collateral Agent had issued such Activation Notice and following such rescission the Cash Management System shall be operated as if no such Activation Notice had been given.
ARTICLE X

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT
SECTION 10.01    Appointment, Authority and Duties of Agents.
(dd)    Appointment and Authority. Each Secured Party appoints and designates Wells Fargo as Administrative Agent and as Collateral Agent under all Loan Documents. Each Agent may, and each Secured Party authorizes each Agent to, enter into all Loan Documents to which such Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Each Secured Party agrees that any action taken by any Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by any Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent shall have the sole and exclusive authority to (a) in the case of the Administrative Agent, act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Administrative Agent or as Collateral Agent, respectively, each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other Person; (c) in the case of the Collateral Agent, act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) in the case of the Collateral Agent, manage, supervise or otherwise deal with Collateral; (e) in the case of the Collateral Agent, take any Enforcement Action with respect to the Collateral or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise; and (f) take any other Enforcement Action. The duties of each Agent shall be ministerial and administrative in nature, and no Agent shall have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Administrative Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, or whether to impose or release any reserve, and to exercise its Permitted Discretion in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Administrative Agent from liability to any Lender or other Person for any error in judgment.
(ee)    Duties. No Agent shall have any duties except those expressly set forth in the Loan Documents. The conferral upon any Agent of any right shall not imply a duty on such Agent’s part to exercise such right, unless instructed to do so (i) in the case of the Administrative Agent, by Required Lenders in accordance with this Agreement and (ii) in the case of the Collateral Agent, by Administrative Agent in accordance with this Agreement.
(ff)    Agent Professionals. Each Agent may perform its duties through agents and employees. Each Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. No Agent shall be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
(gg)    Instructions of Required Lenders. The rights and remedies conferred upon each Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Each Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all Claims that could be incurred by such Agent in connection with any act. Each Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and no Agent shall incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of Secured Parties shall be required in the circumstances described in Section 11.02. In no event shall any Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.
SECTION 10.02    Agreements Regarding Collateral and Field Examination Reports.
(ll)    Lien Releases; Care of Collateral. Secured Parties authorize Collateral Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Secured Obligations; (b) that is the subject of a sale, lease, license, consignment, transfer or other disposition which Administrative Borrower certifies in writing to Administrative Agent and Collateral Agent is permitted by Section 6.06 (provided that no Lien shall be released in any Series of Cash Neutral Transactions or in any Asset Sale to another Loan Party) (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; (d) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to Section 7.09; (e) that is the subject of a Lien which Administrative Borrower certifies in writing to Administrative Agent and Collateral Agent is permitted by Section 6.02(n)(x) or (y) (and Agent may rely conclusively on any such certificate without further inquiry); or (f) with the written consent of the Required Lenders or such other number of Lenders whose consent is required under Section 11.02. Secured Parties authorize Collateral Agent to subordinate or release its Liens to any a Lien permitted hereunder that secures a Purchase Money Obligation or Capital Lease Obligation permitted hereunder. No Agent shall have any obligation to assure that any Collateral exists or is owned by a Loan Party, or is cared for, protected or insured, nor to assure that Collateral Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
(mm)    Possession of Collateral. Each Agent and Secured Party appoints each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Collateral Agent thereof and, promptly upon Collateral Agent’s request, deliver such Collateral to Collateral Agent or otherwise deal with it in accordance with Collateral Agent’s instructions.
(nn)    Reports. Each Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for such Agent with respect to any Loan Party or Collateral (each, a “Report”). Each Lender agrees (a) that neither Wells Fargo nor any Agent makes any representation or warranty as to the accuracy or completeness of any Report, and neither Wells Fargo nor any Agent shall be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that any Agent or any other Person performing any audit or examination will inspect only specific information regarding Secured Obligations or the Collateral and will rely significantly upon the Loan Parties’ books and records as well as upon representations of the Loan Parties’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Secured Obligations. Each Lender shall indemnify and hold harmless each Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of any Agent furnishing a Report to such Lender.
(oo)    Dealings with Collateral Agent. Each Secured Party (other than the Administrative Agent and the Collateral Agent and their respective co-agents and sub-agents) shall deal with the Collateral Agent exclusively through the Administrative Agent and shall not deal directly with the Collateral Agent. The Collateral Agent shall be entitled to act and rely upon the instructions of the Administrative Agent with regard to all matters relating to the Loan Documents and the Collateral.
SECTION 10.03    Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.
SECTION 10.04    Action Upon Default. No Agent shall be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Loan Party specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Administrative Agent and the other Lenders thereof in writing. Each Secured Party (other than the Administrative Agent and the Collateral Agent) agrees that, except as otherwise provided in any Loan Documents or with the written consent of Administrative Agent and Required Lenders, it will not (i) take any Enforcement Action, (ii) accelerate Secured Obligations (other than Secured Bank Product Obligations) or (iii) exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral. Notwithstanding the foregoing, however, a Secured Party may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Secured Obligations held by such Secured Party, including the filing of proofs of claim in an Insolvency Proceeding. No Lender shall set off against any account that is subject to a Control Agreement without the prior consent of Administrative Agent.
SECTION 10.05    Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY LOAN PARTIES, IN ACCORDANCE WITH ITS PRO RATA PERCENTAGE, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE OR ISSUING BANK INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AN AGENT (IN THE CAPACITY AS AN AGENT). In Administrative Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to any Agent making any distribution of Collateral proceeds to Secured Parties. If any Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by such Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to such Agent by each Lender to the extent of its Pro Rata Percentage.
SECTION 10.06    Limitation on Responsibilities of Agents. No Agent shall be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by such Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a non-appealable decision). No Agent assumes any responsibility for any failure or delay in performance or any breach by any Loan Party, Lender or other Secured Party of any obligations under the Loan Documents. No Agent makes to Secured Parties any express or implied warranty, representation or guarantee with respect to any Secured Obligations, Collateral, Loan Documents or Loan Party. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Secured Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Loan Party of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents. Neither Administrative Agent nor Collateral Agent shall be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Secured Party or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Secured Party, such Secured Party hereby agrees to return it).
SECTION 10.07    Successor Agents and Co-Agents.
(t)    Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by giving at least 30 days written notice thereof to the other Agent, Lenders and Administrative Borrower. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Administrative Borrower. If no successor Agent is appointed prior to the effective date of the resignation of an Agent, then such Agent may appoint a successor agent from among Lenders or, if no Lender accepts such role, such Agent may appoint Required Lenders as successor agent. Upon acceptance by a successor Agent of an appointment to serve as an Agent hereunder, or upon appointment of Required Lenders as successor Agent, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder in its capacity as such Agent, but shall continue to have the benefits of the indemnification set forth in Sections 10.05 and 11.03. Notwithstanding any Agent’s resignation, the provisions of this Section 10.07 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Wells Fargo by merger or acquisition of stock or this loan shall continue to be Administrative Agent and Collateral Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.
(u)    Co-Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Collateral Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, or for any other reason in its sole discretion, Collateral Agent (or the Lenders) may appoint an additional Person as a co-collateral agent. If Collateral Agent (or the Lenders) so appoints a co-collateral agent, each right and remedy intended to be available to Collateral Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Collateral Agent. Secured Parties shall execute and deliver such documents as Collateral Agent deems appropriate to vest any rights or remedies in such agent. If any co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Collateral Agent until appointment of a new agent. For the avoidance of doubt, French Collateral Agent shall be a co-collateral agent hereunder.
SECTION 10.08    Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon any Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Loan Party and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Loan Parties. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Loan Party, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, no Agent shall have any duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to such Agent by any Loan Party or any credit or other information concerning the affairs, financial condition, business or properties of any Loan Party (or any of its Affiliates) which may come into possession of any Agent or its Affiliates.
SECTION 10.09    Remittance of Payments and Collections.
(n)    Remittances Generally. All payments by any Lender to any Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by an Agent and request for payment is made by such Agent by 11:00 a.m., New York time, on a Business Day, payment shall be made by Lender not later than 2:00 p.m., New York time, on such day, and if request is made after 11:00 a.m., New York time, then payment shall be made by 11:00 a.m., New York time, on the next Business Day. Payment by any Agent to any Secured Party shall be made by wire transfer, in the type of funds received by such Agent. Any such payment shall be subject to such Agent’s right of offset for any amounts due from such payee under the Loan Documents.
(o)    Failure to Pay. If any Secured Party fails to pay any amount when due by it to any Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by such Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Secured Party to any Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by any Agent pursuant to Section 2.14(f).
(p)    Recovery of Payments. If any Agent pays any amount to a Secured Party in the expectation that a related payment will be received by such Agent from any Loan Party and such related payment is not received, then such Agent may recover such amount from each Secured Party that received it. If any Agent determines at any time that an amount received under any Loan Document must be returned to any Loan Party or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, such Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by any Agent to any Secured Obligations are later required to be returned by such Agent pursuant to Applicable Law, each Lender shall pay to such Agent, on demand, such Lender’s share (in accordance with its Pro Rata Percentage, where applicable) of the amounts required to be returned.
SECTION 10.10    Agent in its Individual Capacity. As a Lender, Wells Fargo shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Wells Fargo in its capacity as a Lender. Each of Wells Fargo and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Loan Parties and their Affiliates, as if Wells Fargo were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Wells Fargo and its Affiliates may receive information regarding Loan Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that Wells Fargo and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity and not as an Agent hereunder.
SECTION 10.11    Agent Titles. Each Lender, other than Wells Fargo, that is designated (on the cover page of this Agreement or otherwise) by Wells Fargo as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.
SECTION 10.12    Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Administrative Agent of a Bank Product, agrees to be bound by Section 8.03, ARTICLES VII, X and XI, and the Intercreditor Agreement. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Loan Parties, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.
SECTION 10.13    No Third Party Beneficiaries. This ARTICLE X is an agreement solely among Secured Parties and Agents, and shall survive Full Payment of the Secured Obligations. This ARTICLE X does not confer any rights or benefits upon the Loan Parties or any other Person. As between the Loan Parties and Agents, any action that any Agent may take under any Loan Documents or with respect to any Secured Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.
SECTION 10.14    Release. Each Lender and each Issuer hereby releases each Agent acting on its behalf pursuant to the terms of this Agreement or any other Loan Document from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) (restriction on self-dealing).
SECTION 10.15    Acknowledgment of Security Trust Deed. Each Secured Party acknowledges the terms of the Security Trust Deed and, in particular, the terms, basis and limitation on which the Collateral Agent holds the “Transaction Security” (as defined therein) and specifically agrees and accepts (i) such terms, basis and limitation; (ii) that the Collateral Agent shall, as trustee, have only those duties, obligations and responsibilities expressly specified in the Security Trust Deed; (iii) the limitation and exclusion of the Collateral Agent’s liability as set out therein; and (iv) all other provisions of the Security Trust Deed as if it were a party thereto.
ARTICLE XI

MISCELLANEOUS
SECTION 11.01    Notices.
(pp)    Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i)    if to any Loan Party, to Administrative Borrower at:
Novelis Inc.
Two Alliance Center
3560 Lenox Road, Suite 2000
Atlanta, GA 30326
Attention: Randal P. Miller
Telecopier No.: 404-760-0124
Email: randy.miller@novelis.com
with a copy to:
Novelis Inc.
Two Alliance Center
3560 Lenox Road, Suite 2000
Atlanta, GA 30326
Attention: Leslie J. Parrette, Jr.
Telecopier No.: 404-760-0137
Email: les.parrette@novelis.com
and with a copy to:
Torys LLP
1114 Avenue of the Americas, 23rd Floor
New York, New York 10036
Attention: Jonathan Wiener
Telecopier No.: 212-880-6121
Email: jwiener@torys.com
(ii)    if to the Administrative Agent or the Collateral Agent, to it at:
Wells Fargo Bank, National Association
1100 Abernathy Road, Suite 1600
Atlanta, GA 30328
Attention: Daniel Denton
Telecopier No.: 855-277-7303
Phone No.: 770-508-1387
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive, Suite 3000
Chicago, IL 60606
Attention: Seth E. Jacobson
Telecopier No.: (312) 407-8511
Phone No.: (312) 407-0889
and with a copy to (for notices relating to European Borrowers and Borrowings thereby):
Burdale Financial Limited
5th Floor, No.1 Bread Street
London, EC4M 9BE
Attention: Kevin McKnight
Telecopier No.: 00 1 845 641 8889 (International); 0845 641 8889 (UK)
Phone No.: +44 (0) 207 664 5672
(iii)    if to the U.S. Swingline Lender, to it at:
Wells Fargo Bank, National Association
1100 Abernathy Road, Suite 1600
Atlanta, GA 30328
Attention: Daniel Denton
Telecopier No.: 855-277-7303
Phone No.: 770-508-1387
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive, Suite 3000
Chicago, IL 60606
Attention: Seth E. Jacobson
Telecopier No.: (312) 407-8511
Phone No.: (312) 407-0889
(iv)    if to the Initial Issuing Bank, to it at:
Wells Fargo Bank, National Association
1100 Abernathy Road, Suite 1600
Atlanta, GA 30328
Attention: Daniel Denton
Telecopier No.: 855-277-7303
Phone No.: 770-508-1387
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive, Suite 3000
Chicago, IL 60606
Attention: Seth E. Jacobson
Telecopier No.: (312) 407-8511
Phone No.: (312) 407-0889
and with a copy to (for notices relating to European Letters of Credit):
Burdale Financial Limited
5th Floor, No.1 Bread Street
London, EC4M 9BE
Attention: Kevin McKnight
Telecopier No.: 00 1 845 641 8889 (International); 0845 641 8889 (UK)
Phone No.: +44 (0) 207 664 5672
(v)    if to the European Swingline Lender, to it at:
Wells Fargo Bank, National Association
1100 Abernathy Road, Suite 1600
Atlanta, GA 30328
Attention: Daniel Denton
Telecopier No.: 855-277-7303
Phone No.: 770-508-1387
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive, Suite 3000
Chicago, IL 60606
Attention: Seth E. Jacobson
Telecopier No.: (312) 407-8511
Phone No.: (312) 407-0889
and with a copy to:
Burdale Financial Limited
5th Floor, No.1 Bread Street
London, EC4M 9BE
Attention: Kevin McKnight
Telecopier No.: 00 1 845 641 8889 (International); 0845 641 8889 (UK)
Phone No.: +44 (0) 207 664 5672
(vi)    if to a Lender (or other Issuing Bank), to it at its address (or telecopier number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(qq)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may (subject to Section 11.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to ARTICLE II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 11.01(d)); provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(rr)    Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
(ss)    Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at daniel.denton@wellsfargo.com or at such other e-mail address(es) provided to Administrative Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall reasonably require. Nothing in this Section 11.01(d) shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.
To the extent consented to by the Administrative Agent from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Administrative Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate and an executed copy (which may be by pdf or similar electronic transmission) of each notice or request of the type described in clauses (i) through (iv) of paragraph (d) above required to be delivered hereunder.
Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENTS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall any Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.
SECTION 11.02    Waivers; Amendment.
(c)    Generally. No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.
(d)    Required Consents. Subject to the terms of the Intercreditor Agreement and to Sections 11.02(c) through (h), Section 2.23 and the definitions of “Permitted Customer Account Financing”, “Permitted German Alternative Financing” and “Permitted Holdings Amalgamation”, no modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Administrative Agent (or Collateral Agent, in the case of any Security Document) with the consent of Required Lenders, and each Loan Party party to such Loan Document; provided, however, that
(i)    no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of any Agent, without the prior written consent of such Agent;
(ii)    without the prior written consent of such Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.18 or any other provision in a Loan Document that relates to any rights, duties or discretion of an Issuing Bank;
(iii)    without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; or (iii) extend the Maturity Date;
(iv)    without the prior written consent of all Lenders (except a Defaulting Lender to the extent provided in Section 2.14(f)), no modification shall be effective that would (i) alter Section 8.03 or 11.02; (ii) except as provided in Section 11.02(h), amend the definition of Borrowing Base (or any defined term used in such definition) (in each case in a manner that would increase availability), Pro Rata Percentage or Required Lenders; (iii) increase any advance rate; (iv) release all or substantially all of the Collateral, except as currently contemplated by the Loan Documents; or (v) except as expressly permitted by the Loan Documents, release any Loan Party from liability for any Obligations, if such Loan Party is Solvent at the time of the release;
(v)    without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 8.03; and
(vi)    without the written consent of each relevant Swingline Lender, no modification shall be effective that would change or waive any provision hereof relating to Swingline Loans (including the definition of “European Swingline Commitment”)
provided further, that, notwithstanding anything to the contrary contained herein, each Agent is hereby authorized by each Lender to enter into any amendment to or modification of the Intercreditor Agreement or the Security Documents in connection with the issuance or incurrence of Pari Passu Secured Obligations or Subordinated Lien Secured Obligations, solely to the extent necessary to effect such amendments as may be necessary or appropriate, in the reasonable opinion of such Agent, in connection with any such issuance or incurrence expressly permitted hereunder, so long as such amendment or modification does not adversely affect the rights of any Lender (it being understood that allowing Pari Passu Secured Obligations and Subordinated Lien Secured Obligations to be secured by Collateral on the terms set forth in the Intercreditor Agreement will not be deemed to adversely affect the rights of any Lender).
(e)    Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (ii) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with Applicable Law, or (iii) to cure any inconsistency with this Agreement (other than, solely in the case of clause (iii), amendments or waivers to provisions in such Security Documents that are required to create or perfect the security interests created thereby or cause such Security Document or security interest to be enforceable).
(f)    Dissenting Lenders. If a Lender fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders have consented, then, in addition to any other rights and remedies that any Person may have, Administrative Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Administrative Agent, pursuant to appropriate Assignment and Assumption(s) and within 20 days after Administrative Agent’s notice. Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Assumption if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (including any amount payable pursuant to Section 2.13).
(g)    Holdings Amalgamation and Increased Commitments. Notwithstanding the foregoing, the Administrative Agent and the Borrowers (without the consent of any Lenders) may amend or amend and restate this Agreement and the other Loan Documents if necessary or advisable in connection with or to effectuate (i) the Permitted Holdings Amalgamation and (ii) any increase in Commitments contemplated by Section 2.23.
(h)    Limitations. The agreement of any Loan Party shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of any Lender, any Agent and/or any Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Loan Document. Any waiver or consent granted by Agents or Lenders hereunder shall be effective only if in writing and only for the matter specified.
(i)    Loan Modification Offers.
(xi)    The Administrative Borrower may, by written notice to the Administrative Agent, make one or more offers (a “Loan Modification Offer”) to all Lenders to make no more than one Permitted Amendment (as defined below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the applicable Borrowers. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice) (or such shorter periods as are acceptable to the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans of Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”).
(xii)    The Borrowers, each Accepting Lender, each Issuing Bank and each Swingline Lender shall execute and deliver to the Administrative Agent a loan modification agreement in a form acceptable to the Administrative Agent (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendment and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender, each Issuing Bank and each Swingline Lender as to the effectiveness of such Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of the Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders (such Commitments, the “Extended Commitments”). Notwithstanding the foregoing, the Permitted Amendment shall not become effective under this Section 11.02 unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received corporate documents, officers’ certificates or legal opinions consistent with those delivered on the Closing Date under Section 4.01.
(xiii)    “Permitted Amendment” shall mean (A) an extension of the final maturity date of the applicable Commitments of the Accepting Lenders; provided that such extension may not result in having more than two different maturity dates under this Agreement; provided further, that subject to any amendments to Sections 2.17 and 2.18 or otherwise to the extent dealing with Letters of Credit and Swingline Loans which mature or expire after a maturity date when there exist Extended Commitments with a longer maturity date (which may, with the consent of the applicable Swingline Lender or Issuing Bank, provide that participations in Letters of Credit expiring on or after the Maturity Date then in effect shall be re-allocated on the Maturity Date from existing Lenders to Accepting Lenders), all Letters of Credit and Swingline Loans shall be participated in on a pro rata basis by all Lenders with Commitments in accordance with their Pro Rata Percentage and all borrowings under the Commitments and repayments thereunder shall be made on a pro rata basis (except for (1) payments of interest and fees at different rates on Extended Commitments (and related outstandings) and (2) repayments required upon the maturity date of the non-extending Commitments), and (B) any other amendment to a Loan Document required to give effect to the Permitted Amendments described in clause (A) of this Section 11.02(g). This Section 11.02(g) shall supersede any provisions in Section 2.14 or Section 11.02 to the contrary.
(j)    Certain Borrowing Base Additions. The Administrative Borrower may request that (i) Accounts of one or more Borrowers or Borrowing Base Guarantors that would otherwise not be Eligible Accounts solely because the Account Debtor either (A) maintains its Chief Executive Office in a specific jurisdiction that is not an Applicable Eligible Jurisdiction, or (B) is organized under the laws of a specific jurisdiction that is not an Applicable Eligible Jurisdiction or any state, territory, province or subdivision thereof, be treated as Eligible Accounts, or (ii) Accounts sold in a true sale by a Restricted Subsidiary to a Borrower or Borrowing Base Guarantor (other than pursuant to any Receivables Purchase Agreement that is in effect on the Closing Date) be able to be treated as Eligible Accounts of such Borrower or Borrowing Base Guarantor (subject to meeting applicable eligibility criteria), and in each case the Lenders hereby agree that the eligibility criteria may be adjusted to treat such Accounts as eligible accounts so long as (i) with regard to Accounts constituting in the aggregate less than 10% of the Total Borrowing Base, the Administrative Agent so agrees in its sole discretion, and (ii) with regard to Accounts constituting in the aggregate 10% or more (but less than 25%) of the Total Borrowing Base, the Required Lenders so agree (provided that such an adjustment with regard to a greater portion of the Total Borrowing Base may be made only with the prior written consent of all Lenders (except a Defaulting Lender as provided in Section 2.14(f)); provided, however, that prior to any such Account being treated as eligible, (y) the Administrative Borrower shall, at Borrowers’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any security agreement, guaranty, or other agreement, document or instrument supplemental to or confirmatory of the Security Documents or other Loan Documents, together with such certificates, legal opinions, and other deliverables as may be requested by the Administrative Agent in its sole discretion, and (z) such Account shall meet such additional Eligibility Criteria as the Administrative Agent may establish in its sole discretion, including requiring legal opinions from both the jurisdiction in which the applicable account is originated and the jurisdiction of the account debtor, satisfaction of any requirements to notify account debtors in a manner deemed necessary and desirable, requiring periodic scheduling of accounts subject to pledge or other actions reasonably necessary to identify Accounts subject to a pledge and a field examination with respect to such Accounts. In addition, the Administrative Agent and the Collateral Agent may enter into the agreements and documents referred to in the definition of “Eligible Swiss Subsidiary Accounts” and otherwise effect the arrangements contemplated hereby with regard to such Accounts.
SECTION 11.03    Expenses; Indemnity; Damage Waiver.
(s)    Costs and Expenses. Borrowers shall reimburse each Agent or Receiver (or, to the extent set forth below, the Lenders) for all Extraordinary Expenses. Borrowers shall also reimburse each Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Collateral Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 5.07(c), each inspection, audit or appraisal with respect to any Loan Party or Collateral, whether prepared by an Agent’s personnel or a third party; provided that legal fees shall be limited to (together with allocated costs of internal counsel) the reasonable fees, charges and disbursements of one external counsel (plus local counsel in each applicable jurisdiction) for the Administrative Agent and/or the Collateral Agent, one external counsel (plus local counsel in each applicable jurisdiction) for the Lenders, and one external counsel (plus local counsel in each applicable jurisdiction) for any Receiver. All legal, accounting and consulting fees shall be charged to Borrowers by Agents’ professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Administrative Agent, for the pro rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid.
(t)    Indemnification by Loan Parties. EACH LOAN PARTY SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF THE LOAN PARTIES, AND THE LOAN PARTIES AGREE, THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE.
(u)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(v)    Payments. All amounts due under this Section shall be payable not later than three (3) Business Days after demand therefor accompanied by reasonable particulars of amounts due.
SECTION 11.04    Successors and Assigns.
(n)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Loan Parties, each Agent, the Lenders, the other Secured Parties, and their respective successors and assigns, except that (a) no Loan Party shall have the right to assign its rights or delegate its obligations under any Loan Documents (except as a result of a transaction expressly permitted by Section 6.05(c) or (e)); and (b) any assignment by a Lender must be made in compliance with Section 11.04(c). Each Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 11.04(c). Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
(o)    Participations.
(i)    Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution other than a Defaulting Lender (a “Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and each Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and each Agent and the other Lenders shall not have any obligation or liability to any such Participant. Subject to the following sentence, each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.06(j), Section 2.12, Section 2.13, Section 2.15, Section 2.16, Section 2.21, and Section 7.10 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section (and such Participant shall be deemed to be a Lender for purposes of the definition of Excluded Taxes); provided that a Participant shall not be entitled to such benefits unless (A) such Participant and its respective participation are recorded in the Register in accordance with Section 11.04(d) as if such Participant were a Lender and (B) such Participant complies with Section 2.15 as if such Participant were a Lender. A Participant shall not be entitled to receive any greater payment under Section 2.06(j), Section 2.12, Section 2.13, Section 2.15, Section 2.16, Section 2.21, and Section 7.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Administrative Borrower’s prior written consent.
(ii)    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which (A) forgives principal, interest or fees, (B) reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, (C) postpones the Maturity Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, (D) except pursuant to the Intercreditor Agreement, as expressly provided in this Agreement or as otherwise provided by any such Guarantee, releases all or substantially all of the Subsidiary Guarantors from their Guarantees or limits the liability of all or substantially all of the Subsidiary Guarantors in respect of such Guarantees, or (E) except pursuant to the Intercreditor Agreement or the express terms hereof, releases all or substantially all of the Collateral.
(iii)    Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 11.08 as if such Participant were a Lender.
(p)    Assignments.
(iii)    Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Administrative Agent in its discretion) and integral multiples of $5,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Administrative Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording, an Assignment and Assumption. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by any Loan Party to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy the Loan Parties’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder. So long as no Event of Default shall have occurred and is continuing, no assignment or transfer of all or a portion of rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans at the time owing to it) shall be made by a Lender that is a Swiss Qualifying Bank to any assignee that is not a Swiss Qualifying Bank except in accordance with Section 11.04(f).
(iv)    Effect; Effective Date. Upon delivery to Administrative Agent of an Assignment and Assumption and a processing fee of $3,500 (unless (A) such assignment is from a Lender to a U.S.-based Affiliate of a Lender or (B) otherwise agreed by Administrative Agent in its discretion), the assignment shall become effective as specified in the notice (subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.04(d)), if it complies with this Section 11.04. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agents and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 2.15 and Section 2.21 and deliver, upon request, an administrative questionnaire satisfactory to Administrative Agent.
(v)    Certain Transfers. In the event of a transfer by novation of all or part of its rights and obligations under this Agreement by a Lender, such Lender expressly reserves the rights, powers, privileges and actions that it enjoys under any Security Documents governed by French law in favor of its Eligible Assignee, in accordance with the provisions of article 1278 et seq. of the French Code civil.
(q)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall, at all times while the Loans and LC Disbursements (or any of them) are outstanding, maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Banks, the Collateral Agent, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice. The requirements of this Section 11.04(d) are intended to result in any and all Loans and LC Disbursements being in “registered form” for purposes of Section 871, Section 881 and any other applicable provision of the Code, and shall be interpreted and applied in a manner consistent therewith.
(r)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any requirement of Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(s)    Successors and Assigns.
(i)    Notwithstanding anything in Sections 11.04(a) - (e), but only so long as no Event of Default shall have occurred and is continuing, except as permitted by Section 11.04(c)(i), no assignment or transfer of all or a portion of any Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans at the time owing to it, and including assignment by way of security, novation or sub-participations) to a Swiss Non-Qualifying Bank shall be made without the prior written consent of the Swiss Borrower, except that such consent shall be given:
(1)    if the transferee is an existing Lender; or
(2)    if as a result of a change in Swiss Tax laws, a violation of the Ten Non-Bank Regulations and the Twenty Non-Bank Regulations no longer results in the imposition of Swiss stamp tax and/or Swiss withholding tax.
(ii)    Any Lender that enters into a participation or sub-participation in relation to its Revolving Commitment or Loans in respect thereof shall ensure that, unless an Event of Default shall have occurred and is continuing:
(1)    the terms of such participations or sub-participation agreement prohibit the participant or sub-participant from entering into further sub-participation agreements (in relation to the rights between it and such Lender) and transferring, assigning (including by way of security) or granting any interest over the participant or sub-participation agreement, except in each case to a person who is an existing Lender, but subject to the consent contained above in paragraph (i) of this Section 11.04(f);
(2)    the identity of the participant or sub-participant is permitted to be disclosed to the Swiss Federal Tax Administration by the Swiss Borrower;
(3)    the participant or sub-participant enters into a unilateral undertaking in favor of Swiss Borrower to abide by the terms included in the participations or sub-participation agreement to reflect this Section 11.04(f) and Section 2.21; and
(4)    the terms of such participations or sub-participation agreement oblige the participant or sub-participant, in respect of any further sub-participation, assignment, transfer or grant, to include, mutatis mutandis, the provisions of this Section, including a requirement that any further sub-participant, assignee or grantee enters into such undertaking and abides by the terms of Section 2.21.
Notwithstanding the foregoing clauses (1) – (4), unless an Event of Default shall have occurred and is continuing, participations or sub-participations in relation to any Lender’s Revolving Commitment or Loans in respect thereof are not permitted unless (y) such participant or sub-participant is a Swiss Qualifying Bank or, (z) if and to the extent there are in total not more than 10 Swiss Non-Qualifying Banks (including Lenders, participants and/or sub-participants), the Swiss Borrower consents to such participations or sub-participations under this Section 11.04(f)(ii), whereby such consent shall not be unreasonably withheld and the relevant participations or sub-participations shall be counted against the number of Permitted Swiss Non-Qualifying Banks.
(iii)    For the avoidance of doubt, nothing in Subsection (ii) above restricts any Lender, participant or sub-participant from entering into any agreement with another person under which payments are made by reference to this Agreement or to any hereto related participation or sub-participation agreement (including without limitation credit default or total return swaps), provided such agreement is not treated as a sub-participation for the purposes of the Ten Non-Bank Regulations and the Twenty Non-Bank Regulations.
SECTION 11.05    Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.06(j), Section 2.12, Section 2.14, Section 2.15, Section 2.16, Section 2.18, Section 2.21, Section 7.10, Section 11.03, Section 11.33, ARTICLE X, and this Section 11.05 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 11.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, any separate letter agreements with respect to fees payable to any Agent or the Arrangers, and any provisions of the Engagement Letter and the Fee Letter that are explicitly stated to survive the execution and delivery of this Agreement (which surviving obligations are hereby assumed by the Borrowers constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 11.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 11.08    Right of Setoff. Subject to the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Administrative Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 11.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
(k)    GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(l)    SUBMISSION TO JURISDICTION. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(m)    WAIVER OF VENUE. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.09(B). EACH FRENCH GUARANTOR AND EACH OTHER FRENCH SUBSIDIARY HEREBY WAIVES THE BENEFIT OF THE PROVISIONS OF ARTICLE 14 OF THE FRENCH CODE CIVIL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(n)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER, E-MAIL OR OTHER ELECTRONIC COMMUNICATION) IN SECTION 11.01. EACH LOAN PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CSC CORPORATION, 1180 AVE OF THE AMERICAS, SUITE 210, NEW YORK, NEW YORK, 10036 (TELEPHONE NO: 212-299-5600) (TELECOPY NO: 212-299-5656) (ELECTRONIC MAIL ADDRESS: MWIENER@CSCINFO.COM) (THE “PROCESS AGENT”), IN THE CASE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE UNITED STATES AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS THAT MAY BE SERVED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY LOAN DOCUMENT. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
SECTION 11.10    WAIVER OF JURY TRIAL. EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 11.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 11.12    Treatment of Certain Information; Confidentiality. Each Agent, each Lender and each Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, trustees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Secured Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any actual or potential assignee, Participant or other Person acquiring an interest in any Obligations or any actual or prospective party (or its advisors) to any Bank Product or swap or derivative transaction relating to any Loan Party and its obligations, or any rating agency for the purpose of obtaining a credit rating applicable to any Lender; (g) with the consent of Administrative Borrower or the applicable Loan Party; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to any Agent, any Lender, any Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than the Loan Parties. Notwithstanding the foregoing, each Agent and each Lender may publish or disseminate general information describing this credit facility, including the names and addresses of Loan Parties and a general description of Loan Parties’ businesses, and may use Loan Parties’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from a Loan Party or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each Agent, each Lender and each Issuing Bank acknowledges that (i) Information may include material non-public information concerning a Loan Party or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.
SECTION 11.13    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers and the other Loan Parties, which information includes the name, address and tax identification number of the Borrowers and the other Loan Parties and other information regarding the Borrowers and the other Loan Parties that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers and the other Loan Parties in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.
SECTION 11.14    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 11.15    [intentionally omitted].
SECTION 11.16    Obligations Absolute. To the fullest extent permitted by Applicable Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:
(a)    any Insolvency Proceeding of any Loan Party;
(b)    any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;
(c)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;
(d)    any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;
(e)    any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or
(f)    any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.
SECTION 11.17    Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, each Lender acknowledges that the Lien and security interest granted to the Collateral Agent pursuant to the Security Documents and the exercise of any right or remedy by such Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the Security Documents, the terms of the Intercreditor Agreement shall govern and control.
SECTION 11.18    Judgment Currency.
(a)    Each Loan Party’s obligations hereunder and under the other Loan Documents to make payments in the applicable Approved Currency (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent, and in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
(b)    If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
(c)    For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 11.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
SECTION 11.19    Euro.
(a)    If at any time that an Alternate Currency Revolving Loan is outstanding, the relevant Alternate Currency (other than the euro) is fully replaced as the lawful currency of the country that issued such Alternate Currency (the “Issuing Country”) by the euro so that all payments are to be made in the Issuing Country in euros and not in the Alternate Currency previously the lawful currency of such country, then such Alternate Currency Revolving Loan shall be automatically converted into a Loan denominated in euros in a principal amount equal to the amount of euros into which the principal amount of such Alternate Currency Revolving Loan would be converted pursuant to law and thereafter no further Loans will be available in such Alternate Currency.
(b)    The Parent Borrower shall, or shall cause the applicable Loan Party from time to time, at the request of any Lender accompanied by reasonably documented particulars thereof, pay to such Lender the amount of any losses, damages, liabilities, claims, reduction in yield, additional expense, increased cost, reduction in any amount payable, reduction in the effective return of its capital, the decrease or delay in the payment of interest or any other return forgone by such Lender or its Affiliates as a result of the tax or currency exchange resulting from the introduction of, changeover to or operation of the euro in any applicable nation or eurocurrency market.
SECTION 11.20    Special Provisions Relating to Currencies Other Than Dollars.
(a)    All funds to be made available to Administrative Agent pursuant to this Agreement in euros, Swiss francs or GBP shall be made available to Administrative Agent in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial center in such Participating Member State (or in London) as Administrative Agent shall from time to time nominate for this purpose.
(b)    In relation to the payment of any amount denominated in euros, Swiss francs or GBP, Administrative Agent shall not be liable to any Loan Party or any of the Lenders for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by Administrative Agent if Administrative Agent shall have taken all relevant and necessary steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in euros, Swiss francs or GBP) to the account with the bank in the principal financial center in the Participating Member State which the Administrative Borrower or, as the case may be, any Lender shall have specified for such purpose. In this Section 11.20(b), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as Administrative Agent may from time to time determine for the purpose of clearing or settling payments of euros, Swiss francs or GBP. Furthermore, and without limiting the foregoing, Administrative Agent shall not be liable to any Loan Party or any of the Lenders with respect to the foregoing matters in the absence of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision or pursuant to a binding arbitration award or as otherwise agreed in writing by the affected parties).
SECTION 11.21    Abstract Acknowledgment of Indebtedness and Joint Creditorship.
(a)    Notwithstanding any other provision of this Agreement, each Loan Party hereby irrevocably and unconditionally agrees and covenants with the Collateral Agent by way of an abstract acknowledgment of indebtedness (abstraktes Schuldversprechen) that it owes to the Collateral Agent as creditor in its own right and not as a representative of the other Secured Parties, sums equal to, and in the currency of, each amount payable by such Loan Party to each of the Secured Parties under each of the Loan Documents and Bank Product Agreements relating to any Secured Obligations, as and when that amount falls due for payment under the relevant Secured Debt Agreement or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps to preserve its entitlement to be paid that amount.
(b)    Each Loan Party undertakes to pay to the Collateral Agent upon first written demand the amount payable by such Loan Party to each of the Secured Parties under each of the Secured Debt Agreements as such amount has become due and payable.
(c)    The Collateral Agent has the independent right to demand and receive full or partial payment of the amounts payable by each Loan Party under this Section 11.21, irrespective of any discharge of such Loan Party’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps to preserve their entitlement to be paid those amounts.
(d)    Any amount due and payable by a Loan Party to the Collateral Agent under this Section 11.21 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Secured Debt Agreements and any amount due and payable by a Loan Party to the other Secured Parties under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 11.21; provided that no Loan Party may consider its obligations towards a Secured Party to be so discharged by virtue of any set-off, counterclaim or similar defense that it may invoke vis-à-vis the Collateral Agent.
(e)    The rights of the Secured Parties (other than the Collateral Agent) to receive payment of amounts payable by each Loan Party under the Secured Debt Agreements are several and are separate and independent from, and without prejudice to, the rights of the Collateral Agent to receive payment under this Section 11.21.
(f)    In addition, but without prejudice to the foregoing, the Collateral Agent shall be the joint creditor (together with the relevant Secured Parties) of all obligations of each Loan Party towards each of the Secured Parties under the Secured Debt Agreements.
SECTION 11.22    Special Appointment of Collateral Agent for German Security.
(a)    (i) Each Secured Party that is or will become party to this Agreement hereby appoints the Collateral Agent as trustee (Treuhaender) and administrator for the purpose of holding on trust (Treuhand), administering, enforcing and releasing the German Security (as defined below) for the Secured Parties, (ii) the Collateral Agent accepts its appointment as a trustee and administrator of the German Security on the terms and subject to the conditions set out in this Agreement and (iii) the Secured Parties, the Collateral Agent and all other parties to this Agreement agree that, in relation to the German Security, no Secured Party shall exercise any independent power to enforce any German Security or take any other action in relation to the enforcement of the German Security, or make or receive any declarations in relation thereto.
(b)    To the extent possible, the Collateral Agent shall hold and administer any German Security which is security assigned, transferred or pledged under German law to it as a trustee for the benefit of the Secured Parties, where “German Security” shall mean the assets which are the subject of a security document which is governed by German law.
(c)    Each Secured Party hereby authorizes and instructs the Collateral Agent (with the right of sub delegation) to enter into any documents evidencing German Security and to make and accept all declarations and take all actions as it considers necessary or useful in connection with any German Security on behalf of the Secured Parties. The Collateral Agent shall further be entitled to rescind, release, amend and/or execute new and different documents securing the German Security.
(d)    The Secured Parties and the Collateral Agent agree that all rights and claims constituted by the abstract acknowledgment of indebtedness pursuant to this Section 11.22 and all proceeds held by the Collateral Agent pursuant to or in connection with such abstract acknowledgment of indebtedness are held by the Collateral Agent with effect from the date of such abstract acknowledgment of indebtedness in trust for the Secured Parties and will be administered in accordance with the Loan Documents and Bank Product Agreements relating to any Secured Obligations. The Secured Parties and the Collateral Agent agree further that the respective Loan Party’s obligations under such abstract acknowledgment of indebtedness shall not increase the total amount of the Secured Obligations (as defined in the respective agreement governing German Security) and shall not result in any additional liability of any of the Loan Parties or otherwise prejudice the rights of any of the Loan Parties. Accordingly, payment of the obligations under such abstract acknowledgment of indebtedness shall, to the same extent, discharge the corresponding Secured Obligations and vice versa.
(e)    Each Secured Party hereby ratifies and approves all acts and declarations previously done by the Collateral Agent on such Secured Party's behalf (including, for the avoidance of doubt the declarations made by the Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of any Secured Party as future pledgee or otherwise).
SECTION 11.23    Special Appointment of Collateral Agent in Relation to South Korea; Certain Lock-Up or Listing Agreements.
(a)    Notwithstanding any other provision of this Agreement, each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Loan Party to each of the Secured Parties under each of the Loan Documents as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps to preserve its entitlement to be paid that amount.
(b)    The Collateral Agent shall have its own independent right to demand payment of the amounts payable by each Loan Party under this Section 11.23, irrespective of any discharge of such Loan Party’s obligation to pay those amounts to the Secured Parties resulting from failure by them to take appropriate steps to preserve their entitlement to be paid those amounts.
(c)    Any amount due and payable by a Loan Party to the Collateral Agent under this Section 11.23 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by a Loan Party to the other Secured Parties under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 11.23.
(d)    Subject to paragraph (c) above, the rights of the Secured Parties (in each case, other than the Collateral Agent) to receive payment of amounts payable by each Loan Party under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Collateral Agent to receive payment under this Section 11.23.
(e)    The Administrative Agent and the Collateral Agent are authorized to enter into consents to any lock-up or listing agreement required by any applicable rule or regulation in connection with any listing or offering of Equity Interests in NKL and may consent to such Equity Interests being held by a depositary or securities intermediary; provided, that the Collateral Agent’s Liens in the Equity Interests of NKL or its direct parents, 4260848 Canada Inc., 4260856 Canada Inc., and 8018227 Canada Inc., are not impaired.
(f)    The parties hereto hereby acknowledge and agree that references to the Administrative Agent in Sections 11.23(a) through (d) in the Existing Credit Agreement shall for all purposes be interpreted to refer to the Collateral Agent (as defined therein).
SECTION 11.24    Special Appointment of Collateral Agent in Relation to France.
(a)    Notwithstanding any other provision of this Agreement, each French Guarantor hereby irrevocably and unconditionally undertakes insofar as necessary, in advance, to pay to the Collateral Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such French Guarantor to each of the Secured Parties under each of the Loan Documents as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps to preserve its entitlement to be paid that amount (such payment undertakings, obligations and liabilities which are the result thereof, hereinafter referred to as the “Parallel Debt”).
(b)    The Collateral Agent shall have its own independent right to demand payment of the amounts payable by each French Guarantor under this Section 11.24, irrespective of any discharge of such French Guarantor’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps to preserve their entitlement to be paid those amounts.
(c)    Any amount due and payable by a French Guarantor to the Collateral Agent under this Section 11.24 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by a French Guarantor to the other Secured Parties under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 11.24.
(d)    The Collateral Agent shall apply any amounts received in payment of any Parallel Debt in accordance with the terms and conditions of this Agreement governing the application of proceeds in payment of any Secured Obligations.
(e)    The rights of the Secured Parties (other than any Parallel Debt) to receive payment of amounts payable by each French Guarantor under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Collateral Agent to receive payment under this Section 11.24.
SECTION 11.25    Swiss Tax Ruling. The Swiss Borrower shall obtain subsequent to the Closing Date (but within a reasonable time frame) (a) a ruling from the Wallis cantonal tax authority confirming that the payment of interests under this Agreement shall not be subject to federal, cantonal, and municipal direct taxes levied at source in Switzerland as per Article 51 § 1 lit. d and Article 94 of the Swiss Federal Direct Tax Act of December 14, 1990 and as per Article 21 § 2 lit. a and Article 35 § 1 lit. e of the Swiss Federal Harmonization Direct Tax Act of December 14, 1990, but only to the extent and limited to the interests paid by the Swiss Borrower in connection with the Swiss Revolving Loan and which are secured by the Swiss real estate mortgage in an amount of CHF 60 million, and (b) a ruling from the Zurich cantonal tax authority confirming that the aforesaid direct taxes levied at source may be solely ruled with the Canton where the Swiss real estate is located. The Swiss Borrower further acknowledges that the gross-up mechanism provided for under Section 2.15 shall apply with respect to any such direct taxes levied at source.
SECTION 11.26    Designation of Collateral Agent under Civil Code of Quebec. Each of the parties hereto (including each Lender, acting for itself and on behalf of each of its Affiliates which are or become Secured Parties from time to time) confirms the appointment and designation of the Collateral Agent (or any successor thereto) as the person holding the power of attorney (fondé de pouvoir) within the meaning of Article 2692 of the Civil Code of Québec for the purposes of the hypothecary security to be granted by the Loan Parties or any one of them under the laws of the Province of Québec and, in such capacity, the Collateral Agent shall hold the hypothecs granted under the laws of the Province of Québec as such fondé de pouvoir in the exercise of the rights conferred thereunder. The execution by the Collateral Agent in its capacity as fondé de pouvoir prior to the Closing Date of any document creating or evidencing any such hypothecs is hereby ratified and confirmed. Notwithstanding the provisions of Section 32 of the Act respecting the special powers of legal persons (Québec), the Collateral Agent may acquire and be the holder of any of the bonds secured by any such hypothec. Each future Secured Party, whether a Lender, an Issuer or a holder of any Secured Obligation, shall be deemed to have ratified and confirmed (for itself and on behalf of each of its Affiliates that are or become Secured Parties from time to time) the appointment of the Collateral Agent as fondé de pouvoir.
SECTION 11.27    Maximum Liability. Subject to Section 7.08 and Sections 7.11 to 7.16, it is the desire and intent of each Loan Party and the Secured Parties that their respective liability shall be enforced against each Loan Party to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought after giving effect to the rights of contribution established in the Contribution, Intercompany, Contracting and Offset Agreement that are valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. If, however, and to the extent that, the obligations of any Loan Party under any Loan Document shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of such Loan Party's obligations under the Loan Documents shall be deemed to be reduced and such Loan Party shall pay the maximum amount of the Secured Obligations which would be permissible under Applicable Law.
SECTION 11.28    NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
SECTION 11.29    Performance of Borrowers’ Obligations. Each Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Loan Party under any Loan Documents or otherwise lawfully requested by any Agent to (a) enforce any Loan Documents or collect any Secured Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Collateral Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of any Agent under this Section shall be reimbursed to such Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by any Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
SECTION 11.30    Credit Inquiries. Each Loan Party hereby authorizes each Agent and each Lender (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Loan Party or Subsidiary.
SECTION 11.31    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for any Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of any Agent, any Lender or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute any Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Loan Party.
SECTION 11.32    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, each Loan Party acknowledges and agrees that (a)(i) this credit facility and any related arranging or other services by any Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between the Loan Parties and such Person; (ii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) the Loan Parties are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each Agent, each Lender, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for the Loan Parties, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) each Agent, each Lender, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and have no obligation to disclose any of such interests to the Loan Parties or their Affiliates. To the fullest extent permitted by Applicable Law, each Loan Party hereby waives and releases any claims that it may have against any Agent, any Lender, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.
SECTION 11.33    Marshaling; Payments Set Aside. None of the Agents or the other Secured Parties shall be under any obligation to marshal any assets in favor of any Loan Party or against any Secured Obligations. If any payment by or on behalf of any Borrower is made to any Agent or other Secured Party, or an Agent or other Secured Party exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Agent or other Secured Party in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Secured Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
SECTION 11.34    One Obligation. The Loans, LC Obligations and other Secured Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Collateral Agent’s Lien upon all Collateral; provided, however, that each Agent and each other Secured Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Secured Obligations jointly or severally owed by such Borrower.
SECTION 11.35    Existing Credit Agreement.
(a)    Each of the Lenders party hereto that is a “Lender” under the Existing Credit Agreement hereby waives advance notice of any termination or reduction of commitments and prepayment of loans under the Existing Credit Agreement; provided that notice thereof is provided on the Closing Date.
(b)    Effective on the Closing Date, the Existing Credit Agreement is hereby amended and restated in its entirety hereby. The amendment and restatement of the Existing Credit Agreement hereby shall not be construed to discharge or otherwise affect any obligations of the Loan Parties accrued or otherwise owing under the Existing Credit Agreement that have not been paid, it being understood that such obligations shall continue as obligations hereunder. Without limiting the generality of the foregoing, this Agreement is not intended to constitute a novation of the Existing Credit Agreement.
(c)    Each Secured Party hereby ratifies and approves, and waives any right to prior notice of, all acts and declarations done by each Agent (including as defined in the Existing Credit Agreement) on its own behalf and on such Secured Party's behalf prior to the effectiveness of this Agreement (including as set forth in any Loan Document (as defined in the Existing Credit Agreement) and, for the avoidance of doubt, the declarations made by the Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf of and for the benefit of any Secured Party as future pledgee or otherwise). Each Lender that was a party to the Existing Credit Agreement immediately prior to the effectiveness of this Agreement hereby waives any notice that would otherwise be required pursuant to the Existing Credit Agreement of the substitution of Agents thereunder.
(d)    On and as of the Closing Date, (i) the “Revolving Commitment” and “European Swingline Commitment” of each “Lender” (including the “European Swingline Lender”) (in each case, as defined in the Existing Credit Agreement) that is not a Lender party to this Agreement shall terminate, and each such “Lender” shall cease to be a Lender hereunder for all purposes and (ii) the remaining “Revolving Commitments” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement shall be adjusted as necessary such that, on and as of the Closing Date, the Revolving Commitments hereunder shall be as set forth on Annex I contained herein, and the European Swingline Commitment shall be as set forth in the definition thereof contained herein.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
NOVELIS INC., as Parent Borrower, Administrative Borrower and Guarantor

By:	/s/ Randal P. Miller Name: Randal P. Miller Title: Authorized Signatory
NOVELIS CORPORATION, as U.S. Borrower and Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
NOVELIS PAE CORPORATION, as U.S. Borrower and Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
NOVELIS BRAND LLC, as U.S. Borrower and Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
NOVELIS SOUTH AMERICA HOLDINGS LLC, as U.S. Borrower and Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
ALUMINUM UPSTREAM HOLDINGS LLC, as U.S. Borrower and Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
NOVELIS ACQUISITIONS LLC, as U.S. Borrower and Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
NOVELIS NORTH AMERICA HOLDINGS INC., as U.S. Borrower and Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
NOVELIS DELAWARE LLC, as U.S. Borrower and Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory

NOVELIS UK LTD, as U.K. Borrower and Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
NOVELIS AG, as Swiss Borrower, European Administrative Borrower and Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory

NOVELIS CAST HOUSE TECHNOLOGY LTD., as Canadian Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
4260848 CANADA INC., as Canadian Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
4260856 CANADA INC., as Canadian Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
8018243 CANADA LIMITED, as Canadian Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
8018227 CANADA INC., as Canadian Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory

NOVELIS NO. 1 LIMITED PARTNERSHIP, as Canadian Guarantor,
By: 4260848 CANADA INC.
Its: General Partner
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory

NOVELIS EUROPE HOLDINGS LIMITED., as U.K. Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
NOVELIS SERVICES LIMITED, as U.K. Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
NOVELIS SWITZERLAND SA, as Swiss Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory

SIGNED AND DELIVERED AS A DEED
for and on behalf of NOVELIS ALUMINIUM HOLDING COMPANY
by its lawfully appointed attorney
in the presence of:
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
witness:
By:    /s/ Thomas W. LaBarge
    Name: Thomas W. LaBarge
    Title: Witness

Address: 3560 Lenox Road, Ste 2000,
Atlanta, Georgia 30326
Occupation: Attorney
NOVELIS DEUTSCHLAND GMBH, as German Borrower and Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
NOVELIS SHEET INGOT GMBH, as German Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
NOVELIS DO BRASIL LTDA., as Brazilian Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
NOVELIS MADEIRA UNIPESSOAL, LDA, as Madeira Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
NOVELIS PAE S.A.S., as French Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory
AV METALS INC., as Guarantor
By:    /s/ Randal P. Miller
    Name: Randal P. Miller
    Title: Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Issuing Bank, U.S. Swingline Lender and as Lender
By:    /s/ Samantha Alexander
    Name: Samantha Alexander
    Title: Director
WELLS FARGO BANK, N.A. (LONDON BRANCH), as European Swingline Lender
By:    /s/ N.R. Hogg
    Name: N.R. Hogg
    Title: Authorized Signatory
CITIBANK, N.A., as Lender
By:    /s/ Michael Smolow
    Name: Michael Smolow
    Title: Director & Vice President
HSBC BANK USA, N.A., as Lender
By:    /s/ Peter Hart
    Name: Peter Hart
    Title: Vice President
MORGAN STANLEY BANK, N.A., as Lender
By:    /s/ Lisa Hanson
    Name: Lisa Hanson
    Title: Authorized Signatory
By:    /s/ Kelly Chin
    Name: Kelly Chin
    Title: Authorized Signatory
DEUTSCHE BANK AG NEW YORK BRANCH, as Lender
By:    /s/ Michael Getz
    Name: Michael Getz
    Title: Vice President
By:    /s/ Anca Trifan
    Name: Anca Trifan
    Title: Managing Director
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender
By:    /s/ Kevin Buddhdew
    Name: Kevin Buddhdew
    Title: Authorized Signatory
By:    /s/ Alex Verdone
    Name: Alex Verdone
    Title: Authorized Signatory
THE BANK OF NOVA SCOTIA, as Lender
By:    /s/ Michelle C. Phillips
    Name: Michelle C. Phillips
    Title: Director
SUNTRUST BANK, as Lender
By:    /s/ J. Matney Gornall
    Name: J. Matney Gornall
    Title: Vice President
BANK OF MONTREAL, LONDON BRANCH, as Lender
By:    /s/ A. Ebdon
    Name: A. Ebdon
    Title: Managing Director
By:    /s/ L. Rodriguez
    Name: L. Rodriguez
    Title: Associate General Counsel
BANK OF MONTREAL, CHICAGO BRANCH, as Lender
By:    /s/ Kara L. Goodwin
    Name: Kara L. Goodwin
    Title: Director
JP MORGAN CHASE BANK, N.A., as Lender
By:    /s/ Brian Knapp
    Name: Brian Knapp
    Title: Vice President
CITY NATIONAL BANK, A NATIONAL BANKING ASSOCIATION, as Lender
By:    /s/ Brent Phillips
    Name: Brent Phillips
    Title: Vice President
RBC EUROPE LIMITED, as Lender
(for European entities)
By:    /s/ R.J. Bell
    Name: R.J. Bell
    Title: Authorized Signatory

ROYAL BANK OF CANADA, as Lender
(for U.S. and Canadian entities)
By:    /s/ Pierre Noriega
    Name: Pierre Noriega
    Title: Authorized Signatory
BARCLAYS BANK PLC, as Lender
By:    /s/ Noam Azachi
    Name: Noam Azachi
    Title: Vice President
UNION BANK, N.A., as Lender
By:    /s/ Terry L. Rocha
    Name: Terry L. Rocha
    Title: Vice President
UNION BANK, CANADA BRANCH, as Lender
By:    /s/ Anne Collins
    Name: Anne Collins
    Title: Vice President
GOLDMAN SACHS BANK USA, as Lender
By:    /s/ Mark Walton
    Name: Mark Walton
    Title: Authorized Signatory
NATIXIS, NEW YORK BRANCH, as Lender
By:    /s/ Gerry Canet
    Name: Gerry Canet
    Title: Managing Director
By:    /s/ Ronald Lee
    Name: Ronald Lee
    Title: Vice President
PNC BANK, N.A., as Lender
By:    /s/ Michael P. McNeirney
    Name: Michael P. McNeirney
    Title: Vice President
BANK OF AMERICA, N.A., as Lender
By:    /s/ Peter M. Walther
    Name: Peter M. Walther
    Title: Senior Vice President
SIEMENS FINANCIAL SERVICES, INC., as Lender
By:    /s/ Jeffrey B. Iervese
    Name: Jeffrey B. Iervese
    Title: Vice President
By:    /s/ Andrew Beneduce
    Name: Andrew Beneduce
    Title: Collateral Specialist
STANDARD CHARTERED BANK, as Lender
By:    /s/ Katherine E. Leahy
    Name: Katherine E. Leahy
    Title: Director
UBS AG, STAMFORD BRANCH, as Lender
By:    /s/ Lana Gifas
    Name: Lana Gifas
    Title: Director
By:    /s/ Kenneth Chin
    Name: Kenneth Chin
    Title: Director
THE ROYAL BANK OF SCOTLAND PLC, as Lender and Issuing Bank
By:    /s/ Steve Ray_____________________
    Name: Steve Ray
    Title: Director

Annex I

Revolving Commitments

Lender	Revolving Commitment
Wells Fargo Bank, National Association	$150,000,000
Bank of America, N.A.	$85,000,000
Citibank, N.A.	$80,000,000
Deutsche Bank AG New York Branch	$80,000,000
JPMorgan Chase Bank, N.A.	$80,000,000
The Royal Bank of Scotland plc	$80,000,000
UBS AG, Stamford Branch	$80,000,000
HSBC Bank USA, N.A.	$40,000,000
Natixis, New York Branch	$40,000,000
Union Bank, N.A. and Union Bank, Canada Branch	$40,000,000
Bank of Montreal, Chicago Branch and Bank of Montreal, London Branch	$25,000,000
The Bank of Nova Scotia	$25,000,000
Standard Chartered Bank	$25,000,000
SunTrust Bank	$25,000,000
Barclays Bank Plc	$20,000,000
Credit Suisse AG, Cayman Islands Branch	$20,000,000
Goldman Sachs Bank USA	$20,000,000
Morgan Stanley Bank, N.A.	$20,000,000
PNC Bank, N.A.	$20,000,000
City National Bank, A National Banking Association	$15,000,000
Royal Bank of Canada and RBC Europe Limited	$15,000,000
Siemens Financial Services, Inc.	$15,000,000

Annex II
Applicable Margin

Average Quarterly Excess Availability	Eurocurrency	EURIBOR	Base Rate

Level I Greater than or equal to $600,000,000	1.75%	1.75%	0.75%

Level II Less than $600,000,000 and equal to or greater than $400,000,000	2.00%	2.00%	1.00%

Level III Less than $400,000,000	2.25%	2.25%	1.25%
Until September 30, 2013, the Applicable Margin shall be determined based upon the levels set forth in the chart above based upon Average Quarterly Excess Availability as determined under the Existing Credit Agreement. Thereafter, the Applicable Margin shall be subject to increase or decrease as of the first day of each fiscal quarter based on Average Quarterly Excess Availability for the preceding fiscal quarter. If the first Borrowing Base Certificate in any fiscal quarter is not received by the date required under Section 9.03, then, at the option of the Administrative Agent or Required Lenders, the margins shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.

Annex III
Mandatory Cost Formula
1.    The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England, the Financial Conduct Authority and/or the Prudential Regulation Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
2.    On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.
3.    The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.
4.    The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a)    in relation to a GBP Denominated Loan:

AB + C(B – D) + E x 0.01 100 – (A + C)	per cent. per annum

(b)    in relation to a Loan in any currency other than GBP:

E x 0.01 300	per cent. per annum.
Where:
A    is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.
B    is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.06(f)) payable for the relevant Interest Period on the Loan.
C    is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.
D    is the percentage rate per annum payable by the Bank of England to the Administrative Agent (or such other bank as may be designated by the Administrative Agent in consultation with Administrative Borrower) on interest bearing Special Deposits.
E    is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in GBP per £1,000,000.
5.    For the purposes of this Schedule:
(a)    “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
(b)    “Facility Office” means (i) in respect of a Lender, the office or offices notified by that Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement and (ii) in respect of any other Secured Party, the office in the jurisdiction in which it is resident for tax purposes;
(c)    “Fees Rules” means (i) from the period commencing April 1, 2013, to the date of publication (or, if later, the date of effectiveness) of the fee tariffs in the Financial Conduct Authority Fees Manual and Prudential Regulation Authority Fees Manual for the financial year 2013/14, the rules on periodic fees contained in the Financial Services Authority Fees Manual for the financial year 2012/13; or (ii) thereafter, the rules on periodic fees contained in the Financial Conduct Authority Fees Manual and the Prudential Regulation Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;
(d)    “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);
(e)    “Reference Banks” means, in relation to the EURIBOR Rate and Mandatory Cost, the principal office in San Francisco, CA of Wells Fargo Bank, National Association, or such other bank or banks as may be designated by the Administrative Agent in consultation with Administrative Borrower;
(f)    “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules; and
(g)    “Unpaid Sum” means any sum due and payable but unpaid by any Loan Party under the Loan Documents.
6.    In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
7.    If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication of the Fees Rules in respect of any financial year of the Financial Conduct Authority or, as the case may be, the Prudential Regulation Authority, supply to the Administrative Agent the rate of charge payable by that Reference Bank to the Financial Conduct Authority or, as the case may be, the Prudential Regulation Authority pursuant to such Fees Rules in respect of the relevant financial year (calculated for this purpose by that Reference Bank as being the sum of (i) the average of the Fee Tariffs specified in the Financial Conduct Authority Fees Manual and (ii) the average of the Fee Tariffs specified in the Prudential Regulation Authority Fees Manual applicable to that Reference Bank for that financial year) and expressed in GBP per £1,000,000 of the Tariff Base of that Reference Bank.
8.    Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)    the jurisdiction of its Facility Office; and
(b)    any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.
9.    The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.
10.    The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
11.    The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.
12.    Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.
13.    The Administrative Agent may from time to time, after consultation with Administrative Borrower and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Annex III in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Conduct Authority, the Prudential Regulation Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.
SCHEDULE 1.01(c)
APPLICABLE JURISDICTION REQUIREMENTS

1.    No later than 30 days (or such longer period as to which the Administrative Agent may agree) following the date that the Administrative Agent gives notice to the Administrative Borrower requiring compliance with the requirements set forth in Section 1690 of the French Civil Code in respect of Accounts governed by the laws of France or owed by Account Debtors located in France, the Administrative Agent shall (a) be satisfied that the applicable Borrowers and Borrowing Base Guarantors shall have complied with such requirements or (b) have received an opinion (from a firm satisfactory to the Administrative Agent in form and substance satisfactory to the Administrative Agent addressing such matters as the Administrative Agent may reasonably request) that includes a conclusion to the effect that the Accounts have been duly assigned and are beyond the reach of any assignor’s creditors irrespective of compliance with such notice requirements of the French Civil Code.

2.    To the extent requested by the Administrative Agent or the Collateral Agent, notification to and, if required, consent from such Account Debtors located in such jurisdictions or whose Accounts are governed by the law of such jurisdictions, as may be requested from time to time.

851804.03F-CHISR01A - MSW